As filed with the Securities and Exchange Commission on September 12, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HOWARD MIDSTREAM PARTNERS, LP

(Exact Name of Registrant as Specified in Its Charter)

Delaware	4922	81-4483428
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

16211 La Cantera Parkway, Suite 202

San Antonio, Texas 78256

(210) 298-2222

(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Brett E. Braden

Senior Vice President, General Counsel and Corporate Secretary

16211 La Cantera Parkway, Suite 202

San Antonio, Texas 78256

(210) 298-2222

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

John M. Greer Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400	Douglas E. McWilliams Thomas G. Zentner Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common units representing limited partner interests	$200,000,000	$23,180

(1)	Includes common units issuable upon the exercise of the underwriters’ option to purchase additional common units.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated September 12, 2017

PROSPECTUS

Howard Midstream Partners, LP

Common Units

Representing Limited Partner Interests

This is the initial public offering of common units representing limited partner interests in Howard Midstream Partners, LP. We are offering                 common units in this offering, and PIP5 Skyline MLP Holdings LLC (the “selling unitholder”), an affiliate of Alberta Investment Management Corporation, is offering                  common units in this offering. We will not receive any proceeds from the sale of the common units by the selling unitholder. We expect that the initial public offering price will be between $        and $        per common unit. Prior to this offering, there has been no public market for our common units. We have been approved to list our common units on the New York Stock Exchange under the symbol “HMP.” We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and will be subject to reduced public reporting requirements.

As a result of certain laws and regulations to which we are or may in the future become subject, we may require owners of our common units to certify that they are both U.S. citizens and subject to U.S. federal income taxation on our income. If you are not an eligible holder at the time of any requested certification in the future, your common units may be subject to redemption.

Investing in our common units involves risk. Please read “Risk Factors” beginning on page 27.

These risks include the following:

•	We may not generate sufficient distributable cash flow to support the payment of the minimum quarterly distribution to our unitholders.

•

Because of the natural decline in production from existing wells in our areas of operation, our success depends in part on producers replacing declining production and also on our ability to obtain new sources of natural gas. Any decrease in the volumes of natural gas, condensate and other products for which we provide midstream services could adversely affect our business and operating results.

•

A sustained decrease in demand for refined products in the markets served by our pipelines and terminals could materially and adversely affect our results of operations, financial position or cash flows.

•

Our natural gas gathering and processing assets are primarily located in two oil and natural gas producing regions, making us vulnerable to risks associated with operating in a limited geographic area.

•

Natural gas and NGL prices are volatile, and a change in these prices in absolute terms, or an adverse change in the prices of natural gas and NGLs relative to one another, could adversely affect our gross margin, business, financial condition, results of operations, cash flows and ability to make cash distributions.

•

The assumptions underlying our forecasted Adjusted EBITDA and distributable cash flow that we include in “Cash Distribution Policy and Restrictions on Distributions” are inherently uncertain and subject to significant business, economic, financial, regulatory and competitive risks that could cause our actual Adjusted EBITDA and distributable cash flow to differ materially from our forecast.

•

Our general partner and its affiliates, including our sponsor, have conflicts of interest with us and limited fiduciary duties to us and our unitholders, and they may favor their own interests to our detriment and that of our unitholders. Additionally, we have no control over the business decisions and operations of our sponsor, and our sponsor is under no obligation to adopt a business strategy that favors us.

•	Unitholders have very limited voting rights, and, even if they are dissatisfied, they will have limited ability to remove our general partner.

•

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and you could lose all or part of your investment.

•

Our tax treatment depends on our status as a partnership for federal income tax purposes. If the Internal Revenue Service, or IRS, were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, or if we were otherwise subjected to a material amount of additional entity-level taxation, then our distributable cash flow would be substantially reduced.

•	Our unitholders’ share of our income will be taxable to them for federal income tax purposes even if they do not receive any cash distributions from us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total
Initial price to the public	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to Howard Midstream Partners, LP(1)	$	$
Proceeds, before expenses, to the selling unitholder(1)	$	$

(1)	Excludes a structuring fee equal to % of the gross proceeds from this offering payable to Barclays Capital Inc. and a structuring fee equal to $ payable to Tudor, Pickering, Holt & Co. Advisors, LLC. Please read “Underwriting.”

We have granted the underwriters a 30-day option to purchase up to an additional                 common units from us at the initial public offering price, less the underwriting discounts, commissions and the structuring fees, if the underwriters sell more than                 common units in this offering. The selling unitholder is an underwriter with respect to the common units that it will sell in this offering.

The underwriters expect to deliver the common units on or about                     , 2017.

Book-Running Managers

Barclays	RBC Capital Markets	Tudor, Pickering, Holt & Co.	BofA Merrill Lynch

Citigroup	MUFG	SunTrust Robinson Humphrey	Wells Fargo Securities

Co-Managers

Capital One Securities	ING	Stifel

Prospectus dated                 , 2017.

Live Oak Stabilizer

Brownsville Terminal

Greenzweig Gathering - Compression Facility

Reveille Processing Plant

Delaware Basin Gathering and Processing
Lycoming & Tioga Gathering
Greenzweig Gathering
South Texas Gathering and Processing
Live Oak Stabilizer and Rail Terminal
Port Arthur Terminal
Corpus Christi Terminal
Brownsville Terminal
Nueva Era Pipeline
EFG System Expansion
HOWARD ENERGY PARTNERS
OpCo Asset
OpCo Asset Under Development
ROFR Asset
Reveille Processing Plant
Live Oak Stabilizer
Marine Terminal
Rail Terminal
Storage

i

You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by us or the selling unitholder or on behalf of us or the selling unitholder or to which we or the selling unitholder have referred you. We and the selling unitholder have not, and the underwriters have not, authorized any other person to provide you with information different from that contained in this prospectus and any such free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. None of us, the selling unitholder or the underwriters are making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common units. Our business, financial condition, results of operations and prospects may have changed since that date.

Through and including                 , 2017 (the 25th day after the date of this prospectus), federal securities laws may require all dealers that effect transactions in these securities, whether or not participating in this offering, to deliver a prospectus. This requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Forward-Looking Statements.”

INDUSTRY AND MARKET DATA

The data included in this prospectus regarding the midstream crude oil, natural gas and refined products industries, including descriptions of trends in the market, as well as our position within the industry, are based on a variety of sources, including independent industry publications, government publications and other published independent sources, information obtained from customers, distributors, suppliers, trade and business organizations and publicly available information, as well as good faith estimates that have been derived from management’s knowledge and experience in our industry.

In this prospectus, we rely on and refer to information regarding the midstream crude oil, natural gas and refined products industries from Wood Mackenzie Inc. (“Wood Mackenzie”). The information set forth in this prospectus derived from information provided by Wood Mackenzie is included in this prospectus in reliance upon the authority of Wood Mackenzie as experts on the midstream crude oil, natural gas and refined products industries. Wood Mackenzie is not affiliated with us and has consented to being named in this prospectus.

BASIS OF PRESENTATION

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements. Certain other amounts that appear in this prospectus may not sum due to rounding.

v

CERTAIN ASSUMPTIONS AND TERMS USED IN THIS PROSPECTUS

Except as otherwise indicated, the information presented in this prospectus assumes (i) an initial public offering price of $         per common unit (the midpoint of the price range set forth on the cover of this prospectus) and (ii) that the underwriters do not exercise their option to purchase additional common units from us. Unless the context otherwise requires, references in this prospectus to the following terms have the meanings set forth below:

•

“Howard Midstream Partners, LP,” “our partnership,” the “Partnership,” “we,” “our,” “us” or like terms, (i) when used in a historical context, refer to our Predecessor, and (ii) when used in the present tense or future tense, refer to Howard Midstream Partners, LP, a Delaware limited partnership, and its subsidiaries;

•	“our general partner” refers to Howard Midstream GP, LLC, a Delaware limited liability company and our general partner;

•	“our Predecessor” refers to our sponsor, our predecessor for accounting purposes;

•	“OpCo” refers to Howard Midstream OpCo, LP, a Delaware limited partnership recently formed by our sponsor and OpCo GP to own a portion of our sponsor’s assets and operations;

•	“OpCo GP” refers to Howard Midstream OpCo GP, LLC, a Delaware limited liability company recently formed by our sponsor and the general partner of OpCo;

•	“Operating LLC” refers to Howard Midstream Operating, LLC, a Delaware limited liability company through which we will own OpCo GP and our interest in OpCo following the closing of this offering;

•

“our sponsor” refers to Howard Midstream Energy Partners, LLC, a Delaware limited liability company and the parent of our general partner, which will own a         % limited partner interest in us following the closing of this offering;

•	“our sponsor’s preferred interests” refers to the issued and outstanding convertible, redeemable preferred interests in our sponsor;

•

“selling unitholder” refers to PIP5 Skyline MLP Holdings LLC, a Delaware limited liability company and an affiliate of Alberta Investment Management Corporation that, after giving effect to the closing of this offering (including the sale of                      common units by the selling unitholder in this offering) and the AIMCo exchange, will own a         % limited partner interest in us;

•

“AIMCo” refers to certain investment funds, including the selling unitholder, managed by affiliates of Alberta Investment Management Corporation that own all of our sponsor’s preferred interests and a portion of its outstanding common capital interests;

•	“AIMCo exchange” refers to the selling unitholder’s exchange of a portion of our sponsor’s preferred interests for common units in us in connection with the closing of this offering;

•

“Alinda” refers to certain investment funds managed by affiliates of Alinda Capital Partners Ltd., a Cayman Islands exempted company, that own a portion of the outstanding common capital interests in our sponsor;

•

“InvestCo” refers to HEP Catalyst InvestCo, LLC, our sponsor’s joint venture with affiliates of AIMCo, Alinda and GIC Private Limited in which our sponsor will own an approximate 14% interest and which our sponsor will manage on a day to day basis pursuant to the terms of a management services agreement; and

•

“Catalyst” refers to Catalyst Midstream Partners, LLC, a joint venture between InvestCo and WPX Permian Midstream Holdings, LLC, in which InvestCo will own an approximate 50% economic and 50% voting interest.

In addition, we have provided definitions for some of the terms we use to describe our business and industry and other terms used in this prospectus in the “Glossary of Terms” beginning on page B-1 of this prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. You should carefully read the entire prospectus, including “Risk Factors” and the historical, unaudited interim and unaudited pro forma financial statements and related notes included elsewhere in this prospectus before making an investment decision. Unless otherwise indicated, the information in this prospectus assumes (i) an initial public offering price of $            per common unit (the mid-point of the price range set forth on the cover page of this prospectus) and (ii) that the underwriters do not exercise their option to purchase additional common units. You should read “Risk Factors” beginning on page 27 for more information about important factors that you should consider before purchasing our common units. We include a glossary of some of the industry terms used in this prospectus in Appendix B.

Howard Midstream Partners, LP

We are a fee-based, growth-oriented Delaware limited partnership formed by our sponsor to own, operate, develop and acquire a diverse range of midstream energy infrastructure assets in North America. We currently provide natural gas, NGLs and refined products midstream services to third-party customers through assets strategically located in prolific hydrocarbon producing basins and attractive markets in South Texas, Northeastern Pennsylvania and along the Texas Gulf Coast. Our management team has extensive experience executing organic growth strategies and completing accretive acquisitions in the midstream industry. We intend to leverage that experience to continue growing our asset base and diversifying our operations to attract customers in growing energy markets.

We initially will own our midstream assets and conduct our business through OpCo, a limited partnership to be formed by our sponsor in which we will own a     % limited partner interest and which we will control through a non-economic general partner interest. The substantial majority of our gross margin is generated under contracts that are predominantly long-term in nature and typically contain annual inflation escalators and either minimum volume commitments or demand payments.

For the year ended December 31, 2016 and the six months ended June 30, 2017, our Predecessor generated approximately $7.7 million and $(3.9) million of net income (loss), respectively. For the year ended December 31, 2016 and the six months ended June 30, 2017, our Predecessor generated approximately $102.0 million and $52.3 million of Adjusted EBITDA, respectively. Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), please read “Selected Historical and Pro Forma Financial Data—Non-GAAP Financial Measures.”

Our Assets

Through our interest in OpCo, we own and control natural gas gathering systems in South Texas and Northeastern Pennsylvania, a natural gas processing plant in Webb County, Texas, a deepwater marine terminal in Brownsville, Texas and a condensate and NGL stabilization facility in Live Oak County, Texas. We operate our assets through two operating segments—our Natural Gas segment and our Liquids segment.

Our Natural Gas segment includes:

•

Northeast Gathering Assets: three natural gas gathering systems, including (i) the Greenzweig system in Bradford County, Pennsylvania, which comprises approximately 89 miles of pipeline and approximately 500 MMcf/d of throughput capacity, (ii) the Lycoming system in Lycoming County, Pennsylvania, which comprises approximately 14 miles of pipeline and approximately 100 MMcf/d of throughput capacity and (iii) the Tioga system currently under development in Tioga County, Pennsylvania, which will comprise 11 miles of pipeline and approximately 100 MMcf/d of throughput capacity. Our northeast gathering assets service lean gas production from the Marcellus Shale and other formations in Northeastern Pennsylvania under long-term, fee-based gas gathering agreements;

•

South Texas Gathering Assets: three natural gas gathering systems, including (i) the EFG system in Webb County, Texas, which comprises approximately 216 miles of pipeline and approximately 1.0 Bcf/d of throughput capacity, (ii) the CCG system in Webb County, Texas, which comprises approximately 65 miles of pipeline and approximately 200 MMcf/d of throughput capacity, and (iii) the MD-ZG system in Maverick, Dimmit, Zavala and Frio Counties, Texas, which comprises approximately 354 miles of pipeline and approximately 250 MMcf/d of throughput capacity. Our South Texas gathering assets service lean and rich natural gas production from the Eagle Ford Shale and other formations in South Texas under predominantly long-term, fee-based gas gathering agreements. Our MD-ZG system also transports lean natural gas that is delivered via third parties to residential and industrial markets along the border between the United States and Mexico; and

•

South Texas Processing Assets: our Reveille processing plant, a cryogenic natural gas processing plant commissioned in December 2013 and located in Webb County, Texas with approximately 200 MMcf/d of capacity, and related infrastructure. Our Reveille processing plant receives natural gas production from our CCG system under predominantly fee-based processing agreements from approximately 122,000 acres of dedicated leases covering multiple formations in South Texas. Our Reveille processing plant connects to Enterprise Product Partners LP’s (“Enterprise”) Eagle Ford NGL pipeline through our Falcon NGL pipeline, which spans approximately 55 miles and provides approximately 18,000 Bbl/d of takeaway capacity.

The following table provides an overview of the assets in our Natural Gas segment as of June 30, 2017:

	System Type	Approximate Miles of Pipeline	Approximate Capacity (MMcf/d)		Approximate Number of Dedicated Acres	Average Daily Throughput (MMcf/d)(1)		Remaining Commitments		Weighted Average Contract Life Remaining (Years)(2)
Northeast Gathering Assets
Greenzweig System	Lean Gas	89	500		22,511	317		$677.3	(3)	17.5
Lycoming System	Lean Gas	14	100		6,344	46		$64.8	(3)	17.5
Tioga System(4)	Lean Gas	11	100		30,801	15		$88.2	(3)	10.0

South Texas Gathering Assets
EFG System	Lean Gas	216	1,005		161,570	276		576	(5)	10.3
CCG System	Rich Gas	65	200		122,000	58		111	(5)	6.6
MD-ZG System	Lean and Rich Gas	354	250		101,249	41		73	(5)	4.9

Total		749	2,155		444,475	753				14.1

South Texas Processing Assets
Reveille Processing Plant	Cryogenic Gas Plant	—	200		122,000	58		94.1	(5)	11.0
Falcon NGL Pipeline	NGL Pipeline	55	18,000	(6)	—	2,805	(6)	—		—

(1)	Average daily throughput calculated over the twelve months ended June 30, 2017.
(2)	Weighted average contract life remaining is presented net of revenue and volume banks as of June 30, 2017. Please read “Business—Commercial Agreements” for a description of our revenue and volume banks.
(3)	Reflects remaining minimum revenue commitments in millions of dollars.
(4)	Reflects the first two phases of the Tioga project as if fully constructed. Phase one was placed in service in December 2016 and phase two is currently under construction. Average daily throughput calculated over the six months ended June 30, 2017 accounts for a December 2016 in-service date for phase one. Please read “Business—Our Assets—Natural Gas Segment—Northeast Gathering Assets—Tioga System” for a description of the expected buildout of the Tioga system.
(5)	Reflects remaining minimum volume commitments in Bcf.
(6)	Amounts presented in Bbl/d.

Our Liquids segment includes:

•

Brownsville Terminal: a deepwater marine terminal in Brownsville, Texas that is fully contracted under long-term contracts with minimum volume commitments. Our Brownsville terminal provides approximately 525,000 Bbls of bulk liquids storage capacity and primarily handles fuel oil, distillates, waxes and lubricants. Our Brownsville terminal also provides our customers with access to the Gulf of Mexico via dedicated dock facilities and access to growing demand markets in South Texas via rail facilities and dedicated truck loading racks.

•

Live Oak Stabilizer: a condensate and NGL stabilization facility in Live Oak County, Texas, designed to process up to approximately 10,000 Bbl/d of off-spec liquids into distinct marketable products, including NGLs, rich gas and marketable condensate. Our Live Oak stabilizer also has the ability to separately handle approximately 5,000 Bbl/d of on-spec NGL product.

•

Live Oak Rail Terminal: an approximately 260-acre industrial logistics rail terminal located in Live Oak County, Texas, which comprises approximately 28,000 linear feet of track. Our Live Oak rail terminal is capable of handling manifest and unit trains transporting multiple types of cargo, including bulk liquids, sand, pipe, aggregates and other materials used in the hydraulic fracturing process, as well as providing railcar storage services.

The following table provides an overview of the assets in our Liquids segment as of June 30, 2017:

	Product Types	Approximate Capacity (Bbls)	Access Capabilities	Aggregate Remaining Minimum Volume Commitments	Weighted Average Contract Life Remaining (Years)
Liquids Terminals
Brownsville Terminal	Fuel Oil, Distillates, Waxes and Lubricants	525,000	Truck, Rail, Barge, Deepwater	20,257 MBbls	3.5
Live Oak Rail Terminal	Bulk Liquids and Dry Bulk Products	—	Truck, Rail	10,500 Railcars	17.5
	Plant Type	Approximate Throughput Capacity (Bbl/d)	NGL Outlet	Rich Gas Outlet	Condensate Outlet
NGL Handling
Live Oak Stabilizer	Off-Spec and On-Spec Condensate Stabilizer	15,000(1)	DCP Sand Hills	DCP Processing Plant	Truck or Rail to Market

(1)	Includes up to 10,000 Bbl/d off-spec throughput capacity.

Our ROFR Assets

Pursuant to the omnibus agreement we will enter into with our sponsor in connection with the closing of this offering, we will have a right of first refusal (the “ROFR”) on (i) the remaining     % limited partner interest in OpCo retained by our sponsor and (ii) interests in certain additional midstream assets that are under development by our sponsor, in each case to the extent our sponsor elects to sell such interests (collectively, the “ROFR assets”) during the seven-year period following the completion of this offering. Currently, our sponsor has or expects to have five operationally and geographically diverse projects that are in various stages of development and execution that will be subject to the ROFR: the Port Arthur terminal, the Nueva Era pipeline, the EFG system expansion, the Corpus Christi terminal and the Delaware Basin gathering and processing assets.

Port Arthur Terminal. Our sponsor has a controlling ownership interest in an approximately 450-acre terminalling and marine export facility located near Port Arthur, Texas that is strategically located to serve numerous refineries, chemical plants and pipelines in the area. The facility has more than eight miles of rail track, including a unit-train loop track and railcar unloading facilities, four liquid storage tanks representing a total of approximately 220,000 barrels of capacity, two barge docks and more than 3,000 feet of deepwater frontage capable of supporting multiple docks for ocean-going vessels. Our sponsor is currently designing and plans to construct over 1,000,000 barrels of storage capacity to store refined petroleum products and blending stocks. Additionally, the pipeline infrastructure necessary to connect the Port Arthur terminal to major interstate pipelines and to our sponsor’s marine export dock facilities is under development. Infrastructure under development at the deepwater dock facilities is expected to have the ability to load and unload Aframax and Panamax class vessels with refined products bound for various export markets. The planned infrastructure is supported by an executed long-term terminal services agreement with a third-party shipper that contains minimum volume commitments. Our sponsor began construction on the Port Arthur terminal in March 2017 and expects to commence operations in mid-2018.

Nueva Era Pipeline. Our sponsor has entered into a 50-50 joint venture arrangement, which we refer to as Nueva Era, with affiliates of Grupo CLISA, S. de R.L. de C.V. (“CLISA”), a Monterrey, Mexico-based energy and services firm. The joint venture is currently constructing the Nueva Era pipeline, an approximately 200-mile natural gas pipeline from Webb County, Texas to the Monterrey, Mexico area. The Nueva Era pipeline comprises approximately 19 miles of 36-inch pipeline and approximately 181 miles of 30-inch pipeline. Once completed, the Nueva Era pipeline is expected to have the ability to deliver approximately 600 MMcf/d of natural gas, which may be expanded further with additional capital expenditures for compression. The construction of the Nueva Era pipeline is supported by a 25-year agreement with the Comisión Federal de Electricidad of Mexico (“CFE”) pursuant to which CFE, an investment grade, sovereign utility, has contracted for up to 504 MMcf/d of capacity in exchange for fixed capacity reservation fees and variable commodity payments that are based on the amount of natural gas actually transported on the Nueva Era pipeline. Our EFG system, together with the EFG system expansion being developed by our sponsor, will serve as the supply hub for the Nueva Era pipeline. Following the completion of the EFG system expansion, the EFG system will be capable of supplying and delivering to the Nueva Era pipeline natural gas gathered on the EFG system as well as natural gas received from several third party pipeline connections. As described below, in exchange for transportation services, Nueva Era will pay a portion of the capacity reservation fees and all of the commodity payments received from CFE to our sponsor pursuant to a separate 25-year agreement. The capacity reservation fees are fixed for each year of the term of the agreement with CFE and are expected to generate $1.5 billion in aggregate demand payments during the life of the agreement. Through its 50% ownership, our sponsor will receive net cash flows associated with $690.3 million of the payments, and our sponsor will receive $138.1 million of these payments directly. Construction of the Nueva Era pipeline has begun, and we expect the Nueva Era pipeline to be in service in the first quarter of 2018.

EFG System Expansion. Our sponsor is currently expanding the EFG system to increase the system’s throughput capacity and integrate it with the Nueva Era pipeline. This expansion project includes additions and modifications to existing compressor stations, transmission pipeline, meters and interconnects associated with the EFG system’s interconnection with the Nueva Era pipeline. As described above, the expanded EFG system will provide transportation service to Nueva Era pursuant to a separate 25-year capacity lease agreement that entitles our sponsor to receive a portion of the capacity reservation fees and all of the commodity payments received by Nueva Era from CFE. During the initial term of this agreement, our sponsor is expected to receive $138.1 million in payments from Nueva Era. Our sponsor will enter into a 25-year services agreement to use the existing EFG system in connection with the capacity lease agreement with Nueva Era and will reimburse the EFG system for costs incurred. We expect the EFG system expansion to be completed in late 2017.

Corpus Christi Terminal. Our sponsor is currently constructing a terminal and marine export facility at the Port of Corpus Christi, Texas. The facility will initially have 480,000 barrels of storage capacity as well as unit train loading and marine dock capabilities. Our sponsor has the capability to expand the facility by adding approximately 2,000,000 barrels of additional storage and a dedicated dock capable of handling Suez-sized vessels. The initial phase of the facility is supported by an executed terminal services agreement with a third-party shipper that contains minimum volume commitments. Our sponsor began construction on the Corpus Christi terminal in August 2017 and expects to commence operations in the second quarter of 2018.

Delaware Basin Gathering and Processing. In June 2017, our sponsor, along with affiliates of AIMCo, Alinda and GIC Private Limited, the sovereign wealth fund of Singapore (“GIC”), entered into a strategic relationship with affiliates of WPX Energy, Inc. (“WPX”) to form a joint venture, Catalyst Midstream Partners, LLC (“Catalyst”). After fulfillment of its initial capital commitment, the investment vehicle formed by our sponsor and affiliates of AIMCo, Alinda and GIC, HEP Catalyst InvestCo, LLC (“InvestCo”), will own a 50% interest in Catalyst, and our sponsor will own a 14% interest in InvestCo. Catalyst will perform crude oil and natural gas gathering and processing services for WPX in the Delaware Basin and will own, construct and operate related crude oil and natural gas gathering and processing assets, including a new cryogenic natural gas processing complex with an initial capacity of 400 MMcf/d. Catalyst will be supported by an area of mutual interest of more than 600 square miles in Reeves and Loving Counties, Texas and Lea and Eddy Counties, New Mexico, with approximately 50,000 net acres currently dedicated by WPX. Our sponsor will serve as the operator of Catalyst. Catalyst will also hold a right of first refusal on WPX’s existing and future wellhead gathering systems and water handling assets located within the area of mutual interest, as well as a right of first offer on WPX’s and its affiliates’ existing and future midstream assets located in the Delaware Basin both within and outside of the area of mutual interest. In addition, our sponsor will hold a right of first refusal on the remaining equity interests in InvestCo held by AIMCo, Alinda and GIC to the extent any such member elects to sell such interests within the six-and-a-half-year period following the closing of the Catalyst joint venture. Pursuant to the terms of the omnibus agreement, our sponsor will grant to us a right of first refusal on its interest in InvestCo, including any interest in InvestCo it may acquire in the future from AIMCo, Alinda or GIC, to the extent it elects to sell such interest.

Our right of first refusal does not ensure that we will be able to acquire interests in these ROFR assets at an attractive price or at all. We are under no obligation to purchase any ROFR assets, and our sponsor is only under an obligation to permit us to match an offer on a ROFR asset to the extent that it elects to sell such ROFR asset to a third party. We do not know when or if our sponsor will elect to sell any ROFR assets. Our ROFR will last for a period of seven years from the closing of this offering. Upon a change in control of the general partner of the Partnership, we or our sponsor may terminate the ROFR. Furthermore, our relationship with our sponsor will pose a conflict of interest in connection with any such acquisition. Any decision to exercise our right of first refusal will require the approval of the board of directors of our general partner, all of the members of which will be appointed by our sponsor as the owner of our general partner. Because our general partner is a wholly owned subsidiary of our sponsor, the officers and directors of our general partner will manage the business of our general partner in a manner that is in the best interests of our sponsor. Please read “—Our Relationship with Our Sponsor and its Investors” and “Conflicts of Interest and Duties.”

Our Areas of Operation

Our initial assets and ROFR assets are located in five key geographic areas that are prolific hydrocarbon production or demand areas, are core to the hydrocarbon value chain and have significant strategic value to us. Our geographic areas of operation are South Texas, Northeastern Pennsylvania, the Texas Gulf Coast, the Delaware Basin and Mexico and are described in more detail below:

South Texas

Our South Texas gathering and processing assets are located in the southern portion of the dry gas window of the Eagle Ford Shale, which includes portions of Webb, Maverick, Dimmit, Zavala and Frio Counties. The producers in our areas of operations in South Texas target lean natural gas, rich natural gas and crude oil and source production from a number of hydrocarbon bearing formations.

Lean Natural Gas Volumes. Our EFG system predominantly gathers production from the Eagle Ford Shale and Austin Chalk formations. These formations produce lean natural gas in our areas of operation in Webb County, Texas. This area has benefited from significant improvements in well productivity and costs over recent years as producers have focused on optimizing and enhancing completion techniques. As of June 14, 2017, Wood Mackenzie estimates that average EURs per well in this area are approximately 8.7 Bcfe.

Our MD-ZG system transports lean natural gas that is delivered via third parties to residential and industrial markets along the border between the United States and Mexico. The lean natural gas transported on our MD-ZG system is predominantly the residue gas from a third-party processing plant located in La Salle County.

Rich Natural Gas Volumes. Our CCG system gathers rich natural gas from production in Webb County, Texas and delivers these volumes to our Reveille processing plant. Operators drilling for rich natural gas in this area of Webb County, Texas have historically targeted the Olmos and Escondido formations; however, the stacked nature of natural gas resources in this area provides additional rich gas drilling inventory in other nearby formations, such as the Wilcox and San Miguel formations.

Our MD-ZG system predominantly gathers rich natural gas from production in Maverick, Dimmit, Zavala and Frio Counties, Texas. The operators in this region have historically targeted the Eagle Ford Shale and San Miguel formations. The volumes transported on our MD-ZG system are typically associated rich natural gas produced from wells drilled in this region. As of June 14, 2017, Wood Mackenzie estimates that average EURs per well in this area are approximately 720 MBoe.

Live Oak Stabilizer Volumes. Our Live Oak stabilizer processes NGL and condensate volumes delivered by truck from multiple locations across South Texas. The majority of the production processed by our Live Oak stabilizer is liquids-rich Eagle Ford production.

Downstream Natural Gas Markets. Wood Mackenzie expects capital investment in exploration and production activity to increase in South Texas as a result of improving producer economics. Natural gas produced in South Texas is ideally situated to serve this demand due to the close proximity to Mexico and LNG export facilities and the formidable size of the resource. LNG demand is expected to increase rapidly as LNG export facilities located along the Gulf Coast become operable. According to the U.S. Energy Information Administration (the “EIA”), demand for exports to Mexico is expected to increase to approximately 5 Bcf/d by 2020, with much of the growing demand to be met by pipeline exports of natural gas from South Texas.

Producers in this area also benefit from substantial natural gas infrastructure in place that provides access to multiple natural gas hubs such as Agua Dulce, Texas and the Houston Ship Channel. Our sponsor’s Nueva Era pipeline, which will be supplied from natural gas gathered and transported on our EFG system and the EFG system expansion being developed by our sponsor, will connect South Texas production to growing demand markets in Mexico. Nueva Era provides additional access to strategic demand markets that we are able to provide to our customers and will enhance our customers’ ability to achieve the highest possible net-back pricing for their production.

Northeastern Pennsylvania

Our northeast gathering assets are located in the lean natural gas area of the northeastern Marcellus Shale in Tioga, Lycoming and Bradford Counties in Northeastern Pennsylvania.

The northeastern Marcellus Shale is a lean natural gas play with significant resources in place and, due to the large average well size and robust resource potential, has some of the lowest natural gas breakeven prices in the continental United States. As of December 14, 2016, Wood Mackenzie estimates that there are approximately 132 Tcf of total natural gas-risked resource in the northeastern Marcellus Shale, and that per well EURs generally range from approximately 8 Bcf to approximately 14 Bcf. Natural gas production in this area has historically been burdened by large basis differentials due to constraints caused by a lack of infrastructure available to transport natural gas production out of the basin. However, many producers, including certain of our customers, have been actively securing firm take-away capacity out of the region and investing in new pipeline projects to improve net-back economics.

Production growth is expected to continue at a high rate in the northeastern Marcellus Shale as new pipeline takeaway options to high demand markets commence operations and realized pricing improves. Wood Mackenzie estimates that production from the northeastern Marcellus Shale will increase by approximately 3 Bcf/d to an aggregate of approximately 13 Bcf/d for the area by 2020.

Texas Gulf Coast

The assets comprising our Liquids segment, as well as the Port Arthur and Corpus Christi terminals that will be subject to our ROFR, are located along the Texas Gulf Coast and provide access to this growing market and export opportunities to various international demand centers. The strategic location of refineries in this region to the Colonial and Plantation pipeline systems, as well as export infrastructure along the Gulf Coast, allows the Gulf Coast refineries to take advantage of shifts in both domestic and international demand to balance production. For example, when production of transportation fuels in the Gulf Coast region substantially exceeds the region’s consumption, refineries located along the Gulf Coast export excess production to demand centers in Mexico and other international markets. In the event that shortages of transportation fuels arise in domestic markets, Gulf Coast refineries are able to shift production to service domestic demand.

According to the EIA, the Gulf Coast, including Texas and Louisiana, is the largest market for the import, export and processing of hydrocarbons in the United States and encompasses over 45% of total U.S. refining capacity. In addition, according to the EIA, NGL exports from the U.S. have increased from approximately 160 MBbl/d in 2010 to approximately 960 MBbl/d in 2015 and are expected to continue to increase with new export projects coming in service. These supply and demand dynamics necessitate terminalling and storage capabilities along the Gulf Coast to balance supply and demand, segregate different grades of crude to optimize refinery inputs, facilitate movements between pipelines along the Gulf Coast and to export product to foreign markets. The Gulf Coast of Texas and Louisiana has seen increasing investments to construct and expand terminals, storage and docks. Corpus Christi, Houston, Port Arthur and Nederland, Texas and Lake Charles, Louisiana have all experienced large scale build-outs of infrastructure due to their proximity to refinery markets, water access and connectivity.

Delaware Basin

Upon the closing of the Catalyst joint venture and fulfillment of its initial capital commitment, InvestCo, in which our sponsor will hold a 14% interest that will be subject to our ROFR, will own a 50% economic and 50% voting interest in Catalyst. Catalyst will perform crude oil and natural gas gathering and processing services for WPX in the Delaware Basin, which is considered one of the major producing basins in the United States and is characterized by numerous stacked reservoirs, high oil and natural gas content, extensive production history, long-lived reserves and high drilling success rates. Exploration and production activity in the Delaware Basin is primarily focused on the Wolfcamp Shale formation, the Bone Spring interval (which includes the Avalon sand and shales and the Bone Springs sands, shales and carbonates) and the shallower Delaware sand interval.

According to Wood Mackenzie, over the last several years, the Delaware Basin has been one of the most active basins in the United States in terms of exploration and production activity in part because its Wolfcamp play has a robust resource base that is estimated to represent over 30 BBoe of undrilled risked resource potential and 40,000 potential horizontal drilling locations. Wood Mackenzie forecasts an increase in wells drilled in the Delaware Basin from 2,314 in 2017 to 3,274 in 2020, resulting in increased production from 1,830 MBoe/d in 2017 to over 3,000 MBoe/d in 2020. The high level of exploration and production has coincided with increased M&A activity. According to Wood Mackenzie, there was over $17 billion in upstream M&A activity in the Delaware Basin in 2016 and over $13 billion in the first half of 2017.

Mexico

The Nueva Era Pipeline, in which our sponsor holds a 50% ownership interest that will be subject to our ROFR, is currently being constructed from Webb County, Texas to the Monterrey, Mexico area. Mexico has emerged as an important and growing market for U.S. natural gas producers as demand for natural gas, particularly from Mexico’s electric power sector, has outpaced supply. We believe that the ongoing deregulation of the Mexican oil and gas industry will create opportunities for U.S. natural gas producers to serve this excess demand. According to Wood Mackenzie, natural gas demand in Mexico may increase to 7 Bcf/d by 2020, making Mexico one of the largest natural gas consumers globally. While Mexico has considerable natural gas resources, the development of its shale gas resources is proceeding slowly. Consequently, Mexico is expected to rely on increased imports of natural gas and LNG. Continued midstream infrastructure build out and optimization of existing South Texas infrastructure will be required to bring U.S. hydrocarbons to Mexico.

Business Strategies

Our primary business objective is to own and operate a diversified set of assets that generate stable and growing cash flows that will allow us to pay and increase our quarterly cash distribution per unit over time. We intend to accomplish this objective by executing the following strategies:

•

Growing and diversifying our business by pursuing accretive acquisitions from our sponsor and third parties. We intend to pursue opportunities to grow and diversify our business through accretive acquisitions of additional interests in OpCo and other assets from our sponsor. We will have a right of first refusal with respect to our sponsor’s additional interests in OpCo, as well as our sponsor’s interests in the Port Arthur terminal, the Nueva Era pipeline, the EFG system expansion, the Corpus Christi terminal and, upon closing of the Catalyst joint venture, the Delaware Basin gathering and processing assets. In addition, through our partnership with our sponsor, we monitor the marketplace to identify and pursue acquisitions from third parties. We intend to leverage the experience of our management team to identify and pursue acquisition opportunities, with a particular focus on opportunities in the midstream industry that we believe will complement our existing assets through operating synergies and interconnection.

•

Pursuing economically attractive organic growth opportunities and enhancing the profitability of our existing assets. We seek attractive organic expansion and asset enhancement opportunities that leverage our existing asset footprint, strategic relationships with our customers and our management team’s expertise in constructing, developing and optimizing infrastructure assets. Our goal is to increase the profitability of our existing asset base by identifying organic development projects that are designed to extend our geographic reach, diversify our asset mix and customer base, expand our existing assets, enhance our end-market access and maximize our throughput volumes. We also plan to selectively pursue strategic opportunities in new geographic locations.

•	Focusing on fee-based revenue with minimal direct commodity-price exposure. As we expand and diversify our business, we intend to maintain our focus on providing services to our customers under long-term, fee-based arrangements with minimum volume commitments, demand payments and deficiency payments. We believe this will enhance the stability of our cash flows during changing commodity price environments.

•

Maintaining a conservative and flexible capital structure in order to support our long-term access to capital. We intend to continue our commitment to financial discipline by maintaining a conservative capital structure and appropriate access to liquidity. We intend to fund our expansion projects and acquisitions through a prudent combination of equity and debt capital. We believe our conservative capital structure, when combined with our stable, fee-based cash flows, will afford us efficient access to capital markets at a competitive cost of capital to take advantage of future growth opportunities.

Competitive Strengths

We believe that we are well-positioned to achieve our primary business objective and successfully execute our business strategies by capitalizing on the following competitive strengths:

•

Our strategic relationship with our sponsor. Through our relationship with our sponsor, we will have access to talented management, robust industry knowledge and seasoned commercial relationships throughout the midstream industry that promote business development. As the owner of a     % limited partner interest in us, a 100% interest in our general partner, all of our incentive distribution rights and a     % interest in OpCo, we believe our sponsor has a vested interest in our success and will be incentivized to support our business plan and pursue projects that will enhance the overall value of our business and support a stable base of cash flows. We expect that our relationship with our sponsor will also create economies of scale, including shared overhead expenses that we believe will reduce our operating expenditures relative to competitors. In addition, we believe that our right of first refusal with respect to our sponsor’s additional interests in OpCo, as well as our sponsor’s interests in the Port Arthur terminal, the Nueva Era pipeline, the EFG system expansion, the Corpus Christi terminal and, upon closing of the Catalyst joint venture, the Delaware Basin gathering and processing assets, will provide us with access to meaningful, highly visible growth opportunities in key geographic areas, including South Texas, the Gulf Coast and Mexico.

•

Recently constructed, strategically located and diversified asset base. Our assets are strategically located between prolific hydrocarbon supply and robust demand areas in both the natural gas and hydrocarbon liquids value chain. This includes natural gas and NGL production and demand centers and refined product hubs, serving both domestic and international markets. We expect to continue our focus on geographic areas that we believe hold long-term economic opportunity for both our supply- and demand-driven customers, including in Mexico, where we intend to grow as a supply source by leveraging the integrated nature of our South Texas assets, such as our sponsor’s planned interconnection between the Nueva Era pipeline and our EFG system. In addition, the substantial majority of our assets were constructed within the last 5 years, and therefore we do not expect to incur significant maintenance capital expenditures associated with these assets in the near future.

•

Fee-based revenues generated by long-term contracts. The substantial majority of our gross margin is generated under long-term, fee-based agreements with annual inflation escalators and either minimum volume commitments or demand payments from our customers. As of June 30, 2017, our gas gathering, processing and transportation agreements had remaining minimum volume commitments totaling approximately 3,354 Bcf and remaining demand payments of approximately $1,082 million through 2042. As of June 30, 2017, our terminalling agreements had remaining minimum volume commitments totaling approximately 20,257 MBbls through 2021. For the twelve months ending September 30, 2018, we estimate that approximately 69% of our gross margin will be supported by minimum volume commitments. Please read “Cash Distribution Policy and Restrictions on Distributions—Estimated Adjusted EBITDA and Distributable Cash Flow for the Twelve Months Ending September 30, 2018” and “Cash Distribution Policy and Restrictions on Distributions—Significant Forecast Assumptions.”

•

Experienced management team with proven record of origination, construction, development, operation, acquisition and integration expertise. Our executive management team has an average of approximately 20 years of energy industry experience and a proven track record of originating projects and owning, developing and managing midstream infrastructure. We intend to leverage this expertise to successfully develop our assets and efficiently manage our operations. Our management team has also established strong relationships with producers, marketers and end-users of hydrocarbons throughout the North American upstream and midstream industries, which we believe will be beneficial to us in pursuing acquisition and organic expansion opportunities. In addition, we will employ engineering, construction and operations teams that have significant experience in designing, constructing and operating large midstream infrastructure projects.

•

Capital structure focused on financial flexibility and alignment of interests with unitholders. At the closing of this offering, we expect to have approximately $        million of borrowing capacity available to us under our new, undrawn revolving credit facility. We believe our borrowing capacity and anticipated access to private and public debt and equity capital will provide us with the requisite financial flexibility to execute our business strategy. Additionally, by establishing a long-term incentive plan under which we expect to issue equity awards to our management team and certain of our employees, we believe we align the long-term interests of our personnel with our unitholders.

Our Relationship with Our Sponsor and its Investors

We believe that our relationship with our sponsor and its investors represents a critical and differentiating strength of our platform. Our sponsor is a privately-owned midstream energy company formed in 2011 by Mike Howard, the Chief Executive Officer and Chairman of our general partner, and Brad Bynum, the President of our general partner, with initial investments from EnLink Midstream Operating, L.P. (“EnLink”) and Quanta Services, Inc. In December 2013, Alinda acquired a common capital interest in our sponsor. In 2016, AIMCo invested $400 million in our sponsor through acquisitions of our sponsor’s preferred interests and has committed to invest up to an additional $100 million in preferred interests at the election of our sponsor, subject to certain conditions. In March 2017, AIMCo acquired EnLink’s entire interest in our sponsor. As of September 12, 2017, Alinda and AIMCo owned approximately 59% and 28% of our sponsor’s common capital interests, respectively, with management and other private investors owning the remaining 13%. In connection with the closing of this offering, the selling unitholder, an affiliate of AIMCo, will receive $             in net proceeds from the sale of common units it will receive in connection with the AIMCo Exchange. The selling unitholder has expressed an intent to use the net proceeds to fund additional investments in our sponsor to acquire and develop additional assets that our sponsor may offer to us in the future. However, the selling unitholder is under no contractual obligation to use the proceeds in this manner and we cannot guarantee that it will do so.

Alinda is an independent investment firm that invests in infrastructure assets that provide essential services to communities, governments and businesses. As of June 30, 2017, Alinda had approximately $9 billion of assets under management. AIMCo is one of Canada’s largest and most diversified institutional investment managers and invests globally on behalf of 32 pension, endowment and government funds in the Province of Alberta. AIMCo had approximately C$100 billion of assets under management as of June 30, 2017.

Under our omnibus agreement, our sponsor will grant us a ROFR with respect to its remaining interest in OpCo, as well as interests in certain other midstream assets that it owns or is developing. Pursuant to our ROFR, before our sponsor can sell any of these assets to any third party, it must allow us to match an offer to purchase these interests. Through our ROFR, we expect to have the opportunity to acquire additional midstream infrastructure assets that have been developed by our sponsor, which both minimize our construction capital costs and should allow us to increase our distributable cash flow over time. Further, we believe that our sponsor will continue to develop midstream assets in the future and may offer us the opportunity to purchase such assets. However, we are under no obligation to purchase any ROFR assets, and our sponsor is only under an obligation to permit us to match the offer on a ROFR asset to the extent that our sponsor decides to sell such ROFR asset to a third party. We do not know when or if our sponsor will elect to sell any ROFR assets. The consummation and timing of any acquisition of additional interests in OpCo or other ROFR assets will depend upon, among other things, our sponsor’s willingness to offer the asset for sale and obtain any necessary third party consents, the determination that the asset is suitable for our business at that particular time, our ability to agree on a mutually acceptable price, our ability to negotiate an acceptable purchase agreement with respect to the asset and our ability to obtain financing on acceptable terms if necessary. Please read “Business—Our ROFR Assets” and “Certain Relationships and Related Party Transactions—Agreements with Our Affiliates in Connection with the Transactions—Omnibus Agreement.”

In connection with the closing of this offering (assuming the underwriters do not exercise their option to purchase additional common units), we will (i) issue                 common units and                 subordinated units to our sponsor, representing an aggregate     % limited partner interest in us, (ii) issue all of our incentive distribution rights to our general partner and (iii) issue                  common units to the public and use the net proceeds from this offering to repay the outstanding balance of $         million under the term loan portion of our sponsor’s credit facility that we will assume in connection with the closing of this offering. In addition, AIMCo will exchange a portion of our sponsor’s preferred interests for                common units in us that our sponsor will receive and the selling unitholder will sell                  of those common units to the public in this offering. Unless the underwriters exercise their option to purchase additional units, we do not expect our sponsor or any of our sponsor’s directors or officers to receive any of the net proceeds from this offering, or any other payment, compensation or equity interests in us in connection with this offering. Following the AIMCo exchange and the sale of common units to the public by the selling unitholder, our sponsor will own an aggregate     % limited partner interest in us and a 100% interest in our general partner, and AIMCo will own a     % limited partner interest in us. We do not expect our sponsor or any of our sponsor’s or general partner’s directors or officers to receive any of the net proceeds from this offering, or any other payment, compensation or equity interests in us in connection with this offering, except to the extent our sponsor receives a distribution from the proceeds of any exercise of the underwriters’ option to purchase additional units or such directors or officers receive grants of equity securities under our long-term incentive plan. Please read “—The Transactions.”

Given our sponsor’s significant ownership interests in us following this offering, we believe that it will be incentivized to promote and support the successful execution of our business strategies; however, we can provide no assurance that we will benefit from our relationship with our sponsor. While our relationship with our sponsor is a significant strength, it is also a source of potential risks and conflicts. Please read “Risk Factors—Risks Inherent in an Investment in Us” and “Conflicts of Interest and Duties.”

Our Emerging Growth Company Status

As a partnership with less than $1.07 billion in revenue during its last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may, for up to five years, take advantage of specified exemptions from reporting and other regulatory requirements that are otherwise applicable generally to public companies. These exemptions include:

•

the presentation of only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;

•	deferral of the auditor attestation requirement on the effectiveness of our system of internal control over financial reporting;

•	exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;

•

exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”) requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; and

•	reduced disclosure about executive compensation arrangements.

We may take advantage of these provisions until we are no longer an emerging growth company, which will occur on the earliest of (i) the last day of the fiscal year following the fifth anniversary of this offering, (ii) the last day of the fiscal year in which we have equal to or more than $1.07 billion in annual revenue, (iii) the date on which we issue more than $1.0 billion of non-convertible debt over a three-year period and (iv) the date on which we are deemed to be a “large accelerated filer,” as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

We have elected to take advantage of all of the applicable JOBS Act provisions, including the exemption that allows emerging growth companies to extend the transition period for complying with new or revised financial accounting standards.

Accordingly, the information that we provide you may be different than what you may receive from other public companies in which you hold equity interests.

Risk Factors

An investment in our common units involves risks associated with our business, our partnership structure and the tax characteristics of our common units. Below is a summary of certain key risk factors that you should consider in evaluating an investment in our common units. However, this list is not exclusive. Please read “Risk Factors” and “Forward-Looking Statements.”

Risks Related to Our Business

•	We may not generate sufficient distributable cash flow to support the payment of the minimum quarterly distribution to our unitholders.

•

The assumptions underlying our forecasted Adjusted EBITDA and distributable cash flow that we include in “Cash Distribution Policy and Restrictions on Distributions” are inherently uncertain and subject to significant business, economic, financial, regulatory and competitive risks that could cause our actual Adjusted EBITDA and distributable cash flow to differ materially from our forecast.

•

Because of the natural decline in production from existing wells in our areas of operation, our success depends in part on producers replacing declining production and also on our ability to obtain new sources of natural gas. Any decrease in the volumes of natural gas, condensate or other products for which we provide midstream services could adversely affect our business and operating results.

•

A sustained decrease in demand for refined products in the markets served by our pipelines and terminals could materially and adversely affect our results of operations, financial position or cash flows.

•

Our natural gas gathering and processing assets are primarily located in two oil and natural gas producing regions, making us vulnerable to risks associated with operating in a limited geographic area.

•

Natural gas and NGL prices are volatile, and a change in these prices in absolute terms, or an adverse change in the prices of natural gas and NGLs relative to one another, could adversely affect our gross margin, business, financial condition, results of operations, cash flows and ability to make cash distributions.

•

We may be unable to grow by acquiring interests in our ROFR assets owned by our sponsor or midstream assets acquired or developed by our sponsor, which could limit our ability to increase our distributable cash flow.

•

If we are unable to make acquisitions on economically acceptable terms from third parties, our future growth will be limited, and the acquisitions we do make may reduce, rather than increase, our cash generated from operations on a per unit basis.

Risks Inherent in an Investment in Us

•

Our general partner and its affiliates, including our sponsor, have conflicts of interest with us and limited fiduciary duties to us and our unitholders, and they may favor their own interests to our detriment and that of our unitholders. Additionally, we have no control over the business decisions and operations of our sponsor, and our sponsor is not under any obligation to adopt a business strategy that favors us.

•	Unitholders have very limited voting rights, and, even if they are dissatisfied, they will have limited ability to remove our general partner.

•

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and you could lose all or part of your investment.

•

In response to a change in tax law, our general partner may elect to convert or restructure the partnership to an entity taxable as a corporation for U.S. federal income tax purposes without unitholder consent.

Tax Risks

•

Our tax treatment depends on our status as a partnership for federal income tax purposes. If the IRS were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, or if we were otherwise subjected to a material amount of additional entity-level taxation, then our distributable cash flow to our unitholders would be substantially reduced.

•	Our unitholders’ share of our income will be taxable to them for federal income tax purposes even if they do not receive any cash distributions from us.

The Transactions

In connection with the closing of this offering, our sponsor will contribute to us a 100% interest in OpCo GP and a     % limited partner interest in OpCo, which will own substantially all of our sponsor’s current assets and operations. In addition, in connection with the closing of this offering, we will:

•	issue to our sponsor (i) common units, representing a % limited partner interest in us and (ii) subordinated units, representing a 50% limited partner interest in us;

•	issue all of our incentive distribution rights to our general partner;

•	assume the outstanding balance of $ million under the term loan portion of our sponsor’s credit facility;

•	issue common units to the public, representing a % limited partner interest in us, and will apply the net proceeds as described in “Use of Proceeds”;

•	enter into a new $ million revolving credit facility; and

•

enter into an omnibus agreement with our sponsor and our general partner as described in “Certain Relationships and Related Party Transactions—Agreements with Our Affiliates in Connection with the Transactions.”

In addition, AIMCo will exchange                  of our sponsor’s preferred interests for                  of our common units issued to our sponsor as described above and will sell                      of those common units to the public in this offering. Following the AIMCo exchange and the sale of common units to the public by the selling unitholder, our sponsor will own an aggregate     % limited partner interest in us, and AIMCo will own a     % limited partner interest in us.

The number of common units to be issued to our sponsor includes                  common units that will be issued at the expiration of the underwriters’ option to purchase additional common units, assuming that the underwriters do not exercise the option. Any exercise of the underwriters’ option to purchase additional common units would reduce the common units shown as held by our sponsor by the number to be purchased by the underwriters from us in connection with such exercise. If and to the extent the underwriters exercise their option to purchase additional common units, the number of common units purchased by the underwriters pursuant to any exercise will be issued to the public, and any remaining common units not purchased by the underwriters pursuant to any exercise of the option will be issued to our sponsor at the expiration of the option period for no additional consideration. We will use any net proceeds from the exercise of the underwriters’ option to purchase additional common units from us to make a cash distribution to our sponsor.

Ownership and Organizational Structure

After giving effect to the transactions described above, assuming the underwriters’ option to purchase additional common units from us is not exercised, our partnership interests will be held as follows:

Public common units	%
Common units held by AIMCo	%
Common units held by our sponsor	%
Subordinated units held by our sponsor	50.0%
Non-economic general partner interest	—%

Total	100%

The following simplified diagram depicts our organizational structure after giving effect to the transactions described above.

Management of Howard Midstream Partners, LP

We are managed and operated by the board of directors and executive officers of Howard Midstream GP, LLC, our general partner. Our sponsor owns our general partner and has the right to appoint the entire board of directors of our general partner and, unlike shareholders in a publicly traded corporation, our unitholders will not be entitled to elect our general partner or the board of directors of our general partner. Prior to the listing of our common units on the New York Stock Exchange (“NYSE”) in advance of the closing of this offering, we expect that our sponsor will appoint a total of seven members to the board of directors of our general partner, with one appointee meeting the independence standards of the NYSE. Our general partner is required to have an audit committee of at least three members, and all of its members are required to meet the independence and experience standards established by the NYSE and the Exchange Act within 12 months of the date of this prospectus. Our sponsor will appoint one additional independent director within 90 days of the date of this prospectus and a third independent director within 12 months of the date of this prospectus as required by the listing standards of the NYSE. Many of the executive officers and directors of our general partner also currently serve as executive officers and directors of our sponsor. Please read “Management—Directors and Executive Officers of Howard Midstream GP, LLC.”

In order to maintain operational flexibility, our initial operations will be conducted through, and our initial operating assets will be owned by, OpCo. However, neither we nor OpCo will have any employees. Our general partner has the sole responsibility for providing the personnel necessary to conduct our operations, whether through directly hiring employees or by obtaining the services of personnel employed by our sponsor or others. All of the personnel that will conduct our business immediately following the closing of this offering will be employed or contracted by our general partner and its affiliates, including affiliates of our sponsor, but we sometimes refer to these individuals in this prospectus as our employees because they provide services directly to us.

Principal Executive Offices and Internet Address

Our principal executive offices are located at 16211 La Cantera Parkway, Suite 202, San Antonio, Texas 78256, and our telephone number is (210) 298-2222. Following the completion of this offering, our website will be located at www.                 .com. We expect to make our periodic reports and other information filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Summary of Conflicts of Interest and Duties

Under our partnership agreement, our general partner has a duty to manage us in a manner it believes is in the best interests of our partnership. However, because our general partner is a wholly owned subsidiary of our sponsor, the officers and directors of our general partner have a duty to manage the business of our general partner in a manner that is in the best interests of our sponsor. As a result of this relationship, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and our general partner and its affiliates, including our sponsor, Alinda and AIMCo, on the other hand. For example, our general partner will be entitled to make determinations that affect the amount of cash distributions we make to the holders of common units, which in turn has an effect on whether our general partner receives incentive cash distributions. In addition, our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate expiration of the subordination period. All of these actions are permitted under our partnership agreement and would not be a breach of any duty (fiduciary or otherwise) of our general partner. Please read “Conflicts of Interest and Duties.”

Delaware law provides that a Delaware limited partnership may, in its partnership agreement, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership. As permitted by Delaware law, our partnership agreement contains various provisions replacing the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing the duties of the general partner and contractual methods of resolving conflicts of interest. The effect of these provisions is to restrict the remedies available to unitholders for actions that might otherwise constitute breaches of our general partner’s fiduciary duties. Our partnership agreement also provides that affiliates of our general partner, including our sponsor, are not restricted from competing with us, and neither our general partner nor its affiliates has any obligation to present business opportunities to us except with respect to the ROFR contained in our omnibus agreement. By purchasing a common unit, the purchaser agrees to be bound by the terms of our partnership agreement, and, pursuant to the terms of our partnership agreement, each holder of common units consents to various actions and potential conflicts of interest contemplated in our partnership agreement that might otherwise be considered a breach of fiduciary or other duties under Delaware law. Please read “Conflicts of Interest and Duties—Duties of Our General Partner” and “Certain Relationships and Related Party Transactions.”

The Offering

Common units offered to the public by us	common units.

common units if the underwriters exercise in full their option to purchase additional common units from us.

Common units offered to the public by the selling unitholder	common units

Units outstanding after this offering	common units and subordinated units, each representing an aggregate % limited partner interest in us.

The number of common units outstanding after this offering includes common units that are available to be issued to the underwriters pursuant to their option to purchase additional common units from us. The number of common units purchased by the underwriters pursuant to any exercise of the option will be issued to the public. If the underwriters do not exercise their option to purchase additional common units, in whole or in part, any remaining common units not purchased by the underwriters pursuant to the option will be issued to our sponsor at the expiration of the option period for no additional consideration. Accordingly, any exercise of the underwriters’ option, in whole or in part, will not affect the total number of common units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units.

Use of proceeds	We expect to receive net proceeds of approximately $ million from the sale of common units offered by this prospectus, based on an assumed initial public offering price of $ per common unit (the mid-point of the price range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions, the structuring fees and estimated offering expenses. Our estimate assumes the underwriters’ option to purchase additional common units is not exercised. We intend to use the net proceeds from this offering to repay the outstanding balance of $ million under the term loan portion of our sponsor’s credit facility that we will assume in connection with the closing of this offering. We will not receive any proceeds from the sale of common units by the selling unitholder. Please read “Use of Proceeds.”

If the underwriters exercise in full their option to purchase additional common units, we expect to receive net proceeds of approximately $ million, after deducting underwriting discounts and commissions, the structuring fees and estimated offering expenses. We will use any net proceeds we receive from the exercise of the underwriters’ option to purchase additional common units to make a cash distribution to our sponsor.

Affiliates of certain of the underwriters are lenders under our sponsor’s credit facility and, accordingly, will receive a portion of the proceeds of this offering. Please read “Underwriting.”

Cash distributions	We intend to make a minimum quarterly distribution of $ per unit to the extent we have sufficient cash at the end of each quarter after establishment of cash reserves and payment of fees and expenses, including payments to our general partner. We refer to this cash as “available cash.” Our ability to pay the minimum quarterly distribution is subject to various restrictions and other factors described in more detail under the caption “Cash Distribution Policy and Restrictions on Distributions.”

We do not expect to make distributions for the period that began on , 2017 and ends on the day prior to the closing of this offering. We will adjust the amount of our first distribution for the period from the closing of this offering through , 2017 based on the number of days in that period.

In general, we will pay any cash distributions we make each quarter in the following manner:

•	first, to the holders of common units, pro rata, until each common unit has received a minimum quarterly distribution of $ plus any arrearages from prior quarters;

•	second, to the holders of subordinated units, pro rata, until each subordinated unit has received a minimum quarterly distribution of $ ; and

•	third, to all unitholders, pro rata, until each unit has received a distribution of $ .

If cash distributions to our unitholders exceed $ per unit in any quarter, our general partner will receive increasing percentages, up to 50%, of the cash we distribute in excess of that amount. We refer to these distributions as “incentive distributions.” In certain circumstances, our general partner, as the initial holder of our incentive distribution rights, has the right to reset the target distribution levels described above to higher levels based on our cash distributions at the time of the exercise of this reset election. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

If we do not have sufficient available cash at the end of each quarter, we may, but are under no obligation to, borrow funds to pay the minimum quarterly distribution to our unitholders.

We believe, based on our financial forecast and related assumptions included in “Cash Distribution Policy and Restrictions on Distributions—Estimated Adjusted EBITDA and Distributable Cash Flow for the Twelve Months Ending September 30, 2018,” that we will generate sufficient distributable cash flow to support the payment of the aggregate minimum quarterly distributions of $        million on all of our common units and subordinated units for the twelve months ending September 30, 2018. However, we do not have a legal obligation to pay distributions at our minimum quarterly distribution rate or at any other rate except as provided in our partnership agreement, and there is no guarantee that we will make quarterly cash distributions to our unitholders. Please read “Cash Distribution Policy and Restrictions on Distributions.”

Subordinated units	Following the completion of this offering, our sponsor will own all of our subordinated units. The principal difference between our common units and subordinated units is that for any quarter during the subordination period, the subordinated units will not be entitled to receive any distribution until the common units have received the minimum quarterly distribution for such quarter plus any arrearages in the payment of the minimum quarterly distribution from prior quarters during the subordination period. Subordinated units will not accrue arrearages.

Conversion of subordinated units	The subordination period will end on the first business day after the date that we have earned and paid distributions of at least (i) $ (the annualized minimum quarterly distribution) on each of the outstanding common units and subordinated units for each of three consecutive, non-overlapping four-quarter periods ending on or after , 2020 or (ii) $ (150% of the annualized minimum quarterly distribution) on each of the outstanding common units and subordinated units and the related distributions on the incentive distribution rights for any four-quarter period ending on or after , 2018, in each case provided there are no arrearages in payment of the minimum quarterly distributions on our common units at that time.

When the subordination period ends, each outstanding subordinated unit will convert into one common unit, and common units will no longer be entitled to arrearages. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordinated Units and Subordination Period.”

Issuance of additional partnership interests	Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests and options, rights, warrants and appreciation rights relating to the partnership interests for any partnership purpose at any time and from time to time to such persons for such consideration and on such terms and conditions as our general partner shall determine in its sole discretion, all without the approval of any limited partners.

In addition, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership interests whenever, and on the same terms that, we issue those interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units, subordinated units and other partnership interests that existed immediately prior to each issuance. The other holders of common units will not have preemptive rights to acquire additional common units or other partnership interests. Please read “Units Eligible for Future Sale” and “Our Partnership Agreement—Issuance of Additional Partnership Interests.”

Limited voting rights	Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, our unitholders will have only limited voting rights on matters affecting our business. Our unitholders will have no right to elect our general partner or its directors initially, on an annual or other continuing basis. Our general partner may not be removed unless such removal is both (i) for cause and (ii) approved by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. Following the completion of this offering, our sponsor will own % of our total outstanding common units and subordinated units on an aggregate basis (or % of our total outstanding common units and subordinated units on an aggregate basis if the underwriters exercise in full their option to purchase additional common units) and AIMCo will own % of our total outstanding common units. As a result, our public unitholders will have limited ability to remove our general partner. Please read “Our Partnership Agreement—Voting Rights.”

Limited call right

If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price equal to the greater of (i) the average of the daily closing price of our common units over the 20 trading days preceding the date that is three business days before notice of exercise of the call right is first mailed and (ii) the highest per-unit price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. Following the completion of this offering and assuming the underwriters’ option to purchase additional common units from us is not exercised, our general partner and its affiliates will own approximately     % of our common units (excluding any common units purchased by the directors and executive officers of our general partner, directors of our sponsor and certain other individuals as selected by our sponsor under our directed unit program). At the end of the subordination period (which could occur as early as within the quarter ending                 , 2018), assuming no additional issuances of common units by us (other than upon the conversion of the subordinated units) and the underwriters’ option to purchase additional common units from us is not exercised, our general partner and its affiliates will own     % of our outstanding common units (excluding any common units purchased by the directors and executive officers of our general partner, directors of our sponsor and certain other individuals as selected by our sponsor under our directed unit program) and therefore would not be able to exercise the call right at that time. Please read “Our Partnership Agreement—Limited Call Right.”

Possible redemption of ineligible holders	As a result of certain laws and regulations to which we are or may in the future become subject, we may require owners of our common units to certify that they are both U.S. citizens and subject to U.S. federal income taxation on our income. Units held by persons who our general partner determines are not “eligible holders” at the time of any requested certification in the future may be subject to redemption. “Eligible holders” are limited partners whose (or whose owners’) (i) U.S. federal income tax status or lack of proof of U.S. federal income tax status does not have and is not reasonably likely to have, as determined by our general partner, a material adverse effect on the rates that can be charged to customers by us or our subsidiaries with respect to assets that are subject to regulation by the Federal Energy Regulatory Commission (“FERC”) or similar regulatory body and (ii) nationality, citizenship or other related status does not create and is not reasonably likely to create, as determined by our general partner, a substantial risk of cancellation or forfeiture of any property in which we have an interest.

The aggregate redemption price for redeemable interests will be an amount equal to the then-current market price (the date of determination of which will be the date fixed for redemption) of limited partner interests of the class to be so redeemed multiplied by the number of limited partner interests of each such class included among the redeemable interests. For these purposes, the “current market price” means, as of any date for any class of limited partner interests, the average of the daily closing prices per limited partner interest of such class for the 20 consecutive trading days immediately prior to such date. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner. The units held by any person the general partner determines is not an eligible holder will not be entitled to voting rights.

Please read “Our Partnership Agreement—Possible Redemption of Ineligible Holders.”

Estimated ratio of taxable income to distributions

We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending                 , you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be     % or less of the cash distributed to you with respect to that period. For example, if you receive an annual distribution of $        per unit, we estimate that your average allocable federal taxable income per year

will be no more than approximately $        per unit. Thereafter, the ratio of allocable taxable income to cash distributions to you could substantially increase. Please read “Material Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Ratio of Taxable Income to Distributions.”

Material federal income tax consequences	For a discussion of the material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read “Material Federal Income Tax Consequences.”

Directed unit program	At our request, the underwriters have reserved for sale, at the initial public offering price, up to % of the common units being offered by this prospectus for sale to the directors, director nominee and executive officers of our general partner, directors of our sponsor and certain other individuals as selected by our sponsor. We do not know if these persons will choose to purchase all or any portion of these reserved common units, but any purchases they do make will reduce the number of common units available to the general public. Please read “Underwriting—Directed Unit Program.”

Exchange listing	We have been approved to list our common units on the NYSE under the symbol “HMP.”

Summary Historical and Pro Forma Financial Data

The following table presents summary historical financial data of our sponsor, which is our Predecessor for accounting purposes, and summary unaudited pro forma financial data of Howard Midstream Partners, LP for the periods and as of the dates indicated. The following summary historical financial data of our Predecessor consists of all of the assets and operations of our sponsor on a 100% basis. In connection with the closing of this offering, our sponsor will contribute to us a 100% interest in OpCo GP and a     % limited partnership interest in OpCo, which will own substantially all of our sponsor’s current assets and operations. As required by GAAP, we will consolidate 100% of the assets and operations of OpCo in our financial statements for so long as we continue to have a controlling financial interest in OpCo.

The summary historical financial data of our Predecessor as of and for the years ended December 31, 2016 and 2015, and as of June 30, 2017 and for the six months ended June 30, 2017 and 2016, is derived from the audited and unaudited consolidated financial statements of our Predecessor appearing elsewhere in this prospectus. The following table should be read together with, and is qualified in its entirety by reference to, the historical audited, historical unaudited interim and unaudited pro forma consolidated financial statements and the accompanying notes included elsewhere in this prospectus. The table should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The summary unaudited pro forma financial data presented in the following table for the year ended December 31, 2016 and as of and for the six months ended June 30, 2017 is derived from the unaudited pro forma consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma consolidated balance sheet assumes the offering and the related transactions occurred as of June 30, 2017, and the unaudited pro forma consolidated statements of operations for the year ended December 31, 2016 and for the six months ended June 30, 2017 assume the offering and the related transactions occurred as of January 1, 2016. These transactions include, and the unaudited pro forma consolidated financial statements give effect to, the following:

•	the contribution by our sponsor of certain of its operating subsidiaries to OpCo;

•	our sponsor’s contribution to us of a % limited partnership interest in OpCo;

•	our assumption of the outstanding balance of $ million under the term loan portion of our sponsor’s credit facility;

•	the consummation of this offering and our issuance of (i) common units to the public and (ii) common units and subordinated units to our sponsor;

•	the application of the net proceeds of this offering as described in “Use of Proceeds”;

•	our entry into a new $ million revolving credit facility; and

•	our entry into an omnibus agreement with our sponsor.

The unaudited pro forma consolidated financial statements do not give effect to an estimated $3.0 million in incremental general and administrative expenses that we expect to incur annually as a result of being a publicly traded partnership.

The following table presents the non-GAAP financial measures of Adjusted EBITDA and gross margin, which we use in our business as important supplemental measures of our performance. Adjusted EBITDA and gross margin are not calculated or presented in accordance with GAAP. For a definition of Adjusted EBITDA and gross margin and a reconciliation to their most directly comparable financial measures calculated in accordance with GAAP, please read “Selected Historical and Pro Forma Financial Data—Non-GAAP Financial Measures.”

	Predecessor Historical				Pro Forma
	Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31, 2016		Six Months Ended June 30, 2017
	2016	2015	2017	2016
	(in thousands, except per unit data)
Statements of Operations Data
Total operating revenues	$246,650	$320,839	$124,878	$130,687		$242,041		$119,280
Operating costs and expenses:
Cost of products sold (excluding depreciation and amortization)	79,366	147,039	38,146	42,659		79,366		38,146
Operations and maintenance	45,325	42,184	22,536	23,072		41,704		19,545
Depreciation and amortization	58,549	45,226	30,428	28,680		55,203		28,228
General and administrative	31,483	36,160	25,698	15,415		25,076		8,488

Total operating costs and expenses	214,723	270,609	116,808	109,826		201,349		94,407

Operating income	31,927	50,230	8,070	20,861		40,692		24,873
Other income (expense):
Interest expense	(29,732)	(22,204)	(11,951)	(16,416)		(1,184)		(584)
Equity in earnings (loss) of unconsolidated affiliates	4,897	—	164	(162)		—		—
Other income (expense)	896	2,401	1	722		(13)		52

Income (loss) before income taxes	7,988	30,427	(3,716)	5,005		39,495		24,341
State income taxes	255	99	143	247		255		128

Net income (loss)	$7,733	$30,328	$(3,859)	$4,758		$39,240		$24,213

Net (loss) income attributable to noncontrolling interests	(1,924)	(92)	(257)	(924)

Net income (loss) attributable to controlling interests	$9,657	$30,420	$(3,602)	$5,682	$		$

Net income per limited partner unit (basic and diluted)
Common units					$		$
Subordinated units					$		$
Balance sheet data (at period end)
Total property and equipment, net	$866,607	$867,834	$883,820					$754,334
Total assets	1,330,790	1,258,512	1,357,849					1,095,801
Long-term liabilities	486,290	768,048	508,424
Members’ equity	811,786	440,049	810,585
Statement of cash flows data
Net cash provided by operating activities	$71,894	$91,462	$22,874	$38,822
Net cash used in investing activities	(171,999)	(628,416)	(25,354)	(71,044)
Net cash provided by financing activities	83,805	518,420	8,987	22,409
Other data
Capital expenditures	$93,160	$108,022	$31,544	$71,191
Adjusted EBITDA(1)	102,026	118,860	52,321	56,077		$106,959		$54,646
Adjusted EBITDA attributable to controlling interest(1)	102,236	117,460	51,947	56,360
Gross margin(1)	167,284	173,800	86,732	88,028		162,675		81,134

(1)	For Definitions of Adjusted EBITDA and gross margin and reconciliations to their most directly comparable financial measures calculated in accordance with GAAP, please read “Selected Historical and Pro Forma Financial Data—Non-GAAP Financial Measures.”

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus, including the matters addressed under “Forward-Looking Statements,” in evaluating an investment in our common units. If any of the following risks were to occur, our business, financial condition, results of operations, cash flows and ability to make cash distributions could be materially adversely affected. In any of those cases, we may not be able to pay the minimum quarterly distribution on our common units, the trading price of our common units could decline and you could lose all or part of your investment.

Risks Related to Our Business

We may not generate sufficient distributable cash flow to support the payment of the minimum quarterly distribution to our unitholders.

In order to support the payment of the minimum quarterly distribution of $        per unit per quarter, or $        per unit on an annualized basis, we must generate distributable cash flow of approximately $        million per quarter, or approximately $        million per year, based on the number of common units and subordinated units to be outstanding immediately after the completion of this offering. We may not generate sufficient distributable cash flow to support the payment of the minimum quarterly distribution to our unitholders.

The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

•

the volume of natural gas we gather, compress, process and dehydrate, the volume of condensate and NGLs we treat, store and terminal, the volumes of refined products we store and terminal and the fees we are paid for performing such services;

•

market prices of natural gas, NGLs, condensate and crude oil and their effect on our customers’ drilling and development plans on acreage where we provide gathering services and their effect on the volumes of hydrocarbons that are produced on such acreage and for which we provide midstream and terminalling services;

•	our customers’ ability to fund their drilling and development plans;

•

capital expenditures necessary for us to maintain and grow our liquids storage and terminalling business and build out our midstream systems to gather natural gas from new well completions on acreage where we provide gathering services;

•	the levels of our operating expenses, capital expenses, maintenance expenses and general and administrative expenses;

•

regulatory action affecting: (i) the supply of, or demand for, natural gas, NGLs and condensate, (ii) the terms upon which we are able to contract to provide our midstream services, (iii) our existing gathering, terminalling and other commercial agreements or (iv) our operating costs or our operating flexibility;

•	the rates we charge third parties for our midstream services;

•	prevailing economic conditions; and

•	adverse weather conditions.

In addition, the actual amount of distributable cash flow that we generate will also depend on other factors, some of which are beyond our control, including:

•	the level and timing of our capital expenditures;

•	our debt service requirements and other liabilities;

•	our ability to borrow under our debt agreements to fund our capital expenditures and operating expenditures and to pay distributions;

•	fluctuations in our working capital needs;

•	restrictions on distributions contained in any of our debt agreements;

•	the cost of acquisitions, if any;

•	the fees and expenses of our general partner and its affiliates (including our sponsor) that we are required to reimburse;

•	the amount of cash reserves established by our general partner; and

•	other business risks affecting our cash levels.

The assumptions underlying our forecasted Adjusted EBITDA and distributable cash flow that we include in “Cash Distribution Policy and Restrictions on Distributions” are inherently uncertain and subject to significant business, economic, financial, regulatory and competitive risks that could cause our actual Adjusted EBITDA and distributable cash flow to differ materially from our forecast.

The estimated Adjusted EBITDA and distributable cash flow discussion in “Cash Distribution Policy and Restrictions on Distributions” sets forth our forecasted Adjusted EBITDA and distributable cash flow for the twelve months ending September 30, 2018. Our ability to pay the full minimum quarterly distribution in the forecast period is based on a number of assumptions that may not prove to be correct and that are discussed in “Cash Distribution Policy and Restrictions on Distributions.” Our management has prepared the financial forecast and has neither requested nor received an opinion or report on it from our or any other independent auditor. The assumptions and estimates underlying the forecast are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks, including risks that expansion projects do not result in an increase in gathered, processed, transported and sold volumes, and uncertainties that could cause actual results to differ materially from those forecasted. If we do not achieve the forecasted results, we may not be able to pay the full minimum quarterly distribution or any amount on our common or subordinated units, in which event the market price of our common units may decline materially.

Natural gas and NGL prices are volatile, and a change in these prices in absolute terms, or an adverse change in the prices of natural gas and NGLs relative to one another, could adversely affect our gross margin, business, financial condition, results of operations, cash flows and ability to make cash distributions.

We are subject to risks due to frequent and often substantial fluctuations in commodity prices. In the past, the prices of natural gas, NGLs and other commodities have been extremely volatile, and we expect this volatility to continue. Our future cash flow may be materially adversely affected if commodity markets experience significant, prolonged pricing deterioration.

The markets for and prices of natural gas, NGLs and other commodities depend on factors that are beyond our control. These factors include the supply of and demand for these commodities, which fluctuate with changes in market and economic conditions and other factors, including:

•	the levels of domestic production and consumer demand;

•	the availability of transportation systems with adequate capacity;

•	the volatility and uncertainty of regional pricing differentials;

•	worldwide economic conditions;

•	worldwide political events, including actions taken by foreign oil and natural gas producing nations;

•	worldwide weather events and conditions, including natural disasters and seasonal changes;

•	the price and availability of alternative fuels;

•	the effect of energy conservation measures;

•	the nature and extent of governmental regulation (including environmental requirements) and taxation;

•	fluctuations in demand from electric power generators and industrial customers; and

•	the anticipated future prices of oil, natural gas, NGLs, condensate and other commodities.

Because of the natural decline in production from existing wells in our areas of operation, our success depends in part on producers replacing declining production and also on our ability to obtain new sources of natural gas. Any decrease in the volumes of natural gas, condensate or other products for which we provide midstream services could adversely affect our business and operating results.

The natural gas volumes that support our business depend on the level of production from natural gas wells connected to our systems, which may be less than expected and will naturally decline over time. As a result, our cash flows associated with these wells will also decline over time. In order to maintain or increase throughput levels on our systems, we must obtain production from new wells completed by our contracted customers or execute agreements with other third-party producers in our areas of operations. The primary factors affecting our ability to obtain new sources of natural gas include (i) the level of successful drilling activity in our areas of operation, (ii) our ability to compete for volumes from successful new wells and (iii) our ability to compete successfully for volumes from sources connected to other pipelines.

We have no control over our customers’ or other producers’ levels of development and completion activity in our areas of operation, the amount of reserves associated with wells connected to our systems or the rate at which production from a well declines. In addition, we have no control over our customers’ exploration and development decisions, which may be affected by, among other things:

•	the availability and cost of capital;

•	prevailing and projected crude oil, natural gas and NGL prices;

•	demand for crude oil, natural gas and NGLs;

•	levels of reserves;

•	geological considerations;

•	environmental or other governmental regulations, including the availability of drilling permits and the regulation of hydraulic fracturing; and

•	the availability of drilling rigs and other costs of production and equipment.

Fluctuations in energy prices can also greatly affect the development of oil and natural gas reserves. Drilling and production activity generally decreases as crude oil and natural gas prices decrease. Declines in crude oil and natural gas prices could have a negative impact on exploration, development and production activity, and if sustained, could lead to a material decrease in such activity from present levels. Sustained reductions in exploration or production activity in our areas of operation could lead to reduced utilization of our assets.

Because of these and other factors, even if natural gas reserves are known to exist in areas served by our assets, producers may choose not to develop those reserves. If reductions in drilling activity result in our inability to maintain the current levels of throughput on our systems, those reductions could reduce our revenue and cash flow and adversely affect our ability to make cash distributions to our unitholders.

In addition, to the extent the acreage dedications supporting our midstream assets expire, we or our customers may be unable or unwilling to renew those dedications on similar terms, or at all, which will exacerbate any issues we encounter in connection with replacing declining production.

A sustained decrease in demand for refined products in the markets served by our pipelines and terminals could materially and adversely affect our results of operations, financial position or cash flows.

The following are material factors that could lead to a sustained decrease in market demand for refined products:

•	a sustained recession or other adverse economic conditions that result in lower purchases of refined petroleum products;

•	higher refined products prices due to an increase in the market price of crude oil, changes in economic conditions or other factors;

•	higher fuel taxes or other governmental or regulatory actions that increase, directly or indirectly, the cost of gasoline or other refined products;

•

a shift by consumers to more fuel-efficient or alternative fuel vehicles or an increase in fuel economy, whether as a result of technological advances by manufacturers, pending legislation proposing to mandate higher fuel economy, or otherwise; and

•	a temporary or permanent material increase in the price of refined products as compared to alternative sources of refined products available to our customers.

If any or all of these factors were to occur, demand for the midstream services we provide with respect to refined products would decrease, which could materially and adversely affect our results of operations, financial position or cash flows.

We do not intend to obtain independent evaluations of natural gas reserves connected to our gathering and transportation systems on a regular or ongoing basis; therefore, in the future, volumes of natural gas on our systems could be less than we anticipate.

We do not intend to obtain independent evaluations of natural gas reserves connected to our systems on a regular or ongoing basis. Accordingly, we may not have independent estimates of total reserves dedicated to some or all of our systems or the anticipated life of such reserves. If the total reserves or estimated life of the reserves connected to our gathering and transportation systems are less than we anticipate and we are unable to secure additional sources of natural gas, it could have a material adverse effect on our business, results of operations, financial condition and our ability to make cash distributions to our unitholders.

We may be unable to grow by acquiring interests in our ROFR assets owned by our sponsor or midstream assets acquired or developed by our sponsor, which could limit our ability to increase our distributable cash flow.

Part of our strategy for growing our business and increasing distributions to our unitholders is dependent upon our ability to make acquisitions that increase our distributable cash flow. Part of the acquisition component of our growth strategy is based upon our expectation of future divestitures by our sponsor to us of retained assets or other acquired or developed midstream assets. Our sponsor has granted us a right of first refusal to acquire its retained     % interest in OpCo, as well as its interests in the Port Arthur terminal, the Nueva Era pipeline, the EFG system expansion, the Corpus Christi terminal and, upon closing of the Catalyst joint venture, the Delaware Basin gathering and processing assets, to the extent our sponsor decides to sell such assets during the seven-year period following the completion of this offering. We are under no obligation to purchase any ROFR assets, and our sponsor is only under an obligation to permit us to match an offer on a ROFR asset to the extent that our sponsor decides to sell such ROFR asset to a third party. We may never purchase any interest in a ROFR asset or any other asset from our sponsor for several reasons, including the following:

•	our sponsor may choose not to sell the ROFR assets or any other asset;

•	our sponsor may be unable to commercially develop the ROFR assets;

•	our sponsor may choose not to obtain any necessary third party consents to offer the ROFR assets for sale;

•	we may not make acceptable offers for the ROFR assets;

•	we and our sponsor may be unable to agree to terms acceptable to both parties;

•	we may be unable to obtain financing to purchase these assets on acceptable terms or at all; or

•

we may be prohibited by the terms of our new revolving credit facility or other contracts from purchasing some or all of these assets, and our sponsor may be prohibited by the terms of its debt agreements or other contracts from selling some or all of these assets. If we or our sponsor must seek waivers of such provisions or refinance debt governed by such provisions in order to consummate a sale of these assets, we or our sponsor may be unable to do so in a timely manner or at all.

We do not know when or if our sponsor will elect to sell any ROFR assets, and we can provide no assurance that we will be able to successfully consummate any future acquisition of all or any portion of such ROFR assets. Furthermore, if our sponsor reduces its ownership interest in us, it may be less willing to sell ROFR assets to us. In addition, except for our ROFR, there are no restrictions on our sponsor’s ability to transfer its assets to a third party or non-controlled affiliate. If we do not acquire all or a significant portion of the ROFR assets or other midstream assets from our sponsor, our ability to grow our business and increase our cash distributions to our unitholders may be significantly limited.

If we are unable to make acquisitions on economically acceptable terms from third parties, our future growth will be limited, and the acquisitions we do make may reduce, rather than increase, our cash generated from operations on a per unit basis.

If we are unable to make accretive acquisitions from third parties, whether because we are (i) unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts, (ii) unable to obtain financing for these acquisitions on economically acceptable terms or (iii) outbid by competitors or for any other reason, then our future growth and ability to increase distributions will be limited. Furthermore, even if we do make acquisitions that we believe will be accretive, these acquisitions may nevertheless result in a decrease in the cash generated from operations on a per unit basis.

Any acquisition involves potential risks, including, among other things:

•	mistaken assumptions about volumes, revenue and costs, including synergies;

•	an inability to secure adequate customer commitments to use the acquired systems or facilities;

•	an inability to integrate successfully the assets or businesses we acquire, particularly given the relatively small size of our management team and its limited history with our assets;

•	the assumption of unknown liabilities;

•	limitations on rights to indemnity from the seller;

•	mistaken assumptions about the overall costs of equity or debt;

•	the diversion of management’s and employees’ attention from other business concerns;

•	unforeseen difficulties operating in new geographic areas and business lines; and

•	customer or key employee losses at the acquired businesses.

If we consummate any future acquisitions, our capitalization and results of operations may change significantly, and our unitholders will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources.

If we acquire all or a portion of our sponsor’s interest in the Nueva Era pipeline or the EFG system expansion, we may be subject to additional risks associated with operations in Mexico and contracting with CFE, which could adversely affect our business and operating results.

If we acquire all or a portion of our sponsor’s interest in the Nueva Era pipeline or the EFG system expansion pursuant to our right of first refusal, we will have operations in Mexico that will be subject to a different regulatory framework and additional risks that may not be applicable to our domestic assets. These risks include fluctuations in foreign currency; exposure to changes in demand in northern Mexico; changes or differences in regulatory regimes and tax law; alterations in global economic conditions or foreign policy; risks associated with servicing the project finance debt supporting the development of the Nueva Era pipeline; and additional risks associated with further demands on the time and attention of our management team in identifying and responding to risks arising from operations in new markets.

Further, our interest in the Nueva Era pipeline and the EFG system expansion would be subject to a 25-year contract with CFE, an investment grade, sovereign utility of Mexico. As such, we would be subject to counterparty risks unique to the Mexican government, which may adopt policies or take actions, separate from any contractual rights they may have, that may, among other things, impact the value of our assets and business in Mexico and our ability to export into Mexico. If terminated, we may be unable to replace the contract on similar terms or at all. These additional risks associated with an interest in the Nueva Era pipeline and the EFG system expansion could adversely affect our business and operating results.

We have restated our financial statements and determined that there was a material weakness in our internal control over financial reporting. If another material weakness occurs or persists in the future or if we otherwise fail to develop or maintain an effective system of internal controls over financial reporting, we may not be able to report our financial results accurately and timely or prevent fraud, which would likely have a negative impact on the market price of our common units.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Under standards established by the PCAOB, a deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or personnel, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. The PCAOB defines a material weakness as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected, on a timely basis.

During the preparation of our financial statements for the years ended December 31, 2015 and 2016, we identified a material weakness in our internal control over financial reporting. The material weakness related to improper application of GAAP over non-routine transactions which resulted in a restatement of our December 31, 2015 financial statements. We have implemented measures designed to improve our internal control over financial reporting to address the underlying causes of the material weakness by hiring additional accounting professionals with GAAP and SEC reporting experience. Our remediation efforts may not enable us to remedy or avoid material weaknesses in the future.

Our independent registered public accounting firm was not required to, and did not, perform an evaluation of our internal control over financial reporting as of December 31, 2016 in accordance with the provisions of the Sarbanes-Oxley Act of 2002, as amended, and the regulations promulgated thereunder (the “Sarbanes-Oxley Act”). Accordingly, we cannot assure you that we have identified all, or that we will not in the future have additional, material weaknesses. A material weakness may still exist when we report on the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act after the completion of this offering.

Additional material weaknesses may be identified in the future. If we identify such issues or if we are unable to produce accurate and timely financial statements, the trading price of our common units may decline and we may be unable to maintain compliance with the NYSE listing standards.

Our contracts are subject to renewal risks.

We contract with our customers for natural gas and NGL gathering and processing and refined product storage and terminalling services on our assets under contracts with terms of various durations. As these contracts expire, we will have to negotiate extensions or renewals with existing suppliers and customers or enter into new contracts with other suppliers and customers. We may not be able to obtain new contracts on favorable commercial terms or at all. We also may be unable to maintain the economic structure of a particular contract with an existing customer or maintain the overall mix of our contract portfolio. Our inability to renew existing contracts on favorable terms or to successfully manage our overall contract mix over time may have a material adverse effect on our business, results of operations and financial condition.

Contracts with customers are subject to additional risk in the event of a bankruptcy proceeding.

To the extent any of our customers is in financial distress or commences bankruptcy proceedings, our contracts with them, including provisions relating to dedications of production, may be subject to renegotiation or rejection under applicable provisions of the United States Bankruptcy Code. If a contract with a customer is altered or rejected in bankruptcy proceedings, we could lose some or all of the expected revenues associated with that contract, which could cause the market price of our common units to decline.

Certain of our gathering and processing agreements contain provisions that can reduce the cash flow stability that the agreements were designed to achieve.

Our fee-based gathering and processing agreements are generally designed to generate stable cash flows to us over the life of the contract term while also minimizing our direct commodity price risk. However, some of our gathering and processing agreements contain provisions that can reduce the cash flow stability that these agreements were designed to achieve. The primary mechanism on which we rely to generate our stable cash flows under these agreements is a minimum volume commitment. If a customer’s actual throughput volumes are less than its minimum volume commitment for the applicable period, it must make a deficiency payment to us at the end of that contract month, or year, as applicable. The amount of the deficiency payment is based on the difference between the actual throughput volume shipped and the minimum volume commitment for the applicable period, multiplied by the applicable gathering and processing fees. To the extent that a customer’s actual throughput volumes are above or below its minimum volume commitment for the applicable period, many of the agreements contain provisions to reduce or delay these deficiency payments. Because some of these contracts contain a crediting mechanism that allows the customer to build a “bank” of credits that it can utilize to reduce deficiency payments owed in subsequent periods or under separate agreements with the same customer, we may receive lower gathering and processing fees in a particular contract year than we would otherwise be entitled to receive under a customer’s minimum volume commitment. As of June 30, 2017, our customers had no aggregate historical excess revenue on our northeast gathering system.

The combined effect of the minimum volume commitment and the ability to build a surplus credit could result in our receiving no revenues or cash flows from such customers in a future period because these customers could cease delivering throughput volumes at a time when their respective minimum volume commitments for the applicable period have been satisfied with previous throughput volume deliveries. If this circumstance were to occur, it could materially and adversely affect our gross margin, business, financial condition, results of operations, cash flows and ability to make cash distributions.

If credits under certain third-party gathering and processing agreements exist, and cash reserves are not made for potential application of the credits to deficiencies on future minimum commitments, or if the customer is able and elects to use any applicable credits upon the expiration or termination of such agreement, actions taken by our general partner may affect the amount of cash available to unitholders or accelerate the conversion of subordinated units.

The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner. These decisions may include whether cash received in connection with surplus volumes above minimum volume commitments with significant third-party customers may result in lower fees, and therefore less cash received, in future periods as credits are applied against future minimum volume commitments. Please read “—Certain of our gathering and processing agreements contain provisions that can reduce the cash flow stability that the agreements were designed to achieve.”

Distributions of available cash relating to surplus volumes in earlier periods may have the purpose or effect of (1) enabling our general partner or its affiliates to receive distributions on either subordinated units or incentive distribution rights held by them, or (2) accelerating the conversion of subordinated units. Please read “Conflicts of Interest and Duties—Conflicts of Interest—Actions taken by our general partner may affect the amount of cash available for distribution to unitholders or accelerate the right to convert subordinated units.”

If third-party pipelines or other midstream facilities interconnected to our gathering systems and terminalling facilities become partially or fully unavailable, our gross margin, cash flow and ability to make cash distributions to our unitholders could be adversely affected.

Our assets connect to other pipelines or facilities owned and operated by unaffiliated third parties. The continuing operation of third-party pipelines, processing and fractionation plants, compressor stations and other midstream facilities is not within our control. These third-party pipelines, processing and fractionation plants, compressor stations and other midstream facilities may become unavailable because of testing, turnarounds, line repair, maintenance, reduced operating pressure, lack of operating capacity, force majeure events, regulatory requirements and curtailments of receipt or deliveries due to insufficient capacity or because of damage from severe weather conditions or other operational issues. If any of these pipelines or other midstream facilities becomes unable to receive or transport natural gas, our gross margin, cash flow and ability to make cash distributions to our unitholders could be adversely affected.

We cannot predict the rate at which our customers will develop acreage that is dedicated to us or the areas they will decide to develop.

Our acreage dedication and commitments from our customers cover midstream services in a number of areas that are at the early stages of development, in areas that our customers are still determining whether to develop, and in areas where we may have to construct pipeline laterals or acquire operating assets from third parties to connect our gathering systems to pad sites located within the acreage dedications. We cannot predict which of these areas our customers will develop and at what time. Our customers may decide to explore and develop areas in which the acreage is not dedicated to us. Our customers’ decision to develop acreage that is not dedicated to us or in which we have a smaller operating interest may adversely affect our business, financial condition, results of operations, cash flows and ability to make cash distributions.

To maintain and grow our business, we will be required to make substantial capital expenditures. If we are unable to obtain needed capital or financing on satisfactory terms, our ability to make cash distributions may be diminished or our financial leverage could increase.

In order to maintain and grow our business, we will need to make substantial capital expenditures to fund our share of maintenance and growth capital expenditures, to purchase or construct new midstream systems, or to fulfill our commitments to service acreage committed to us by our customers. If we do not make sufficient or effective capital expenditures, we will be unable to maintain and grow our business and, as a result, we may be unable to maintain or raise the level of our future cash distributions. To fund our capital expenditures, we will be required to use cash from our operations, incur debt or sell additional common units or other equity securities. Using cash from our operations will reduce cash available for distribution to our unitholders. Our ability to obtain bank financing or our ability to access the capital markets for future equity or debt offerings may be limited by our financial condition at the time of any such financing or offering and the covenants in our existing debt agreements, as well as by general economic conditions, contingencies and uncertainties that are beyond our control. Also, due to our relationship with our sponsor, our ability to access the capital markets, or the pricing or other terms of any capital markets transactions, may be adversely affected by any impairment to the financial condition of our sponsor. Any material limitation on our ability to access capital as a result of such adverse changes to our sponsor could limit our ability to obtain future financing under favorable terms, or at all, or could result in increased financing costs in the future. Similarly, material adverse changes affecting our sponsor could negatively impact our unit price, limiting our ability to raise capital through equity issuances or debt financing, or could negatively affect our ability to engage in, expand or pursue our business activities, or could also prevent us from engaging in certain transactions that might otherwise be considered beneficial to us. We will also rely on our sponsor to make its portion of capital expenditures on our assets, and to the extent that our sponsor is unable or unwilling to make these capital expenditures, we may not be able to grow at our expected rate or at all.

Even if we are successful in obtaining the necessary funds to support our growth plan, the terms of such financings could limit our ability to pay distributions to our unitholders. In addition, incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional limited partner interests may result in significant unitholder dilution and would increase the aggregate amount of cash required to maintain the then-current distribution rate, which could materially decrease our ability to pay distributions at the then-prevailing distribution rate. While our Predecessor has been historically funded by its operations and capital contributions from its investors, none of our sponsor, our general partner or any of their respective affiliates has a binding obligation to provide any direct financial support to fund our growth.

Our natural gas gathering and processing assets are primarily located in two oil and natural gas producing regions, making us vulnerable to risks associated with operating in a limited geographic area.

We rely on gathering and processing revenues generated by assets that are currently located in South Texas and in Northeastern Pennsylvania. As a result of this concentration, we will be exposed to the impact of regional supply and demand factors, delays or interruptions of production from wells in this area caused by governmental regulation, market limitations, water shortages or other drought related conditions or interruption of the processing or transportation of natural gas, NGLs or condensate. If any of these factors were to impact our areas of operation more than other producing regions, our business, financial condition, results of operations and ability to make cash distributions will be adversely affected relative to other midstream companies that have a more geographically diversified asset portfolio.

Our industry is highly competitive, and increased competitive pressure could adversely affect our business and operating results.

We compete with other midstream companies in our areas of operation. Some of our competitors are large companies that have greater financial, managerial and other resources than we do. In addition, some of our competitors have assets in closer proximity to natural gas supplies and have available idle capacity in existing assets that would not require new capital investments for use. Our competitors may expand or construct gathering, compression, treating, processing or transportation systems or terminal facilities that would create additional competition for the services we provide to our customers. In addition, our customers may develop their own gathering, compression, treating, processing or transportation systems or terminal facilities in lieu of using ours. Our ability to renew or replace existing contracts with our customers at rates sufficient to maintain current revenue and cash flow could be adversely affected by the activities of our competitors and our customers. All of these competitive pressures could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to our unitholders.

We depend on a relatively limited number of customers for a significant portion of our revenues. The loss of, or material nonpayment or nonperformance by, any one or more of these customers could adversely affect our ability to make cash distributions to you.

A significant percentage of our revenue is attributable to a relatively limited number of customers. Our top ten customers collectively accounted for approximately 82% and 84% of our revenue for the year ended December 31, 2016 and the six months ended June 30, 2017, respectively. We have gathering, processing, natural gas sales and/or transmission contracts with each of these customers of varying duration and commercial terms. If we were unable to renew our contracts with one or more of these customers on favorable terms, we may not be able to replace any of these customers in a timely fashion, on favorable terms or at all. Three customers, Southwestern Energy Company (“Southwestern Energy”), EnLink and MGI Supply, Ltd., accounted for approximately 26%, 14% and 10% of our revenue, respectively, for the year ended December 31, 2016. In addition, three customers, Southwestern Energy, EnLink and Swift Energy Company, accounted for approximately 24%, 16% and 10% of our revenue, respectively, for the six months ended June 30, 2017. Some of our customers may have material financial and liquidity issues that could have a significant effect on their creditworthiness or may, as a result of operational incidents or other events, be disproportionately affected as compared to larger, better-capitalized companies. Severe financial problems encountered by our customers could limit our ability to collect amounts owed to us or to enforce performance of obligations under contractual arrangements. Any material nonpayment or nonperformance by any of our key customers could have a material adverse effect on our revenue, gross margin and cash flows and our ability to make cash distributions to our unitholders. We expect our exposure to concentrated risk of non-payment or non-performance to continue as long as we remain substantially dependent on a relatively limited number of customers for a substantial portion of our revenue.

Our business involves many hazards and operational risks, some of which may not be fully covered by insurance. The occurrence of a significant accident or other event that is not fully insured could curtail our operations and have a material adverse effect on our ability to distribute cash and, accordingly, the market price for our common units.

Our operations are subject to all of the hazards inherent in the gathering and compression of natural gas and storage and terminalling of refined products, including:

•

damage to pipelines, compressor stations, storage tanks, loading racks, pump stations, related equipment and surrounding properties caused by design, installation, construction materials or operational flaws, natural disasters, acts of terrorism and acts of third parties;

•	leaks or losses of natural gas, condensate or refined product as a result of the malfunction of, or other disruptions associated with, equipment or facilities;

•	fires, ruptures, landslides, mine subsidence and explosions; and

•	other hazards that could also result in personal injury and loss of life, pollution and suspension of operations.

Any of these risks could adversely affect our ability to conduct operations or result in substantial loss to us as a result of claims for:

•	injury or loss of life;

•	damage to and destruction of property, natural resources and equipment;

•	pollution and other environmental damage;

•	regulatory investigations and penalties;

•	suspension of our operations; and

•	repair and remediation costs.

We may elect not to obtain insurance for any or all of these risks if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to make cash distributions.

Our exposure to direct commodity price risk may vary over time.

We generate the substantial majority of our revenues under fee-based contracts and fixed-margin arrangements under which we are paid based on the volumes of natural gas that we gather, process, treat, compress and transport, rather than the value of the underlying natural gas or NGLs. Consequently, the majority of our existing operations and cash flows have limited direct exposure to commodity price risk. Although we intend to enter into similar contracts and arrangements with new customers in the future, our efforts to obtain such contractual terms may not be successful. In addition, we may acquire or develop additional midstream assets or change the arrangements under which we gather, process, sell, terminal or store our customer’s volumes, in either case, in a manner that increases our exposure to commodity price risk. Future increases in direct exposure to the volatility of oil and natural gas prices could have a material adverse effect on our business, results of operations, financial condition and our ability to make cash distributions to our unitholders.

We may not successfully balance our purchases and sales of natural gas and other hydrocarbons, which would increase our exposure to commodity price risks.

We purchase from producers and other suppliers a portion of the natural gas that flows through our pipelines and processing facilities for sale to third parties, including natural gas marketers and other purchasers. We are exposed to fluctuations in the price of natural gas through volumes sold pursuant to percent-of-proceeds arrangements and, to a lesser extent, through volumes sold pursuant to our fixed-margin arrangements.

In order to mitigate our direct commodity price exposure, we typically do not enter into natural gas hedge contracts, but rather attempt to balance our natural gas sales with our natural gas purchases on an aggregate basis across all of our systems. We may not be successful in balancing our purchases and sales, and as such may become exposed to fluctuations in the price of natural gas. For example, we are currently net purchasers of natural gas on certain of our systems and net sellers of natural gas on certain of our other systems. Our overall net position with respect to natural gas can change over time and our exposure to fluctuations in natural gas prices could materially increase, which in turn could result in increased volatility in our revenue, gross margin and cash flows.

Although we enter into back-to-back purchases and sales of natural gas in our fixed-margin arrangements in which we purchase natural gas from producers or suppliers at receipt points on our systems and simultaneously sell an identical volume of natural gas at delivery points on our systems, we may not be able to mitigate all exposure to commodity price risks. For example, the volumes or timing of our purchases and sales may not correspond. In addition, a producer or supplier could fail to deliver contracted volumes or deliver in excess of contracted volumes, or a purchaser could purchase less than contracted volumes. Any of these actions could cause our purchases and sales to become unbalanced. If our purchases and sales are unbalanced, we will face increased exposure to commodity price risks, which in turn could result in increased volatility in our revenue, gross margin and cash flows.

Our construction of new midstream assets may not result in revenue increases and may be subject to regulatory, environmental, political, legal and economic risks, which could adversely affect our cash flows, results of operations and financial condition and, as a result, our ability to distribute cash to our unitholders.

The construction of additions or modifications to our existing systems involves numerous regulatory, environmental, political and legal uncertainties beyond our control and may require the expenditure of significant amounts of capital. Financing may not be available on economically acceptable terms or at all. If we undertake these projects, we may not be able to complete them on schedule, at the budgeted cost or at all.

Our revenues may not increase immediately, or at all, upon the expenditure of funds on a particular project. For instance, if we build a processing facility, the construction may occur over an extended period of time, and we may not receive any material increases in revenues until the project is completed. Additionally, we may construct facilities to capture anticipated future production growth in an area in which such growth does not materialize. As a result, new gathering, compression, dehydration, treating or other midstream assets may not be able to attract enough throughput to achieve our expected investment return, which could adversely affect our business, financial condition, results of operations, cash flows and ability to make cash distributions.

The construction of additions to our existing assets may require us to obtain permits or new rights-of-way prior to constructing new pipelines or facilities. We may be unable to timely obtain such permits or rights-of-way to connect new natural gas supplies to our existing gathering pipelines or capitalize on other attractive expansion opportunities. Additionally, it may become more expensive for us to obtain new rights-of-way or to expand or renew existing rights-of-way. If the cost of renewing or obtaining new rights-of-way increases, our cash flows could be adversely affected. Moreover, the issuance of new permits for our construction activities could be subject to legal challenges from third parties, which could result in delays and adversely affect our operations.

As our only initial asset is our controlling ownership interest in OpCo, our cash flow will initially depend entirely on the performance of OpCo and its ability to distribute cash to us.

We have a holding company structure, meaning the sole source of our initial earnings and cash flow is the earnings of and cash distributions from OpCo. Therefore, our ability to make quarterly distributions to our unitholders initially will be completely dependent upon the performance of OpCo, its subsidiaries and their ability to distribute funds to us. We are the sole member of the general partner of OpCo, and we control and manage OpCo through our ownership of OpCo’s general partner.

The limited partnership agreement governing OpCo requires that the general partner of such OpCo cause OpCo to distribute all of its available cash each quarter, less the amounts of cash reserves that the general partner determines are necessary or appropriate in its reasonable discretion to provide for the proper conduct of OpCo’s business.

The amount of cash OpCo and its subsidiaries generate from their respective operations will fluctuate from quarter to quarter based on events and circumstances, and the actual amount of cash they will have available for distribution to their partners, including us, also will depend on certain factors. For a description of the events, circumstances and factors that may affect the cash distributions from OpCo please read “—We may not generate sufficient distributable cash flow to support the payment of the minimum quarterly distribution to our unitholders.”

Restrictions in our new revolving credit facility could adversely affect our business, financial condition, results of operations and ability to make quarterly cash distributions to our unitholders.

We expect to enter into a new revolving credit facility prior to or in connection with the closing of this offering. Our new revolving credit facility will limit our ability to, among other things:

•	incur certain liens or permit them to exist;

•	transfer, sell or otherwise dispose of certain assets;

•	merge or consolidate with another company;

•	make certain loans and investments;

•	incur or guarantee additional debt;

•	enter into certain types of transactions with affiliates;

•	redeem or repurchase units or make distributions under certain circumstances;

•	make certain changes to our business, our accounting practices and our organizational documents; and

•	enter into certain restrictive agreements and certain derivative contracts.

Our new revolving credit facility will also contain covenants requiring us to maintain certain financial ratios. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet any such ratios and tests.

The provisions of our new revolving credit facility may affect our ability to obtain future financing and pursue attractive business opportunities and our flexibility in planning for, and reacting to, changes in business conditions. In addition, our obligations under our new credit facility will be secured by substantially all of our assets. A failure to comply with the provisions of our new revolving credit facility could result in a default or an event of default that could enable our lenders to declare the outstanding principal of that debt, together with accrued and unpaid interest, to be immediately due and payable. If the payment of our debt is accelerated and we do not have sufficient cash available to repay such indebtedness, the lenders could foreclose on their security interests and liquidate some or all of our assets to repay the outstanding principal and interest, and our unitholders could experience a partial or total loss of their investment. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Our businesses and results of operations are subject to seasonal fluctuations, which could result in fluctuations in our operating results and common unit price.

Our business is subject to seasonal fluctuations. Demand for natural gas generally decreases during the spring and fall months and increases during the summer and winter months. Severe or prolonged winters may, however, impact our ability to complete additional well connections or complete construction projects, particularly in our Northeastern Pennsylvania operations, which may impact the rate of our growth. Severe winter weather may also impact or slow the ability of our customers to execute their planned drilling and development plans. In addition, the volumes of condensate produced at our Live Oak stabilizer fluctuate seasonally, with volumes generally increasing in the winter months and decreasing in the summer months as a result of the physical properties of natural gas and comingled liquids. Severe or prolonged summers may adversely affect our results of operations at our Live Oak stabilizer.

Our gathering systems are subject to state regulation that could have a material adverse effect on our operations and cash flows.

State regulation of our gathering systems includes various safety, environmental and, in some circumstances, nondiscriminatory take and common purchaser requirements, as well as complaint-based rate regulation. Other state regulations may not directly apply to our business, but may nonetheless affect the availability of natural gas for purchase, compression and sale. If regulatory agencies in the states in which we offer gathering or intrastate transportation services change their policies or alter our rates or terms and conditions of service, it could also adversely affect our business, financial condition, results of operations, cash flows and ability to make cash distributions.

A change in the use or jurisdictional characterization or regulation of our assets by federal, state or local regulatory agencies or a change in policy by those agencies may result in increased regulation of such assets, which may materially and adversely affect our business, financial condition, results of operations, cash flows and ability to make cash distributions.

We believe our gathering and transportation operations are exempt from regulation by FERC, under the Natural Gas Act of 1938 (the “NGA”), and are not subject to regulation under the Interstate Commerce Act (the

“ICA”). Section 1(b) of the NGA exempts natural gas gathering facilities from regulation by FERC under the NGA, and the ICA only governs liquids transportation service in interstate commerce. Although FERC has not made any formal determinations with respect to any of our facilities we consider to be gathering facilities, we believe that the natural gas pipelines in our gathering systems meet the traditional tests FERC has used to establish that a natural gas pipeline is a gathering pipeline not subject to FERC or NGA jurisdiction. We believe that our NGL pipeline does not provide transportation service in interstate commerce subject to FERC ICA jurisdiction. The distinction between FERC-regulated transmission services and federally unregulated gathering services, however, has been the subject of substantial litigation, and over time FERC’s policy for determining which facilities it regulates has changed. In addition, FERC determines whether facilities are gathering facilities or provide interstate transportation service on a case-by-case basis, so the classification and regulation of our gathering facilities may be subject to change based on changes in use or future determinations by FERC, the courts, or Congress. If FERC were to consider the status of an individual facility or service and determine that any of our facilities or services are subject to FERC regulation, the rates for, and terms and conditions of, services provided by us would be subject to modification by the FERC under the NGA, the Natural Gas Policy Act of 1978 (the “NGPA”) or the ICA. Such regulation could decrease revenue, increase operating costs, and, depending upon the facility in question, could adversely affect our business, financial condition, results of operations, cash flows and ability to make cash distributions.

Other FERC regulations may indirectly affect our businesses and the markets for products derived from these businesses. FERC’s policies and practices across the range of its regulatory activities, including, for example, its policies on open access transportation, priority of service, market manipulation, ratemaking, quality standards, capacity release and capacity use, may indirectly affect the intrastate natural gas market. Should we fail to comply with any applicable FERC administered statutes, rules, regulations and orders, we could be subject to substantial penalties and fines, which could have a material adverse effect on our results of operations and cash flows. For more information regarding federal and state regulation of our operations, please read “Business—Regulation of Operations.”

Failure to comply with applicable market behavior rules, regulations and orders could subject us to substantial penalties and fines.

In August 2005, Congress enacted the Energy Policy Act of 2005 (the “EPAct 2005”). Among other matters, the EPAct 2005 amended the NGA to add an anti-manipulation provision that makes it unlawful for “any entity” to engage in prohibited behavior in contravention of rules and regulation to be prescribed by FERC and, furthermore, provides FERC with additional civil penalty authority. In January 2006, FERC issued Order No. 670, a rule implementing the anti-manipulation provisions of the EPAct 2005. The rules make it unlawful for any entity, directly or indirectly in connection with the purchase or sale of natural gas subject to the jurisdiction of FERC or the purchase or sale of transportation services subject to the jurisdiction of FERC, to (1) use or employ any device, scheme or artifice to defraud; (2) to make any untrue statement of material fact or omit to make any such statement necessary to make the statements not misleading; or (3) to engage in any act or practice that operates as a fraud or deceit upon any person. Such anti-manipulation rules apply to interstate gas pipelines and storage companies and intrastate gas pipelines and storage companies that provide interstate services, such as NGPA Section 311 service, as well as otherwise non-jurisdictional entities to the extent the activities are conducted “in connection with” gas sales, purchases or transportation subject to FERC jurisdiction. The anti-manipulation rules do not apply to activities that relate only to intrastate or other non-jurisdictional sales or gathering to the extent such transactions do not have a “nexus” to jurisdictional transactions. The EPAct 2005 also amended the NGA and the NGPA to give FERC authority to impose civil penalties for violations of these statutes and FERC’s regulations, rules, and orders, up to $1,000,000 per violation per day for violations occurring after August 8, 2005. In January 2017, FERC increased that maximum penalty to $1,213,503 per violation per day to account for inflation. In connection with this enhanced civil penalty authority, FERC issued a revised policy statement on enforcement to provide guidance regarding the enforcement of the statutes, orders, rules and regulations it administers, including factors to be considered in determining the appropriate enforcement action to be taken. In addition, the Commodities Futures Trading Commission (the “CFTC”) is directed under the

Commodities Exchange Act (the “CEA”) to prevent price manipulations for the commodity and futures markets, including the energy futures markets. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and other authority, the CFTC has adopted anti-market manipulation regulations that prohibit fraud and price manipulation in the commodity and futures markets. The CFTC also has statutory authority to seek civil penalties of up to the greater of $1,116,156 or triple the monetary gain to the violator for violations of the anti-market manipulation sections of the CEA. Should we fail to comply with all applicable FERC, CFTC, or other statutes, rules, regulations and orders governing market behavior, we could be subject to substantial penalties and fines.

We may incur significant costs and liabilities as a result of pipeline and related facility integrity management programs and any related pipeline repair or preventative or remedial measures.

The Pipeline and Hazardous Materials Safety Administration (“PHMSA”) has established a series of rules and regulations requiring pipeline operators to develop integrity management programs for natural gas transmission and hazardous liquid pipelines and related facilities located where a leak or rupture could do the most harm, i.e., in high consequence areas (“HCAs”). The regulations require operators of covered pipeline and facilities to:

•	perform ongoing assessments of pipeline and related facility integrity;

•	identify and characterize applicable threats to pipeline segments that could impact an HCA;

•	improve data collection, integration and analysis;

•	repair and remediate the pipeline as necessary; and

•	implement preventive and mitigating actions.

In addition, certain states have adopted regulations similar to existing PHMSA regulations for intrastate gathering and transmission lines. These regulations could require us to install new or modified safety controls, pursue additional capital projects, or conduct maintenance programs on an accelerated basis, any or all of which tasks could require us to incur increased operating costs that could be significant and have a material adverse effect on our results of operations or financial position.

The Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011 (the “2011 Pipeline Safety Act”) among other things, increased the maximum civil penalty for pipeline safety violations and directed the Secretary of Transportation to promulgate rules or standards relating to expanded integrity management requirements, automatic or remote-controlled valve use, excess flow valve use, leak detection system installation and testing to confirm the material strength of pipe operating above 30% of specified minimum yield strength in HCAs. Should our operations fail to comply with PHMSA or comparable state regulations, we could be subject to substantial penalties and fines. Effective April 27, 2017, the maximum civil penalties PHMSA can impose are $209,002 per violation per day, with a maximum of $2,090,022 for a related series of violations.

In August 2011, PHMSA published an advanced notice of proposed rulemaking to solicit comments on the need for changes to its safety regulations, including whether to extend the integrity management program requirements to additional types of facilities, such as gathering pipelines and related facilities. Additionally, in 2012, PHMSA issued an advisory bulletin providing guidance on the verification of records related to pipeline maximum allowable operating pressure, which could result in additional requirements for the pressure testing of pipelines or the reduction of maximum operating pressures to verifiable pressures. In April 2016, pursuant to one of the requirements in the 2011 Pipeline Safety Act, PHMSA published a proposed rulemaking that would expand integrity management requirements and impose new pressure testing requirements on currently regulated gas gathering and transmission pipelines. The proposal would also significantly expand the regulation of gas gathering lines, subjecting previously unregulated pipelines to requirements regarding damage prevention, corrosion control, public education programs, maximum allowance operating pressure limits, and other requirements. More recently, in January 2017, PHMSA finalized new regulations for hazardous liquid pipelines that significantly extend and expand the reach of certain PHMSA integrity management requirements (i.e., periodic assessments, repairs and leak detection), regardless of the pipeline’s proximity to an HCA. The final rule also requires all pipelines in or affecting an HCA to be capable of accommodating in-line inspection tools within the next 20 years. In addition, the final rule extends annual and accident reporting requirements to gravity lines and all gathering lines and also imposes inspection requirements on pipelines in areas affected by extreme weather events and natural disasters, such as hurricanes, landslides, floods, earthquakes, or other similar events that are likely to damage infrastructure. The timing for implementation of this rule is uncertain at this time due to the recent change in Presidential Administrations.

Additional future regulatory action expanding PHMSA jurisdiction and imposing stricter integrity management requirements is likely. In June 2016, the President signed into law new legislation entitled Protecting our Infrastructure of Pipelines and Enhancing Safety Act of 2016 (the “PIPES Act”). The PIPES Act reauthorizes PHMSA through 2019, and grants PHMSA authority to issue emergency orders, including authority to issue prohibitions and safety measures on owners and operators of natural gas or hazardous liquid pipeline facilities to address imminent hazards, without prior notice or an opportunity for a hearing. In addition, the PIPES Act requires enhanced release reporting requirements, requiring a review of both natural gas and hazardous liquid integrity management programs, and mandating the creation of a working group to consider the development of an information-sharing system related to integrity risk analyses. The PIPES Act also requires that PHMSA publish periodic updates on the status of those mandates outstanding from 2011 Pipeline Safety Act, of which approximately half remain to be completed. The adoption of these and other laws or regulations that apply more comprehensive or stringent safety standards could require us to install new or modified safety controls, pursue new capital projects, or conduct maintenance programs on an accelerated basis, all of which could require us to incur increased operational costs that could be significant. While we cannot predict the outcome of legislative or regulatory initiatives, such legislative and regulatory changes could have a material effect on our cash flow. Please read “Business—Regulation of Operations—Pipeline Regulation.”

Our business could be adversely affected by the adoption of more stringent regulations regarding the transportation of hydrocarbons by rail.

As a result of hydraulic fracturing and other improvements in extraction technologies, there has been a substantial increase in the volume of crude oil and liquid hydrocarbons produced and transported in North America, and a geographic shift in that production versus historical production. The increase in volume and shift in geography resulted in a growing percentage of hydrocarbons being transported by rail. High profile accidents in Quebec, North Dakota and Virginia in July 2013, December 2013 and April 2014, respectively (all involving trains carrying crude oil), have raised concerns about the environmental and safety risks associated with crude oil transport by rail and the associated risks arising from railcar design.

Although there has been no legislative response to the accidents referenced above, there has been increased pressure on lawmakers to update rail safety standards, including design standards for railcars. On May 1, 2015, PHMSA, in consultation with the Federal Railroad Administration (the “FRA”), adopted a final rule that, among other things, applies enhanced tank car standards to certain trains carrying flammable liquids, including crude oil and ethanol. The rule requires tank cars carrying flammable liquids to have a 9/16 inch tank shell, 11 gauge jacket, half inch full height head shield, thermal protection, and improved pressure relief devices and bottom outlet valves. Existing tank cars must be retrofitted with most of the same criteria based on a prescriptive retrofit schedule. Older legacy DOT Specification 111 tank cars must be phased out by as early as January 2018 if they are not retrofitted to comply with the new standards. The final rule also imposes a number of operational requirements affecting the rail transportation of flammable liquids, including certain speed restrictions, enhanced braking systems, and new sampling and testing requirements. In addition, the FRA and PHMSA have issued a series of safety advisories and emergency orders to address safety issues related to trains carrying flammable liquids. The FRA also published a final rule in July 2015, which imposes new standards on railroads to properly secure rolling equipment. On August 10, 2016, PHMSA, in coordination with the FRA, announced a final rule codifying certain requirements of the Fixing America’s Surface Transportation Act of 2015 (the “FAST Act”), thereby building upon the May 2015 rule and expanding the requirements to use the enhanced tank car for shipping all flammable liquids, regardless of the length of the train. The rule also requires that new tank cars be equipped with a thermal protection blanket and that older tank cars retrofitted to the new standard be equipped with top fittings protection and a thermal protection blanket. The FAST Act also requires a modified phase-out schedule for older DOT Specification 111 tank cars, such that older tank cars are phased out faster regarding highly flammable, unrefined petroleum products that require a certain level of packaging protection. In addition, in July 2016, PHMSA proposed a new rule that would expand the applicability of comprehensive oil spill response plans so that any railroad that transports a single train carrying 20 or more loaded tank cars of liquid petroleum oil in a continuous block or a single train carrying 35 or more loaded tank cars of liquid petroleum oil throughout the train must have a current, comprehensive, written plan. More recently, in response to a petition from the New York Attorney General, PHMSA issued an advance notice of proposed rulemaking in January 2017 stating that it is considering revising the Hazardous Materials Regulations to establish vapor pressure limits for unrefined petroleum-based products and potentially all Class 3 flammable liquid hazardous materials that would apply during the transportation of the products or materials by any mode. In addition, in February 2016, the FRA modified its accident and incident reports to gather additional data concerning rail cars carrying crude oil in any train involved in a FRA-reportable accident. A number of states have also proposed or enacted laws in recent years that encourage safer rail operations or urge the federal government to strengthen requirements for these operations.

We do not anticipate the May 2015 tank car rule and the August 2016 rule to materially adversely affect our operations. However, the adoption of additional federal, state, provincial or local laws or regulations, including any voluntary measures by the rail industry regarding railcar design or crude oil and liquid hydrocarbon rail transport activities, or efforts by local communities to restrict or limit rail traffic involving hydrocarbons could materially affect our business, financial condition or results of operations by decreasing demand for our services.

Increased regulation of hydraulic fracturing could result in reductions or delays in natural gas, NGL and crude oil production by our customers, which could reduce the throughput on our gathering and other midstream systems, which could adversely impact our revenues.

We do not conduct hydraulic fracturing operations, but substantially all of our customers’ natural gas production is developed from unconventional sources, such as shales, that require hydraulic fracturing as part of the completion process. Hydraulic fracturing is a well-stimulation process that utilizes large volumes of water and sand combined with fracturing chemical additives that are pumped at high pressure to crack open previously impenetrable rock to release hydrocarbons. Hydraulic fracturing is typically regulated by state oil and gas commissions and similar agencies. Some states, including those in which we operate, have adopted, and other states are considering adopting, regulations that could impose more stringent disclosure and well construction requirements on hydraulic fracturing operations, or otherwise seek to ban some or all of these activities. For example, Pennsylvania, where our northeast gathering operations are located, has expanded environmental agency oversight of hydraulic fracturing operations in new regulations that took effect October 2016. Further, the U.S. Environmental Protection Agency (the “EPA”) has asserted certain regulatory authority over hydraulic fracturing and has moved forward with various regulatory actions, including the issuance of new regulations requiring green completions for hydraulically fractured wells and emission requirements for certain midstream equipment. In addition, the EPA and other federal agencies have conducted various studies concerning the potential environmental impacts of hydraulic fracturing activities. Certain environmental groups have also suggested that additional laws may be needed to more closely and uniformly regulate the hydraulic fracturing process; and legislation has been proposed from time to time by some members of Congress to provide for such regulation. We cannot predict whether any such legislation will be enacted and if so, what its provisions would be. Additional levels of regulation and permits required through the adoption of new laws and regulations at the federal, state or local level could lead to delays, increased operating costs and process prohibitions that could reduce the volumes of natural gas and liquids that move through our gathering systems, which in turn could materially adversely affect our business, financial condition, results of operations, cash flows and ability to make cash distributions.

We or any third-party customers may incur significant liability under, or costs and expenditures to comply with, environmental and worker health and safety regulations, which are complex and subject to frequent change.

As an owner and operator of gathering and compressing systems and terminals, we are subject to various stringent federal, state and local laws and regulations relating to the discharge of materials into, and protection of, the environment and worker health and safety. Numerous governmental authorities, such as the EPA and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly response actions. These laws and regulations may impose numerous obligations that are applicable to our and our customers’ operations, including the acquisition of permits to conduct regulated activities, the incurrence of capital or operating expenditures to limit or prevent releases of materials from our or our customers’ operations, the imposition of specific standards addressing worker protection, and the imposition of substantial liabilities and remedial obligations for pollution or contamination resulting from our and our customer’s operations. Our failure to comply with these laws, regulations and permits may result in joint and several or strict liability or the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations, and/or the issuance of injunctions limiting or preventing some or all of our operations. Private parties, including the owners of the properties through which our gathering systems pass, may also have the right to pursue legal actions to enforce compliance, as well as to seek damages for non-compliance, with environmental laws and regulations or for remediation costs, personal injury or property damage. We may not be able to recover all or any of these costs from insurance. In addition, we may experience a delay in obtaining or be unable to obtain required permits, which may cause us to lose potential and current customers, interrupt our operations and limit our growth and revenues, which in turn could affect our business, financial condition, results of operations, cash flows and ability to make cash distributions. There is no assurance that changes in or additions to public policy regarding the protection of the environment and worker health and safety will not have a significant impact on our operations and cash available for distribution.

Our operations also pose risks of environmental liability due to leakage, migration, releases or spills from our operations to surface or subsurface soils, surface water or groundwater. Certain environmental laws impose strict as well as joint and several liability for costs required to remediate and restore sites where hazardous substances, hydrocarbons or solid wastes have been stored or released. We may be required to remediate contaminated properties currently or formerly owned or operated by us regardless of whether such contamination resulted from the conduct of others or from consequences of our own actions that were in compliance with all applicable laws at the time those actions were taken. In addition, claims for damages to persons or property, including natural resources, may result from the environmental, health and safety impacts of our operations. Moreover, public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stringent environmental legislation and regulations applied to the crude oil and natural gas industry could continue, potentially resulting in increased costs of doing business and consequently affecting our business, financial condition, results of operations, cash flows and ability to make cash distributions. Please read “Business—Regulation of Operations—Regulation of Environmental and Occupational Safety and Health Matters.”

Climate change laws and regulations restricting emissions of greenhouse gases could result in increased operating costs and reduced demand for the natural gas that we gather and the potential physical effects of climate change could disrupt our production and cause us to incur significant costs in preparing for or responding to those effects.

In response to findings that emissions of carbon dioxide, methane and other greenhouse gases (“GHGs”) present an endangerment to public health and the environment, the EPA has adopted regulations under existing provisions of the federal Clean Air Act that, among other things, establish Prevention of Significant Deterioration

(“PSD”), construction and Title V operating permit reviews for certain large stationary sources that emit GHGs. Facilities required to obtain PSD permits for their GHG emissions will also be required to meet “best available control technology” standards that are established by the states or, in some cases, by the EPA on a case-by-case basis. These EPA rulemakings could adversely affect our operations and restrict or delay our ability to obtain air permits for new or modified sources. In addition, the EPA has adopted rules requiring the monitoring and reporting of GHG emissions from specified onshore oil and gas sources in the U.S. on an annual basis. We are monitoring and file annual required reports for the GHG emissions from our operations in accordance with the GHG emissions reporting rule. More recently, in June 2016, the EPA finalized new regulations that set emissions standards and leak detection and repair requirements for methane and volatile organic compounds from new and modified oil and natural gas production and natural gas processing and transmission facilities. However, in April 2017, the EPA announced that it will review this rule and initiate reconsideration proceedings to potentially revise or rescind portions of the methane rule. Subsequently, effective June 2, 2017, the EPA issued a 90-day stay of certain requirements under the methane rule, but this stay was vacated by a three-judge panel of the U.S. Court of Appeals for the D.C. Circuit on July 3, 2017 and again by an en banc D.C. Circuit on July 31, 2017. On August 10, 2017, the D.C. Circuit Court rejected petitions for an en banc review of its July 31, 2017 ruling. In the interim, on July 16, 2017, the EPA had issued a proposed rule that would provide a two-year extension of the initial 90-day stay. Substantial uncertainty exists with respect to implementation of this methane rule. Pennsylvania, where we operate, has also proposed a new general permit for compressor stations, transmission stations and processing plants, and imposes methane emission control and leak detection and repair requirements similar to those imposed under the EPA methane rules.

While Congress has from time to time considered legislation to reduce emissions of GHGs, there has not been significant activity in the form of adopted legislation to reduce GHG emissions at the federal level in recent years. In the absence of such federal climate legislation, a number of state and regional efforts have emerged that are aimed at tracking and/or reducing GHG emissions. Further, in December 2015, nearly 200 countries, including the United States, proposed an agreement to limit global GHG emissions (the “Paris Agreement”). The United States signed the Paris Agreement in April 2016, and the Paris Agreement entered into force in November 2016. The United States is one of over 70 nations having ratified or otherwise consented to be bound by the Paris Agreement. The GHG emission reductions called for by the Paris Agreement are not binding. On June 1, 2017, President Trump announced that the United States planned to withdraw from the Paris Agreement and to seek negotiations either to reenter the Paris Agreement on different terms or establish a new framework agreement. The Paris Agreement provides for a four-year exit process beginning in November 2016, which would result in an effective exit date of November 2020. The United States’ adherence to the exit process is uncertain, and the terms on which the United States may reenter the Paris Agreement or a separately negotiated agreement, if it chooses to do so, are unclear at this time. Implementation of the Paris Agreement or the imposition of other climate change regulations, could have an adverse effect on our business.

Although it is not possible at this time to predict how future legislation or new regulations that may be adopted to address GHG emissions would impact our business, any such future laws and regulations imposing reporting obligations on, or limiting emissions of GHGs from, our equipment and operations could require us to incur costs to reduce emissions of GHGs associated with our operations. Substantial limitations on GHG emissions could also adversely affect demand for our pipeline transportation and terminalling services.

Finally, increasing concentrations of GHGs in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, floods, rising sea levels and other climatic events; given the physical locations of our operations, if any such effects were to occur, they could have an adverse effect on our facilities and operations or on our customers’ exploration and production operations.

Certain plant or animal species are or could be designated as endangered or threatened, which could impede, delay or prevent our ability to expand our operations.

The federal Endangered Species Act (the “ESA”) restricts activities that may affect endangered or threatened species or their habitats. Many states have analogous laws designed to protect their own designated endangered or threatened species. Such protections, and the designation of previously unidentified endangered or threatened species under such laws, may affect our ability to construct new facilities or expand operations, or increase our costs of doing so.

We may not own in fee the land on which our pipelines and facilities are located, which could result in disruptions to our operations.

Substantially all of the land on which our midstream assets are located is held by surface use agreement, rights-of-way or other easement rights. We are, therefore, subject to the possibility of more onerous terms or increased costs to retain necessary land use if we do not have valid rights-of-way or if such rights-of-way lapse or terminate. We may obtain the rights to construct and operate our pipelines on land owned by third parties and governmental agencies for a specific period of time. While some states allow regulated facilities to request that a court exercise condemnation powers on their behalf in certain circumstances, not all of our pipelines and facilities are subject to such statutory rights. Furthermore, when available, condemnation proceedings may be lengthy and costly, and may result in higher rights-of-way costs. Our loss of these rights, through our inability to renew right-of-way or otherwise, could have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to make cash distributions.

A shortage of skilled labor in the midstream oil and natural gas industry could reduce labor productivity and increase costs, which could have a material adverse effect on our business and results of operations.

The midstream oil and natural gas industry requires skilled laborers in multiple disciplines such as equipment operators, mechanics and engineers, among others. We have from time to time encountered shortages for these types of skilled labor. If we experience shortages of skilled labor in the future, our labor and overall productivity or costs could be materially and adversely affected. If our labor prices increase or if we experience materially increased health and benefit costs with respect to our general partner’s employees, our results of operations could be materially and adversely affected.

The loss of key personnel could adversely affect our ability to operate.

We depend on the services of a relatively small group of our general partner’s senior management and technical personnel. We do not maintain, nor do we plan to obtain, any insurance against the loss of any of these individuals. The loss of the services of our general partner’s senior management or technical personnel could have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to make cash distributions.

We do not have any officers or employees and rely on officers of our general partner and employees of our sponsor.

We are managed and operated by the board of directors and executive officers of our general partner. Our general partner has no employees and relies on the employees of our sponsor, including the officers and employees of our general partner, to conduct our business and activities.

Our sponsor conducts businesses and activities of its own in which we have no economic interest. As a result, there could be material competition for the time and effort of the officers and employees who provide services to both our general partner and to our sponsor. If our general partner and the officers and employees of our sponsor do not devote sufficient attention to the management and operation of our business and activities, our business, financial condition, results of operations, cash flows and ability to make cash distributions could be materially adversely affected.

Debt we incur in the future may limit our flexibility to obtain financing and to pursue other business opportunities.

Our future level of debt could have important consequences to us, including the following:

•	our ability to obtain additional financing, if necessary, for working capital, capital expenditures (or other purposes may be impaired or such financing may not be available on favorable terms;

•

our funds available for operations, future business opportunities and distributions to unitholders will be reduced by that portion of our cash flow required to make interest and, potentially, principal payments on our debt;

•	we may be more vulnerable to competitive pressures or a downturn in our business or the economy generally; and

•	our flexibility in responding to changing business and economic conditions may be limited.

Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service any future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, investments or capital expenditures, selling assets or issuing equity. We may not be able to effect any of these actions on satisfactory terms or at all.

The amount of cash we have available for distribution to our unitholders depends primarily on our cash flow and not solely on our profitability, which may prevent us from making distributions, even during periods in which we record net income.

The amount of cash we have available for distribution depends primarily upon our cash flow and not solely on our profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record a net loss for financial accounting purposes, and conversely, we might fail to make cash distributions during periods when we record net income for financial accounting purposes.

Increases in interest rates could adversely affect our business.

We will have exposure to increases in interest rates. After the consummation of this offering on a pro forma basis, we do not expect to have any outstanding indebtedness. However, in connection with the completion of this offering we expect to enter into a new $        million revolving credit facility. As a result of changes to the interest rate applicable to outstanding borrowings under our revolving credit facility, our results of operations, cash flows and financial condition and, as a result, our ability to make cash distributions to our unitholders, could be materially adversely affected by significant increases in interest rates.

None of the proceeds from the sale of common units by the selling unitholder in this offering will be available to fund our operations or to pay distributions.

We will not receive any proceeds from the sale of common units by the selling unitholder in this offering. Consequently, none of the proceeds from such sale will be available to fund our operations or to pay distributions to the public unitholders. Please read “Use of Proceeds.”

Terrorist attacks or cyber-attacks could have a material adverse effect on our business, financial condition or results of operations.

Terrorist attacks or cyber-attacks may significantly affect the energy industry, including our operations and those of our customers, as well as general economic conditions, consumer confidence and spending and market liquidity, each of which could materially and adversely affect our business. Strategic targets, such as energy-related assets, may be at greater risk of future attacks than other targets in the United States. Our insurance may not protect us against such occurrences. Consequently, it is possible that any of these occurrences, or a combination of them, could have a material adverse effect on our business, financial condition and results of operations.

Risks Inherent in an Investment in Us

Our general partner and its affiliates, including our sponsor, have conflicts of interest with us and limited fiduciary duties to us and our unitholders, and they may favor their own interests to our detriment and that of our unitholders. Additionally, we have no control over the business decisions and operations of our sponsor, and our sponsor is not under any obligation to adopt a business strategy that favors us.

Following the completion of this offering and the AIMCo exchange, our sponsor will directly own an aggregate     % limited partner interest in us (or an aggregate     % limited partner interest in us if the underwriters exercise in full their option to purchase additional common units). In addition, our sponsor will own and control our general partner. Our sponsor will also continue to own a     % noncontrolling equity interest in OpCo following the completion of this offering. Although our general partner has a duty to manage us in a manner that is in the best interests of our partnership and our unitholders, the directors and officers of our general partner also have a duty to manage our general partner in a manner that is in the best interests of our sponsor. Conflicts of interest may arise between our sponsor and its affiliates, including our general partner, on the one hand, and us and our unitholders, on the other hand. In resolving these conflicts, the general partner may favor its own interests and the interests of its affiliates, including our sponsor, over the interests of our common unitholders. These conflicts include, among others, the following situations:

•

neither our partnership agreement nor any other agreement requires our sponsor to pursue a business strategy that favors us or utilizes our assets, which could involve decisions by our sponsor to undertake acquisition opportunities for itself. Each of our sponsor’s directors and officers have a fiduciary duty to make these decisions in the best interests of the members of our sponsor;

•	our sponsor may be constrained by the terms of its debt instruments from taking actions, or refraining from taking actions, that may be in our best interests;

•

our partnership agreement replaces the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing its duties and limits our general partner’s liabilities and the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty under applicable Delaware law;

•	except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval;

•

our general partner will determine the amount and timing of, among other things, cash expenditures, borrowings and repayments of indebtedness, the issuance of additional partnership interests, the creation, increase or reduction in cash reserves in any quarter and asset purchases and sales, each of which can affect the amount of cash that is available for distribution to unitholders;

•

our general partner will determine the amount and timing of any capital expenditures and whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders and to our general partner, the amount of adjusted operating surplus generated in any given period and the ability of the subordinated units to convert into common units;

•	our general partner will determine which costs incurred by it are reimbursable by us;

•

our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate expiration of the subordination period;

•

our partnership agreement permits us to classify up to $        million as operating surplus, even if it is generated from asset sales, non-working capital borrowings or other sources that would otherwise constitute capital surplus. This cash may be used to fund distributions on our subordinated units or to our general partner in respect of the general partner interest or the incentive distribution rights;

•

our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf;

•	our general partner intends to limit its liability regarding our contractual and other obligations;

•	our general partner may exercise its right to call and purchase all of the common units not owned by it and its affiliates if it and its affiliates own more than 80% of the common units;

•	our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates, including our ROFR;

•	our general partner decides whether to retain separate counsel, accountants or others to perform services for us; and

•

our general partner, or any transferee holding incentive distribution rights, may elect to cause us to issue common units and general partner interests to it in connection with a resetting of the target distribution levels related to its incentive distribution rights, without the approval of the conflicts committee of the board of directors of our general partner, which we refer to as our conflicts committee, or our common unitholders. This election could result in lower distributions to our common unitholders in certain situations.

Neither our sponsor nor any other affiliates of our general partner will be prohibited or restricted from owning assets or engaging in businesses that compete directly or indirectly with us. Under the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to our general partner or any of its affiliates, including our sponsor and executive officers and directors of our general partner. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. Consequently, our sponsor and other affiliates of our general partner may acquire, construct or dispose of additional midstream assets in the future without any obligation to offer us the opportunity to purchase any of those assets except in the case of the ROFR assets. As a result, competition from our sponsor and other affiliates of our general partner could materially and adversely impact our results of operations and distributable cash flow. This may create actual and potential conflicts of interest between us and affiliates of our general partner and result in less than favorable treatment of us and our unitholders. Please read “Certain Relationships and Related Party Transactions—Agreements with Our Affiliates in Connection with the Transactions—Omnibus Agreement” and “Conflicts of Interest and Duties.”

Our partnership agreement requires that we distribute all of our available cash, which could limit our ability to grow and make acquisitions.

Our partnership agreement requires that we distribute all of our available cash to our unitholders, subject to some limitations. As a result, we expect to rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisitions and expansion capital expenditures. Therefore, to the extent we are unable to finance our growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we will distribute all of our available cash, our growth may not be as fast as that of businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional partnership interests in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional partnership interests may increase the risk that we will be unable to maintain or increase our per-unit distribution level. There are no limitations in our partnership agreement on our ability to issue additional partnership interests. The incurrence of additional commercial bank borrowings or other debt to finance our growth strategy would result in increased interest expense, which, in turn, may reduce the amount of cash that we have available to distribute to our unitholders.

Our partnership agreement replaces our general partner’s fiduciary duties to holders of our common units with contractual standards governing its duties.

Delaware law provides that a Delaware limited partnership may, in its partnership agreement, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership, provided that the partnership agreement may not eliminate the implied contractual covenant of good faith and fair dealing. This implied covenant is a judicial doctrine utilized by Delaware courts in connection with interpreting ambiguities in partnership agreements and other contracts, and does not form the basis of any separate or independent fiduciary duty in addition to the express contractual duties set forth in our partnership agreement. Under the implied contractual covenant of good faith and fair dealing, a court will enforce the reasonable expectations of the partners where the language in the partnership agreement does not provide for a clear course of action.

As permitted by Delaware law, our partnership agreement contains provisions that eliminate the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law and replaces those duties with several different contractual standards. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, free of any duties to us and our unitholders. This provision entitles our general partner to consider only the interests and factors that it desires and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. By purchasing a common unit, a unitholder is treated as having consented to the provisions in our partnership agreement, including the provisions discussed above. Please read “Conflicts of Interest and Duties—Duties of Our General Partner.”

Our partnership agreement restricts the remedies available to holders of our common units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that restrict the remedies available to unitholders for actions taken by our general partner (including those acting on its behalf, such as its board of directors and executive officers) that might otherwise constitute breaches of fiduciary duty under state fiduciary duty law. For example, our partnership agreement:

•

provides that whenever our general partner makes a determination or takes, or declines to take, any other action in its capacity as our general partner, our general partner is required to make such determination, or take or decline to take such other action, in good faith, meaning that it subjectively believes that the determination or the decision to take or decline to take such action is in the best interests of our partnership, and will not be subject to any other or different standard imposed by our partnership agreement, Delaware law, or any other law, rule or regulation, or at equity;

•

provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in a manner that meets the contractual good faith standard established by our partnership agreement;

•

provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers and directors, as the case may be, acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

•

provides that our general partner will not be in breach of its obligations under our partnership agreement or its fiduciary duties to us or our limited partners if a transaction with an affiliate or the resolution of a conflict of interest is approved in accordance with, or otherwise meets the standards set forth in, our partnership agreement.

In connection with a situation involving a transaction with an affiliate or a conflict of interest, our partnership agreement provides that any determination by our general partner must be made in a manner that meets the contractual good faith standard established by our partnership agreement, and that our conflicts committee and the board of directors of our general partner are entitled to a presumption that they acted in that manner. In any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Please read “Conflicts of Interest and Duties.”

Reimbursements due to our general partner and its affiliates for services provided to us or on our behalf will reduce cash available for distribution to our common unitholders. The amount and timing of such reimbursements will be determined by our general partner.

Prior to making any distribution on our common units, we will reimburse our general partner and its affiliates, including our sponsor, for expenses they incur and payments they make on our behalf. Under our omnibus agreement, we will reimburse our general partner and its affiliates for certain expenses incurred on our behalf, which we project to be approximately $             million for the twelve months ending September 30, 2018 and includes, among other items, compensation expense for all employees required to manage and operate our business. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates will reduce the amount of available cash to pay cash distributions to our common unitholders. Please read “Cash Distribution Policy and Restrictions on Distributions.”

Unitholders have very limited voting rights, and, even if they are dissatisfied, they will have limited ability to remove our general partner.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. For example, unlike holders of stock in a public corporation, unitholders will not have “say-on-pay” advisory voting rights. Unitholders did not elect our general partner or the board of directors of our general partner and will have no right to elect our general partner or the board of directors of our general partner on an annual or other continuing basis. The board of directors of our general partner is chosen by its sole member, our sponsor. Furthermore, if the unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. As a result of these limitations, the price at which our common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

Our general partner may not be removed unless such removal is both (i) for cause and (ii) approved by a vote of the holders of at least 66  2/3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. “Cause” is narrowly defined under our partnership agreement to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable to us or any limited partner for actual fraud or willful misconduct in its capacity as our general partner. Cause does not include most cases of poor management of the business. Following the completion of this offering and the AIMCo exchange, our sponsor will own     % of our total outstanding common units and subordinated units on an aggregate basis (or     % of our total outstanding common units and subordinated units on an aggregate basis if the underwriters exercise in full their option to purchase additional common units). As a result, our public unitholders will have limited ability to remove our general partner.

Furthermore, unitholders’ voting rights are further restricted by the partnership agreement provision providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees, and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter.

Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Our general partner interest or the control of our general partner may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner interest in us to a third party without the consent of the unitholders. Furthermore, there is no restriction in our partnership agreement on the ability of our sponsor to transfer its membership interest in our general partner to a third party. Any such new owner of our general partner would then be in a position to replace the board of directors and officers of our general partner with its own choices and thereby exert significant control over the decisions made by the board of directors and officers. This effectively permits a “change of control” without the vote or consent of the unitholders.

The incentive distribution rights of our general partner may be transferred to a third party without unitholder consent.

Our general partner may transfer its incentive distribution rights to a third party at any time without the consent of our unitholders. If our general partner transfers its incentive distribution rights to a third party but retains its general partner interest, our general partner or our sponsor may not have the same incentive to contribute additional assets and increase quarterly distributions to unitholders over time as it would if it had retained ownership of the incentive distribution rights.

Our general partner may elect to convert the Partnership to a corporation for U.S. federal income tax purposes without unitholder consent.

Under our partnership agreement, if, in connection with the enactment of U.S. federal income tax legislation or a change in the official interpretation of existing U.S. federal income tax legislation by a governmental authority, our general partner determines that (i) the Partnership should no longer be characterized as a partnership for U.S. federal or applicable state and local income tax purposes or (ii) common units held by unitholders other than the general partner and its affiliates should be converted into or exchanged for interests in a newly formed entity taxed as a corporation or an entity taxable at the entity level for U.S. federal or applicable state and local income tax purposes whose sole asset is its interest in the Partnership (the “parent corporation”), then our general partner may, without unitholder approval, cause the Partnership to be treated as an entity taxable as a corporation or subject to entity-level taxation for U.S. federal or applicable state and local income tax purposes or cause the common units held by unitholders other than the general partner and its affiliates to be converted into or exchanged for interests in the parent corporation. Any such event may be taxable or nontaxable to our unitholders, depending on the form of the transaction. The tax liability, if any, of a unitholder as a result of such an event may vary depending on the unitholder’s particular situation and may vary from the tax liability of our general partner and our sponsor. In addition, if our general partner causes an interest in the Partnership to be held by a parent corporation, our sponsor may choose to retain its partnership interest in us rather than convert its partnership interest into parent corporation shares. Please read “Our Partnership Agreement—Election to be Treated as a Corporation.”

We may issue an unlimited number of additional partnership interests without unitholder approval, which would dilute unitholder interests.

At any time, we may issue an unlimited number of general partner interests or limited partner interests of any type without the approval of our unitholders and our unitholders, other than our general partner and its affiliates, will have no preemptive or other rights (solely as a result of their status as unitholders) to purchase any such general partner interests or limited partner interests. Further, there are no limitations in our partnership agreement on our ability to issue equity securities that rank equal or senior to our common units as to distributions or in liquidation or that have special voting rights and other rights. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects, among others:

•	our unitholders’ proportionate ownership interest in us will decrease;

•	the amount of cash we have available to distribute on each unit may decrease;

•

because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of our common units may decline.

The issuance by us of additional general partner interests may have the following effects, among others, if such general partner interests are issued to a person who is not an affiliate of our sponsor:

•	management of our business may no longer reside solely with our current general partner; and

•

affiliates of the newly admitted general partner may compete with us, and neither that general partner nor such affiliates will have any obligation to present business opportunities to us except with respect to rights of first refusal in our omnibus agreement.

Our sponsor or AIMCo may sell units in the public or private markets, and such sales could have an adverse impact on the trading price of the common units.

After the completion of this offering, assuming that the underwriters do not exercise their option to purchase additional common units, our sponsor will hold                 common units and                 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period and may convert earlier under certain circumstances. In addition, AIMCo will exchange a portion of our sponsor’s preferred interests for                 of our common units and sell                  of those common units to the public in this offering.

Additionally, we have agreed to provide our sponsor and AIMCo with certain registration rights under applicable securities laws. The sale of these units in the public or private markets could have an adverse impact on the price of the common units or on any trading market that may develop.

Our general partner’s discretion in establishing cash reserves may reduce the amount of cash we have available to distribute to unitholders.

Our partnership agreement requires our general partner to deduct from operating surplus the cash reserves that it determines are necessary to fund our future operating expenditures. In addition, the partnership agreement permits the general partner to reduce available cash by establishing cash reserves for the proper conduct of our business, to comply with applicable law or agreements to which we are a party, or to provide funds for future distributions to partners. These cash reserves will affect the amount of cash we have available to distribute to unitholders.

Affiliates of our general partner, including our sponsor and its investors, including Alinda and AIMCo, may compete with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us except with respect to rights of first refusal contained in our omnibus agreement.

Neither our partnership agreement nor our omnibus agreement will prohibit our sponsor and its investors, including Alinda and AIMCo, or any other affiliates of our general partner, from owning assets or engaging in businesses that compete directly or indirectly with us. Under the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to our general partner or any of its affiliates, including our sponsor and its investors and executive officers and directors of our general partner. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. Consequently, our sponsor and its investors and other affiliates of our general partner may acquire, construct or dispose of additional midstream assets in the future without any obligation to offer us the opportunity to purchase any of those assets. As a result, competition from our sponsor and its investors and other affiliates of our general partner could materially and adversely impact our results of operations and distributable cash flow.

Our general partner has a limited call right that may require you to sell your common units at an undesirable time or price.

If at any time our general partner and its affiliates own more than 80% of our then-outstanding common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than their then-current market price. As a result, you may be required to sell your common units at an undesirable time or price and may receive little, no or negative return on your investment. You may also incur a tax liability upon a sale of your units. Following the completion of this offering and assuming the underwriters’ option to purchase additional common units from us is not exercised, our general partner and its affiliates will own approximately     % of our common units (excluding any common units purchased by the directors and executive officers of our general partner, directors of our sponsor and certain other individuals as selected by our sponsor under our directed unit program). At the end of the subordination period (which could occur as early as within the quarter ending                 , 2018), assuming no additional issuances of common units by us (other than upon the conversion of the subordinated units) and the underwriters’ option to purchase additional common units from us is not exercised, our general partner and its affiliates will own approximately     % of our outstanding common units (excluding any common units purchased by the directors and executive officers of our general partner, directors of our sponsor and certain other individuals as selected by our sponsor under our directed unit program) and therefore would not be able to exercise the call right at that time. Please read “Our Partnership Agreement—Limited Call Right.”

Unitholders may have to repay distributions that were wrongfully distributed to them.

Under certain circumstances, unitholders may have to repay amounts wrongfully distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Transferees of common units are liable for the obligations of the transferor to make contributions to the partnership that are known to the transferee at the time of the transfer and for unknown obligations if the liabilities could be determined from our partnership agreement. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and you could lose all or part of your investment.

Prior to this offering, there has been no public market for our common units. After this offering, there will be only                publicly traded common units, assuming the underwriters’ option to purchase additional common units from us is not exercised. In addition, following the completion of this offering, our sponsor will own                common units and                 subordinated units, representing an aggregate     % limited partner interest (or                common units and                 subordinated units, representing an aggregate     % limited partner interest, if the underwriters exercise in full their option to purchase additional common units). We do not know the extent to which investor interest will lead to the development of an active trading market or how liquid that market might be. You may not be able to resell your common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

The initial public offering price for the common units offered hereby will be determined by negotiations between us, the selling unitholder and the representatives of the underwriters and may not be indicative of the market price of the common units in the trading market. The market price of our common units may decline below the initial public offering price.

Our general partner, or any transferee holding incentive distribution rights, may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to its incentive distribution rights, without the approval of our conflicts committee or our common unitholders. This election could result in lower distributions to our common unitholders in certain situations.

Our general partner has the right, at any time when there are no subordinated units outstanding and it has received distributions on its incentive distribution rights at the highest level to which it is entitled (     %) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our distributions at the time of the exercise of the reset election. Following a reset election, the minimum quarterly distribution will be adjusted to equal the reset minimum quarterly distribution, and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

If our general partner elects to reset the target distribution levels, it will be entitled to receive a number of common units. The number of common units to be issued to our general partner will be equal to that number of common units that would have entitled their holder to an average aggregate quarterly cash distribution in the prior two quarters equal to the average of the distributions to our general partner on the incentive distribution rights in such two quarters. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion. It is possible, however, that our general partner could exercise this reset election at a time when it is experiencing, or expects to experience, declines in the cash distributions it receives related to its incentive distribution rights and may, therefore, desire to be issued common units rather than retain the right to receive distributions based on the initial target distribution levels. This risk could be elevated if our incentive distribution rights have been transferred to a third party. As a result, a reset election may cause our common unitholders to experience a reduction in the amount of cash distributions that they would have otherwise received had we not issued new common units in connection with resetting the target distribution levels. Additionally, our general partner has the right to transfer all or any portion of our incentive distribution rights at any time, and such transferee shall have the same rights as the general partner relative to resetting target distributions if our general partner concurs that the tests for resetting target distributions have been fulfilled. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—General Partner’s Right to Reset Incentive Distribution Levels.”

Units held by persons who our general partner determines are not “eligible holders” at the time of any requested certification in the future may be subject to redemption.

As a result of certain laws and regulations to which we are or may in the future become subject, we may require owners of our common units to certify that they are both U.S. citizens and subject to U.S. federal income taxation on our income. Units held by persons who our general partner determines are not “eligible holders” at the time of any requested certification in the future may be subject to redemption. “Eligible holders” are limited partners whose (or whose owners’) (i) U.S. federal income tax status or lack of proof of U.S. federal income tax status does not have and is not reasonably likely to have, as determined by our general partner, a material adverse effect on the rates that can be charged to customers by us or our subsidiaries with respect to assets that are subject to regulation by FERC or similar regulatory body and (ii) nationality, citizenship or other related status does not create and is not reasonably likely to create, as determined by our general partner, a substantial risk of cancellation or forfeiture of any property in which we have an interest. The aggregate redemption price for redeemable interests will be an amount equal to the current market price (the date of determination of which will be the date fixed for redemption) of limited partner interests of the class to be so redeemed multiplied by the number of limited partner interests of each such class included among the redeemable interests. For these purposes, the “current market price” means, as of any date for any class of limited partner interests, the average of the daily closing prices per limited partner interest of such class for the 20 consecutive trading days immediately prior to such date. As a result, your common units may be redeemed at an undesirable time or price and you may not receive any return on your investment. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner. The units held by any person the general partner determines is not an eligible holder will not be entitled to voting rights. Please read “Our Partnership Agreement—Possible Redemption of Ineligible Holders.”

Our partnership agreement will designate the Court of Chancery of the State of Delaware as the exclusive forum for certain types of actions and proceedings that may be initiated by our unitholders, which would limit our unitholders’ ability to choose the judicial forum for disputes with us or our general partner’s directors, officers or other employees.

Our partnership agreement will provide that, with certain limited exceptions, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction) shall be the exclusive forum for any claims, suits, actions or proceedings (i) arising out of or relating in any way to our partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of our partnership agreement or the duties, obligations or liabilities among our partners, or obligations or liabilities of our partners to us, or the rights or powers of, or restrictions on, our partners or us), (ii) brought in a derivative manner on our behalf, (iii) asserting a claim of breach of a duty owed by any of our, or our general partner’s, directors, officers, or other employees, or owed by our general partner, to us or our partners, (iv) asserting a claim against us arising pursuant to any provision of the Delaware Act or (v) asserting a claim against us governed by the internal affairs doctrine.

In addition, our partnership agreement provides that each limited partner irrevocably waives the right to trial by jury in any such claim, suit, action or proceeding. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other court) in connection with any such claims, suits, actions or proceedings. These provisions may have the effect of discouraging lawsuits against us and our general partner’s directors and officers. Please read “Our Partnership Agreement—Applicable Law; Exclusive Forum.”

The NYSE does not require a publicly traded limited partnership like us to comply with certain of its corporate governance requirements.

We have been approved to list our common units on the NYSE. Because we will be a publicly traded limited partnership, the NYSE does not require us to have, and we do not intend to have, a majority of independent directors on our general partner’s board of directors or to establish a compensation committee or a nominating and corporate governance committee. Upon the listing of our common units on the NYSE prior to the closing of this offering, we expect the board of directors of our general partner will have one director who is independent as defined under the NYSE’s independence standard and our sponsor will appoint two additional independent directors within 12 months of the date of this prospectus as required by the listing standards of the NYSE. Additionally, any future issuance of additional common units or other securities, including to affiliates, will not be subject to the NYSE’s shareholder approval rules that apply to corporations. Accordingly, unitholders will not have the same corporate governance controls or protections afforded to the stockholders of corporations that are subject to all of the NYSE corporate governance requirements. Please read “Management—Management of Howard Midstream Partners, LP.”

We are not currently required to make an assessment of our internal control over financial reporting.

We are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes- Oxley Act, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a publicly traded partnership, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Though we will be required to disclose material changes made to our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. To comply with the requirements of being a publicly traded partnership, we have implemented additional internal controls, reporting systems and procedures and hired additional accounting, finance and legal staff. Please read “—Risks Related to Our Business—We have restated our financial statements and determined that there was a material weakness in our internal control over financial reporting. If another material weakness occurs or persists in the future or if we otherwise fail to develop or maintain an effective system of internal controls over financial reporting, we may not be able to report our financial results accurately and timely or prevent fraud, which would likely have a negative impact on the market price of our common units.” Furthermore, while we generally must comply with Section 404 of the Sarbanes-Oxley Act of 2002 for our fiscal year ending December 31, 2018, we are not required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until our first annual report subsequent to our ceasing to be an “emerging growth company” within the meaning of Section 2(a)(19) of the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, we may not be required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until our annual report for the fiscal year ending December 31, 2022. Once it is required to do so, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, operated or reviewed.

Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. We cannot be certain that our efforts to develop and maintain our internal controls will be successful, that we will be able to maintain adequate controls over our financial processes and reporting in the future or that we will be able to comply with our obligations under Section 404 of the Sarbanes-Oxley Act. Any failure to develop or maintain effective internal controls, or difficulties encountered in implementing or improving our internal controls, could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our units.

We will incur increased costs as a result of being a publicly traded partnership.

We have no history operating as a publicly traded partnership. As a publicly traded partnership, we will incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act and related rules subsequently implemented by the SEC and the NYSE have required changes in the corporate governance practices of publicly traded companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make activities more time-consuming and costly. For example, as a result of becoming a publicly traded partnership, we are required to have at least three independent directors, create an audit committee and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal controls over financial reporting. In addition, we will incur additional costs associated with our publicly traded partnership reporting requirements. We also expect these new rules and regulations to make it more difficult and more expensive for our general partner to obtain director and officer liability insurance and to possibly result in our general partner having to accept reduced policy limits and coverage. As a result, it may be more difficult for our general partner to attract and retain qualified persons to serve on its board of directors or as executive officers.

We have included $3.0 million of estimated incremental annual costs associated with being a publicly traded partnership in our financial forecast included elsewhere in this prospectus. However, it is possible that our actual incremental costs of being a publicly traded partnership will be higher than such amount.

For as long as we are an emerging growth company, we will not be required to comply with certain disclosure requirements that apply to other public companies.

We are an “emerging growth company” under the JOBS Act. For as long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have equal to or more than $1.07 billion of revenues in a fiscal year, have more than $700 million in market value of our limited partner interests held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

In addition, the JOBS Act provides that an emerging growth company can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to take advantage of this exemption and, therefore, will be subject to different accounting standards as compared to public companies that are not emerging growth companies.

To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about us than issuers that are not emerging growth companies. If some investors find our common units to be less attractive as a result, there may be a less active trading market for our common units and our trading price may be more volatile.

If we are deemed an “investment company” under the Investment Company Act of 1940, it would adversely affect the price of our common units and could have a material adverse effect on our business.

Our initial assets will consist of direct and indirect ownership interests in our operating subsidiaries. If a sufficient amount of our assets, such as our ownership interests in these subsidiaries or other assets acquired in the future, are deemed to be “investment securities” as defined in the Investment Company Act of 1940 (the “Investment Company Act”), we would have to, among other things, register as an investment company under the Investment Company Act, qualify for an exception from registration, obtain exemptive relief from the SEC or modify our organizational structure or our contract rights to fall outside the definition of an investment company. If we were to be determined to be an investment company under the Investment Company Act, we would lose our qualification as a partnership for federal income tax purposes in which case we would be treated as a corporation for federal income tax purposes. As a result, we would pay federal income tax on our taxable income at the corporate tax rate, distributions to you would generally be taxed again as corporate distributions and none of our income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced, thereby causing a substantial reduction in the value of our common units. Please read “Material Federal Income Tax Consequences—Partnership Status.”

Moreover, registering as an investment company could, among other things, materially limit our ability to engage in transactions with affiliates, including the purchase of additional interests in OpCo from our sponsor, restrict our ability to borrow funds or engage in other transactions involving leverage and require us to add additional directors who are independent of us or our affiliates. The occurrence of some or all of these events would, among other things, adversely affect the price of our common units and could have a material adverse effect on our business.

Tax Risks

In addition to reading the following risk factors, please read “Material Federal Income Tax Consequences” for a more complete discussion of the expected material federal income tax consequences of owning and disposing of our common units.

Our tax treatment depends on our status as a partnership for federal income tax purposes. If the IRS were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, or if we were otherwise subjected to a material amount of additional entity-level taxation, then our distributable cash flow to our unitholders would be substantially reduced.

The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested a ruling from the IRS on this or any other tax matter affecting us.

Despite the fact that we are a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for federal income tax purposes. A change in our business, a change in current law or our failure to satisfy the requirements under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity.

If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state and local income tax at varying rates. Distributions would generally be taxed again as corporate dividends (to the extent of our current and accumulated earnings and profits), and no income, gains, losses, deductions or credits would flow through to you. Because a tax would be imposed upon us as a corporation, our distributable cash flow would be substantially reduced and we might need to raise funds to pay such corporate level tax. Imposition of any such taxes may substantially reduce the cash available for distribution to you. Therefore, if we were treated as a corporation for federal income tax purposes, there would be a material reduction in the anticipated cash flow and after-tax return to our unitholders, likely causing a substantial reduction in the value of our common units.

Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution levels may be adjusted to reflect the impact of that law on us.

If we were subjected to a material amount of additional entity-level taxation by individual states, counties or cities, it would reduce our cash available for distribution to our unitholders.

Changes in current state, county or city law may subject us to additional entity-level taxation by individual states, counties or cities. Several states have subjected, or are evaluating ways to subject, partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. Imposition of any such taxes may substantially reduce the cash available for distribution to you. Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to entity-level taxation, the minimum quarterly distribution amount and the target distribution levels may be adjusted to reflect the impact of that law on us.

The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly applied on a retroactive basis.

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, members of Congress and the President have periodically considered substantive changes to the existing federal income tax laws that would affect the tax treatment of certain publicly traded partnerships, including the elimination of partnership tax treatment for publicly traded partnerships. Any modification to the federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible for us to satisfy the requirements of the exception pursuant to which we will be treated as a partnership for federal income tax purposes. Please read “Material Federal Income Tax Consequences—Partnership Status.” We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in our common units.

Our unitholders’ share of our income will be taxable to them for federal income tax purposes even if they do not receive any cash distributions from us.

Because a unitholder will be treated as a partner to whom we will allocate taxable income that could be different in amount than the cash we distribute, a unitholder’s allocable share of our taxable income will be taxable to it, which may require the payment of federal income taxes and, in some cases, state and local income taxes, on its share of our taxable income even if it receives no cash distributions from us. Our unitholders may not receive cash distributions from us equal to their share of our taxable income or even equal to the actual tax liability that results from that income.

If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted and the cost of any IRS contest will reduce our cash available for distribution to our unitholders.

We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take, and the IRS’s positions may ultimately be sustained. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel’s conclusions or the positions we take and such positions may not ultimately be sustained. A court may not agree with some or all of our counsel’s conclusions or the positions we take. Any contest with the IRS, and the outcome of any IRS contest, may have a materially adverse impact on the market for our common units and the price at which they trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders (including holders of our subordinated units) because the costs will reduce our distributable cash flow.

Tax gain or loss on the disposition of our common units could be more or less than expected.

If our unitholders sell common units, they will recognize a gain or loss for federal income tax purposes equal to the difference between the amount realized and their tax basis in those common units. Because distributions in excess of their allocable share of our net taxable income decrease their tax basis in their common units, the amount, if any, of such prior excess distributions with respect to the common units a unitholder sells will, in effect, become taxable income to the unitholder if it sells such common units at a price greater than its tax basis in those common units, even if the price received is less than its original cost. Furthermore, a substantial portion of the amount realized on any sale of your common units, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder’s share of our nonrecourse liabilities, a unitholder that sells common units may incur a tax liability in excess of the amount of cash received from the sale. Please read “Material Federal Income Tax Consequences—Disposition of Common Units—Recognition of Gain or Loss.”

Tax-exempt entities and non-United States persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

An investment in our common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (known as IRAs), and non-United States persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-United States persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-United States persons will be required to file federal income tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity or a non-United States person, you should consult a tax advisor before investing in our common units.

We will treat each purchaser of our common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of our common units.

Because we cannot match transferors and transferees of common units and because of other reasons, we will adopt depreciation and amortization positions that may not conform to all aspects of existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”). A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. Latham & Watkins LLP is unable to opine as to the validity of such filing positions. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read “Material Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Section 754 Election” for a further discussion of the effect of the depreciation and amortization positions we will adopt.

We will prorate our items of income, gain, loss and deduction for federal income tax purposes between transferors and transferees of our units each month based upon the ownership of our units on the first business day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

We will prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first business day of each month, instead of on the basis of the date a particular unit is transferred. The United States Treasury Department and the IRS recently issued Treasury Regulations that permit publicly traded partnerships to use a monthly simplifying convention that is similar to ours, but they do not specifically authorize all aspects of the proration method we have adopted. If the IRS were to successfully challenge this method, we could be required to change the allocation of items of income, gain, loss and deduction among our unitholders.

A unitholder whose common units are loaned to a “short seller” to effect a short sale of common units may be considered as having disposed of those common units. If so, he would no longer be treated for federal income tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition.

Because a unitholder whose common units are loaned to a “short seller” to effect a short sale of common units may be considered as having disposed of the loaned common units, he may no longer be treated for federal income tax purposes as a partner with respect to those common units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of our income, gain, loss or deduction with respect to those common units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those common units could be fully taxable as ordinary income. Latham & Watkins LLP has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to effect a short sale of common units; therefore, our unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from loaning their common units.

We will adopt certain valuation methodologies in determining a unitholder’s allocations of income, gain, loss and deduction. The IRS may challenge these methodologies or the resulting allocations, and such a challenge could adversely affect the value of our common units.

In determining the items of income, gain, loss and deduction allocable to our unitholders, in certain circumstances, including when we issue additional units, we must determine the fair market value of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we make many fair market value estimates using a methodology based on the market value of our common units as a means to measure the fair market value of our assets. The IRS may challenge these valuation methods and the resulting allocations of income, gain, loss and deduction.

A successful IRS challenge to these methods or allocations could adversely affect the amount, character and timing of taxable income or loss allocated to our unitholders. It also could affect the amount of gain from our unitholders’ sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to our unitholders’ tax returns without the benefit of additional deductions.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

We will be considered to have technically terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two Schedules K-1 if relief was not available, as described below) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead we would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, we must make new tax elections, including a new election under Section 754 of the Internal Revenue Code and could be subject to penalties if we are unable to determine that a termination occurred. The IRS administers a publicly traded partnership technical termination relief program whereby, if a publicly traded partnership that technically terminated requests publicly traded partnership technical termination relief and such relief is granted by the IRS, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years. Please read “Material Federal Income Tax Consequences—Disposition of Common Units—Constructive Termination.”

If the IRS makes audit adjustments to our income tax returns for tax years beginning after December 31, 2017, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us, in which case our cash available for distribution to our unitholders could be substantially reduced.

Pursuant to the Bipartisan Budget Act of 2015, for tax years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it (and some states) may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us. Generally, we expect to elect to have unitholders take such audit adjustment into account in accordance with their interests in us during the tax year under audit, but there can be no assurance that such election will be effective in all circumstances. If we are unable to have our unitholders and former unitholders take such audit adjustment into account in accordance with their interests in us during the tax year under audit, our current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own our units during the tax year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties and interest, our cash available for distribution to our unitholders could be substantially reduced. These rules are not applicable to us for tax years beginning on or prior to December 31, 2017.

As a result of investing in our common units, you may become subject to state and local taxes and return filing requirements in jurisdictions where we operate or own or acquire properties.

In addition to federal income taxes, our unitholders will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we conduct business or control property now or in the future, even if they do not live in any of those jurisdictions. Our unitholders will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, our unitholders may be subject to penalties for failure to comply with those requirements. We initially expect to conduct business or own property in Texas and Pennsylvania. Texas and Pennsylvania impose an income tax on corporations and other entities. Pennsylvania also currently imposes a personal income tax on individuals. As we make acquisitions or expand our business, we may control assets or conduct business in additional states that impose a personal income tax. It is your responsibility to file all federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our common units. Please consult your tax advisor.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $        million from the sale of                 common units offered by this prospectus, based on an assumed initial public offering price of $        per common unit (the mid-point of the price range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions, the structuring fees and estimated offering expenses. Our estimate assumes the underwriters’ option to purchase additional common units is not exercised. We intend to use the net proceeds from this offering to repay the outstanding balance of $         million under the term loan portion of our sponsor’s credit facility that we will assume in connection with the closing of this offering. As of June 30, 2017, our sponsor had an outstanding balance of $300 million under the term loan portion of its credit facility, $         million of which our sponsor repaid prior to our assumption of the remaining balance in connection with the closing of this offering. The term loan bears interest at a rate of 4.41% and matures on May 9, 2019. We will not receive any proceeds from the sale of common units by the selling unitholder in this offering.

If and to the extent the underwriters exercise their option to purchase additional common units, the number of common units purchased by the underwriters pursuant to such exercise will be issued to the public and the remainder of the                  additional common units will be issued to our sponsor at the expiration of the option period. In the event that the underwriters do not exercise such option, all of the                  additional common units will be issued to our sponsor. Any such common units issued to our sponsor will be issued for no additional consideration. If the underwriters exercise in full their option to purchase additional common units, we expect to receive net proceeds of approximately $        million, after deducting underwriting discounts and commissions, the structuring fees and estimated offering expenses. We will use any net proceeds from the exercise of the underwriters’ option to purchase additional common units from us to make a cash distribution to our sponsor.

If we choose to sell fewer common units in this offering, the number of common units to be held by our sponsor after consummation of this offering will be increased by an amount equivalent to such decrease in the number of units sold. Likewise, if we choose to sell more common units in this offering, the number of common units to be held by our sponsor after consummation of this offering will be reduced by an amount equivalent to such increase in the number of units sold. Additionally, the initial public offering price may be greater or less than the assumed initial public offering price. The actual initial public offering price is subject to market conditions and negotiations between us, the selling unitholder and the underwriters. A $1.00 increase (decrease) in the assumed initial public offering price of $        per common unit would increase (decrease) the net proceeds to us from this offering by approximately $        million, assuming the number of common units offered by us, as set forth on the cover page of this prospectus, remains the same and assuming the underwriters do not exercise their option to purchase additional common units, and after deducting underwriting discounts and commissions, the structuring fees and estimated offering expenses. The actual initial public offering price is subject to market conditions and negotiations between us, the selling unitholder and the underwriters.

Affiliates of certain of the underwriters are lenders under our sponsor’s credit facility and, accordingly, will receive a portion of the proceeds of this offering. Please read “Underwriting.”

CAPITALIZATION

The following table sets forth:

•	the historical cash and cash equivalents and capitalization of our Predecessor as of June 30, 2017; and

•

our pro forma capitalization as of June 30, 2017, giving effect to the pro forma adjustments described in our unaudited pro forma consolidated financial statements included elsewhere in this prospectus, including this offering and the application of the net proceeds of this offering in the manner described under “Use of Proceeds” and the other transactions described under “Prospectus Summary—The Transactions.”

The following table assumes that the underwriters do not exercise their option to purchase additional common units. If and to the extent the underwriters exercise their option to purchase additional common units, the number of common units purchased by the underwriters pursuant to such exercise will be issued to the public and the remainder of the                  additional common units will be issued to our sponsor at the expiration of the option period. In the event that the underwriters do not exercise such option, all of the                  additional common units will be issued to our sponsor. Any such common units issued to our sponsor will be issued for no additional consideration.

This table is derived from, should be read together with and is qualified in its entirety by reference to the historical financial statements and the accompanying notes and the unaudited pro forma consolidated financial statements and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with “Prospectus Summary—The Transactions,” “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2017
	Predecessor Historical	Pro Forma
	(in thousands)
Cash	$22,852	$

Long-term debt (including current maturities):
New revolving credit facility(1)	—		—
Predecessor credit facility(2)	510,000
Debt issuance costs, net	(4,413)
Other	226

Total long-term debt	505,813

Partners’/members’ equity:
Held by Public(3)
Common unitholders	—
Members’ Equity	777,992
Held by our sponsor
Common units	—
Subordinated units	—
General partner interest	—
Total partners’ equity	—

Noncontrolling interest	32,593

Total partners’ capital	810,585

Total capitalization	$1,316,398	$

(1)	In connection with the closing of this offering, we expect to enter into a new revolving credit facility, which will remain undrawn at the closing of this offering. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Credit Agreement.”

(2)	As of June 30, 2017, our sponsor had an outstanding balance of $300 million under the term loan portion of its credit facility, $ million of which our sponsor repaid prior to our assumption of the remaining balance in connection with the closing of this offering.
(3)	In connection with the closing of this offering, the selling unitholder will exchange a portion of our sponsor’s preferred interests for of the common units in us that our sponsor will receive in connection with this offering. The selling unitholder will sell such common units to the public in this offering.

DILUTION

Dilution is the amount by which the offering price per common unit in this offering will exceed the pro forma net tangible book value per unit after the offering. On a pro forma basis as of June 30, 2017, after giving effect to the offering of common units and the related transactions, our net tangible book value was approximately $        million, or $        per unit. Purchasers of common units in this offering will experience substantial and immediate dilution in pro forma net tangible book value per common unit for financial accounting purposes, as illustrated in the following table.

Assumed initial public offering price per common unit(1)		$
Pro forma net tangible book value per unit before the offering(2)	$
Increase in pro forma net tangible book value per common unit attributable to purchasers in this offering
Less: Pro forma net tangible book value per common unit after the offering(3)

Immediate dilution in net tangible book value per common unit to purchasers in this offering(4)(5)		$

(1)	The mid-point of the price range set forth on the cover of this prospectus
(2)	Determined by dividing the pro forma net tangible book value of the contributed assets and liabilities by the number of units ( common units and subordinated units) to be issued to our sponsor for its contribution of assets and liabilities to us.
(3)	Determined by dividing our pro forma net tangible book value, after giving effect to the use of the net proceeds of the offering, by the total number of units ( common units and subordinated units) to be outstanding after the offering.
(4)	If the initial public offering price were to increase or decrease by $1.00 per common unit, then dilution in net tangible book value per common unit would equal $ and $ , respectively.
(5)	Because the total number of units outstanding following the consummation of this offering will not be impacted by any exercise of the underwriters’ option to purchase additional common units and any net proceeds from such exercise will not be retained by us, there will be no change to the dilution in net tangible book value per common unit to purchasers in the offering due to any such exercise of the underwriters’ option to purchase additional common units.

The following table sets forth the partnership interests that we will issue and the total consideration contributed to us by our general partner and its affiliates in respect of their partnership interests and by the purchasers of common units in this offering upon consummation of the transactions contemplated by this prospectus.

	Units Acquired			Total Consideration
	Number	Percent		Amount	Percent
(in thousands)
General Partner and its affiliates(1)(2)(3)			%	$		%
Purchasers in this offering			%	$		%

Total		100.0%		$	100.0%

(1)	Upon the completion of the transactions contemplated by this prospectus, our sponsor will own common units and subordinated units.
(2)	Assumes the underwriters’ option to purchase additional common units is not exercised.

(3)	The assets contributed by our sponsor were recorded at historical cost in accordance with GAAP. Book value of the consideration provided by the general partner and its affiliates, as of June 30, 2017, after giving effect to the application of the net proceeds of the offering, is as follows.

(in millions)
Book value of net assets contributed	$
Less: Distribution to our sponsor from net proceeds of this offering

Total consideration	$

CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

The following discussion of our cash distribution policy should be read in conjunction with the specific assumptions included in this section. In addition, you should read “Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

For additional information regarding our historical and pro forma results of operations, please refer to our historical financial statements and the accompanying notes and the unaudited pro forma consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

General

Rationale for Our Cash Distribution Policy

Our partnership agreement requires that we distribute all of our available cash quarterly. This requirement forms the basis of our cash distribution policy and reflects a basic judgment that our unitholders will be better served by distributing our available cash rather than retaining it because, among other reasons, we believe we will generally finance any expansion capital expenditures from external financing sources. Under our current cash distribution policy, we intend to make a minimum quarterly distribution to the holders of our common units and subordinated units of $        per unit, or $        per unit on an annualized basis, to the extent we have sufficient available cash after the establishment of cash reserves and the payment of costs and expenses, including the payment of expenses to our general partner and its affiliates, including our sponsor. However, other than the requirement in our partnership agreement to distribute all of our available cash each quarter, we have no legal obligation to make quarterly or other cash distributions in this or any other amount, and the board of directors of our general partner has considerable discretion to determine the amount of our available cash each quarter. In addition, the board of directors of our general partner may change our cash distribution policy at any time, subject to the requirement in our partnership agreement to distribute all of our available cash quarterly. Generally, our available cash is the sum of (i) all cash on hand at the end of a quarter after the payment of our expenses and the establishment of cash reserves and (ii) if the board of directors of our general partner so determines, all or any portion of additional cash on hand resulting from working capital borrowings made after the end of the quarter. Because we are not subject to an entity-level federal income tax, we expect to have more cash to distribute than would be the case if we were subject to entity-level federal income tax. If we do not generate sufficient available cash from our operations, we may, but are under no obligation to, borrow funds to pay the minimum quarterly distribution to our unitholders.

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

Although our partnership agreement requires that we distribute all of our available cash quarterly, there is no guarantee that we will make quarterly cash distributions to our unitholders at our minimum quarterly distribution rate or at any other rate, and we have no legal obligation to do so. Our current cash distribution policy is subject to certain restrictions, as well as the considerable discretion of the board of directors of our general partner in determining the amount of our available cash each quarter. The following factors will affect our ability to make cash distributions, as well as the amount of any cash distributions we make:

•

We expect that our cash distribution policy will be subject to restrictions on cash distributions under our new revolving credit facility. We expect that one such restriction would prohibit us from making cash distributions while an event of default has occurred and is continuing under our new revolving credit facility, notwithstanding our cash distribution policy. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Credit Agreement.”

•

The amount of cash that we distribute and the decision to make any distribution is determined by the board of directors of our general partner, taking into consideration the terms of our partnership agreement. Specifically, the board of directors of our general partner will have the authority to establish cash reserves to provide for the proper conduct of our business, comply with applicable law or any agreement to which we are a party or by which we are bound or our assets are subject and provide funds for future cash distributions to our unitholders, and the establishment of or increase in those reserves could result in a reduction in cash distributions from levels we currently anticipate pursuant to our stated cash distribution policy. Any decision to establish cash reserves made by the board of directors of our general partner in good faith will be binding on our unitholders. Please read “Conflicts of Interest and Duties—Conflicts of Interest.”

•

While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including the provisions requiring us to make cash distributions, may be amended. During the subordination period, our partnership agreement may not be amended without the approval of our public common unitholders, except in a limited number of circumstances when our general partner can amend our partnership agreement without any unitholder approval. Please read “Our Partnership Agreement—Amendment of Our Partnership Agreement—No Unitholder Approval.” However, after the subordination period has ended, our partnership agreement may be amended with the consent of our general partner and the approval of a majority of the outstanding common units, including common units owned by our general partner and its affiliates. Following the completion of this offering, our sponsor will own our general partner,                 common units and                 subordinated units, representing an aggregate     % limited partner interest (or                common units and                 subordinated units, representing an aggregate     % limited partner interest, if the underwriters exercise in full their option to purchase additional common units).

•	Under Section 17-607 of the Delaware Act, we may not make a distribution if the distribution would cause our liabilities to exceed the fair value of our assets.

•

We may lack sufficient cash to pay distributions to our unitholders due to cash flow shortfalls attributable to a number of operational, commercial or other factors as well as increases in our operating or general and administrative expenses, principal and interest payments on our debt, tax expenses, working capital requirements and anticipated cash needs. Our available cash is directly impacted by the cash expenses necessary to run our business and will be reduced dollar-for-dollar to the extent such uses of cash increase. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Available Cash.”

•	Our ability to make cash distributions to our unitholders depends on the performance of our operating subsidiaries and their ability to distribute cash to us.

To the extent that our general partner determines not to distribute the full minimum quarterly distribution on our common units with respect to any quarter during the subordination period, the common units will accrue an arrearage equal to the difference between the minimum quarterly distribution and the amount of the cash distribution actually paid on the common units with respect to that quarter. The aggregate amount of any such arrearages must be paid on the common units before any distributions of available cash from operating surplus may be made on the subordinated units and before any subordinated units may convert into common units. The subordinated units will not accrue any arrearages. After the end of the subordination period, our common units will no longer accrue any arrearages. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordinated Units and Subordination Period.”

Our Ability to Grow Is Dependent on Our Ability to Access External Expansion Capital

Our partnership agreement requires us to distribute all of our available cash to our unitholders on a quarterly basis. As a result, we expect that we will rely primarily upon our cash reserves and external financing sources, including borrowings under our new revolving credit facility and the issuance of debt and equity securities, to fund future acquisitions and other expansion capital expenditures. While our Predecessor has been historically funded by its operations and capital contributions from its investors, we do not have any commitment from our sponsor, our general partner or any of their respective affiliates to fund our cash flow deficits or provide other direct or indirect financial assistance to us following the closing of this offering. Following the completion of this offering, a portion of our sponsor’s preferred interests owned by AIMCo will be exchanged for                common units in us that our sponsor will receive in connection with the closing of this offering. Following the AIMCo exchange and the sale of                  common units to the public by the selling unitholder, our sponsor will own an aggregate     % limited partner interest in us (or an aggregate     % limited partner interest in us if the underwriters exercise in full their option to purchase additional common units), and AIMCo will own a     % limited partner interest in us. In addition, our sponsor will own a 100% interest in our general partner, which will hold all of our incentive distribution rights. Given our sponsor’s significant ownership interests in us following the closing of this offering, we believe our sponsor will be incentivized to promote and support the successful execution of our business strategies, including by providing us with direct or indirect financial assistance; however, we can provide no assurances that our sponsor will provide such direct or indirect financial assistance.

To the extent we are unable to finance growth with external sources of capital, the requirement in our partnership agreement to distribute all of our available cash and our current cash distribution policy may significantly impair our ability to grow. In addition, because we will distribute all of our available cash, our growth may not be as fast as businesses that reinvest all of their available cash to expand ongoing operations. We expect that our new revolving credit facility will restrict our ability to incur additional debt, including through the issuance of debt securities. Please read “Risk Factors—Risks Related to Our Business—Restrictions in our new revolving credit facility could adversely affect our business, financial condition, results of operations and ability to make quarterly cash distributions to our unitholders.” To the extent we issue additional partnership interests, the payment of distributions on those additional partnership interests may increase the risk that we will be unable to maintain or increase our cash distributions per common unit. There are no limitations in our partnership agreement on our ability to issue additional partnership interests, including partnership interests ranking senior to our common units, and our common unitholders will have no preemptive or other rights (solely as a result of their status as unitholders) to purchase any such additional partnership interests. If we incur additional debt (under our new revolving credit facility or otherwise) to finance our growth strategy, we will have increased interest expense, which in turn will reduce the available cash that we have to distribute to our unitholders. Please read “Risk Factors—Risks Related to Our Business—Debt we incur in the future may limit our flexibility to obtain financing and to pursue other business opportunities.”

Our Minimum Quarterly Distribution

Upon the consummation of this offering, our partnership agreement will provide for a minimum quarterly distribution of $        per unit for each whole calendar quarter, or $        per unit on an annualized basis. Our ability to make cash distributions at the minimum quarterly distribution rate will be subject to the factors described above under “—General—Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy.” Quarterly cash distributions, if any, will be made within 45 days after the end of each calendar quarter to holders of record on or about the first day of each such month in which such distributions are made. We do not expect to make cash distributions for the period that began on                 , 2017 and ends on the day prior to the closing of this offering. We will adjust the amount of our first distribution for the period from the closing of this offering through                 , 2017 based on the number of days in that period.

The amount of available cash needed to pay the minimum quarterly distribution on all of our common units and subordinated units that will be outstanding immediately after this offering for one quarter and on an annualized basis (assuming no exercise of the underwriters’ option to purchase additional common units) is summarized in the table below:

Minimum Quarterly Distributions
(in millions)
	Number of Units(1)	One Quarter	Annualized (Four Quarters)
Publicly held common units		$	$
Common units held by AIMCo
Common units held by our sponsor
Subordinated units held by our sponsor

Total		$	$

(1)	Does not include common units to be issued in connection with the Howard Midstream Partners, LP 2017 Long-Term Incentive Plan. Please read “Management—Our Long-Term Incentive Plan.”

Our general partner will also initially hold all of the incentive distribution rights, which entitle the holder to increasing percentages, up to a maximum of 50.0%, of the cash we distribute in excess of $        per unit per quarter.

During the subordination period, before we make any quarterly distributions to our subordinated unitholders, our common unitholders are entitled to receive payment of the full minimum quarterly distribution for such quarter plus any arrearages in distributions of the minimum quarterly distribution from prior quarters. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordinated Units and Subordination Period.” We cannot guarantee, however, that we will pay distributions on our common units at our minimum quarterly distribution rate or at any other rate in any quarter.

Although holders of our common units may pursue judicial action to enforce provisions of our partnership agreement, including those related to requirements to make cash distributions as described above, our partnership agreement provides that any determination made by our general partner in its capacity as our general partner must be made in good faith and that any such determination will not be subject to any other standard imposed by the Delaware Act or any other law, rule or regulation or at equity. Our partnership agreement provides that, in order for a determination by our general partner to be made in “good faith,” our general partner must subjectively believe that the determination is in the best interests of our partnership. In making such determination, our general partner may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to us. Please read “Conflicts of Interest and Duties.”

The provision in our partnership agreement requiring us to distribute all of our available cash quarterly may not be modified without amending our partnership agreement; however, as described above, the actual amount of our cash distributions for any quarter is subject to fluctuations based on the amount of cash we generate from our business, the amount of reserves the board of directors of our general partner establishes in accordance with our partnership agreement and the amount of available cash from working capital borrowings.

Additionally, the board of directors of our general partner may reduce the minimum quarterly distribution and the target distribution levels if legislation is enacted or modified or action is taken by our general partner as described under “Our Partnership Agreement—Election to be Treated as a Corporation” that results in our partnership becoming taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes. In such an event, the minimum quarterly distribution and the target distribution levels may be reduced proportionately by the percentage decrease in our available cash resulting from the estimated tax liability we would incur in the quarter in which such legislation is effective. The minimum quarterly distribution will also be proportionately adjusted in the event of any distribution, combination or subdivision of common units in accordance with the partnership agreement, or in the event of a distribution of available cash from capital surplus. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels.” The minimum quarterly distribution is also subject to adjustment if the holder(s) of the incentive distribution rights (initially only our general partner) elect to reset the target distribution levels related to the incentive distribution rights. In connection with any such reset, the minimum quarterly distribution will be reset to an amount equal to the average cash distribution amount per common unit for the two quarters immediately preceding the reset. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—General Partner’s Right to Reset Incentive Distribution Levels.”

In the sections that follow, we present in detail the basis for our belief that we will be able to fully fund our annualized minimum quarterly distribution of $            per unit for the twelve months ending September 30, 2018. In those sections, we present two tables, consisting of:

•

“Unaudited Pro Forma Adjusted EBITDA and Distributable Cash Flow for the Year Ended December 31, 2016 and the Twelve Months Ended June 30, 2017,” in which we present the amount of Adjusted EBITDA and distributable cash flow we would have generated on a pro forma basis for the year ended December 31, 2016 and the twelve months ended June 30, 2017, derived from our unaudited pro forma consolidated financial statements that are included in this prospectus, as adjusted to give pro forma effect to this offering and the related formation transactions; and

•

“Estimated Adjusted EBITDA and Distributable Cash Flow for the Twelve Months Ending September 30, 2018,” in which we provide our estimated forecast of our ability to generate sufficient Adjusted EBITDA and distributable cash flow to support the payment of the minimum quarterly distribution on all common units and subordinated units for the twelve months ending September 30, 2018.

Unless otherwise specifically noted, the amounts set forth in the following sections reflect the pro forma historical and forecasted results attributable to 100% of the assets and operations of our operating subsidiaries and are not adjusted to reflect our sponsor’s noncontrolling interest in OpCo. In connection with the completion of this offering our sponsor will contribute to us a     % controlling interest in OpCo and our sponsor will retain a     % noncontrolling equity interest in OpCo. Please read “Prospectus Summary—The Transactions” and “Prospectus Summary—Ownership and Organizational Structure.” Following the completion of this offering, we will consolidate the results of operations of OpCo and then record a noncontrolling interest deduction for our sponsor’s retained interest in OpCo.

Unaudited Pro Forma Adjusted EBITDA and Distributable Cash Flow for the Year Ended December 31, 2016 and the Twelve Months Ended June 30, 2017

If we had completed the transactions contemplated in this prospectus on January 1, 2016, pro forma distributable cash flow attributable to us for the year ended December 31, 2016 and the twelve months ended June 30, 2017 would have been approximately $         million and $         million, respectively. These amounts would have been sufficient to support the payment of the minimum quarterly distribution of $         per unit per quarter ($         per unit on an annualized basis) on all of our common units and subordinated units for the year ended December 31, 2016 and the twelve months ended June 30, 2017.

We based the pro forma adjustments upon currently available information and specific estimates and assumptions. The pro forma amounts below do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of the dates indicated. In addition, Adjusted EBITDA and distributable cash flow are primarily cash accounting concepts, while our unaudited pro forma consolidated financial statements have been prepared on an accrual basis. As a result, you should view the amounts of pro forma Adjusted EBITDA and distributable cash flow only as general indications of the amounts of Adjusted EBITDA and distributable cash flow that we might have generated had we been formed on January 1, 2016.

The following table illustrates, on a pro forma basis, for the year ended December 31, 2016 and the twelve months ended June 30, 2017, the amount of Adjusted EBITDA and distributable cash flow that would have been generated, assuming that this offering and the other transactions contemplated in this prospectus had been consummated on January 1, 2016.

Howard Midstream Partners, LP

Unaudited Pro Forma Adjusted EBITDA and Distributable Cash Flow

	Year Ended December 31, 2016(1)	Twelve Months Ended June 30, 2017(1)
	(in thousands)
Revenues
Gathering and processing services	$133,622	$130,035
Natural gas sales	33,147	17,224
Natural gas liquid sales	32,269	52,590
Natural gas liquid sales—related party	33,698	23,675
Liquids handling services	9,305	9,874

Total revenues	242,041	233,398

Costs of products sold (excluding depreciation and amortization)	75,792	71,194
Cost of products sold—related party (excluding depreciation and amortization)	3,574	3,659

Gross Margin	162,675	158,545

Expenses
Operations and maintenance(2)	41,704	39,306
Depreciation and amortization(2)	55,203	56,216
General and administrative(2)	25,076	22,474

Total expenses	121,983	117,996

Operating income	40,692	40,549
Interest expense(3)	(656)	(635)
Other (expense) income	(13)	62

Income before income taxes	40,023	39,976
State income taxes	255	136

Net income	39,768	39,840

Net income (loss) attributable to noncontrolling interest(4)	84	(14)

Net income attributable to OpCo	$39,684	$39,854

Add:
Net income (loss) attributable to noncontrolling interest	84	(14)
Depreciation and amortization	55,203	56,216
Interest expense	656	635
Other (expense) income	13	(62)
State income taxes	255	136
Unit-based compensation(5)	7,666	6,255

Adjusted EBITDA	103,561	103,020

Less:
Adjusted EBITDA attributable to noncontrolling interest(4)	155	417

Adjusted EBITDA attributable to OpCo	$103,406	$102,603

Less:
Cash interest expense	656	635
Cash state income taxes	244	125
Maintenance capital expenditures(6)	2,701	2,511
Expansion capital expenditures(7)	37,086	26,282
Add:
Capital contribution from HEP to fund expansion capital expenditures(8)	37,086	26,282

Estimated distributable cash flow attributable to OpCo	$99,805	$99,332

Less:
Estimated distributable cash flow attributable to non-controlling interest in OpCo(9)
Cash interest expense(10)	1,600	1,600
Incremental general and administrative expenses(11)	3,000	3,000

Estimated distributable cash flow attributable to Howard Midstream Partners, LP

Minimum annual distribution per unit	$—	$—
Annual distribution to:
Public common unitholders
HEP:
Common units
Subordinated units

Total annual distributions at the minimum quarterly distribution rate	$—	$—

Excess distributable cash flow attributable to Howard Midstream Partners, LP over aggregate minimum quarterly distributions	$—	$—

(1)	Certain entities of the Predecessor that are not being contributed to OpCo have been excluded from this calculation of pro forma Adjusted EBITDA and distributable cash flow.
(2)	Amounts have been adjusted to remove corporate allocations of our Predecessor and include certain expenses that will be charged in accordance with the omnibus agreement.
(3)	Represents the interest expense attributable to 100% of the assets and operations of OpCo, consisting of interest expense on capital leases and parent performance guarantees. Does not reflect the interest expense associated with the Partnership’s new revolving credit facility, which will be borne solely by the Partnership, as borrower, and not by OpCo.
(4)	Amounts attributable to noncontrolling interest in our non-wholly owned consolidated subsidiaries within OpCo.
(5)	We were allocated our proportionate share of unit-based compensation expenses initially recognized by our sponsor. These non-cash charges are described in more detail in Note 10 to the audited financial statements of our Predecessor for the years ended December 31, 2016 and 2015 appearing elsewhere in this prospectus.
(6)	Maintenance capital expenditures are cash expenditures (including the replacement or improvement of existing capital assets) made to maintain, over the long term, our operating capacity, operating income or revenue. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace pipelines and storage tanks, to maintain equipment reliability, integrity and safety and to comply with environmental laws and regulations.
(7)	Expansion capital expenditures are cash expenditures to construct new midstream infrastructure and those expenditures incurred in order to extend the useful lives of our assets, reduce costs, increase revenues or increase system throughput or capacity from current levels, including well connections or the establishment of other delivery points that increase existing system throughput. Examples of expansion capital expenditures include the construction, development or acquisition of additional gathering pipelines, terminals, plants, facilities and compressor stations, in each case to the extent such capital expenditures are expected to expand our operating capacity, operating income or revenue.
(8)	Expansion capital expenditures have been funded by our sponsor directly.
(9)	Represents our sponsor’s retained % interest in OpCo’s distributable cash flow.
(10)	Cash interest includes payment of commitment fees incurred in connection with our new revolving credit facility.
(11)	Reflects an adjustment of approximately $3.0 million of estimated annual incremental general and administrative expenses as a result of being a publicly traded partnership. The expenses of being a publicly traded partnership will be borne solely by the Partnership and not by OpCo.

Estimated Adjusted EBITDA and Distributable Cash Flow for the Twelve Months Ending September 30, 2018

We forecast that our estimated Adjusted EBITDA and distributable cash flow attributable to us for the twelve months ending September 30, 2018 will be approximately $         million and $         million, respectively. In order to pay the aggregate annualized minimum quarterly distribution to all of our unitholders for the twelve months ending September 30, 2018, we must generate Adjusted EBITDA and distributable cash flow attributable to us of at least $         million and $         million, respectively. The number of outstanding units on which we have based our belief does not include any common units that may be issued under the long-term incentive plan that our general partner will adopt prior to the closing of this offering.

We have not historically made public projections as to future operations, earnings or other results. However, management has prepared the forecast of estimated Adjusted EBITDA and distributable cash flow for the twelve months ending September 30, 2018, and the related assumptions set forth below, to substantiate our belief that we will have sufficient Adjusted EBITDA and distributable cash flow to pay the aggregate annualized minimum quarterly distribution to all of our unitholders for the twelve months ending September 30, 2018. Please read “—Significant Forecast Assumptions.” This forecast is a forward-looking statement and should be read together with our historical and unaudited pro forma consolidated financial statements and the accompanying notes included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and

Results of Operations.” This forecast was not prepared with a view toward complying with the published guidelines of the SEC or guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the assumptions on which we base our belief that we can generate sufficient Adjusted EBITDA and distributable cash flow to pay the minimum quarterly distribution to all unitholders and our general partner for the forecasted period. However, this information is not fact and should not be relied upon as being necessarily indicative of our future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information.

The prospective financial information included in this prospectus has been prepared by, and is the responsibility of, our management. Neither Grant Thornton LLP nor PricewaterhouseCoopers LLP have compiled or performed any procedures with respect to the accompanying prospective financial information and, accordingly, neither Grant Thornton LLP nor PricewaterhouseCoopers LLP express an opinion or any other form of assurance with respect thereto. The Grant Thornton LLP report included in this prospectus relates to our historical financial information. The PricewaterhouseCoopers LLP report included in this prospectus relates to Angelina Gathering Company, LLC, an acquired subsidiary (“Angelina”). Neither report extends to the prospective financial information and should not be read to do so.

When considering our financial forecast, you should keep in mind the risk factors and other cautionary statements under “Risk Factors.” Any of the risks discussed in this prospectus, to the extent they are realized, could cause our actual results of operations to vary significantly from those that would enable us to generate our estimated Adjusted EBITDA and distributable cash flow.

We do not undertake any obligation to release publicly the results of any future revisions we may make to the forecast or to update this forecast to reflect events or circumstances after the date of this prospectus. Therefore, you are cautioned not to place undue reliance on this prospective financial information.

Howard Midstream Partners, LP

Estimated Adjusted EBITDA and Distributable Cash Flow

Twelve Months Ending September 30, 2018
(in thousands)
Revenues
Gathering and processing services	$142,880
Natural gas sales	13,856
Natural gas liquid sales	66,024
Natural gas liquid sales—related party	—
Liquids handling services	10,452

Total revenues	233,211

Cost of products sold (excluding depreciation and amortization)	66,058
Cost of products sold—related party (excluding depreciation and amortization)	—

Gross margin	167,153

Expenses
Operations and maintenance	43,425
Depreciation and amortization	56,641
General and administrative	14,419

Total expenses	114,485

Operating income	52,669
Interest expense(1)	(472)
Other (expense) income	—

Income before income taxes	52,197
State income taxes	192

Net income	52,005

Net income attributable to noncontrolling interest(2)	301

Net income attributable to OpCo	$51,703

Add:
Net income attributable to noncontrolling interest	301
Depreciation and amortization	56,641
Interest expense	472
Other (expense) income	—
State income taxes	192
Unit-based compensation(3)	—

Adjusted EBITDA	109,310

Less:
EBITDA attributable to noncontrolling interest(2)	225

Adjusted EBITDA attributable to OpCo	$109,085

Less:
Cash interest expense	472
Cash state income taxes	192
Maintenance capital expenditures(4)	3,463
Expansion capital expenditures(5)	12,727
Add:
Capital contributions to fund expansion capital expenditures(6)	12,727

Estimated distributable cash flow attributable to OpCo	$104,958

Estimated distributable cash flow attributable to noncontrolling interest in OpCo(7)
Cash interest expense(8)	1,383
Incremental general and administrative expenses(9)	3,000

Estimated distributable cash flow attributable to Howard Midstream Partners, LP	$

Minimum annual distribution per unit	$—
Annual distribution to:
Public common unitholders(10)
HEP:
Common units
Subordinated units

Total annual distributions at the minimum quarterly distribution rate	$—

Excess distributable cash flow attributable to Howard Midstream Partners, LP over aggregate minimum quarterly distributions	$—

(1)

Represents the interest expense attributable to 100% of the assets and operations of OpCo, consisting of fees paid to our sponsor for providing financial guarantees on certain contracts. Fees are calculated at our sponsor’s cost of debt based on an agreed upon maximum exposure. Does not reflect the interest expense associated with the Partnership’s new revolving credit facility, which will be borne solely by the Partnership, as borrower, and not by OpCo.
(2)	Amounts attributable to noncontrolling interest in our non-wholly owned consolidated subsidiaries within OpCo.
(3)	OpCo will no longer be allocated unit-based compensation expenses initially recognized by our sponsor.
(4)	Maintenance capital expenditures are cash expenditures (including the replacement or improvement of existing capital assets) made to maintain, over the long-term, our operating capacity, operating income or revenue. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace pipelines and storage tanks, to maintain equipment reliability, integrity and safety and to comply with environmental laws and regulations. Please read “—Significant Forecast Assumptions—Capital Expenditures.”
(5)	Expansion capital expenditures are cash expenditures to construct new midstream infrastructure and those expenditures incurred in order to extend the useful lives of our assets, reduce costs, increase revenues or increase system throughput or capacity from current levels, including well connections or the establishment of other delivery points that increase existing system throughput. Examples of expansion capital expenditures include the construction, development or acquisition of additional gathering pipelines, terminals, plants, facilities and compressor stations, in each case to the extent such capital expenditures are expected to expand our operating capacity, operating income or revenue. Please read “—Significant Forecast Assumptions—Capital Expenditures.”
(6)	OpCo capital expenditures will be funded by our sponsor and us in proportion to our relative ownership interests in OpCo.
(7)	Noncontrolling interest is based on the assumption that our sponsor retains a % interest in OpCo.
(8)	Cash interest expense includes interest on borrowed money and commitment fees on our new revolving credit facility. We expect to use borrowings under our new revolving credit facility to fund our expansion capital expenditures. Interest expense related to our new revolving credit facility is based on an assumed interest rate of 3.2% on outstanding borrowings under the facility and an assumed interest rate of 0.375% on undrawn portions of the facility. Please read “—Significant Forecast Assumptions—Financing” for more information on our assumed interest rates relating to drawn and undrawn portions of our new revolving credit facility.
(9)	Reflects an adjustment of $3.0 million of estimated annual incremental general and administrative expenses as a result of being a publicly traded partnership, which includes expenses associated with: annual and quarterly reports to unitholders; tax return and Schedule K-1 preparation and distribution; Sarbanes-Oxley Act compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations activities; registrar and transfer agent fees; incremental director and officer liability insurance expenses; and director compensation. The expenses of being a publicly traded partnership will be borne solely by the Partnership and not by OpCo.
(10)	The number of outstanding units on which we base our forecasted distributions to public common unitholders does not include any common units that may be issued under the long-term incentive plan that our general partner will adopt prior to the closing of this offering.

Significant Forecast Assumptions

The forecast has been prepared by and is the responsibility of management. The forecast reflects our judgment as of the date of this prospectus of conditions we expect to exist and the course of action we expect to take during the twelve months ending September 30, 2018. While the assumptions disclosed in this prospectus are not all-inclusive, the assumptions listed below are those that we believe are material to our forecasted results of operations. We believe we have a reasonable objective basis for these assumptions and that our actual results of operations will approximate those reflected in our forecast, but we can give no assurance that our forecasted results of operations will be achieved. There likely will be differences between our forecast and our actual results, and those differences could be material. If the forecasted results are not achieved, we may not be able to make cash distributions on our common units at the minimum quarterly distribution rate or at all.

General Considerations

Our Predecessor’s historical results of operations include all of the results of operations of our sponsor on a 100% basis, which includes 100% of the results of OpCo, as well as 100% of the results of certain other midstream assets that our sponsor will retain after the completion of this offering. In connection with the closing of this offering, our sponsor will contribute to us a 100% interest in OpCo GP and a         % limited partner interest in OpCo, which will own substantially all of our sponsor’s current assets and operations. Unless otherwise specifically noted, the amounts set forth in these assumptions reflect results attributable to the assets and operations of our sponsor contributed to OpCo in connection with the closing of this offering. Please read “Prospectus Summary—The Transactions” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Impacting the Comparability of Our Financial Results.”

We operate our assets through two business segments—our Natural Gas segment and our Liquids segment. The following table summarizes gross margin generated by the assets in our Natural Gas segment and our Liquids segment.

	Year Ended December 31, 2016	Twelve Months Ended June 30, 2017	Twelve Months Ending September 30, 2018
	($ in millions)
Natural Gas Segment Gross Margin	$138.6	$135.7	$145.5
Liquids Segment Gross Margin	$24.1	$22.9	$21.6

Total OpCo Gross Margin	$162.7	$158.5	$167.2

Natural Gas Segment

Our Natural Gas segment includes six natural gas gathering systems located in South Texas and Northeastern Pennsylvania and a cryogenic natural gas processing plant and related infrastructure located in South Texas. We expect that 98% of the segment gross margin generated by our Natural Gas segment for the twelve months ending September 30, 2018 will be related to fee-based revenue derived primarily from fixed gathering and processing fees or fixed-margin arrangements primarily related to natural gas and NGL sales.

Gathering and processing services revenue from our Natural Gas segment is primarily fee-based in nature and generated from (i) transportation fees charged on volumes transported through our systems, (ii) processing fees charged for volumes processed at our Reveille processing plant, (iii) ancillary fees related to compression, treating, dehydration and conditioning services and (iv) minimum volume commitments and demand payments under our gathering and processing agreements. Minimum volume commitments represent volumes that our customers contractually commit to deliver to an existing gathering system or plant. Our customers generally pay us an agreed upon rate for amounts delivered up to the minimum volume commitment or, in the event actual deliveries fall short of the minimum volume commitment, a deficiency payment at an agreed upon deficiency rate multiplied by the shortfall amount. In the event our customers deliver volumes in excess of their minimum volume commitments, some of our commercial agreements allow such customers to credit the excess volumes against minimum volume commitments in future periods, which vary by agreement, or against minimum volume commitments such customers may have on our other gathering systems.

In addition to our natural gas gathering and processing services, we also generate revenue in our Natural Gas segment through natural gas sales and NGL sales related to (i) marketing services we offer to some of our gathering and processing customers and (ii) a small percentage-of-proceeds component in some of our contracts. Under our marketing services, the revenues we recognize for natural gas sold are largely offset by the cost of products sold for natural gas purchased in connection with those sales in back-to-back arrangements, which generates a fixed margin and substantially mitigates commodity price exposure. Under our percentage-of-proceeds contracts, we retain a percentage of natural gas and NGLs that we process and transport to sell for our own account or are paid a percentage of the proceeds our customer receives for the natural gas and NGLs that we deliver.

Liquids Segment

Our Liquids segment includes a deepwater marine terminal in Brownsville, Texas, a condensate and NGL processing and stabilization facility in Live Oak County, Texas and a rail terminal in Live Oak County, Texas. We expect that 100% of the segment gross margin generated by our Liquids segment for the twelve months ending September 30, 2018 will be related to fee-based revenue derived primarily from fixed storage and terminalling fees or fixed-margin arrangements primarily related to natural gas and NGL sales.

Natural gas sales and NGL sales from our Liquids segment are related to our Live Oak stabilizer. We buy inlet volumes delivered to the facility and sell the rich residue gas, NGLs and stabilized condensate based on a fixed differential to index pricing by component. While the back-to-back, fixed-differential pricing arrangements eliminate a significant amount of potential commodity price exposure, the composition of volumes delivered may vary, impacting our revenue and segment gross margin.

In addition to our natural gas and NGL sales, our Liquids segment includes handling services that are primarily fee-based in nature and are generated from (i) throughput fees based on the volume of product delivered to our facilities, (ii) fixed storage capacity fees and (iii) ancillary fees for product heating, product transfer, railcar handling and other services.

Revenue, Cost of Products Sold and Gross Margin

General

We estimate that we will generate revenue of approximately $233.2 million for the twelve months ending September 30, 2018, as compared to approximately $233.4 million for the twelve months ended June 30, 2017 and $242.0 million for the year ended December 31, 2016. Gross margin is projected to increase to $167.2 million for the twelve months ending September 30, 2018 from $158.5 million for the twelve months ended June 30, 2017 and $162.7 million for the year ended December 31, 2016. The decrease in our estimated revenue during the forecast period is primarily due to lower forecasted volumes across both our Natural Gas and Liquids segments, specifically our marketing business. The increase in our estimated gross margin during the forecast period is primarily due to increased minimum volume commitments in our Natural Gas segments, partially offset by lower forecasted volumes across both our Natural Gas and Liquids segments, as described below.

Our forecasted revenue and gross margin have been estimated by considering the contracted capacity and minimum volume commitments under our gathering, processing and terminalling agreements and forecasted volumes with respect to our existing customers. We expect that any substantial variances between actual and forecasted revenues and gross margin during the forecast period will be driven primarily by differences between actual and forecasted volumes. With respect to agreements that are not fully supported by minimum volume commitments, variances in actual volumes will drive changes in actual revenue and gross margin that we generate from such agreements. Please read “Business—Commercial Agreements.” In addition, with respect to agreements that are supported by minimum volume commitments, fluctuations in actual volumes will influence the actual revenue and gross margin we generate under those agreements, as certain of our agreements allow our customers to credit excess volumes against minimum volume commitments in future periods or on other gathering systems. We estimate that our customers have aggregate historical excess volumes that can be credited towards future minimum volume commitment deficiencies of approximately 135.4 Bcf as of September 30, 2017, which will result in a decrease in revenue and gross margin of approximately $10.4 million for the twelve months ending September 30, 2018, as reflected in the forecast. During the forecast period, we expect certain of our customers to utilize 20.7 Bcf of historical excess volumes against minimum volume commitment deficiencies incurred during the forecast period, partially offset by certain other customers that are expected to generate 12.4 Bcf of excess volumes during the forecast period. As a result, we forecast aggregate excess volumes that can be credited towards future minimum volume commitment deficiencies of approximately 127.2 Bcf as of September 30, 2018.

For the twelve months ending September 30, 2018, we expect approximately $158.6 million, or 68%, of our forecasted revenue to come from our Natural Gas segment and approximately $74.6 million, or 32%, of our forecasted revenue to come from our Liquids segment. We expect approximately $145.5 million, or approximately 87%, of our total forecasted gross margin to come from our Natural Gas segment and approximately $21.6 million, or approximately 13%, of our total forecasted gross margin to come from our Liquids segment.

Further, we estimate that our cost of products sold for the twelve months ending September 30, 2018 will be $66.1 million, as compared to $74.9 million for the twelve months ended June 30, 2017 and $79.4 million for the year ended December 31, 2016. The decrease in cost of products sold during our forecast period corresponds to a decrease in revenue related to the marketing business and the Live Oak stabilizer, as described below.

Natural Gas Segment

We expect we will generate approximately $145.5 million in segment gross margin from our Natural Gas segment for the twelve months ending September 30, 2018 compared with $135.7 million in segment gross margin for the twelve months ended June 30, 2017 and $138.6 million in segment gross margin for the year ended December 31, 2016. The increase in segment gross margin during the forecast period is primarily due to increased minimum volume commitments on our existing northeast gathering assets and from the development of the Tioga system, partially offset by lower forecasted volumes across our northeast gathering, South Texas gathering and South Texas processing assets.

	Twelve Months Ending September 30, 2018
	Gathering & Processing Services	Natural Gas Sales	Natural Gas Liquid Sales	Total
Forecasted Revenue ($ in millions)	$142.9	$13.6	$2.2	$158.6
% of Natural Gas Segment Revenue	90%	9%	1%	100%
Forecasted Gross Margin ($ in millions)	$142.9	$1.1	$1.5	$145.5
% of Natural Gas Segment Gross Margin	98%	1%	1%	100%

As reflected below, we expect reduced volumes as a result of our customers significantly slowing or temporarily reducing or halting drilling programs in reaction to lower commodity prices over the prior eighteen months. As a result, there has not been sufficient new well production to offset the declining production on existing wells delivered into our systems. Our primary customers added 24 new wells for the year ended December 31, 2016, and 24 new wells have begun flowing natural gas onto our systems since January 1, 2017. While we have assumed only eight additional wells will be drilled in our areas of operation during the twelve months ending September 30, 2018 for purposes of this forecast, we anticipate as many as 42 additional wells may be drilled during this period based on discussions with our customers. As commodity prices continue to stabilize and increase, we expect rig activity to increase. Accordingly, we expect that throughput on our assets will increase relative to our forecasted volumes below as activity returns to our areas of operations.

	Year Ended December 31, 2016	Twelve Months Ended June 30, 2017	Twelve Months Ending September 30, 2018
	($ in millions)
Natural Gas Segment
Northeast Gathering Assets
Volumes (Mcf/d)	415,054	380,269	317,341
Gross Margin	$70.3	$66.2	$91.5
South Texas Gathering Assets
Volumes (Mcf/d)(1)	364,815	366,344	278,651
Gross Margin	$49.0	$50.7	$41.7
South Texas Processing Assets
Volumes (MMBtu/d)	74,294	66,117	44,500
Gross Margin	$18.6	$18.4	$12.1
Marketing
Gross Margin	$0.7	$0.5	$0.2
Total Natural Gas Segment Gathering Volumes (Mcf/d)(1)	779,870	746,613	595,992
Gross Margin	$138.6	$135.7	$145.5

(1)	Assumes 1.2 MMBtu/mcf factor for volumes transported on the MD System.

We estimate that 76% of our segment gross margin in our Natural Gas segment for the twelve months ending September 30, 2018 will be supported by minimum volume commitments and demand payments, which mitigates the variability related to the volumes delivered to our systems. For the twelve months ending September 30, 2018, we estimate that our customers will deliver an average of 595,992 Mcf/d under our gathering and processing agreements, as compared to 746,613 Mcf/d for the twelve months ended June 30, 2017 and 779,870 Mcf/d for the year ended December 31, 2016. If our customers deliver volumes 10% greater than those we forecast under our gathering and processing agreements for the twelve months ending September 30, 2018, we expect our estimated distributable cash flow attributable to OpCo would increase 4%, or $3.9 million, to $108.8 million. If volumes delivered to our system for the twelve months ending September 30, 2018 are 10% below our forecasted volumes, we expect our estimated distributable cash flow attributable to OpCo would decrease 4%, or $3.7 million, to $101.3 million.

Cost of products sold in the Natural Gas segment consists of the cost of natural gas and NGL sales by our marketing companies. These costs, as well as the associated revenues, fluctuate with changes in market prices and volumes purchased and, under our back-to-back arrangements, have minimal impact on our segment gross margin or operating income. For the twelve months ending September 30, 2018, we estimate that our cost of products sold in the Natural Gas segment will be $13.1 million, as compared to $17.3 million for the twelve months ended June 30, 2017 and $31.7 million for the year ended December 31, 2016. The decrease in cost of products sold in the Natural Gas segment is primarily attributable to lower purchase volumes experienced by the gas marketing companies within the segment.

Due to the back-to-back nature of our marketing arrangements, we expect our gross margin associated with our marketing business to remain relatively stable even though our revenue and cost of products sold fluctuates with commodity prices and the volumes that we market.

Liquids Segment

We expect we will generate approximately $21.6 million in segment gross margin from our Liquids segment for the twelve months ending September 30, 2018 compared with $22.9 million in segment gross margin for the twelve months ended June 30, 2017 and $24.1 million for the year ended December 31, 2016. The decrease in segment gross margin is primarily due to a decline in revenue resulting from lower forecasted volumes at the Live Oak stabilizer and corresponding to a decline in cost of products sold.

	Twelve Months Ending September 30, 2018
	Natural Gas Sales	Natural Gas Liquid Sales	Liquids Handling Services	Total
		($ in millions)
Forecasted Revenue	$0.3	$63.8	$10.5	$74.6
% of Liquids Segment Revenue	0%	86%	14%	100%
Forecasted Gross Margin	$0.3	$15.7	$5.7	$21.6
% of Liquids Segment Gross Margin	1%	72%	26%	100%

As reflected below, the expected decreases in volumes at our Live Oak stabilizer are attributable to reduced drilling activity in the surrounding area that the facility services, resulting in a lower supply of condensate requiring stabilization as well as opening up capacity for on-spec NGLs at other facilities that had not historically been available to our customers. We expect to see volumes decline at our Live Oak stabilizer from 7,428 and 7,051 barrels per day during the twelve months ended June 30, 2017 and the year ended December 31, 2016, respectively, to 5,944 barrels per day for the twelve months ending September 30, 2018. While we are forecasting reduced activity in the area, we believe drilling and production activity will increase as commodity prices continue to stabilize and increase. Our Live Oak stabilizer is located in a strategic area of the Eagle Ford that experienced high levels of activity in the past, and we believe increased activity in that area will drive more volumes through our facility in the future.

The expected decrease in volumes at our Brownsville facility is attributable to potential downtime at certain refineries that could result in supply constraints for one of our largest customers at the Brownsville facility. As a result, we have forecasted volumes to be at the minimum volumes supported by our contracts. However, we believe we may experience increases in volumes above our contracted minimum volumes due to improved utilization at the refineries that support the majority of our current volumes.

	Year Ended December 31, 2016	Twelve Months Ended June 30, 2017	Twelve Months Ending September 30, 2018
	($ in millions)
Liquids Segment
Brownsville Terminal
Billable Throughput (Bbls/month)	570,947	612,776	532,796
Gross Margin	$5.6	$6.3	$5.6
Live Oak Stabilizer & Rail Terminal
Stabilizer Volumes (Bbl/d)	7,051	7,428	5,944
Gross Margin	$18.5	$16.5	$16.0
Total Liquids Segment
Gross Margin	$24.1	$22.9	$21.6

We estimate that 21% of our segment gross margin in our Liquids segment for the twelve months ending September 30, 2018 will be supported by terminal service agreements with minimum service payments. If our customers deliver volumes 10% greater than those we forecast in our Liquids segment for the twelve months ending September 30, 2018, we expect our estimated distributable cash flow attributable to OpCo would increase 2%, or $1.7 million, to $106.7 million. If volumes delivered for the twelve months ending September 30, 2018 are 10% below our forecasted volumes, we expect our estimated distributable cash flow attributable to OpCo would decrease 2%, or $1.6 million, to $103.4 million.

Cost of products sold in our Liquids segment primarily comprises off-spec and on-spec NGL purchases made directly from our suppliers and then processed and remarketed to various customers. The costs of these NGL purchases vary due to changes in market prices, volumes purchased and the differentials we offer to our customers. For the twelve months ending September 30, 2018, we estimate that cost of products sold in our Liquids segment will be $52.9 million, as compared to $58.3 million for the twelve months ended June 30, 2017. The decrease in cost of products sold in our Liquids segment corresponds to an overall decline in purchased volumes at our Live Oak stabilizer. The expected increase of cost of products sold in our Liquids segment to $52.9 million for the twelve months ending September 30, 2018 as compared to $47.6 million for the year ended December 31, 2016 is attributable to an estimated increase in commodity prices related to natural gas and NGL sales at our Live Oak stabilizer, partially offset by an overall decline in purchased volumes at our Live Oak stabilizer. However, because we buy and sell rich residue gas, NGLs and stabilized condensate based on a fixed differential to index pricing by component, increases in cost of products sold will generally correspond to an increase in revenue.

Commodity Price Assumptions

We estimate that the price of natural gas, NGLs and condensate for the twelve months ending September 30, 2018 will average $3.08 MMBtu at Henry Hub, $0.65 per gallon at Mont Belvieu and $1.05 per gallon at Mont Belvieu, respectively. The Henry Hub natural gas pricing assumptions are based on average futures contracts pricing as of July 17, 2017 for each respective commodity for the twelve months ending September 30, 2018. The Mont Belvieu NGL and condensate pricing assumptions are based on the expected composition of components, with individual component pricing assumptions based on average futures contracts pricing as of July 17, 2017 for each respective commodity for the twelve months ending September 30, 2018.

We expect that 98% of the segment gross margin generated by our Natural Gas segment for the twelve months ending September 30, 2018 will be related to fee-based revenue or fixed-margin arrangements, and only 2% of segment gross margin will be directly exposed to commodity prices. Our marketing businesses primarily buy and sell natural gas on fixed differentials to index prices.

We also expect that 100% of the segment gross margin generated by our Liquids segment for the twelve months ending September 30, 2018 will be related to fee-based revenue or fixed-margin arrangements. Our Live Oak stabilizer purchases on-spec and off-spec NGLs and sells rich natural gas, NGLs and condensate by hydrocarbon component on a fixed differential to index pricing. Because we currently generate the substantial majority of our revenues pursuant to long-term, fee-based agreements that include minimum volume commitments, our limited direct commodity price exposure relates primarily to the small percentage-of-proceeds component we earn under some of our gathering and processing contracts. Our limited direct commodity price exposure also relates to (i) our purchase of on-spec and off-spec NGLs by our Live Oak stabilizer, and (ii) our purchase and sale of natural gas and NGLs by our marketing companies. However, due to the back-to-back arrangements we enter for these transactions, we believe this risk is substantially mitigated.

Operations and Maintenance Expense

Our operations and maintenance expenses include labor costs, compressor and equipment rental costs, utility costs, insurance premiums, taxes and other operating costs. We estimate that we will incur operating expenses of approximately $43.4 million for the twelve months ending September 30, 2018 as compared to $39.3 million for the twelve months ended June 30, 2017 and $41.7 million for the year ended December 31, 2016. The increase in operations and maintenance expenses as compared to the twelve months ended June 30, 2017 and the year ended December 31, 2016 primarily relates to costs associated with the continued development of our northeast gathering assets.

Depreciation and Amortization Expense

We estimate depreciation and amortization expense for the twelve months ending September 30, 2018 of approximately $56.6 million as compared to $56.2 million for the twelve months ended June 30, 2017 and $55.2 million for the year ended December 31, 2016. Estimated depreciation and amortization expense reflects management’s estimates, which are based on consistent average depreciable asset lives and depreciation methodologies. The increase in depreciation and amortization expense primarily relates to the development of our northeast gathering assets.

General and Administrative Expenses

Our general and administrative expenses will consist of (i) direct general and administrative expenses incurred by us and (ii) an annual fee we pay to our sponsor for the provision of general and administrative services under our omnibus agreement.

We expect total OpCo-incurred general and administrative expenses for the twelve months ending September 30, 2018 will be $14.4 million, as compared to $22.5 million for the twelve months ended June 30, 2017 and $25.1 million for the year ended December 31, 2016. The decline in general and administrative expenses as compared to the twelve months ended June 30, 2017 primarily relates to $6.3 million in non-recurring equity compensation expenses and $2.1 million in non-recurring transaction and litigation expenses that occurred in the twelve months ended June 30, 2017. The decline in general and administrative expenses as compared to the year ended December 31, 2016 primarily relates to $7.7 million in non-recurring equity compensation expenses and $3.4 million in non-recurring transaction and litigation expenses that occurred in the year ended December 31, 2016.

For the twelve months ending September 30, 2018, we also expect the partnership to incur approximately $3.0 million of estimated annual incremental general and administrative expenses as a result of being a publicly traded partnership, which includes expenses associated with: annual and quarterly reports to unitholders; tax return and Schedule K-1 preparation and distribution; Sarbanes-Oxley Act compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations activities; registrar and transfer agent fees; incremental director and officer liability insurance expenses; and director compensation.

Capital Expenditures

The midstream energy business is capital intensive, requiring the maintenance of existing gathering systems and other midstream assets and facilities and the acquisition or construction and development of new gathering systems and other midstream assets and facilities. We estimate that total capital expenditures attributable to OpCo for the twelve months ending September 30, 2018 will be $16.2 million (approximately $         million net to our ownership interest in OpCo) based on the following assumptions.

•

Maintenance capital expenditures. We estimate that our maintenance capital expenditures will be approximately $3.5 million (approximately $         million net to our ownership interest in OpCo) for the twelve months ending September 30, 2018 compared to an average of $1.3 million per year during the period from 2013 to 2016. The types of expenditures we expect to incur include cash expenditures (including the replacement or improvement of existing capital assets) made to maintain, over the long term, our operating capacity, operating income or revenue. The substantial majority of our assets were constructed within the last 5 years and therefore do not currently require significant maintenance capital expenditures. As our assets age, we expect maintenance capital expenditures to increase.

•

Expansion capital expenditures. We estimate that our expansion capital expenditures will be approximately $12.7 million (approximately $         million net to our ownership interest in OpCo) for the twelve months ending September 30, 2018. The types of expenditures we expect to incur include cash expenditures to construct new midstream infrastructure and those expenditures incurred in order to reduce costs, increase revenues or increase system throughput or capacity from current levels.

•

Tioga System. The majority of our expected expansion capital expenditures relates to $11.8 million to expand and upgrade the Tioga system, one of our northeast gathering assets. The first phase of the Tioga system was placed into service in December 2016. The second phase of the system, comprised of approximately two miles of pipeline and 8,875 horsepower of compression, is expected to be placed into service in the third quarter of 2017. Once in service, Southwestern Energy will pay us fees on actual and minimum committed volumes delivered from central delivery points in the Marcellus Shale formation into a major interstate natural gas pipeline that delivers gas to the East Coast and other downstream markets. We expect to fund our share of the $11.8 million of expansion capital expenditures related to the expansion and upgrades to our Tioga system with borrowings under our revolving credit facility.

•

Northeast Gathering Lateral. We are also forecasting to spend $0.7 million to construct approximately four miles of pipe to transport natural gas from new well pads on our Greenzweig system. We expect this expansion to allow us to transport an additional 45-50 MMcf/d once the wells are completed, which we expect to occur in the second half of 2017.

While we do not currently anticipate, and our forecast does not reflect, any acquisitions during the twelve months ending September 30, 2018, our management will continue to evaluate potential growth opportunities through accretive acquisition from time to time, and we may elect to pursue such acquisitions during the forecast period. However, we cannot assure you that we will be able to identify attractive acquisition opportunities or, if identified, that we will be able to negotiate acceptable purchase agreements.

Financing

At the closing of this offering, we expect to enter into a new $         million revolving credit facility. We expect to fund our $             million share of the remaining expansion capital expenditures during the forecast period with borrowings under our revolving credit facility. As of September 30, 2018, we expect outstanding borrowings of $             million under our new revolving credit facility. We expect that the unused portion of the new revolving credit facility will be subject to a commitment fee equal to the amount of the unused portion times an applicable margin of 0.375%. As a result, we have assumed interest rates of 3.2% and 0.375% on drawn and undrawn portions of our new revolving credit facility, respectively, during the forecast period. The 3.2% assumed interest rate for outstanding borrowings is based on LIBOR plus the applicable margin of 1.75% based on our estimated borrowings.

Regulatory, Industry and Economic Factors

Our forecast of distributable cash flow for the twelve months ending September 30, 2018 is also based on the following significant assumptions related to regulatory, industry and economic factors:

•

there will not be any new foreign, federal, state or local regulation, or any interpretation of existing regulation, of the portions of the midstream energy industry in which we operate that will be materially adverse to our business;

•	there will not be any material accidents, weather-related incidents, unscheduled downtime or similar unanticipated events with respect to our assets;

•	there will not be a shortage of skilled labor; and

•	there will not be any material adverse changes in the midstream energy industry, commodity prices, capital markets or overall economic conditions.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions of Available Cash

General

Our partnership agreement requires that, within 45 days after the end of each quarter, beginning with the quarter ending                 , 2017, we distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the amount of our distribution for the period from the closing of this offering through                 , 2017, based on the actual length of the period.

Definition of Available Cash

Available cash generally means, for any quarter, all cash and cash equivalents on hand at the end of that quarter:

•	less, the amount of cash reserves established by our general partner to:

•	provide for the proper conduct of our business (including reserves for our future capital expenditures, future acquisitions and anticipated future debt service requirements);

•

comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which we or any of our subsidiaries is a party or by which we or such subsidiary is bound or we or such subsidiary’s assets are subject; or

•

provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for distributions pursuant to this bullet point if the effect of such reserves will prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter);

•

plus, cash distributions received after the end of the quarter from any equity interest in any person (other than a subsidiary of us), which distributions are paid by such person in respect of operations conducted by such person during such quarter;

•

plus, if our general partner so determines, all or any portion of the cash (i) on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter or (ii) available to be borrowed as a working capital borrowing as of the date of determination of available cash with respect to such quarter.

The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter to pay distributions to unitholders. Under our partnership agreement, working capital borrowings are generally borrowings incurred under a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to our partners and with the intent of the borrower to repay such borrowings within twelve months with funds other than from additional working capital borrowings.

Intent to Distribute the Minimum Quarterly Distribution

Under our current cash distribution policy, we intend to make a minimum quarterly distribution to the holders of our common units and subordinated units of $        per unit, or $        per unit on an annualized basis, to the extent we have sufficient available cash after the establishment of cash reserves and the payment of costs and expenses, including reimbursements of expenses to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution on our units in any quarter. The amount of distributions paid under our cash distribution policy and the decision to make any distribution will be determined by our general partner, taking into consideration the terms of our partnership agreement. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Credit Agreement.”

General Partner Interest

Our general partner owns a non-economic general partner interest in us, which does not entitle it to receive cash distributions. However, our general partner will initially own the incentive distribution rights and may in the future own common units or other equity interests in us and will be entitled to receive distributions on any such interests.

Incentive Distribution Rights

Our incentive distribution rights represent the right to receive increasing percentages, up to a maximum of 50.0%, of the available cash we distribute from operating surplus (as defined below) in excess of $        per unit per quarter. The aggregate maximum distribution of 50.0% does not include any distributions that the holders of our incentive distribution rights may receive on common or subordinated units that they own. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest. Please read “—Incentive Distribution Rights” below.

Operating Surplus and Capital Surplus

General

All cash distributed to unitholders will be characterized as either being paid from “operating surplus” or “capital surplus.” We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Operating Surplus

We define operating surplus as:

•	$ million (as described below); plus

•	an amount equal to the aggregate amount of cash collected with respect to accounts receivable distributed to our sponsor prior to the closing of this offering; plus

•

all of our cash receipts after the closing of this offering, excluding cash from interim capital transactions (as defined below) and the termination of hedge contracts, provided that cash receipts from the termination of a commodity hedge or interest rate hedge prior to its scheduled settlement or termination date shall be included in operating surplus in equal quarterly installments over the remaining scheduled life of such commodity hedge or interest rate hedge; plus

•	working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

•

cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued, other than equity issued in this offering, to finance all or a portion of expansion capital expenditures in respect of the period from the date that we enter into a binding obligation to commence the construction, development, replacement, improvement or expansion of a capital asset and ending on the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; plus

•

cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued, other than equity issued in this offering, to pay interest and related fees on debt incurred, or to pay distributions on equity issued, to finance the expansion capital expenditures referred to in the prior bullet point; less

•	all of our operating expenditures (as defined below) after the closing of this offering; less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such twelve-month period with the proceeds of additional working capital borrowings.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by operations. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $        million of cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures (as described below) and thus reduce operating surplus when repayments are made. However, if working capital borrowings, which increase operating surplus, are not repaid during the twelve-month period following the borrowing, they will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowings are in fact repaid, they will not be treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

We define interim capital transactions as (i) borrowings, refinancings or refundings of indebtedness (other than working capital borrowings and items purchased on open account or for a deferred purchase price in the ordinary course of business) and sales of debt securities, (ii) sales of equity securities, (iii) sales or other dispositions of assets, other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and sales or other dispositions of assets as part of normal asset retirements or replacements and (iv) capital contributions received by us and our subsidiaries.

We define operating expenditures as all of our cash expenditures, including, but not limited to, taxes, reimbursements of expenses of our general partner and its affiliates, officer, director and employee compensation, debt service payments, payments made in the ordinary course of business under interest rate hedge contracts and commodity hedge contracts (provided that payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to its scheduled settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract and amounts paid in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract will be amortized over the life of such interest rate hedge contract or commodity hedge contract), maintenance capital expenditures (as discussed in further detail below), and repayment of working capital borrowings; provided, however, that operating expenditures will not include:

•	repayments of working capital borrowings where such borrowings have previously been deemed to have been repaid (as described above);

•	payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than working capital borrowings;

•	expansion capital expenditures;

•	payment of transaction expenses (including taxes) relating to interim capital transactions;

•	distributions to our partners;

•	repurchases of partnership interests (excluding repurchases we or our general partner make to satisfy obligations under employee benefit plans); or

•	any other expenditures or payments using the proceeds from this offering that are described in “Use of Proceeds.”

Capital Surplus

Capital surplus is defined in our partnership agreement as any distribution of available cash in excess of our cumulative operating surplus. Accordingly, except as described above, capital surplus would generally be generated by:

•	borrowings other than working capital borrowings;

•	sales of our equity and debt securities;

•

sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets; and

•	capital contributions received.

Characterization of Cash Distributions

All available cash distributed by us on any date from any source will be treated as distributed from operating surplus until the sum of all available cash distributed by us since the closing of this offering equals the operating surplus from the closing of this offering through the end of the quarter immediately preceding that distribution. We anticipate that distributions from operating surplus generally will not represent a return of capital. However, operating surplus, as defined in our partnership agreement, includes certain components, including a $        million cash basket, that represent non-operating sources of cash. Consequently, it is possible that all or a portion of specific distributions from operating surplus may represent a return of capital. Any available cash distributed by us in excess of our cumulative operating surplus will be deemed to be capital surplus under our partnership agreement. Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering and as a return of capital. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

Maintenance capital expenditures are cash expenditures (including the replacement or improvement of existing capital assets) made to maintain, over the long term, our operating capacity, operating income or revenue. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace pipelines and storage tanks, to maintain equipment reliability, integrity and safety and to comply with environmental laws and regulations. In addition, we designate a portion of our capital expenditures to maintain throughput as maintenance capital to the extent such capital expenditures are necessary to maintain, over the long term, our operating capacity, operating income or revenue.

Expansion capital expenditures are cash expenditures to construct new midstream infrastructure and those expenditures incurred in order to extend the useful lives of our assets, reduce costs, increase revenues or increase system throughput or capacity from current levels, including well connections or the establishment of other delivery points that increase existing system throughput. Examples of expansion capital expenditures include the construction, development or acquisition of additional gathering pipelines, terminals, plants, facilities and compressor stations, in each case to the extent such capital expenditures are expected to expand our operating capacity, operating income or revenue. In the future, if we make acquisitions that increase system throughput or capacity, the associated capital expenditures may also be considered expansion capital expenditures. Expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of expansion capital expenditures in respect of the period from the date that we enter into a binding obligation to commence the construction, development, replacement, improvement or expansion of a capital asset and ending on the earlier to occur of the date that such capital improvement commences commercial service and the date that such capital improvement is disposed of or abandoned.

As described above, expansion capital expenditures are not operating expenditures, and thus will not reduce operating surplus.

Capital expenditures that are made in part for maintenance capital purposes and in part for expansion capital purposes or investment capital purposes will be allocated as maintenance capital expenditures or expansion capital expenditures by our general partner.

Subordinated Units and Subordination Period

General

Our partnership agreement provides that, during the subordination period (which we define below), the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $        per unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. Subordinated units are deemed “subordinated” because for a period of time, referred to as the “subordination period,” the subordinated units will not be entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters. Furthermore, no arrearages will accrue or be payable on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that, during the subordination period, there will be available cash to be distributed on the common units.

Subordination Period

Except as described below, the subordination period will begin on the closing date of this offering and will extend until the first business day following the distribution of available cash in respect of any quarter beginning after                 , 2020, that each of the following tests are met:

•

distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded $         (the annualized minimum quarterly distribution), for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•

the adjusted operating surplus (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of $         (the annualized minimum quarterly distribution) on all of the outstanding common units and subordinated units on a fully diluted basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

For the period after closing of this offering through                     , 2017, our partnership agreement will prorate the minimum quarterly distribution based on the actual length of the period, and use such prorated distribution for all purposes, including in determining whether the test described above has been satisfied.

Early Termination of the Subordination Period

Notwithstanding the foregoing, the subordination period will automatically terminate on the first business day following the distribution of available cash in respect of any quarter, beginning with the quarter ending                 , 2018, that each of the following tests are met:

•

distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded $        (150% of the annualized minimum quarterly distribution), plus the related distributions on incentive distribution rights, for the four-quarter period immediately preceding that date;

•

the adjusted operating surplus (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded 150% of the sum of (i) $        (the annualized minimum quarterly distribution) on all of the outstanding common units and subordinated units during that period on a fully diluted basis and (ii) the corresponding distributions on the incentive distribution rights; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.
Expiration of the Subordination Period

When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will thereafter participate pro rata with the other common units in distributions of available cash.

Adjusted Operating Surplus

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net drawdowns of reserves of cash established in prior periods. Adjusted operating surplus for a period consists of:

•

operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the first bullet under the caption “—Operating Surplus and Capital Surplus—Operating Surplus” above); less

•	any net increase in working capital borrowings with respect to that period; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•

any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to that period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Distributions of Available Cash from Operating Surplus During the Subordination Period

We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•	first, 100% to the common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•

second, 100% to the common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•	third, 100% to the subordinated unitholders, pro rata, until we distribute for each outstanding subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—Incentive Distribution Rights” below.

The preceding discussion is based on the assumption that we do not issue additional classes of equity securities.

Distributions of Available Cash from Operating Surplus After the Subordination Period

We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	first, 100% to all common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—Incentive Distribution Rights” below.

The preceding discussion is based on the assumption that that we do not issue additional classes of equity securities.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage (15.0%, 25.0% and 50.0%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner will initially hold the incentive distribution rights, but may transfer these rights separately from its general partner interest. The following discussion assumes that our general partner continues to own the incentive distribution rights.

If for any quarter:

•	we have distributed available cash from operating surplus to the common unitholders and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

•	first, 100% to all unitholders, pro rata until each unitholder receives a total of $ per unit for that quarter (the “first target distribution”);

•	second, 85% to all unitholders, pro rata, and 15% to our general partner, until each unitholder receives a total of $ per unit for that quarter (the “second target distribution”);

•	third, 75% to all unitholders, pro rata, and 25% to our general partner, until each unitholder receives a total of $ per unit for that quarter (the “third target distribution”); and

•	thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

Percentage Allocations of Available Cash from Operating Surplus

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution per Unit Target Amount.” The percentage interests shown for our unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner assume that our general partner has not transferred its incentive distribution rights and that there are no arrearages on common units.

	Total Quarterly Distribution Per Unit Target Amount		Marginal Percentage Interest in Distributions
			Unitholders	General Partner
Minimum Quarterly Distribution	$		100%	—
First Target Distribution	above $	up to $	100%	—
Second Target Distribution	above $	up to $	85%	15%
Third Target Distribution	above $	up to $	75%	25%
Thereafter	above $		50%	50%

General Partner’s Right to Reset Incentive Distribution Levels

Our general partner, as the initial holder of our incentive distribution rights, has the right under our partnership agreement, subject to certain conditions, to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and target distribution levels upon which the incentive distribution payments to our general partner would be set. If our general partner transfers all or a portion of the incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following discussion assumes that our general partner holds all of the incentive distribution rights at the time that a reset election is made.

Our general partner’s right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to our general partner are based may be exercised, without approval of our unitholders or the conflicts committee, at any time when there are no subordinated units outstanding, we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distributions for each of the four consecutive fiscal quarters immediately preceding such time and the amount of each such distribution did not exceed adjusted operating surplus for such quarter. If our general partner and its affiliates are not the holders of a majority of the incentive distribution rights at the time an election is made to reset the minimum quarterly distribution amount and the target distribution levels, then the proposed reset will be subject to the prior written concurrence of the general partner that the conditions described above have been satisfied. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that the holder of the incentive distribution rights will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target distributions prior to the reset, our general partner will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received by our general partner for the two quarters immediately preceding the reset event as compared to the average cash distributions per common unit during that two-quarter period.

The number of common units that our general partner (or the then-holder of the incentive distribution rights, if other than our general partner) would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the average aggregate amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the aggregate amount of cash distributed per common unit during each of these two quarters.

Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•	first, 100% to all unitholders, pro rata, until each unitholder receives an amount equal to 115.0% of the reset minimum quarterly distribution for that quarter;

•

second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for the quarter;

•

third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for the quarter; and

•	thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner at various cash distribution levels (1) pursuant to the cash distribution provisions of our partnership agreement in effect at the completion of this offering, as well as (2) following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumption that the average quarterly cash distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $        .

			Marginal Percentage Interest in Distributions
	Quarterly Distribution Per Unit Prior to Reset		Common Unitholders	Our General Partner	Quarterly Distribution Per Unit Following Hypothetical Reset
Minimum Quarterly Distribution	$		100.0%	—	$
First Target Distribution	above $	up to $	100.0%	—	above $		up to $	(1)
Second Target Distribution	above $	up to $	85.0%	15.0%	above $	(1)	up to $	(2)
Third Target Distribution	above $	up to $	75.0%	25.0%	above $	(2)	up to $	(3)
Thereafter	above $		50.0%	50.0%	above $	(3)

(1)	This amount is 115.0% of the hypothetical reset minimum quarterly distribution.
(2)	This amount is 125.0% of the hypothetical reset minimum quarterly distribution.
(3)	This amount is 150.0% of the hypothetical reset minimum quarterly distribution

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and our general partner with respect to its incentive distribution rights, based on an average of the amounts distributed for the two quarters immediately prior to the reset. The table assumes that immediately prior to the reset there would be                common units outstanding, and the average distribution to each common unit would be $        per quarter for the two consecutive non-overlapping quarters prior to the reset.

	Quarterly Distribution Per Unit Prior to Reset		Cash Distributions to Common Unitholders Prior to Reset	Cash Distribution to Our General Partner Prior to Reset	Total Distributions
Minimum quarterly distribution	$		$	$	$
First target distribution	above $	up to $
Second target distribution	above $	up to $
Third target distribution	above $	up to $
Thereafter	above $
			$	$	$

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and our general partner in respect of its our incentive distribution rights, with respect to the quarter after the reset occurs. The table reflects that, as a result of the reset, there would be                common units outstanding and that the average distribution to each common unit would be $        . The number of common units issued as a result of the reset was calculated by dividing (x)            as the average of the amounts received by general partner in respect of its incentive distribution rights for the two consecutive non-overlapping quarters prior to the reset as shown in the table above, by (y) the average of the cash distributions made on each common unit per quarter for the two consecutive non-overlapping quarters prior to the reset as shown in the table above, or $        .

			Cash Distributions to Common Unitholders After Reset	Cash Distribution to Our General Partner After Reset
	Quarterly Distribution Per Unit After Reset			Common Units	Incentive Distribution Rights	Total	Total Distributions
Minimum quarterly distribution	$		$	$	$	$	$
First target distribution	above $	up to $
Second target distribution	above $	up to $
Third target distribution	above $	up to $
Thereafter	above $
			$	$	$	$	$

Our general partner (or the holder of the incentive distribution rights, if other than our general partner) will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the immediately preceding four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made

We will make distributions of available cash from capital surplus, if any, in the following manner:

•

first, 100% to all unitholders, pro rata, until we distribute for each common unit that was issued in this offering, an amount of available cash from capital surplus equal to the initial public offering price in this offering;

•

second, 100% to all unitholders, pro rata, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the outstanding common units; and

•	thereafter, as if they were from operating surplus.

The preceding discussion is based on the assumption we do not issue additional classes of equity securities.

Effect of a Distribution from Capital Surplus

Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution after any of these distributions are made, the effects of distributions of capital surplus may make it easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we distribute capital surplus on a unit issued in this offering in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero. Then, after distributing an amount of capital surplus for each common unit equal to any unpaid arrearages of the minimum quarterly distributions on outstanding common units, we will then make all future distributions from operating surplus, with 50% being paid to the unitholders, pro rata, and 50% to the holder of our incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the minimum quarterly distribution;

•	target distribution levels;

•	the unrecovered initial unit price; and

•	the arrearages per common unit in payment of the minimum quarterly distribution on the common units.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level and each subordinated unit would be split into two units. We will not make any adjustment by reason of the issuance of additional units for cash or property (including additional common units issued under any compensation or benefit plans).

In addition, if legislation is enacted or if the official interpretation of existing law is modified by a governmental authority or if action is taken by our general partner as described under “Our Partnership Agreement—Election to be Treated as a Corporation,” so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels for each quarter may be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter

(reduced by the amount of the estimated tax liability for such quarter payable by reason of such legislation or interpretation) and the denominator of which is the sum of available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter payable by reason of such legislation or interpretation) plus our general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference may be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

General

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

Manner of Adjustments for Gain

The manner of the adjustment for gain is set forth in our partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to our partners in the following manner:

•	first, to our general partner to the extent any negative balance in its capital account;

•	second, 100% to the common unitholders, pro rata until the capital account for each common unit is equal to the sum of:

(1)	the unrecovered initial unit price;

(2)	the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and

(3)	any unpaid arrearages in payment of the minimum quarterly distribution;

•	third, 100% to the subordinated unitholders, pro rata until the capital account for each subordinated unit is equal to the sum of:

(1)	the unrecovered initial unit price; and

(2)	the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•	fourth, 100% to all unitholders, pro rata until we allocate under this paragraph an amount per unit equal to:

(1)	the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

(2)	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 100% to the unitholders, pro rata, for each quarter of our existence;

•	fifth, 85% to all unitholders, pro rata, and 15% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1)	the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

(2)	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, and 15% to our general partner for each quarter of our existence;

•	sixth, 75% to all unitholders, pro rata, and 25% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1)	the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

(2)	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to our general partner for each quarter of our existence; and

•	thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

The percentages set forth above are based on the assumption that our general partner has not transferred its incentive distribution rights and that we do not issue additional classes of equity securities.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

Manner of Adjustments for Losses

If our liquidation occurs before the end of the subordination period, after making allocations of loss to the unitholders in a manner intended to offset in reverse order the allocations of gains that have previously been allocated, we will generally allocate any loss to our unitholders in the following manner:

•	first, 100% to the holders of subordinated units in proportion to the positive balances in their capital accounts, until the capital accounts of the subordinated unitholders have been reduced to zero;

•	second, 100.0% to the holders of common units in accordance with their percentage interest in us, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100% to our general partner.

The percentages set forth above are based on the assumption that we do not issue additional classes of equity securities.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

Adjustments to Capital Accounts

Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner that results, to the extent possible, in the partners’ capital account balances equaling the amount that they would have been if no earlier positive adjustments to the capital accounts had been made. In contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and our general partner based on their respective percentage ownership of us. In this manner, prior to the end of the subordination period, we generally will allocate any such loss equally with respect to our common units and subordinated units. If we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in our unitholders’ capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

The following table presents selected historical financial data of our Predecessor and selected unaudited pro forma financial data of Howard Midstream Partners, LP for the periods and as of the dates indicated. The following selected historical financial data of our sponsor consists of all of the assets and operations of our Predecessor on a 100% basis. In connection with the closing of this offering, our sponsor will contribute to us a 100% interest in OpCo GP and a    % limited partnership interest in OpCo, which will own substantially all of our sponsor’s current assets and operations. As required by GAAP, we will consolidate 100% of the assets and operations of OpCo in our financial statements for so long as we continue to have a controlling financial interest in OpCo.

The selected historical financial data of our Predecessor as of and for the years ended December 31, 2016 and 2015, and as of June 30, 2017 and for the six months ended June 30, 2017 and 2016, is derived from the audited and unaudited consolidated financial statements of our Predecessor appearing elsewhere in this prospectus. The following table should be read together with, and is qualified in its entirety by reference to, the historical audited, historical unaudited interim and unaudited pro forma consolidated financial statements and the accompanying notes included elsewhere in this prospectus. The table should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The selected unaudited pro forma financial data presented in the following table for the year ended December 31, 2016 and as of and for the six months ended June 30, 2017 are derived from the unaudited pro forma consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma consolidated balance sheet assumes the offering and the related transactions occurred as of June 30, 2017, and the unaudited pro forma consolidated statements of operations for the year ended December 31, 2016 and the six months ended June 30, 2017 assume the offering and the related transactions occurred as of January 1, 2016. These transactions include, and the unaudited pro forma consolidated financial statements give effect to, the following:

•	the contribution by our sponsor of certain of its operating subsidiaries to OpCo;

•	our sponsor’s contribution to us of a % limited partnership interest in OpCo;

•	our assumption of the outstanding balance of $ million under the term loan portion of our sponsor’s credit facility;

•	the consummation of this offering and our issuance of (i) common units to the public and (ii) common units and subordinated units to our sponsor;

•	the application of the net proceeds of this offering as described in “Use of Proceeds”;

•	our entry into a new $ million revolving credit facility; and

•	our entry into an omnibus agreement with our sponsor.

The unaudited pro forma consolidated financial statements do not give effect to an estimated $3.0 million in incremental general and administrative expenses that we expect to incur annually as a result of being a publicly traded partnership.

The following table presents the non-GAAP financial measures of Adjusted EBITDA and gross margin, which we use in our business as important supplemental measures of our performance. Adjusted EBITDA and gross margin are not financial measures defined by GAAP. We explain these measures under “—Non-GAAP Financial Measures” below and reconcile them to their most directly comparable financial measures calculated and presented in accordance with GAAP.

	Predecessor Historical				Pro Forma
	Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31, 2016		Six Months Ended June 30, 2017
	2016	2015	2017	2016
	(in thousands, except per unit data)
Statements of Operations Data
Total operating revenues	$246,650	$320,839	$124,878	$130,687		$242,041		$119,280
Operating costs and expenses:
Cost of products sold (excluding depreciation and amortization)	79,366	147,039	38,146	42,659		79,366		38,146
Operations and maintenance	45,325	42,184	22,536	23,072		41,704		19,545
Depreciation and amortization	58,549	45,226	30,428	28,680		55,203		28,228
General and administrative	31,483	36,160	25,698	15,415		25,076		8,488

Total operating costs and expenses	214,723	270,609	116,808	109,826		201,349		94,407

Operating income	31,927	50,230	8,070	20,861		40,692		24,873
Other income (expense):
Interest expense	(29,732)	(22,204)	(11,951)	(16,416)		(1,184)		(584)
Equity in earnings (loss) of unconsolidated affiliates	4,897	—	164	(162)		—		—
Other income (expense)	896	2,401	1	722		(13)		52

Income (loss) before income taxes	7,988	30,427	(3,716)	5,005		39,495		24,341
State income taxes	255	99	143	247		255		128

Net income (loss)	$7,733	$30,328	$(3,859)	$4,758		$39,240		$24,213

Net (loss) income attributable to noncontrolling interests	(1,924)	(92)	(257)	(924)

Net income (loss) attributable to controlling interests	$9,657	$30,420	$(3,602)	$5,682	$		$

Net income per limited partner unit (basic and diluted)
Common units					$		$
Subordinated units					$		$
Balance sheet data (at period end)
Total property and equipment, net	$866,607	$867,834	$883,820					$754,334
Total assets	1,330,790	1,258,512	1,357,849					1,095,801
Long-term liabilities	486,290	768,048	508,424
Members’ equity	811,786	440,049	810,585

Statement of cash flows data
Net cash provided by operating activities	$71,894	$91,462	$22,874	$38,822
Net cash used in investing activities	(171,999)	(628,416)	(25,354)	(71,044)
Net cash provided by financing activities	83,805	518,420	8,987	22,409
Other data
Capital expenditures	$93,160	$108,022	$31,544	$71,191
Adjusted EBITDA(1)	102,026	118,860	52,321	56,077		$106,959		$54,646
Adjusted EBITDA attributable to controlling interest(1)	102,236	117,460	51,947	56,360
Gross margin(1)	167,284	173,800	86,732	88,028		162,675		81,134

(1)	For definitions of Adjusted EBITDA and gross margin and reconciliations to their most directly comparable financial measures calculated in accordance with GAAP, please read “—Non-GAAP Financial Measures.”

Non-GAAP Financial Measures

We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, certain non-cash items (such as unit-based compensation expense, gains and losses on disposals of assets and non-cash impairment charges), other non-operating income, major litigation expenses net of recoveries, acquisition-related expenses and initial public offering expenses. Adjusted EBITDA reflects amounts for less than wholly owned subsidiaries based on 100% of the subsidiaries’ results of operations and for unconsolidated affiliates based on the partnership’s proportionate ownership. We define Adjusted EBITDA attributable to controlling interest for our Predecessor as Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interest for consolidated non-wholly owned subsidiaries. We define Adjusted EBITDA attributable to controlling interest for the Partnership as Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interest for consolidated non-wholly owned subsidiaries and Adjusted EBITDA for the noncontrolling interest of OpCo.

We define gross margin as total revenues less cost of products sold (excluding depreciation and amortization). Gross margin reflects amounts for less than wholly owned consolidated subsidiaries based on 100% of the subsidiaries’ results of operations.

Adjusted EBITDA and gross margin are used as non-GAAP supplemental financial measures by management and by external users of our financial statements, such as investors, industry analysts, lenders and ratings agencies, to assess:

•	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing methods, historical cost basis or capital structure;

•	the ability of our assets to generate sufficient cash flow to make distributions to our partners;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We expect that the agreement governing our new credit facility will contain customary representations and warranties and covenants for facilities of its type, including covenants based upon ratios of earnings before interest, taxes, depreciation and amortization (“EBITDA”) (calculated in the same manner as Adjusted EBITDA as set forth above to exclude certain extraordinary, non-recurring and non-cash items) to other financial metrics, including a covenant that requires our indebtedness not to exceed              times annualized EBITDA. If an event of default occurs and is continuing, including with respect to the covenants relating to such ratios, we would be unable to make borrowings under our new credit facility and our financial condition and liquidity would be adversely affected. We believe that the presentation of Adjusted EBITDA and gross margin in this prospectus provides information useful to investors in assessing our financial condition and results of operations because it eliminates certain items that are not indicative of our performance on an ongoing basis. The GAAP measures most directly comparable to Adjusted EBITDA and gross margin are net income and net cash flows provided by operating activities and operating income, respectively. Adjusted EBITDA and gross margin should not be considered an alternative to net income, net cash flows provided by operating activities, operating income or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and gross margin have important limitations as analytical tools because they exclude some but not all items that affect net income, net cash provided by operating activities and operating income. You should not consider Adjusted EBITDA or gross margin in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA and gross margin may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA and gross margin may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present reconciliations of Adjusted EBITDA and gross margin to their most directly comparable GAAP financial measures, on a historical basis and pro forma basis, as applicable, for each of the periods indicated.

	Predecessor Historical		Predecessor Historical		Pro Forma
	Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31, 2016		Six Months Ended June 30, 2017
	2016	2015	2017	2016
	(in thousands, except per unit data)
Net income (loss)	$7,733	$30,328	$(3,859)	$4,758		$39,240		$24,213
Add (subtract):
Depreciation and amortization	58,549	45,226	30,428	28,680		55,203		28,228
Interest expense	29,732	22,204	11,951	16,416		1,184		584
Other (income) expense	(743)	(2,401)	45	(713)		13		(52)
State income taxes	255	99	143	247		255		128
Equity in (earnings) loss of unconsolidated affiliates	(4,897)	—	(164)	162		—		—
Adjusted EBITDA from unconsolidated affiliates	(982)	—	6	(162)		—		—
Unit-based compensation	8,465	20,034	12,803	5,106		7,666		1,545
Unrealized foreign currency loss	—	—	3	—		—		—
Major litigation expenses net of recoveries	3,466	1,120	—	1,526		3,398		—
Acquisition-related expenses	—	1,715	—	—		—		—
Initial public offering expenses	448	535	965	57		—		—

Adjusted EBITDA	$102,026	$118,860	$52,321	$56,077		$106,959		$54,646

Less:
Adjusted EBITDA attributable to noncontrolling interest	(210)	1,400	374	(283)

Adjusted EBITDA attributable to controlling interest	$102,236	$117,460	$51,947	$56,360	$		$

Net cash flows provided by operating activities	$71,894	$91,462	$22,874	$38,822
Add (subtract):
Interest expense	29,732	22,204	11,951	16,416
Other (income) expense	(743)	(2,401)	45	(713)
State income taxes	255	99	143	247
Major litigation expenses net of recoveries	3,466	1,120	—	1,526
Acquisition-related expenses	—	1,715	—	—
Initial public offering expenses	448	535	965	57
Adjusted EBITDA from unconsolidated affiliates	(982)	—	6	(162)
Other adjustments to operating cash flows	(2,397)	(1,913)	(1,270)	(1,218)
Changes in assets and liabilities	353	6,039	17,607	1,102

Adjusted EBITDA	$102,026	$118,860	$52,321	$56,077

Less: Adjusted EBITDA attributable to noncontrolling interest	(210)	1,400	374	(283)

Adjusted EBITDA attributable to controlling interest	$102,236	$117,460	$51,947	$56,360

Operating income (loss)	$31,927	$50,230	$8,070	$20,861		$40,692		$24,873
Add:
Operations and maintenance	45,325	42,184	22,536	23,072		41,704		19,545
Depreciation and amortization	58,549	45,226	30,428	28,680		55,203		28,228
General and administrative	31,483	36,160	25,698	15,415		25,076		8,488

Gross margin	167,284	173,800	86,732	88,028		162,675		81,134

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of financial condition and results of operations should be read in conjunction with our Predecessor’s historical financial statements and notes and our pro forma financial statements and notes included elsewhere in this prospectus.

This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section entitled “Risk Factors” included elsewhere in this prospectus. Please read “Forward-Looking Statements.”

Overview

We are a fee-based, growth-oriented Delaware limited partnership formed by our sponsor to own, operate, develop and acquire a diverse range of midstream energy infrastructure assets in North America. We currently provide natural gas, NGLs and refined products midstream services to third-party customers through assets strategically located in prolific hydrocarbon producing basins and attractive markets in South Texas, Northeastern Pennsylvania and along the Texas Gulf Coast. Our management team has extensive experience executing organic growth strategies and completing accretive acquisitions in the midstream industry. We intend to leverage that experience to continue growing our asset base and diversifying our operations to attract customers in growing energy markets.

We initially will own our midstream assets and conduct our business through OpCo, a limited partnership to be formed by our sponsor in which we will own a     % limited partner interest and which we will control through a non-economic general partner interest. The substantial majority of our gross margin is generated under contracts that are long-term in nature and which typically contain annual inflation escalators and either minimum volume commitments or demand payments.

Through our interest in OpCo, we own and control natural gas gathering systems in South Texas and Northeastern Pennsylvania, a natural gas processing plant in Webb County, Texas, a deepwater marine terminal facility in Brownsville, Texas and a condensate and NGL stabilization facility in Live Oak County, Texas. We operate our assets through two operating segments—our Natural Gas segment and our Liquids segment.

How We Generate Revenue

Gathering and Processing Services and Marketing Services

We provide our gathering and processing services in our Natural Gas segment primarily through long-term, fee-based gas gathering agreements that typically contain acreage dedications, minimum volume commitments, demand payments and annual inflation escalators. Revenue from gathering and processing services is generated by (i) transportation fees charged on volumes transported through our systems, (ii) processing fees charged for volumes processed at our Reveille processing plant, (iii) ancillary fees related to compression, treating, dehydration and conditioning services and (iv) minimum volume commitments and demand payments under our gathering and processing agreements. Minimum volume commitments represent volumes that our customers contractually commit to deliver to an existing gathering system or plant. Our customers generally pay us an agreed upon rate for amounts delivered up to the minimum volume commitment or, in the event actual deliveries fall short of the minimum volume commitment, a deficiency payment at an agreed upon deficiency rate multiplied by the shortfall amount. In the event our customers deliver volumes in excess of their minimum volume commitments, some of our commercial agreements allow such customers to credit the excess volumes against minimum volume commitments in future periods, which vary by agreement, or against minimum volume commitments such customers may have on our other gathering systems. Under contracts with acreage dedications, our customers commit all of the natural gas production they own or operate from current and future wells drilled within the acreage dedication during the term of the applicable gathering contract. We also provide interruptible gathering and transportation service on our gathering pipelines to optimize our revenues on those systems.

Within our Natural Gas segment we provide marketing services to some of our gathering and processing customers. Under our marketing services, the revenues we recognize for natural gas sold are largely offset by the cost of products sold for natural gas purchased in connection with those sales in back-to-back arrangements, which generate a fixed margin and substantially mitigate commodity price exposure.

NGL Handling and Processing and Liquid Terminalling Services

We provide our NGL handling and processing services primarily through fee-based agreements with contracted customers as well as through volumes received from uncontracted customers. Our contracts typically include a dedication of all volumes in a defined region or from a specific receipt point during the life of the contract. Our liquid terminalling services are provided through long-term, fee-based arrangements that typically include escalating capacity reservation fees with minimum throughput requirements as well as discrete fees related to ancillary services we provide including loading, unloading, blending, mixing and heating.

For additional information regarding our contracts, please read “Business—Commercial Agreements.”

How We Evaluate Our Operations

Our results are driven primarily by the volume of natural gas that we gather and process and the volume of NGLs and other hydrocarbon liquids for which we provide handling, processing and terminalling services, the fees charged for such services and the operating expenses and capital costs incurred for providing such services. We evaluate our results using, among other measures, revenues, cost of products sold, gross margin, operating expenses, throughput volumes and Adjusted EBITDA.

Revenues, Cost of Products Sold and Gross Margin

Natural Gas Segment

Revenues from our Natural Gas segment include revenue generated from gathering and processing services and marketing services. Cost of products sold in the Natural Gas segment consists of the cost of natural gas and NGL sales by our marketing companies, which have minimal effect on income from operations and fluctuate with changes in market prices and volumes purchased. We define gross margin for our Natural Gas segment as total revenue less cost of products sold (excluding depreciation and amortization).

Liquids Segment

Revenues from our Liquids segment include revenue generated from NGL handling and processing services and liquid terminalling services. In the Liquids segment, cost of products sold is primarily comprised of off-spec and on-spec NGL purchases. These NGL purchases are made directly from our suppliers and then processed and remarketed to various customers. The cost of these NGL purchases vary due to changes in market prices and volumes purchased. We define gross margin for our Liquids segment as total revenue less cost of products sold (excluding depreciation and amortization).

Operating Expenses

The primary components of our operating expenses that we evaluate include operations and maintenance expense and general and administrative expense.

Operations and maintenance expense

Operations and maintenance expense primarily represents the cost of operating and maintaining our pipelines, plants and equipment or the cost of running the physical systems. Operations and maintenance expenses are comprised of labor, materials and supplies, outside services, insurance, environmental and safety costs and other expenses. Maintenance and repairs, including the cost of removal of minor items of property, are charged to expense as incurred. The timing of maintenance expenditures during a year generally fluctuates with customer demands, and we schedule as much planned maintenance as possible during off-peak periods. Changes in regulation can also impact maintenance requirements and affect the timing and amount of our costs and expenditures.

In the future, we expect operations and maintenance expense to be comprised of similar direct and indirect costs, but we will reimburse our general partner and our sponsor pursuant to our partnership agreement and the omnibus agreement for all labor costs, as the operations’ employees will remain employees of our sponsor.

General and administrative expense

In our historical financial statements, general and administrative expense was comprised of direct costs incurred by our Predecessor. In the future, we expect general and administrative expense to be comprised primarily of direct and indirect costs that we will reimburse to our general partner and our sponsor pursuant to our partnership agreement and the omnibus agreement, and other expenses attributable to our status as a publicly traded partnership, such as expenses associated with: annual and quarterly reports to unitholders; tax return and Schedule K-1 preparation and distribution; Sarbanes-Oxley Act compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations activities; registrar and transfer agent fees; incremental director and officer liability insurance expenses; and director compensation.

Throughput volumes

The volume of natural gas that we gather depends on the level of production from natural gas wells connected to our gathering systems. Aggregate production volumes are impacted by the overall amount of drilling and completion activity, as production must be maintained or increased by new drilling or other activity, because the production rate of a natural gas well declines over time. Producers’ willingness to engage in new drilling is determined by a number of factors, the most important of which are the prevailing and projected prices of natural gas and NGLs, the cost to drill and operate a well, the availability and cost of capital and environmental and government regulations. We must continually obtain new supplies of natural gas to maintain or increase the throughput volume on our systems. We actively monitor producer activity in the areas served by our gathering systems to pursue new supply opportunities.

Adjusted EBITDA and Gross Margin

We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, certain non-cash items (such as unit-based compensation expense, gains and losses on disposals of assets and non-cash impairment charges), other non-operating income, major litigation expenses net of recoveries, acquisition-related expenses and initial public offering expenses. Adjusted EBITDA reflects amounts for less than wholly owned subsidiaries based on 100% of the subsidiaries’ results of operations and for unconsolidated affiliates based on the partnership’s proportionate ownership. We define Adjusted EBITDA attributable to controlling interest for our Predecessor as Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interest for consolidated non-wholly owned subsidiaries. We define Adjusted EBITDA attributable to controlling interest for the Partnership as Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interest for consolidated non-wholly owned subsidiaries and Adjusted EBITDA for the noncontrolling interest of OpCo. We define gross margin as total revenues less cost of products sold (excluding depreciation and amortization). Gross margin reflects amounts for less than wholly owned consolidated subsidiaries based on 100% of the subsidiaries’ results of operations.

Adjusted EBITDA and gross margin are non-GAAP supplemental financial measures that management and external users of our combined financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	the financial performance of our assets without regard to historical cost basis;

•	the ability of our assets to generate cash sufficient to make distributions to our partners;

•	our ability to incur and service debt and fund capital expenditures; and

•	the operating performance and return on invested capital as compared to those of other publically traded limited partnerships that own energy infrastructure assets.

We expect that the agreement governing our new credit facility will contain customary representations and warranties and covenants for facilities of its type, including covenants based upon ratios of EBITDA (calculated in the same manner as Adjusted EBITDA as set forth above to exclude extraordinary, non-recurring and non-cash items) to other financial metrics, including a covenant that requires our indebtedness not to exceed              times EBITDA for the prior four consecutive fiscal quarters, ending on the last day of such fiscal quarter. If an event of default occurs and is continuing, including with respect to the covenants relating to such ratios, we would be unable to make borrowings under our new credit facility and our financial condition and liquidity would be adversely affected. We believe that the presentation of Adjusted EBITDA and gross margin provide useful information to investors in assessing our financial condition and results of operations because it eliminates certain items that are not indicative of our performance on an ongoing basis. Adjusted EBITDA and gross margin should not be considered alternatives to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and gross margin have important limitations as analytical tools because they exclude some but not all items that affect net income, net cash provided by operating activities and operating income. Additionally, because Adjusted EBITDA and gross margin may be defined differently by other companies in our industry, our definition of Adjusted EBITDA and gross margin may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

For a reconciliation of Adjusted EBITDA and gross margin to their most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Selected Historical and Pro Forma Financial Data—Non-GAAP Financial Measures.”

Factors and Trends Impacting Our Business

We expect to be affected by certain key factors and trends described below. Our expectations are based on assumptions made by us and information currently available to us. To the extent our underlying assumptions about, or interpretations of, available information prove to be incorrect, our actual results may vary materially from our expected results. Please read “Risk Factors.”

•	The supply and demand dynamics of natural gas and NGLs impact our business. Please read “Industry—Natural Gas” and “Industry—Natural Gas Liquids.”

•

As part of our growth strategy, we expect to make accretive acquisitions, both from our sponsor and from third parties. However, if we do not make acquisitions on economically acceptable terms, our future growth will be limited and it is possible that any acquisitions we do make will reduce, rather than increase, our cash available for distribution. Please read “Business—Our ROFR Assets.”

•

Federal and state regulation can have a significant impact on our business. As a result, we closely monitor regulatory developments affecting our business. Please read “Business—Regulation of Operations.”

•

We expect to require periodic access to capital in order to fund acquisitions and expansion projects. If we are unable to either access the capital markets or find alternative sources of capital, our growth strategy may be more challenging to execute. Please read “—Liquidity and Capital Resources.”

Factors Impacting the Comparability of Our Financial Results

The following factors may affect the comparability of our historical results of operations as well as the comparability of our historical results to future results:

•	Our Greenzweig and Lycoming gathering systems in Northeastern Pennsylvania were acquired from Angelina, a wholly owned subsidiary of Southwestern Energy, on April 10, 2015.

•

Our Predecessor’s results of operations historically included revenues and expenses relating to 100% of our sponsor’s business. In connection with the completion of this offering our sponsor will contribute to us a 100% interest in OpCo GP and a    % limited partnership interest in OpCo, which will own substantially all of our sponsor’s current assets and operations, and will retain a    % noncontrolling interest in OpCo. As a result, we will control OpCo through our ownership of OpCo GP, its general partner, and that general partner’s controlling financial interest in OpCo, which will acquire a portion of our sponsor’s business in connection with the closing of this offering. Our pro forma financial statements consolidate, and our financial statements after the closing of this offering will consolidate, all of OpCo’s financial results with ours in accordance with GAAP. Consequently, our future consolidated financial statements will include OpCo as a consolidated subsidiary, and our sponsor’s     % interest will be reflected as a noncontrolling interest.

•

Following the completion of this offering, we estimate that we will incur approximately $3.0 million of incremental annual general and administrative expenses as a result of operating as a publicly traded partnership. These incremental general and administrative expenses are not reflected in the Predecessor’s financial results and consist of expenses that we expect to incur as a result of operating as a publicly traded partnership, which includes expenses associated with: annual and quarterly reports to unitholders; tax return and Schedule K-1 preparation and distribution; Sarbanes-Oxley Act compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations activities; registrar and transfer agent fees; incremental director and officer liability insurance expenses; and director compensation.

•

At the completion of this offering, all Predecessor short-term borrowings and long-term debt unrelated to capital leases will be retained by our sponsor, other than the term loan portion of our sponsor’s credit facility, which we will assume and repay the balance of $         million in connection with the closing of this offering, and we will not incur any related interest expense.

•

We will enter into a new $         million revolving credit facility, which will become effective upon the closing of this offering, that we expect will incur interest expense at customary short-term interest rates.

•

Following the closing of this offering, we intend to make cash distributions to our unitholders equal to or greater than our minimum quarterly distribution of $         per unit per quarter ($         per unit on an annualized basis). Based on the terms of our partnership agreement, we expect that we will distribute to our unitholders most of the cash generated by our operations. As a result, we expect to fund future capital expenditures primarily from revolver borrowings and issuances of debt and equity securities and, to a lesser extent, from cash on hand and cash flow generated from our operations. Historically, our Predecessor largely relied on internally generated cash flows, long-term debt and capital contributions from its shareholders to satisfy its capital expenditure requirements.

Results of Operations

The following table provides a summary of our results of operations for our Predecessor for the periods indicated:

	Predecessor Historical
	Year Ended December 31,		Six Months Ended June 30,
	2016	2015	2017	2016
		(Restated)
	(in thousands)
Statements of Operations Data
Operating revenues:
Gathering and processing services	$133,622	$135,387	$65,635	$69,222
Natural gas sales	33,147	110,281	5,575	21,498
Natural gas liquid sales	65,967	69,360	42,424	32,126
Liquids handling services	13,914	5,811	11,244	7,841

Total revenues	246,650	320,839	124,878	130,687

Operating costs and expenses:
Cost of products sold (excluding depreciation and amortization)	79,366	147,039	38,146	42,659
Operations and maintenance	45,325	42,184	22,536	23,072
Depreciation and amortization	58,549	45,226	30,428	28,680
General and administrative	31,483	36,160	25,698	15,415

Total operating costs and expenses	214,723	270,609	116,808	109,826

Operating income	31,927	50,230	8,070	20,861
Other income (expense):
Interest expense	(29,732)	(22,204)	(11,951)	(16,416)
Equity in earnings (loss) of unconsolidated affiliates	4,897	—	164	(162)
Other income	896	2,401	1	722

Income (loss) before income taxes	7,988	30,427	(3,716)	5,005
State income taxes	255	99	143	247

Net income (loss)	$7,733	$30,328	$(3,859)	$4,758

Other Financial Data
Adjusted EBITDA attributable to controlling interest(1)	102,236	117,460	51,947	56,360
Gross margin(1)	167,284	173,800	86,732	88,028

(1)	For more information regarding Adjusted EBITDA and gross margin and reconciliations of Adjusted EBITDA and gross margin to their most directly comparable GAAP measures, please read “Selected Historical and Pro Forma Financial Data—Non-GAAP Financial Measures.”

	Predecessor Historical
	Year Ended December 31,		Six Months Ended June 30,
	2016	2015	2017	2016
		(Restated)
	(in thousands, except per unit data)
Segment Financial Data—Natural Gas
Operating revenues:
Gathering and processing services	$133,622	$135,387	$65,635	$69,222
Natural gas sales	32,829	109,913	5,383	21,332
Natural gas liquid sales	3,755	2,328	3,536	1,299

Total revenues	170,206	247,628	74,554	91,853

Operating costs and expenses:
Cost of products sold (excluding depreciation and amortization)	31,725	103,307	5,945	20,335
Operations and maintenance	33,353	31,048	16,056	16,708
Depreciation and amortization	50,736	39,455	26,220	24,904
General and administrative	23,642	28,288	21,054	11,818

Total operating costs and expenses	139,456	202,098	69,275	73,765

Operating income	$30,750	$45,530	$5,279	$18,088

Segment Adjusted EBITDA attributable to controlling interest	91,422	102,383	44,599	48,779
Segment Operational Data—Natural Gas
Average throughput—gathering (Mcf/d)	779,870	899,766	721,165	808,961
Average throughput—processing (MMBtu/d)	74,294	134,030	61,413	80,515
Average gathering and processing fee per MMBtu	$0.38	$0.39	$0.39	$0.36
Segment Financial Data—Liquids
Operating revenues:
Natural gas sales	$318	$368	$192	$166
Natural gas liquid sales	62,212	67,032	39,420	30,827
Liquids handling services	13,914	5,811	11,348	7,841

Total revenues	76,444	73,211	50,960	38,834
Operating costs and expenses:
Cost of products sold (excluding depreciation and amortization)	47,641	43,732	32,837	22,324
Operations and maintenance	11,972	11,136	6,480	6,364
Depreciation and amortization	7,813	5,771	4,208	3,776
General and administrative	7,841	7,872	4,644	3,597

Total operating costs and expenses	75,267	68,511	48,169	36,061

Operating income	$1,177	$4,700	$2,791	$2,773

Segment Adjusted EBITDA attributable to controlling interest	10,814	15,077	7,348	7,581
Segment Operational Data—Liquids
Average terminals throughput—gathering (Bbls/month)	878,507	527,089	942,428	1,049,097
Average stabilizer throughput (Bbl/d)	7,051	8,381	6,760	8,363
Average terminals and stabilizer service fee per Bbl	$0.79	$0.95	$1.19	$0.80

Six Months Ended June 30, 2017 Compared to Six Months Ended June 30, 2016

Volumes and Fees. Within the Natural Gas segment, gathering throughput decreased 87,796 Mcf/d and processing throughput decreased 19,102 MMBtu/d at our northeast and South Texas gathering assets, respectively, as a result of customers slowing drilling programs in 2016 in response to lower commodity prices, causing a decline in production for the first half of 2017. Average gathering and processing fees increased $0.03 per MMBtu primarily due to the depletion of minimum volume commitment credits on certain contracts.

Within the Liquids segment, average monthly terminals throughput decreased 106,669 Bbls per month as a result of a decrease in excess throughput in our Brownsville terminal. Average daily stabilizer volumes decreased

1,603 Bbl/d due to reduced drilling activity in the area that the facility serves in 2016 causing a decline in production in the first half of 2017. Average terminal and stabilizer service fees increased $0.39 per barrel primarily due to an increase in rates charged on new contracts.

Revenues and Cost of Products Sold. Operating revenues were $124.9 million for the six months ended June 30, 2017, compared to $130.7 million for the six months ended June 30, 2016, which represents a 4% decrease. The Natural Gas segment recorded a $17.3 million decrease in revenues, which was offset by a $12.1 million increase in revenues in the Liquids segment. Cost of products sold were $38.1 million for the six months ended June 30, 2017, compared to $42.7 million for the six months ended June 30, 2016, a decrease of 11%. Approximately $14.4 million of this decrease is attributable to the Natural Gas segment, offset by a $10.5 million increase in the Liquids segment. As a result of the aforementioned items, gross margin was $86.7 million and $88.0 million for the six months ended June 30, 2017 and 2016, respectively.

In the Natural Gas segment, operating revenues and cost of products sold decreased $17.3 million and $14.4 million, respectively, for the six months ended June 30, 2017, compared to the six months ended June 30, 2016. Gathering and processing revenues decreased $3.6 million primarily as a result of lower volumes year over year due to a decrease in producer activity. Natural gas sales decreased $15.9 million due to our execution of fewer marketing transactions in 2017. Natural gas liquids sales increased $2.2 million due to an increase in commodity prices. Cost of products sold decreased $14.4 million primarily due to fewer natural gas volumes sold. As a result of the aforementioned items, gross margin for the Natural Gas segment decreased $2.9 million.

In the Liquids segment, operating revenues and cost of products sold increased $12.1 million and $10.5 million, respectively, for the six months ended June 30, 2017, compared to the six months ended June 30, 2016. Natural gas liquids sales increased $8.6 million primarily due to an increase in commodity prices in 2017. Liquids handling services increased $3.5 million as a result of a new contract resulting in additional throughput revenue at our Port Arthur terminal. Cost of products sold increased $10.5 million primarily due to an increase in commodity prices and differential charges. As a result of the aforementioned items, gross margin for the Liquids segment increased $1.6 million.

Operations and Maintenance and General and Administrative Expenses. Operations and maintenance and general and administrative expenses were $48.2 million for the six months ended June 30, 2017, compared to $38.5 million for the six months ended June 30, 2016, which represents an increase of 25%.

Within the Natural Gas segment operations and maintenance and general and administrative expenses for the six months ended June 30, 2017, increased $8.6 million as compared to the six months ended June 30, 2016. Unit-based compensation increased $8.1 million, primarily as a result of new equity grants in 2017, which vested immediately. Employee related expenses increased $1.3 million as a result of increased headcount. The remaining increase is due to $0.9 million of initial public offering expenses incurred in the six months ended June 30, 2017, offset by a decrease of $1.5 million related to major litigation expenses net of recoveries incurred in the prior year.

In the Liquids segment, total operations and maintenance and general and administrative expenses for the six months ended June 30, 2017 increased $1.2 million as compared to the six months ended June 30, 2016, primarily due to a $1.3 million increase in employee related expenses primarily as a result of increased headcount.

Depreciation and amortization expenses. Depreciation and amortization expense for the six months ended June 30, 2017, increased approximately $1.7 million as compared to the six months ended June 30, 2016, as a result of organic growth on our existing systems, of which $1.3 million related to our Natural Gas segment and $0.4 million related to our Liquids segment.

Other income (expense). Other income (expense) reflected a net expense of $11.8 million for the six months ended June 30, 2017, and a net expense of $15.9 million for the six months ended June 30, 2016. This decrease in net expense primarily related to changes in interest expense and equity in earnings (loss) of unconsolidated subsidiaries. Interest expense for the six months ended June 30, 2017 decreased $4.5 million as compared to the six months ended June 30, 2016, primarily due to payments on our long-term debt. Equity in earnings (loss) of unconsolidated affiliates for the six months ended June 30, 2017, increased $0.3 million as compared to the six months ended June 30, 2016, due to the deconsolidation of Nueva Era. Prior to July 2016, Nueva Era was a consolidated affiliate within the Natural Gas segment.

Adjusted EBITDA attributable to controlling interest. Adjusted EBITDA attributable to controlling interest was $51.9 million for the six months ended June 30, 2017 as compared to $56.4 million for the six months ended June 30, 2016, which represents an 8% decrease.

Within the Natural Gas segment, Adjusted EBITDA attributable to controlling interest decreased 9%, or $4.2 million, primarily due to the following:

•	$2.9 million decrease in gross margin. Please read “—Revenues and Cost of Products Sold.”

•

$1.3 million increase in operations and maintenance and general and administrative expenses primarily due to an increase in employee related expenses. This increase excludes the changes related to unit-based compensation, major litigation expenses net of recoveries and initial public offering expenses, which are added back to derive Adjusted EBITDA attributable to controlling interest. Please read “—Operations and Maintenance and General and Administrative Expenses.”

Within the Liquids segment, Adjusted EBITDA attributable to controlling interest decreased 4%, or $0.3 million, as a result of the following:

•	$1.6 million increase in gross margin. Please read “—Revenues and Cost of Products Sold.”

•

$1.3 million increase in operations and maintenance and general and administrative expenses primarily due to increased employee related expenses. This increase excludes the change related to unit-based compensation which is added back to derive Adjusted EBITDA attributable to controlling interest. Please read “—Operations and Maintenance and General and Administrative Expenses.”

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Volumes and Fees. Within the Natural Gas segment, gathering throughput decreased 119,896 Mcf/d and processing throughput decreased 59,736 MMBtu/d as a result of a decrease in production at our northeast and South Texas gathering assets, respectively, due to customers slowing drilling programs in response to lower commodity prices in 2016. Average gathering and processing fees remained consistent primarily due to the long-term, fee-based nature of our contracts.

Within the Liquids segment, average monthly terminals throughput increased by 351,418 Bbls per month primarily due to a new storage facility at our Brownsville terminal coming online in early 2016, which added 300,000 Bbls of additional storage capacity. Average daily stabilizer volumes decreased 1,330 Bbl/d due to reduced drilling activity in the area that the facility serves. Average terminal and stabilizer service fees decreased $0.16 per barrel due to certain customer contracts allowing for lower rates per barrel as volume thresholds are met.

Revenues and Cost of Products Sold. Operating revenues were $246.7 million for the year ended December 31, 2016 compared to $320.8 million for the year ended December 31, 2015, which represents a 23% decrease. The Natural Gas segment recorded a $77 million decrease in revenues, which was offset by a $3 million increase in revenues in the Liquids segment. Cost of products sold were $79.3 million for the year ended December 31, 2016 compared to $147.0 million for the year ended December 31, 2015, a decrease of 46%. Approximately $72 million of this decrease is attributable to the Natural Gas segment, offset by a $4 million increase in the Liquids segment. As a result of the aforementioned items, gross margin was $167.3 million and $173.8 million for the years ended December 31, 2016 and 2015, respectively.

In the Natural Gas segment, operating revenues and cost of products sold decreased $77 million and $72 million, respectively, for the year ended December 31, 2016 compared to the year ended December 31, 2015. Approximately 92% of the decrease in operating revenues and cost of products sold was attributable to lower natural gas volumes sold and 8% of the decrease was attributable to lower sales prices related to our marketing activities. These decreases were due to the depressed commodity environment resulting in our execution of fewer marketing transactions at lower commodity prices. Further, an increase in revenue of approximately $9 million year over year is the result of three additional months of operations from the Angelina acquisition which closed in April 2015. This increase in revenue was offset by a decrease in processing fees of approximately $8 million due to lower volumes. As a result of the aforementioned items, gross margin for the Natural Gas segment decreased $5.8 million.

Increased operating revenues in the Liquids segment were primarily attributable to an increase in liquids handling revenues; $3.7 million related to additional terminalling and storage facilities at our Brownsville terminal coming online in early 2016 and $2 million related to freight paid by customers in 2016 that were not incurred in 2015. This increase is also the result of $2.2 million of additional revenue in 2016 from a full year of operations of the Port Arthur terminal, compared to five months of operations after the Port Arthur terminal was acquired in July 2015. Higher cost of products sold in the Liquids segment is primarily attributable to additional freight costs related to purchases at the Live Oak stabilizer. As a result of the aforementioned items, gross margin for the Liquids segment decreased $0.7 million.

Operations and Maintenance and General and Administrative Expenses. Operations and maintenance and general and administrative expenses were $76.8 million for the year ended December 31, 2016 compared to $78.3 million for the year ended December 31, 2015, which represents a 2% decrease.

Within the Natural Gas segment, total operations and maintenance and general and administrative expenses decreased $2.3 million. Unit-based compensation decreased $9 million due to previous grants becoming fully vested and forfeitures recognized in the current year. This decrease is partially offset by a $4 million increase as a result of a full year of expenses being incurred in 2016 versus nine months in 2015 related to the Angelina acquisition, as well as an additional $2 million of expenses recognized in connection with the settlement of litigation.

Within the Liquids segment, total operations and maintenance and general and administrative expenses increased $1 million. This increase is the result of approximately $3 million of additional expense in 2016 from a full year of operations of the Port Arthur terminal compared to five months of operations in 2015. In addition, an increase of $1 million related to the additional terminalling and storage facilities at our Brownsville terminal coming online in early 2016. These increases were offset by a decrease in unit-based compensation of approximately $2.4 million due to previous grants becoming fully vested and forfeitures recognized in the current year.

Depreciation and amortization expense. Depreciation and amortization expense was $58.5 million for the year ended December 31, 2016 as compared to $45.2 million for the year ended December 31, 2015, representing a 29% increase year over year. Within the Natural Gas segment, depreciation and amortization expense for the year ended December 31, 2016 increased $11.3 million as compared to the year ended December 31, 2015 as a result of the Angelina acquisition and organic growth on our existing systems. Depreciation and amortization expense in the Liquids segment for the year ended December 31, 2016 increased $2.0 million as compared to the year ended December 31, 2015 as a result of the Port Arthur terminal acquisition and organic growth on our existing systems.

Other income and expense. Other income (expense) for the year ended December 31, 2016 reflected a net expense of $23.9 million as compared to a net expense of $19.8 million for the year ended December 31, 2015. This $4.1 million increase in net expense was primarily related to changes in interest expense, equity in earnings of unconsolidated subsidiaries and other income. Interest expense for the year ended December 31, 2016 increased $7.5 million as compared to the year ended December 31, 2015 primarily due to the timing of debt issuances and repayments on our sponsor’s credit facility and an increase in average interest rates year over year.

Equity in earnings of unconsolidated affiliates increased $4.9 million for the year ended December 31, 2016 as compared to the year ended December 31, 2015, primarily due to the deconsolidation of Nueva Era. Prior to July 2016, Nueva Era was a consolidated affiliate within the Natural Gas segment. Other income for the year ended December 31, 2016 decreased $1.5 million as compared to the year ended December 31, 2015, which decrease was primarily related to a settlement gain of a preexisting relationship associated with the Port Arthur terminal acquisition in July 2015.

Adjusted EBITDA attributable to controlling interest. Adjusted EBITDA attributable to controlling interest was $102.2 million for the year ended December 31, 2016 versus $117.5 million for the year ended December 31, 2015, which represents a 13% decrease.

Within the Natural Gas segment, Adjusted EBITDA attributable to controlling interest decreased 11% or $11.0 million primarily due to the following:

•	$5.8 million decrease in gross margin. Please read “—Revenues and Cost of Products Sold.”

•

$4.7 million increase in operations and maintenance and general and administrative expenses primarily due to a full year of expenses being incurred in 2016 versus nine months in 2015 related to the Angelina acquisition. This increase excludes the changes related to unit-based compensation and major litigation expenses net of recoveries, which are added back to derive Adjusted EBITDA attributable to controlling interest. Please read “—Operations and Maintenance and General and Administrative Expenses.”

Within the Liquids segment, Adjusted EBITDA attributable to controlling interest decreased 28%, or $4.3 million, as a result of the following:

•	$0.7 million decrease in gross margin. Please read “—Revenues and Cost of Products Sold.”

•

$4.0 million increase in operations and maintenance and general and administrative expenses primarily due to a full year of operations of the Port Arthur terminal compared to five months of operations in 2015 as well as additional terminalling and storage facilities at our Brownsville terminal coming online in early 2016. This increase excludes the change related to unit-based compensation which is added back to derive Adjusted EBITDA attributable to controlling interest. Please read “—Operations and Maintenance and General and Administrative Expenses.”

Liquidity and Capital Resources

Overview

Our principal liquidity requirements are related to financing our operations, funding capital expenditures and acquisitions, making cash distributions and servicing our indebtedness. Our ability to meet these liquidity requirements will depend on our ability to generate cash in the future. Historically, our sources of liquidity included cash generated from operations, equity investments by our sponsors and borrowings under our sponsor’s credit facility.

Following the closing of this offering, we expect our sources of liquidity to include:

•	cash generated from our operations;

•	$ million available for borrowing under our new revolving credit facility; and

•	future issuances of additional equity and debt securities.

We believe that cash on hand, cash generated from operations and availability under our new revolving credit facility will be adequate to meet our operating needs, our planned short-term capital and debt service requirements, and our cash distribution requirements. We believe that future internal growth projects or potential acquisitions will be funded primarily through borrowings under our credit facility or through issuances of debt and equity securities.

All of our cash will be generated from cash distributions from OpCo. OpCo will be a restricted subsidiary and a guarantor under our credit facility.

Our Credit Agreement

Upon the closing of this offering, Operating LLC will enter into a new $         million secured revolving credit facility with Royal Bank of Canada, as administrative agent (“RBC”), and a syndicate of lenders. The Partnership will guarantee the payment and performance of the obligations under the new revolving credit facility and pledge substantially all of its assets as collateral under the new revolving credit facility.

Borrowings under the new revolving credit facility will be used to, among other things, (a) provide for the issuance of letters of credit (up to a sublimit of $25 million), (b) finance permitted acquisitions, investments and capital expenditures, (c) finance working capital requirements and other general partnership purposes, including distributions, and (d) fund OpCo working capital loans and other permitted investments.

The new revolving credit facility will mature on the fifth anniversary of its initial availability date and will require compliance with conditions precedent that must be satisfied prior to any borrowing, as well as ongoing compliance with certain affirmative and negative covenants and financial ratios.

The unused portion of our revolving credit facility will be subject to a commitment fee of either 0.375% or 0.50% per annum, depending on the leverage ratio of Operating LLC. Interest on outstanding indebtedness under our new revolving credit facility is expected to accrue, at our option, at a rate based on either:

•	the highest of (i) RBC’s prime rate, (ii) the federal funds open rate plus 0.50%, and (iii) the one-month LIBOR rate plus 1.0%, in each case, plus a margin ranging from 0.75% to 2.00%; or

•	the LIBOR rate plus a margin ranging from 1.75% to 3.00%.

The new revolving credit facility will contain various covenants and restrictive provisions that will limit our ability to, among other things:

•	incur certain liens or permit them to exist;

•	transfer, sell or otherwise dispose of certain assets;

•	merge or consolidate with another company;

•	make certain loans and investments;

•	incur or guarantee additional debt;

•	enter into certain types of transactions with affiliates;

•	redeem or repurchase units or make distributions under certain circumstances;

•	make certain changes to our business, our accounting practices and our organizational documents; and

•	enter into certain restrictive agreements and certain derivative contracts.

The new revolving credit facility will contain various covenants and restrictive provisions that will limit OpCo and its subsidiaries’ ability to, among other things:

•	incur debt for borrowed money; and

•	allow any person other than us and our sponsor to own equity interests in OpCo.

In addition, we expect to be obligated to maintain at the end of each fiscal quarter (x) a minimum interest coverage ratio of 2.50 to 1.00 and (y) a maximum total leverage ratio of 5.00 to 1.00 (or 5.50 to 1.0 during an acquisition adjustment period (as defined in the credit agreement)) or, after the closing of a senior debt offering (as defined in the credit agreement), a maximum total leverage ratio of 5.50 to 1.00 (or 6.00 to 1.00 during an acquisition adjustment period (as defined in the credit agreement)). In the event that we consummate a senior debt offering (as defined in the credit agreement), we will be obligated to maintain at the end of each fiscal quarter a maximum senior secured leverage ratio of 3.50 to 1.00.

We also expect that the new revolving credit facility will contain events of default customary for facilities of this nature, including, but not limited, to:

•	the non-payment of principal, interest or fees under the loan documents;

•	the breaches of the representations or warranties of the loan parties;

•	the failure to comply with certain covenants and financial ratios;

•	cross-defaults to certain other debt;

•	the institution of insolvency or similar proceedings against us, another loan party or OpCo;

•	the occurrence of a change of control (as defined in the credit agreement); and

•	the invalidity of the loan documents, including the security documents.

The closing of the new revolving credit facility is subject to certain conditions, including the negotiation, execution and delivery of definitive documentation and the closing of this offering.

Working Capital

Working capital is the amount by which current assets exceed current liabilities. Our working capital requirements have been and will continue to be primarily driven by changes in accounts receivable and accounts payable. These changes are primarily impacted by such factors as credit and the timing of collections from customers and changes in the market prices of energy commodities that we buy and sell in the normal course of our business. Other factors impacting changes in accounts receivable and accounts payable could include the timing of payments to suppliers, as well as the level of spending for maintenance and growth capital expenditures. A material adverse change in operations or available financing under our new revolving credit facility could impact our ability to fund our requirements for liquidity and capital resources.

Following the completion of this offering, we believe that our anticipated cash flows from operations and the borrowing capacity under our new revolving credit facility will be sufficient to meet our liquidity needs for at least the next 12 months.

Historical Cash Flow

Net cash provided by operating activities, net cash used in investing activities and net cash provided by financing activities for the years ended December 31, 2016 and 2015 and the six months ended June 30, 2017 and 2016 were as follows:

	Predecessor Historical
	Year Ended December 31,		Six Months Ended June 30,
	2016	2015	2017	2016
		(Restated)
	(in thousands)
Net cash provided by operating activities	$71,894	$91,462	$22,874	$38,822
Net cash used in investing activities	$(171,999)	$(628,416)	$(25,354)	$(71,044)
Net cash provided by financing activities	$83,805	$518,420	$8,987	$22,409

Operating Activities

Net cash provided by operating activities for the six months ended June 30, 2017 was $22.9 million, as compared to $38.8 million for the six months ended June 30, 2016. Net (loss) income was $(3.9) million and $4.8 million for the six months ended June 30, 2017 and 2016, respectively. The difference between net (loss) income and cash provided by operating activities for the six months ended June 30, 2017 and 2016 primarily consisted of non-cash items totaling $26.7 million and $34.1 million, respectively. The non-cash activity in 2017 and 2016 consisted primarily of depreciation and amortization of $30.4 million and $28.7 million, respectively, unit-based compensation expense of $12.8 million and $5.1 million, respectively, and net change in operating assets and liabilities of $(17.6) million and $(1.1) million, respectively.

Net cash provided by operating activities for the year ended December 31, 2016 was $71.9 million, as compared to $91.5 million for the year ended December 31, 2015. Net income was $7.7 million and $30.3 million for the years ended December 31, 2016 and 2015, respectively. The difference between net income and cash provided by operating activities for the years ended December 31, 2016 and 2015 primarily consisted of non-cash items totaling $64.2 million and $61.1 million, respectively. The non-cash activity in 2016 and 2015 consisted primarily of depreciation and amortization of $58.5 million and $45.2 million, respectively, unit-based compensation expense of $8.5 million and $20.0 million, respectively, equity in earnings of unconsolidated affiliates of $4.9 million and $0, respectively, and net change in operating assets and liabilities of $0.4 million and $6.0 million, respectively.

Investing Activities

Net cash used in investing activities for the six months ended June 30, 2017 was $25.4 million, a decrease of $45.7 million from the six months ended June 30, 2016. This decrease was primarily due to a reduction in capital expenditures in 2017 as a result of the deconsolidation of Nueva Era on July 1, 2016 and various expansion projects that were under construction in the first half of 2016 being placed into service.

Net cash used in investing activities for the year ended December 31, 2016 was $172.0 million, a decrease of $456.4 million from the prior year. This decrease was primarily due to the Angelina and the Port Arthur terminal acquisitions in 2015 for a combined purchase price of $522.3 million. This decrease is offset by cash outflows in 2016 related to restricting cash for the construction of a long lived asset as well as contributions made to our equity method investments.

Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2017 was $9.0 million, a decrease of $13.4 million from the six months ended June 30, 2016. The decrease is a result of net borrowings of $20.0 million during the six months ended June 30, 2017, versus net payments on debt of $82.3 million during the six months ended June 30, 2016, under our sponsor’s credit facility. In addition, in 2016 we had cash inflows of $19.1 million related to contributions from noncontrolling interest holders and cash inflows of $85.8 million related to the issuance of preferred units. Further, in 2017 we had net cash outflows of $9.8 million related to distributions to our Series B preferred unitholders.

Net cash provided by financing activities for the year ended December 31, 2016 was $83.8 million, a decrease of $434.6 million from the prior year. The decrease is a result of net payments of $293.1 million in 2016 versus $536.7 million of net borrowings in 2015 under our sponsor’s credit facility. In addition, in 2016 we had net cash inflows of $389.1 million related to the issuance of our Series B convertible preferred units.

Contractual Obligations

The Predecessor has certain contractual obligations requiring payments at specified periods. The obligations include long-term debt and lease obligations. The total contractual obligations in existence at December 31, 2016 and their maturities were:

	Total	2017	2018	2019	2020	2021	After
	(in thousands)
Long-term debt	$490,253	$57	$66	$490,077	$53	$—	$—
Interest payments on long-term debt(1)	48,430	20,604	20,595	7,228	3	—	—
Operating leases	31,943	9,972	6,446	4,189	1,746	1,279	8,311

Total contractual obligations	$570,626	$30,633	$27,107	$501,494	$1,802	$1,279	$8,311

(1)	Interest payments are calculated based on interest rates in effect at December 31, 2016.

As of June 30, 2017, the Predecessor’s contractual obligations have increased by approximately $18.3 million compared to December 31, 2016, primarily related to net borrowings on its revolving credit facility of $20 million due in 2019.

The Predecessor’s long-term financing requirements are satisfied through borrowings on its revolving credit facility. In connection with the closing of this offering, we will assume the term loan portion of our Sponsor’s credit facility. Our sponsor will retain the revolving portion of the credit facility.

Internal Controls and Procedures

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Under standards established by the PCAOB, a deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or personnel, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. The PCAOB defines a material weakness as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected, on a timely basis.

During the preparation of our financial statements for the year ended December 31, 2015 and 2016, we identified a material weakness in our internal control over financial reporting. The material weakness related to improper application of GAAP over non-routine transactions which resulted in a restatement of our December 31, 2015 financial statements. We have implemented measures designed to improve our internal control over financial reporting to address the underlying causes of the material weakness by hiring additional accounting professionals with GAAP and SEC reporting experience. Our remediation efforts may not enable us to remedy or avoid material weaknesses in the future.

Our independent registered public accounting firm was not required to, and did not, perform an evaluation of our internal control over financial reporting as of December 31, 2016 in accordance with the provisions of the Sarbanes-Oxley Act. Accordingly, we cannot assure you that we have identified all, or that we will not in the future have additional, material weaknesses. A material weakness may still exist when we report on the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act after the completion of this offering.

Additional material weaknesses may be identified in the future. If we identify such issues or if we are unable to produce accurate and timely financial statements, our stock price may decline and we may be unable to maintain compliance with the NYSE listing standards.

Critical Accounting Policies

Our significant accounting policies are described in Note 2 to our audited consolidated financial statements included elsewhere in this prospectus. Management’s discussion and analysis of financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosure of contingent assets and liabilities. The accounting policies discussed below are considered by management to be critical to an understanding of our financial statements as their application places the most significant demands on management’s judgment. Due to the inherent uncertainties involved with this type of judgment, actual results could differ significantly from estimates and may have a material adverse impact on our results of operations, equity or cash flows. For additional information concerning our other accounting policies, please read the notes to the financial statements included elsewhere in this prospectus.

Revenue Recognition. We recognize revenues for sales of natural gas, NGLs and condensate at the later of the time of delivery of the product to our customer or the time of sale. We recognize revenue from transportation, gathering, processing, stabilizing, blending, storage, switching and related services upon completion of the service. We report purchase and sale arrangements in revenues and cost of revenues on a gross basis. We act as the principal in our purchase and sale transactions.

Our revenues from our Natural Gas segment primarily relate to gathering and processing services provided through long-term, fee-based agreements that typically include acreage dedications, minimum volume commitments, and demand payments. These agreements provide for a fixed fee for one or more of the following midstream natural gas services: natural gas gathering, treating, conditioning, processing, compression and liquids handling. Under certain of these agreements, we are paid a fixed fee based on the volume of the natural gas that we gather and process. Our customers commit to deliver a minimum annual volume of natural gas on our gathering system, or, in lieu of delivering such volumes, to pay us periodically as if that minimum amount had been delivered. Under contracts with acreage dedications, our customers commit all of the natural gas production they own or operate from current and future wells drilled within the acreage dedication during the term of the applicable gathering contract. We also provide interruptible gathering and transportation services on our gathering pipelines when there is available capacity, which are also fee-based.

We also conduct marketing activities within our Natural Gas segment in which we market on-system and off system natural gas. For both on-system and off-system gas, we purchase natural gas from natural gas producers and other supply points and sell that natural gas to utilities, industrial consumers, other marketers and pipeline companies, thereby generating gross margins based upon the difference between the purchase and resale prices.

Revenues from our Liquids segment are primarily related to our off-spec condensate and NGL stabilizer facility that treats and processes off-spec liquids into distinct marketable products, including NGLs, rich gas and produced condensate. We provide these NGL handling and processing services primarily through fee-based agreements with several contracted customers as well as through volumes received from uncontracted customers. Our contracts are typically formulated as a dedication of all volumes in a defined region or from a specific receipt point during the life of the contract. We do take title to the off-spec liquids that we process and we sell the resulting marketable products at a fixed margin.

Our Liquids segment also provides terminalling services through long-term, fee-based arrangements that typically include escalating fixed capacity payments with minimum throughput requirements as well as discrete fees related to ancillary services we provide including loading, unloading, blending, mixing and heating. These fee-based revenues are from throughput fees based on the receipt, storage and redelivery of liquid petroleum products, including fees based on the volume of product redelivered from the terminal and storage fees based on a rate per barrel of storage capacity per month.

Property, Plant and Equipment. Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Changes in the estimated useful lives of the property and equipment could have a material adverse effect on our results of operations. Expenditures for maintenance and repairs that do not add capacity or extend the useful life of an asset are expensed as incurred. Expenditures to refurbish assets that either extend the useful lives of the asset or prevent environmental contamination are capitalized and depreciated over the remaining useful life of the asset. Additionally, we capitalize certain costs directly related to the construction of assets including internal labor costs, interest and engineering costs. The cost of assets sold or retired and the related accumulated depreciation are removed from the accounts at the time of disposition and any resulting gain or loss is included in the consolidated statements of income. Interest costs are capitalized to ongoing property and equipment projects during the applicable period the assets are undergoing preparation for intended use. Interest is capitalized based on the current borrowing rate of our associated debt when the related costs are incurred.

We review property and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. If such a review should indicate that the carrying amount of long-lived assets is not recoverable, we reduce the carrying amount of such assets to fair value.

Intangibles. Our intangible assets are stated at cost, net of amortization computed on the straight-line method. Our intangible assets consist of customer relationships, management and customer services agreements, and gathering and processing agreements. We review our amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If such a review should indicate that the carrying amount of amortizable intangible assets is not recoverable, we reduce the carrying amount of such assets to fair value.

Goodwill. Our goodwill represents the future economic benefits arising from other assets we acquired in a business combination that are not individually identified and separately recognized. Our goodwill is included within both of our reportable segments. Our goodwill initially represents the excess of the purchase price paid for a business unit we paid over the net asset value of the business unit at the time of the purchase.

Pursuant to the accounting provisions for goodwill, we do not amortize goodwill, but test it for impairment annually based on carrying values as of November 30th, or more frequently if impairment indicators arise that suggest the carrying value of goodwill may be impaired. In testing goodwill for impairment, we make critical assumptions that include but are not limited to: (1) projections of future financial performance, which include commodity price and volume assumptions, (2) the expected growth rate of our natural gas and liquids business, (3) residual values of the assets; and (4) market weighted average cost of capital. Impairment occurs when the carrying amount of a reporting unit’s goodwill exceeds its implied fair value. We reduce the carrying value of goodwill to its fair value at the time we determine that an impairment has occurred. Goodwill is tested for impairment annually or more frequently if circumstances indicate that goodwill might be impaired. Our annual impairment test is performed as of November 30th of each year. We perform our annual goodwill impairment tests primarily by using an income approach, where anticipated cash flows over a period of years plus a terminal value are discounted to present value using appropriate discount rates. In addition, we also consider overall market capitalization of our business, cash flow measurement data and other factors. If the estimated fair value of the reporting unit is less than the carrying amount of the reporting unit, then a second step must be completed in order to determine the amount of the goodwill impairment that should be recorded. In the second step, the implied fair value of the reporting unit’s goodwill is determined by allocating the reporting unit’s fair value to all of its assets and liabilities other than goodwill (including any unrecognized intangible assets) in a manner similar to a purchase price allocation. The resulting implied fair value of the goodwill that results from the application of this second step is then compared to the carrying amount of the goodwill and an impairment charge is recorded for the difference.

Our goodwill assets at December 31, 2016 and 2015 were approximately $94.3 million pertaining to three different acquisitions since 2012. During the impairment tests performed November 30, 2016 the results indicated that each reporting unit’s fair value exceeded its associated carrying value. As such, none of our reporting units were at risk of failing step one of the impairment test and no impairments were considered necessary. Further, no impairment triggers have been identified subsequent to November 30, 2016.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). ASU 2014-09 outlines a single, comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance. The core principle of the new standard is that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. We will be required to adopt ASU 2014-09 for periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods after December 15, 2019. Early adoption is permitted. ASU 2014-09 can be adopted either retrospectively to each prior reporting period presented or as a cumulative-effect adjustment as of the date of adoption. We are currently evaluating the impact, if any, that adopting this new accounting standard will have on our revenue recognition policies, however, we do not anticipate the adoption of this ASU will have a significant impact on our consolidated financial statements.

In February 2015, the FASB issued ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis (“ASU 2015-02”), which changed the requirements for consolidations analysis. Under ASU 2015-02, reporting entities are required to evaluate whether they should consolidate certain legal entities. ASU 2015-02 is effective for fiscal years beginning after December 15, 2016, and early adoption is permitted. We have adopted this guidance as of January 1, 2015 and performed the required reassessments outlined by the guidance. For further information, refer to Note 4 of our audited consolidated financial statements included elsewhere in this prospectus.

In September 2015, the FASB issued ASU 2015-16, Business Combinations (Topic 805) (“ASU 2015-16”), which requires that an acquirer retrospectively adjust provisional amounts recognized in a business combination, during the measurement period. To simplify the accounting for adjustments made to provisional amounts, ASU 2015-16 requires that the acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amount is determined. The acquirer is required to also record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. In addition, an entity is required to present separately on the face of the income statement or disclose in the notes to the financial statements the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. ASU 2015-16 is effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. Early adoption is permitted for any unissued financial statements. We do not plan to early adopt ASU 2015-16 and will apply it prospectively to adjustments to provisional amounts that occur subsequent to adoption.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), which establishes the principles that lessees and lessors shall apply to report useful information to users of financial statements about the amount, timing, and uncertainty of cash flows arising from a lease. ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2019 and interim periods within fiscal years beginning after December 15, 2020. Earlier adoption is permitted for all entities. ASU 2016-02 must be adopted retrospectively. We are currently evaluating the impact that adopting this new accounting standard will have on our consolidated financial statements and related disclosures, and we anticipate the new guidance will significantly impact our consolidated financial statements as HEP has a significant number of leases.

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718) (“ASU 2016-09”), which reduces the complexity in accounting standards. The areas for simplification in this update involve several aspects of the accounting for employee share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for fiscal years beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted. Management does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326) (“ASU-2016-13), which requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. ASU 2016-13 is effective for fiscal years beginning after December 15, 2020 and for interim periods within fiscal years beginning after December 15, 2021. Early application of the amendments is permitted. We are currently evaluating the impact that adopting this new accounting standard will have on our consolidated financial statements and related disclosures, however, we do not expect that the adoption of this ASU will have a material impact on our consolidated financial statements.

In October 2016, the FASB issued ASU 2016-17, Consolidation (Topic 810) (“ASU 2016-17”), which further amends evaluation of whether a reporting entity is the primary beneficiary of a variable interest entity by changing how a reporting entity that is a single decision maker of a variable interest entity treats indirect interests in the entity held through related parties that are under common control with the reporting entity. ASU 2016-17 is effective for fiscal years beginning after December 15, 2016, and interim periods beginning after December 15, 2017. Early adoption is permitted. Management does not expect the adoption of this new accounting standard to have a material impact on its consolidated financial statements.

In November 2016, the FASB issued No. ASU 2016-18, Statement of Cash Flows (Topic 230) (“ASU 2016-18”), which requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or cash equivalents. ASU 2016-18 is effective for fiscal years beginning after December 15, 2018 and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. ASU 2016-18 must be adopted retrospectively. The adoption of this ASU is not expected to have a material impact on our consolidated financial statements, other than the classification of restricted cash within the beginning-of-period and end-of-period totals on the consolidated statement of cash flows, as opposed to being excluded from these totals.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805) (“ASU 2017-01”), which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether business transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The provisions of this ASU provide a more robust framework to use in determining when a set of assets and activities is a business by clarifying the requirements related to inputs, processes, and outputs. ASU 2017-01 is effective for fiscal years beginning after December 15, 2018 and interim periods within annual periods beginning after December 15, 2019. Early adoption is permitted and the amendments should be applied prospectively as of the beginning of the adoption period. We are currently evaluating the impact, if any, that adopting this new accounting standard will have on our consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350) (“ASU 2017-04”). This standard removes Step 2 of the goodwill impairment test. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. ASU 2017-04 is effective for annual and interim goodwill impairment tests in fiscal years beginning after December 15, 2021. Early adoption is permitted for interim and annual goodwill impairment tests performed after January 1, 2017. We expect that our adoption of this standard will change our approach for testing goodwill for impairment.

Qualitative and Quantitative Disclosures About Market Risk

Risk is an inherent part of our business. The extent to which we properly and effectively identify, assess, monitor and manage each of the various types of risk involved in our businesses is critical to our profitability. We seek to identify, assess, monitor and manage, in accordance with defined policies and procedures, the following principal risks that are involved in our businesses: commodity market risk, interest rate risk and credit risk. Our senior management takes an active role in the risk management process and has developed policies and procedures that require specific administrative and business functions to assist in the identification, assessment and control of various risks. These include but are not limited to market, operational, financial, compliance and strategic risk types. In recognition of the increasingly varied and complex nature of our business, risk management processes, policies and procedures continue to evolve and are subject to ongoing review and modification.

Commodity Price Risk. Because we currently generate the substantial majority of our revenues pursuant to long-term, fee-based gas gathering agreements that include minimum volume commitments, our only direct commodity price exposure relates to (i) our purchase of on-spec and off-spec NGLs by our Live Oak stabilizer, and (ii) our purchase and sale of natural gas and NGLs. The NGL purchases by our Live Oak stabilizer are made directly from our suppliers and then processed and remarketed to various customers. The majority of these purchases and related sales are made during the same month with minimal unsold inventory remaining at month end. The natural gas and NGLs we purchase and sell are contemplated and made for strategic business reasons and provide us with minimal margin or loss. These purchases and related sales are always made during the same month with no unsold inventory at month end.

We have not historically engaged in material commodity hedging activities relating to our assets. However, we may engage in commodity hedging activities in the future, particularly if we undertake growth projects or engage in acquisitions that expose us to additional commodity price risk.

Interest Rate Risk. We have exposure to changes in interest rates on our indebtedness associated with our new revolving credit facility. The credit markets have recently experienced historical lows in interest rates. As the overall economy strengthens, it is possible that monetary policy will tighten further, resulting in higher interest rates to counter possible inflation. Interest rates on floating rate credit facilities and future debt offerings could be higher than current levels, causing our financing costs to increase accordingly.

Our Predecessor has a variable rate revolving credit facility and term loan that are part of the amended and restated credit agreement dated April 10, 2015. A hypothetical increase or decrease in interest rates of 1.0% for these instruments would have increased or decreased, respectively, our interest expense by $6.3 million and $2.5 million for the year ended December 31, 2016 and for the six months ended June 30, 2017, respectively.

As described above, at the closing of this offering, we intend to enter into a new $         million revolving credit facility. We may or may not hedge the interest on portions of our borrowings under our new revolving credit facility from time-to-time in order to manage risks associated with floating interest rates.

Credit Risk. Due to the nature of the industry, credit risk is embedded in our business activities. Credit risk arises due to the possibility that a customer, supplier or counterparty will not be able or willing to fulfill its obligations on a transaction on or before the settlement date. Exposure to credit risk is measured in terms of current obligations net of any posted collateral such as cash, letters of credit and qualified guarantees of support. We manage our exposure to credit risk associated with customers to whom we extend credit through credit analysis, credit approval, credit limits and monitoring procedures. For certain transactions, we may request letters of credit, cash collateral, prepayments or guarantees as forms of credit support. We have historically experienced only minimal credit losses in connection with our receivables.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

INDUSTRY

General

Our Natural Gas segment provides gathering, processing, treating, compression and transportation services to producers and users of natural gas. Our Liquids segment provides liquids terminalling, storage, blending, transportation and processing services to producers and users of petroleum products. The market we service, which begins at the point of production and extends to the end-user customer, is commonly referred to as the “midstream” market.

Midstream Natural Gas Industry Overview

The midstream natural gas industry is the link between the exploration and production of natural gas from the wellhead or lease and the delivery of the natural gas and its other components either to end-use markets, such as power generators and industrial customers, or to local distribution companies (“LDCs”), that make delivery to small commercial, industrial and residential consumers. Companies within this industry create value at various stages along the natural gas value chain by gathering natural gas from producers at the wellhead, processing and separating the hydrocarbons from impurities and into lean gas (primarily methane) and NGLs and then routing the separated lean gas and NGL streams for delivery to end-markets or to the next intermediate stage of the value chain.

Midstream Crude Oil Industry Overview

The midstream liquids industry is the link between the exploration and production of crude oil from the wellhead and the delivery of crude oil to storage facilities, crude oil pipelines and refineries and the storage and transportation of refined products to end-users. Midstream companies generate revenues at various links within the value chain by gathering, treating, transporting, storing and/or marketing crude oil and refined products.

Terminalling and storage facilities provide customers with short and long term storage, throughput and transloading services and serve as a hub connecting crude oil supplies from disparate regions to the refining markets. Following the refining process, petroleum products are delivered to terminalling and storage facilities via pipelines, rail, trucks and marine vessels. A brief overview and description of crude oil and refined products terminals markets is provided below.

An additional portion of the crude oil value chain is processing condensate. Lease condensate is typically produced as an associated product along with natural gas and crude oil. The condensate is separated from the crude oil via treating or falls out of the natural gas stream along with other liquids during transportation as temperature and pressure decreases and can then be processed to separate the natural gas, mixed NGLs and marketable condensate.

The following diagram illustrates the groups of assets commonly found along the midstream value chain:

Midstream Services

The range of services offered by natural gas and liquids midstream service providers are generally divided into the following categories

Natural Gas

Gathering: At the initial stages of the midstream value chain, a network of typically small diameter pipelines known as gathering systems directly connect to drilling wellheads, pad sites or other receipt points in the production area. Natural gas gathering systems transport natural gas from the wellhead and other receipt points either to compressor stations, treating and processing plants (if the natural gas is rich) or directly to intrastate or interstate pipelines (if the natural gas is lean).

Compression: Natural gas gathering systems are operated at pressures intended to enable the maximum amount of production to be gathered from connected wells. Through a mechanical process known as compression, volumes of natural gas at a given pressure are compressed to a higher pressure, thereby allowing those volumes to be delivered into a higher pressure downstream pipeline to be brought to market. Since wells produce at progressively lower field pressures as they age, it becomes necessary to add additional compression over time to maintain throughput across the gathering system.

Treating and Dehydration: Treating and dehydration involves the removal of impurities such as water, carbon dioxide, nitrogen and hydrogen sulfide that may be present when natural gas is produced at the wellhead. These impurities must be removed for the natural gas to meet the specifications for transportation on long-haul intrastate and interstate pipelines. Moreover, end-users cannot consume and will not purchase natural gas with a high level of these impurities. To meet downstream pipeline and end-user natural gas quality standards, the natural gas is dehydrated to remove water and is chemically treated to separate the impurities from the natural gas stream.

Processing: Once the impurities are removed, pipeline-quality residue gas is separated from NGLs. Most rich natural gas is not suitable for long-haul pipeline transportation or commercial use and must be processed to remove the heavier hydrocarbon components. The removal and separation of hydrocarbons during processing is possible because of the differences in physical properties between the components of the raw gas stream. There are four basic types of natural gas processing methods: cryogenic expansion, lean oil absorption, straight refrigeration and dry bed adsorption. Cryogenic expansion represents the latest generation of processing, incorporating extremely low temperatures and high pressures to provide the highest recovery of NGLs and most economical extraction.

Natural gas is processed not only to remove heavier hydrocarbon components that would interfere with pipeline transportation or the end use of the natural gas, but also to separate from the natural gas those hydrocarbon liquids that could have a higher value as NGLs than as natural gas. The principal component of residue gas is methane, although some lesser amount of entrained ethane typically remains. In some cases, processors have the option to leave ethane in the gas stream or to recover ethane from the gas stream, depending on ethane’s value relative to natural gas. The processor’s ability to “reject” ethane varies depending on the downstream pipeline’s quality specifications. The residue gas is sold to industrial, commercial and residential customers and electric utilities.

Fractionation: The mixture of NGLs that results from natural gas processing is generally comprised of the following five components: ethane, propane, normal butane, iso-butane and natural gasoline. This mixture is often referred to as y-grade or raw-make NGL. Fractionation is the process by which this mixture is separated into the NGL components prior to their sale to various petrochemical and other industrial end users. Fractionation is accomplished by controlling the temperature of the stream of mixed liquids to take advantage of the difference in the boiling points of separate products.

Natural Gas Transportation and Storage: Once the raw natural gas has been treated or processed and the raw NGL mix fractionated into individual NGL components, the natural gas and NGL components are stored, transported and marketed to end-use markets. The U.S. natural gas pipeline grid transports natural gas from producing regions to customers, such as LDCs, industrial users and electric generation facilities. The concentration of natural gas production in a few regions of the United States generally requires transportation pipelines to transport gas not only within a state but also across state borders to meet national demand.

Header system transmission pipelines are characterized as networks of medium to large-diameter high pressure pipelines that connect local gathering systems to large-diameter high pressure long-haul transmission pipelines through multiple interconnects. Header system transmission pipelines typically do not transport natural gas long distances.

Interstate pipelines carry natural gas in interstate commerce and are subject to FERC regulation on (1) the rates charged for their services, (2) the terms and conditions of their services and (3) the location, construction and abandonment of their facilities. Intrastate pipelines transport natural gas within a particular state and are typically not subject to plenary FERC regulation, but may be regulated by state agencies or commissions.

Many pipeline systems have storage capacity connected to the pipeline network, ideally but not necessarily near major market centers, to help meet seasonal demand and to manage daily supply-demand shifts on the network. Natural gas storage plays a vital role in maintaining the reliability of natural gas available for deliveries. Natural gas is typically stored in underground storage facilities, including salt dome caverns and depleted reservoirs. Storage facilities are utilized by (1) pipelines, to manage temporary imbalances in operations, (2) natural gas end-users, such as LDCs, to manage the seasonality and variability of demand and to satisfy future natural gas needs and (3) independent natural gas marketing and trading comparables in connection with the execution of their trading strategies.

Crude Oil

Gathering and Transportation: Crude oil gathering assets are integral to the crude oil value chain and transport crude oil from the wellhead to storage facilities, crude oil pipelines and refineries. Pipeline gathering assets are generally the lowest cost provider, however the production in the area needs to justify the expense of building a gathering line or connecting a well. Therefore, many developing areas or wells that are not in close proximity to existing infrastructure are generally serviced by trucks. Trucks offer an advantage due to flexibility but have several disadvantages, including cost and susceptibility to surface conditions, including inclement weather and road congestion. Plays that are early in the development stage are generally primarily serviced by trucks until the play has matured enough to entice the capital investment needed for gathering pipelines.

Pipeline transportation is generally the lowest cost method for shipping crude oil and transports about two-thirds of the petroleum shipped in the United States. Crude oil pipelines transport oil from local logistics hubs, including terminals, to downstream markets such as refineries. Common carrier pipelines have published tariffs that are regulated by the FERC or state authorities. Pipelines not engaged in the interstate transportation of crude may also be proprietary or leased entirely to a single customer. Logistics hubs, like Cushing, Oklahoma, provide storage and connections to other pipeline systems and modes of transportation, such as barges, railroads and trucks.

Barges and railroads provide additional transportation capabilities for shipping crude oil between gathering storage systems, pipelines, terminals and storage centers and end-users. Barge transportation is typically a cost-effective mode of transportation that allows for the ability to transport large volumes of crude oil over long distances. Rail offers similar advantages to trucking in terms of flexibility around receipt points and delivery points. However, rail transportation is more costly than pipeline transportation and is subject to track congestion and increasing scrutiny around transportation through urban areas.

Terminal and Storage Services: Independent terminalling and storage providers serve as a critical logistic link between the upstream (exploration and production) and the downstream (refining and marketing) segments of the crude oil and petroleum products industries. In the terminalling and storage business, an independent operator does not receive title to the product stored and handled, nor do the customers it serves own or control its facilities. An independent terminalling and storage operator is principally focused on providing its customers with safe, reliable and efficient terminalling, storage, handling, blending, regasification, additive and ancillary services. Customers utilize terminalling and storage facilities as a collection point for the delivery of crude oil and petroleum products. Terminals provide relief to the movement of crude oil and petroleum products by providing a cushion in the supply and transportation of these products while allowing customers the ability to warehouse crude oil and petroleum products to satisfy expected increases in demand or capitalize on pricing fluctuations. To address these structural imbalances, networks of logistic assets, including pipelines, rail, marine vessels, trucks and terminals, facilitate the movement of crude oil and petroleum products from various sourcing points to the end-markets required by customers. Terminals that have the capability to use rail, marine vessels and trucks are able to receive and deliver a more diverse range of products including light refined products, heavy refined products and crude oils into the terminal and the infrastructure needed to support these products make the assets more readily able to change the products they can accept into tankage.

Market Fundamentals

According to the EIA, both total U.S. energy supply and demand are projected to grow in coming decades. Population is one key determinant of energy consumption through its influence on demand for travel, housing, consumer goods and services. The EIA anticipates the total U.S. population will increase by 18% from 2015 to 2040. The EIA forecasts U.S. energy consumption to increase 11% over the same period.

Additionally, the number of oil and natural gas drilling rigs in operation tends to be a leading indicator of energy production. The U.S. land rig count has been on a path of recovery since rig activity reached a trough in May 2016. As of August 11, 2017, the number of U.S. natural gas rigs in operation has increased in 41 of the last 65 weeks and was up 96 rigs in total since May 20, 2016. The number of U.S. oil rigs in operation has increased in 56 of the last 65 weeks and was up 450 rigs in total since May 20, 2016. The chart below depicts the trend in total U.S. rig activity, both oil and natural gas, from May 20, 2016 to August 11, 2017.

Total U.S. Rig Count

Source: Baker Hughes North American Rig Count Data.

Natural Gas

Our Natural Gas segment primarily services customers engaged in the production, marketing and consumption of natural gas.

Natural Gas Consumption

Natural gas is a significant component of energy consumption in the United States. According to the EIA, natural gas consumption accounted for approximately 30% of all energy used in the United States in 2016. Natural gas consumption in the United States is expected to grow 26% from 28.2 quadrillion BTU in 2015 to 35.7 quadrillion BTU by 2050.

Total Natural Gas Energy Use: 2015-2050

Source: EIA Annual Energy Outlook 2017 (January 2017).

Domestic forecasts published by the EIA anticipate continued growth in the long-term demand for natural gas. These forecasts are supported by various factors, including (i) expectations of continued growth in the U.S. gross domestic product, which has a significant influence on long-term growth in natural gas demand; (ii) an increased likelihood that regulatory and legislative initiatives regarding domestic carbon policy will drive greater demand for cleaner burning fuels such as natural gas; (iii) increased acceptance of the view that natural gas is a clean and abundant domestic fuel source that can lead to greater energy independence of the United States by reducing its dependence on imported petroleum; (iv) the emergence of low-cost natural gas shale developments; and (v) continued growth in electricity generation from intermittent renewable energy sources, primarily wind and solar energy, for which natural-gas fired generation is a logical back-up power supply source.

The majority of fuel switching is occurring in electric power generation where coal-fired plants are being replaced with cleaner burning fuel sources. As a result of more rapid increases in generation from natural gas and renewable fuels, coal’s share of the total U.S. generation mix is projected to fall from 30% to 16% from 2016 to 2050. Over the same period, the share of U.S. generation from natural gas is projected to increase from 35% in 2016 to 40% in 2050.

U.S. Electricity Generation by Fuel Source: 1990-2040

Source: EIA Annual Energy Outlook 2016 (June 2016).

In addition to increasing domestic consumption, domestic natural gas consumers will also compete for supply with foreign natural gas consumers. According to the EIA, the United States is expected to become an overall net exporter of natural gas in 2018. This shift from being a net importer of natural gas to a net exporter of natural gas is driven by the increased use of LNG in markets outside of North America, U.S. natural gas exports to Mexico, strong domestic production and relatively low U.S. natural gas prices in comparison with other global markets. The following charts illustrate the trend of overall domestic natural gas net imports shifting to net exports by 2018.

U.S. Net Imports of Natural Gas	U.S. Exports of LNG	U.S. Exports of Natural Gas to Mexico

Source: EIA, Wood Mackenzie.

Natural Gas Production

In response to increased domestic energy consumption, total domestic energy production is projected to grow significantly over the next 25 years. The EIA estimates that total U.S. energy production will increase by 20%, from 87.2 to 105.0 quadrillion BTU, and natural gas production will increase by 48%, from 32.4 to 47.9 quadrillion BTU, between 2015 and 2050. The chart below shows the total production for fuel sources through 2050.

Energy Production by Domestic Fuel Source: 2015-2050

Source: EIA Annual Energy Outlook 2017 (January 2017).

Domestic natural gas consumption today is satisfied primarily by production from conventional and unconventional onshore and offshore production in the continental United States, and is supplemented by production from historically declining pipeline imports from Canada, imports of LNG from foreign sources and some Alaska production. In order to maintain current levels of U.S. natural gas supply and to meet the projected increase in demand, new sources of domestic natural gas must continue to be developed to offset natural depletion associated with existing production.

Over the past several years, a fundamental shift in production has emerged with the contribution of natural gas from shale increasing from 8.1% of total U.S. natural gas gross withdrawals in 2007 to 47.0% in 2015. According to the EIA, during the five-year period from 2010 through 2015, domestic natural gas marketed production increased by 5% per annum, largely due to continued development of shale resources. The emergence of shale plays has resulted primarily from advances in horizontal drilling and hydraulic fracturing technologies, which have allowed producers to extract significant volumes of natural gas from these plays at cost- advantaged per unit economics versus most conventional plays. As the depletion of conventional onshore and offshore resources continues, natural gas from unconventional resource plays is forecasted to fill the void and continue to gain market share from higher-cost sources of natural gas. As shown in the graphic below, natural gas production from the major shale formations is forecast to provide the majority of the growth in domestically produced natural gas supply, increasing to approximately 68% of total U.S. natural gas production in 2050 as compared with 53% in 2016. The increase in natural gas production from 2015 to 2050 results primarily from continued exploration and development of shale gas resources. Shale gas is the largest contributor to production growth, while production from tight sands, coalbed methane deposits and offshore waters remains relatively stable.

U.S. Natural Gas Production by Source: 2015-2050

Source: EIA Annual Energy Outlook 2017 (January 2017).

The abundance of natural gas shale production as well as the divergence between U.S. domestic and international prices for natural gas has caused a renewed interest in exporting domestic natural gas through LNG export terminals. While these projects take many years to develop, some domestic producers and foreign consumers view them as attractive opportunities to improve their respective economics and provide for an alternative source of demand for natural gas.

Natural Gas Prices

Average annual U.S. natural gas prices have remained relatively low over the past several years as a result of the availability of abundant domestic resources and the application of improved production technologies. Nonetheless, the EIA projects that growth in demand for natural gas, largely from the electric power and industrial sectors, exports to Mexico and demand for liquefied natural gas exports, will result in upward pressure on prices through 2040.

Henry Hub Spot Natural Gas Price ($ per million BTU)

Source: Historical figures per EIA; forecasts per EIA Annual Energy Outlook 2017 (January 2017).

The EIA’s projection of natural gas prices depends on many factors, including macroeconomic growth rates and expected rates of resource recovery from natural gas wells. Higher rates of economic growth are expected to lead to increased consumption of natural gas, primarily in response to their effects on housing starts, commercial floor space and industrial output. Furthermore, the rate of resource recovery from crude oil and natural gas wells is expected to have a direct impact on the cost per unit of production and, in turn, prices.

The development of shale gas resources is expected to spur growth in natural gas production, with producers seeing higher prices as a result of growing demand, especially from both the industrial and electricity generation sectors. Growing LNG exports also support higher natural gas prices in the projection period. U.S. pipeline exports of natural gas—most flowing south to Mexico—have grown substantially since 2010 and are projected to continue increasing through 2040. According to the EIA, the United States will become a net exporter of natural gas in 2018, driven by LNG exports, increased pipeline exports to Mexico and reduced imports from Canada.

Natural Gas Liquids

NGLs are valuable hydrocarbons with energy density between that of natural gas and crude oil. NGLs occur in natural gas streams and can be produced by refineries. Capital-intensive processing and fractionation processes are necessary to separate NGLs into purity products suitable for petrochemical, industrial and residential end-users.

The United States NGL logistics system moves reclaimed NGLs from processing plants and refineries to fractionators for separation into purity products and then on to end users. This distribution system is comprised of a network of processing and fractionation facilities, terminals, storage facilities, pipelines, barges, railroads and trucks. A mixed stream of NGLs is transported via truck, rail and pipeline from processing plants where they are separated from the gas stream to fractionation units where the purity products are separated from the mixed liquids stream. Purity products are then distributed via pipelines, truck, rail and barge to end users such as chemical plants and retail and industrial consumers of propane. Terminals and storage play a key role in this process by balancing supplies coming into and out of the fractionation units and for blending end products together to enhance the value of the component inputs.

The principal component products of the NGLs stream and their primary uses are as follows:

•	Ethane. Ethane is used primarily as feedstock in the production of ethylene, one of the basic building blocks for a wide range of plastics and other chemicals.

•

Propane. Propane is used as a heating fuel, engine fuel and industrial fuel, for agricultural drying, in oilfield service applications and as petrochemical feedstock for production of ethylene and propylene.

•

Butane. Normal butane is principally used for motor gasoline blending and as fuel gas, either alone or in a mixture with propane, and feedstock for the manufacture of ethylene and butadiene, a key ingredient of synthetic rubber. Normal butane is also used to derive isobutane.

•	Isobutane. Isobutane is principally used by refiners to enhance the octane content of motor gasoline and in the production of methyl tertbutyl ether, an additive in cleaner burning motor gasoline.

•	Natural gasoline. Natural gasoline is principally used as a motor gasoline blend stock or petrochemical feedstock.

•

Condensate. Condensate has diverse uses across the liquids value chain. It is often used as a diluent and is blended with heavier grades of crude to reduce the viscosity and enable them to flow through pipelines. Condensate is also used as feedstocks for refinery upgrading processes, gasoline blending and feedstocks for petrochemical processes.

From 2010 to 2015, according to the EIA, total NGL production increased 42% driven by the rapid growth in natural gas production, as production shifted to tight gas and shale gas resources, and as producers targeted formations likely to yield natural gas with high liquids content. NGLs produced from natural gas streams accounted for almost all of the increase, with light NGLs recovered from the gas stream, such as propane, increasing 58%, while refinery output of NGLs declined by 7% over this time frame. On an energy content basis, NGL prices historically have been close to the prices of petroleum products and are generally well above the price of natural gas. The recent surge in natural gas production, together with several mild winters, resulted in a decline in U.S. natural gas prices. The increasing spread between spot natural gas prices and crude oil prices, on which NGL prices are largely based, spurred producers to explore for and develop natural gas resources that yield a higher share of NGLs. When crude oil prices started falling in late 2014, the premium commanded by NGLs over dry natural gas diminished leading producers to focus on development resources yielding higher quantities of dry natural gas that is pipeline-ready at the lowest possible cost. The chart below depicts the dramatic increase in the production of NGLs over the last several years:

Total U.S. Natural Gas and Natural Gas Liquids Production, 2010-2016

(index, January 2010=1.00)

Source: EIA, Annual Energy Outlook 2016 (June 2016).

The growth of NGL output beginning in 2010–11 has outpaced the growth of domestic demand. The resulting market imbalance has spurred investment in midstream and downstream capacity to process, transport, store, consume, and export increasing quantities of NGLs. For example, according to the EIA, projects either completed since 2013 or currently under construction will increase the capacity to produce ethylene from ethane by 31%—from 29 million metric tons (mmt)/year to 38 million mmt/year. Investments made in propane dehydrogenation (PDH) capacity, which converts propane to propylene), have increased total PDH capacity more than threefold—from 0.66 mmt/year to 2.16 mmt/year. This growing chemical demand is supported by ample domestic supplies of low-cost ethane and propane and the expectation that this supply and cost dynamic will persist into the future. U.S. capacity to export NGLs also has undergone significant expansion since 2013. Capacity to ship propane and butane overseas has grown by more than 550%—from 0.2 million Bbl/d in 2013 to 1.32 million Bbl/d in 2017, and capacity for marine exports of ethane, which only five years ago were not considered viable, have increased from zero to 0.28 million Bbl/d. The EIA estimates total investment in these projects at approximately $33 billion, and more projects have been proposed with completion dates in 2018 and beyond.

The primary motivation for the buildout of U.S. industrial and export NGL capacity is the impact of the wide price spread between U.S. natural gas prices and international crude oil prices on NGL production, which creates a price advantage for U.S. producers relative to producers in other countries. As such, any narrowing of the price spread would reduce the competitive advantage and reduce opportunities for exports of U.S. NGL to international destinations, possibly to the point of making exports of spot cargoes unprofitable. However, for many countries seeking to diversify sources of supply for strategic reasons, the United States may still have an advantage in long-term contracts. The chart below depicts the outlook for NGLs production:

Total U.S. Natural Gas Liquids Production

Source: EIA Annual Energy Outlook 2017 (January 2017).

These developments have led to large scale development of midstream facilities to accommodate changing market dynamics, particularly around terminalling and storage facilities servicing NGLs. Large terminal and storage facilities with water access have been developed along the Gulf Coast and East Coast to facilitate the export of ethane and propane. Additionally large facilities have been and will continue to be constructed to serve growing demand from large scale chemical plant build-outs along the Gulf Coast. Proximity to demand markets, both domestic and export, will continue to be a key differentiator for terminalling and storage services as they relate to NGLs.

Crude Oil

Although we are currently primarily engaged in gathering and processing natural gas and terminalling refined petroleum products and natural gas liquids, we expect that our exposure to the crude oil value chain will increase as we continue to diversify our operations.

Crude Oil Consumption

Crude oil is a significant component of energy consumption in the United States. According to the EIA, liquid petroleum consumption accounted for approximately 38% of all energy used in the United States in 2016. Global petroleum liquids consumption is expected to grow 29% from 94 million barrels a day in 2015 to 121 million barrels per day by 2040. The following chart illustrates expected growth in petroleum and other liquids consumption.

Global Petroleum Liquids Consumption: 2015 – 2040

Source: EIA Annual Energy Outlook 2017 (January 2017).

Forecasts published by the EIA anticipate continued growth in the long-term global demand for crude oil. These forecasts are supported by various factors, including: (i) continued global population growth, which has a significant influence on long -term growth in crude oil demand; (ii) GDP growth for both OECD and non-OECD countries; (iii) increased transportation activity, offset by increased vehicle fuel economy; (iv) increased industrial activity; and (v) the emergence of low-cost tight crude oil shale developments.

Crude Oil Production

Onshore Unconventional Production

Unconventional basins in the United States and Canada are rapidly changing the crude oil market dynamics in North America. The growth in crude oil production across North America is being driven by new technologies, such as horizontal drilling and hydraulic fracturing, which are unlocking vast quantities of crude oil and natural gas reserves. According to the EIA, North American onshore crude oil production grew approximately 79% in the five-year span between 2011 and 2016, from 3.66 MMBld/d in 2011 to 6.54 MMBbl/d in 2016. In the same timespan, tight oil production grew at an annual rate of approximately 29% and is expected to grow at an annual rate of approximately 3% from 2016 to 2020.

The chart below depicts the estimates increase in North American onshore crude oil production through 2020.

Continental U.S. Onshore Crude Production: 2010 – 2020

Source: EIA Annual Energy Outlook 2017 (January 2017). *Compound Annual Growth Rate

In addition, within the United States, there are fundamental geographical imbalances with respect to crude oil production, refining capacity and petroleum product consumption. Terminalling facilities in the Gulf Coast act as crude oil and refined product storage facilities and are of critical importance to the import-export supply chain, while facilities in the East Coast and Midwest serve as cost effective delivery points between refineries and end-user markets of petroleum products.

Imbalances of Qualities / Product Specifications

Crude oil and refined products are differentiated, with each petroleum product having unique chemical and physical properties (e.g. sulfur content, vapor pressure, specific gravity, etc.).

With respect to crude oil, each refinery is constructed differently and runs most efficiently on specific grades of crude oil. Many terminal markets serve several refineries and, as such, require segregated tankage that can store various grades of crude oil to be purchased directly by refineries or, alternatively, marketers can blend different types of crude oil in separate tanks to develop a certain specification of crude oil that may be more desirable for a particular refinery.

With respect to refined products, many communities have different specifications for the use of these products, as a result of seasonality and environmental policies. This inconsistency means that some terminalling markets will be required to store various grades of gasoline and distillates and these grades must be stored in separate tankage. In addition, the renewable fuels—such as ethanol and biodiesel—are stored in segregated tankage prior to being blended with the gasoline and distillates before it is delivered to the gasoline/fueling stations via truck.

This demand for different crude oil grades and variations in gasoline grades in neighboring markets leads to higher storage demand and the need for additional logistic infrastructure, such as storage tanks. With tightening environmental norms in certain regions and the increased pricing pressure of renewable fuels credits associated with blending ethanol and biodiesel fuel, this trend is expected to continue.

Crude Oil Prices

Average annual U.S. crude oil prices have decreased significantly since late 2014 as a result of the availability of abundant domestic resources and the application of improved production technologies. Over the past two years, growth in U.S. crude oil production, along with the late-2014 drop in global crude oil prices, has altered the economics of the crude oil market. Nonetheless, the EIA projects that the average WTI crude oil spot price will increase through 2050, as growing demand leads to the development of more costly resources.

WTI Spot Crude Oil Price ($ per Bbl)

Source: EIA Annual Energy Outlook 2017 (January 2017).

The EIA’s projection of crude oil prices depends on many factors, including macroeconomic growth rates, changes in worldwide demand for petroleum products, crude oil production, and supplies of other liquid fuels. After 2018, growth in demand from non-OECD countries is forecast to push the WTI price to $223/Bbl in 2050 (in 2016 dollars). The increase in crude oil prices supports growth in domestic crude oil production.

While spot oil prices do not impact the oil and refined products storage industry directly, they can and do impact the industry’s customer base and influence their interaction with operators. Higher prices lead to higher utilization of credit lines and increased inventory costs. As this is a constraint for customers of independent storage providers, it makes it necessary to manage the customer and contract portfolio well. In some ways, higher product prices also make customers less price sensitive to storage costs because the cost to store product then represents a lower share of overall cost.

Oil price volatility has increased sharply over the past several years, making prudent price hedging and a proximity to the marketplaces imperative for both oil traders and refiners. As a result, it is particularly important in the hub regions that physical oil and refined product storage is available to customers as otherwise the time to market may prevent capturing profit opportunities.

Demand for storage is also impacted by the pricing differential between spot (or near term) and futures prices for oil and re fined products. A market contango (futures prices exceeding spot) increases the demand for storage from both market participants and speculators looking to take advantage of this pricing differential. A market backwardation (future prices lower than spot) decreases the near-term demand for storage from market participants and speculators. The market has, from time to time, gone through extended periods of backwardation and contango.

Refined Products

Refined petroleum products are energy sources derived from crude oil that have been processed through various refining methods. The resulting products include gasoline, home heating oil, jet fuel, diesel, lubricants and the raw materials for fertilizer, chemicals and pharmaceuticals. According to data compiled by the EIA, liquid fuels and other petroleum products accounted for 38.2% of the nation’s total annual energy consumption in 2016.

The United States refined products distribution system moves petroleum products and by-products from oil refineries to end users. This distribution system is comprised of a network of terminals, storage facilities, pipelines, barges, railroads and trucks. Terminals are integral to the distribution of refined products and are facilities where products are transferred to or from storage or transportation systems, such as a pipeline, to other transportation systems, such as trucks. Terminals play a key role in moving product to the end-user market by providing the following services:

•	receipt, storage, inventory management and re-delivery;

•	blending to achieve specified grades of gasoline; and

•	other ancillary services that include additive injection per regulatory or customer specifications and jet fuel handling, including filtration.

According to the EIA, U.S. consumption of refined products is expected to remain relatively flat through 2040, with decreases in transportation consumption offsetting increases in industrial consumption. The transportation sector is expected to continue to account for the largest share of refined products consumption. However, with improvements in vehicle efficiency following incorporation of average fuel economy standards, the transportation share of refined products consumption is expected decline to an estimated 63% of total consumption by 2040 according to EIA. The improved standards are expected to lead to a decline in motor gasoline consumption while diesel fuel consumption is expected to continue increasing as total miles traveled by vehicles increases.

Refinery profitability is driven by the crude oil input costs, processing costs and the market prices for the end products. According to the EIA, motor gasoline and distillates, such as diesel and jet fuel, account for more than 2/3 of refinery outputs. With reductions in domestic demand, refiners have been dramatically increasing exports of motor gasoline and distillates over the last several years in order to maximize realized prices for end products. According to the EIA, gasoline exports have gone up by more than four times and diesel exports have more than doubled since 2010. With motor gasoline and diesel consumption trending in opposite directions, new refinery investment projects will need to focus on shifting production from gasoline to distillate fuels. Refineries in the U.S. are expected to continue increasing motor gasoline and diesel exports in order to access regions with growing demand. The EIA expects total refined products exports to increase from 3.2 million Bbl/d in 2015 to 5.2 million Bbl/d in 2040 with gasoline and diesel exports accounting for 74% of that increase.

Storage and terminalling facilities with export capabilities, such as those located on waterways or in close proximity to export markets, will be in high demand in order to connect increasing domestic production of refined products with growing export markets. Export markets such as Europe, Mexico and other Latin American destinations will continue to play a prominent role in refined products economics, and access to those markets will be an important component of the logistics supply chain. The graphs below shows historical U.S. exports of refined products to Mexico.

U.S. Exports of Refined Products	U.S. Exports of Refined Products to Mexico

Source: EIA Annual Energy Outlook 2017 (January 2017).

BUSINESS

Overview

We are a fee-based, growth-oriented Delaware limited partnership formed by our sponsor to own, operate, develop and acquire a diverse range of midstream energy infrastructure assets in North America. We currently provide natural gas, NGLs and refined products midstream services to third-party customers through assets strategically located in prolific hydrocarbon producing basins and attractive markets in South Texas, Northeastern Pennsylvania and along the Texas Gulf Coast. Our management team has extensive experience executing organic growth strategies and completing accretive acquisitions in the midstream industry. We intend to leverage that experience to continue growing our asset base and diversifying our operations to attract customers in growing energy markets.

We initially will own our midstream assets and conduct our business through OpCo, a limited partnership to be formed by our sponsor in which we will own a     % limited partner interest and which we will control through a non-economic general partner interest. The substantial majority of our gross margin is generated under contracts that are predominantly long-term in nature and typically contain annual inflation escalators and either minimum volume commitments or demand payments.

Through our interest in OpCo, we own and control natural gas gathering systems in South Texas and Northeastern Pennsylvania, a natural gas processing plant in Webb County, Texas, a deepwater marine terminal in Brownsville, Texas and a condensate and NGL stabilization facility in Live Oak County, Texas. We operate our assets through two operating segments—our Natural Gas segment and our Liquids segment.

Our Natural Gas segment includes:

•

Northeast Gathering Assets: three natural gas gathering systems, including (i) the Greenzweig system in Bradford County, Pennsylvania, which comprises approximately 89 miles of pipeline and approximately 500 MMcf/d of throughput capacity, (ii) the Lycoming system in Lycoming County, Pennsylvania, which comprises approximately 14 miles of pipeline and approximately 100 MMcf/d of throughput capacity and (iii) the Tioga system currently under development in Tioga County, Pennsylvania, which will comprise 11 miles of pipeline and approximately 100 MMcf/d of throughput capacity. Our northeast gathering assets service lean gas production from the Marcellus Shale and other formations in Northeastern Pennsylvania under long-term, fee-based gas gathering agreements;

•

South Texas Gathering Assets: three natural gas gathering systems, including (i) the EFG system in Webb County, Texas, which comprises approximately 216 miles of pipeline and approximately 1.0 Bcf/d of throughput capacity, (ii) the CCG system in Webb County, Texas, which comprises approximately 65 miles of pipeline and approximately 200 MMcf/d of throughput capacity, and (iii) the MD-ZG system in Maverick, Dimmit, Zavala and Frio Counties, Texas, which comprises approximately 354 miles of pipeline and approximately 250 MMcf/d of throughput capacity. Our South Texas gathering assets service lean and rich natural gas production from the Eagle Ford Shale and other formations in South Texas under predominantly long-term, fee-based gas gathering agreements. Our MD-ZG system also transports lean natural gas that is delivered via third parties to residential and industrial markets along the border between the United States and Mexico; and

•

South Texas Processing Assets: our Reveille processing plant, a cryogenic natural gas processing plant commissioned in December 2013 and located in Webb County, Texas with approximately 200 MMcf/d of capacity, and related infrastructure. Our Reveille processing plant receives natural gas production from our CCG system under predominantly fee-based processing agreements from approximately 122,000 acres of dedicated leases covering multiple formations in South Texas. Our Reveille processing plant connects to Enterprise’s Eagle Ford NGL pipeline through our Falcon NGL pipeline, which spans approximately 55 miles and provides approximately 18,000 Bbl/d of takeaway capacity.

Our Liquids segment includes:

•

Brownsville Terminal: a deepwater marine terminal in Brownsville, Texas that is fully contracted under long-term contracts with minimum volume commitments. Our Brownsville terminal provides approximately 525,000 Bbls of bulk liquids storage capacity and primarily handles fuel oil, distillates, waxes and lubricants. Our Brownsville terminal also provides our customers with access to the Gulf of Mexico via dedicated dock facilities and access to growing demand markets in South Texas via rail facilities and dedicated truck loading racks.

•

Live Oak Stabilizer: a condensate and NGL stabilization facility in Live Oak County, Texas, designed to process up to approximately 10,000 Bbl/d of off-spec liquids into distinct marketable products, including NGLs, rich gas and marketable condensate. Our Live Oak stabilizer also has the ability to separately handle approximately 5,000 Bbl/d of on-spec NGL product.

•

Live Oak Rail Terminal: an approximately 260-acre industrial logistics rail terminal located in Live Oak County, Texas, which comprises approximately 28,000 linear feet of track. Our Live Oak rail terminal is capable of handling manifest and unit trains transporting multiple types of cargo, including bulk liquids, sand, pipe, aggregates and other materials used in the hydraulic fracturing process, as well as providing railcar storage services.

The following tables provide an overview of the assets in our Natural Gas and Liquids segments as of June 30, 2017:

Natural Gas Segment

	System Type	Approximate Miles of Pipeline	Approximate Capacity (MMcf/d)		Approximate Number of Dedicated Acres	Average Daily Throughput (MMcf/d)(1)		Remaining Commitments		Weighted Average Contract Life Remaining (Years)(2)
Northeast Gathering Assets
Greenzweig System	Lean Gas	89	500		22,511	317		$677.3	(3)	17.5
Lycoming System	Lean Gas	14	100		6,344	46		$64.8	(3)	17.5
Tioga System(4)	Lean Gas	11	100		30,801	15		$88.2	(3)	10.0
South Texas Gathering Assets
EFG System	Lean Gas	216	1,005		161,570	276		576	(5)	10.3
CCG System	Rich Gas	65	200		122,000	58		111	(5)	6.6
MD-ZG System	Lean and Rich Gas	354	250		101,249	41		73	(5)	4.9

Total		749	2,155		444,475	753				14.1

South Texas Processing Assets
Reveille Processing Plant	Cryogenic Gas Plant	—	200		122,000	58		94.1	(5)	11.0
Falcon NGL Pipeline	NGL Pipeline	55	18,000	(6)	—	2,805	(6)	—		—

(1)	Average daily throughput calculated over the twelve months ended June 30, 2017.
(2)	Weighted average contract life remaining is presented net of revenue and volume banks as of June 30, 2017. Please read “—Commercial Agreements” for a description of our revenue and volume banks.
(3)	Reflects remaining minimum revenue commitments in millions of dollars.
(4)	Reflects the first two phases of the Tioga project as if fully constructed. Phase one was placed in service in December 2016 and phase two is currently under construction. Average daily throughput calculated over the six months ended June 30, 2017 accounts for a December 2016 in-service date for phase one. Please read “—Our Assets—Natural Gas Segment—Northeast Gathering Assets—Tioga System” for a description of the expected buildout of the Tioga system.
(5)	Reflects remaining minimum volume commitments in Bcf.
(6)	Amounts presented in Bbl/d.

Liquids Segment

	Product Types	Approximate Capacity (Bbls)	Access Capabilities	Aggregate Remaining Minimum Volume Commitments	Weighted Average Contract Life Remaining (Years)
Liquids Terminals
Brownsville Terminal	Fuel Oil, Distillates, Waxes and Lubricants	525,000	Truck, Rail, Barge, Deepwater	20,257 MBbls	3.5
Live Oak Rail Terminal	Bulk Liquids and Dry Bulk Products	—	Truck, Rail	10,500 Railcars	17.5
	Plant Type	Approximate Throughput Capacity (Bbl/d)	NGL Outlet	Rich Gas Outlet	Condensate Outlet
NGL Handling
Live Oak Stabilizer	Off-Spec and On-Spec Condensate Stabilizer	15,000(1)	DCP Sand Hills	DCP Processing Plant	Truck or Rail to Market

(1)	Includes up to 10,000 Bbl/d off-spec throughput capacity.

We believe that we are well-positioned to continue growing and diversifying our asset base by (i) pursuing accretive acquisitions from our sponsor of additional midstream assets, including the assets subject to our right of first refusal described under “—Our ROFR Assets,” (ii) utilizing what we believe are our strategic locations and wide-ranging midstream services to service new customers with our current assets, (iii) continuing to identify and develop expansion opportunities around our current assets and (iv) pursuing strategic acquisitions from third parties. In addition, we plan to leverage the experience of our management team and strength of our operating platform to pursue strategic opportunities outside of our existing geographic base. We also believe that we have a competitive advantage to be a key supply source for growing hydrocarbon demand in Mexico due to the integrated nature of our South Texas assets and our sponsor’s planned Nueva Era pipeline described below, and we intend to leverage this advantage to attract additional volumes to our South Texas gathering assets.

Pursuant to the omnibus agreement we will enter into with our sponsor in connection with the closing of this offering, we will have a ROFR on (i) the remaining     % limited partner interest in OpCo retained by our sponsor and (ii) the ROFR assets. Please read “—Our ROFR Assets.”

Our ROFR Assets

In addition to its retained     % limited partner interest in OpCo, our sponsor has granted to us the right of first refusal to acquire interests in certain additional midstream assets that are not included in OpCo to the extent our sponsor decides to sell such assets during the seven-year period following the completion of this offering. Currently, our sponsor has or expects to have five operationally and geographically diverse projects that are in various stages of development that will be subject to the ROFR: the Port Arthur terminal, the Nueva Era pipeline, the EFG system expansion, the Corpus Christi terminal and the Delaware Basin gathering and processing assets.

Port Arthur Terminal. Our sponsor has a controlling ownership interest in an approximately 450-acre terminalling and marine export facility located near Port Arthur, Texas that is strategically located to serve numerous refineries, chemical plants and pipelines in the area. The facility has more than eight miles of rail track, including a unit-train loop track and railcar unloading facilities, four liquid storage tanks representing a total of approximately 220,000 barrels of capacity, two barge docks and more than 3,000 feet of deepwater frontage capable of supporting multiple docks for ocean-going vessels. Our sponsor is currently designing and plans to construct over 1,000,000 barrels of storage capacity to store refined petroleum products and blending stocks. Additionally, the pipeline infrastructure necessary to connect the Port Arthur terminal to major interstate pipelines and to our sponsor’s marine export dock facilities is under development. Infrastructure under development at the deepwater dock facilities is expected to have the ability to load and unload Aframax and Panamax class vessels with refined products bound for various export markets. The planned infrastructure is supported by an executed long-term terminal services agreement with a third-party shipper that contains minimum volume commitments. Our sponsor began construction on the Port Arthur terminal in March 2017 and expects to commence operations in mid-2018.

Nueva Era Pipeline. Our sponsor has entered into a 50-50 joint venture arrangement, which we refer to as Nueva Era, with CLISA, a Monterrey, Mexico-based energy and services firm. The joint venture obtained authorization under Section 3 of the NGA and a Presidential Permit from FERC for the border-crossing facilities in 2015, which authorizations were subsequently amended in 2015 and 2016. The joint venture is currently constructing the Nueva Era pipeline, an approximately 200-mile natural gas pipeline from Webb County, Texas to the Monterrey, Mexico area. The Nueva Era pipeline comprises approximately 19 miles of 36-inch pipeline and approximately 181 miles of 30-inch pipeline. Once completed, the Nueva Era pipeline is expected to have the ability to deliver approximately 600 MMcf/d of natural gas, which may be expanded further with additional capital expenditures for compression. The construction of the Nueva Era pipeline is supported by a 25-year agreement with CFE pursuant to which CFE, an investment grade, sovereign utility, has contracted for up to 504 MMcf/d of capacity in exchange for fixed capacity reservation fees and variable commodity payments that are based on the amount of natural gas actually transported on the Nueva Era pipeline. Our EFG system, together with the EFG system expansion being developed by our sponsor, will serve as the supply hub for the Nueva Era pipeline. Following the completion of the EFG system expansion, the EFG system will be capable of supplying and delivering to the Nueva Era pipeline natural gas gathered on the EFG system as well as natural gas received from several third party pipeline connections. As described below, in exchange for transportation services, Nueva Era will pay a portion of the capacity reservation fees and all of the commodity payments received from CFE to our sponsor pursuant to a separate 25-year agreement. The capacity reservation fees are fixed for each year of the term of the agreement with CFE and are expected to generate $1.5 billion in aggregate demand payments during the life of the agreement. Through its 50% ownership, our sponsor will receive net cash flows associated with $690.3 million of the payments, and our sponsor will receive $138.1 million of these payments directly. Construction of the Nueva Era pipeline has begun, and we expect the Nueva Era pipeline to be in service in the first quarter of 2018. Initially, the Nueva Era pipeline will provide only intrastate and foreign transportation service. In the future, it will also offer service under Section 311 of the NGPA. Please read “—Regulation of Operations—Pipeline Regulation” for a discussion of the nature of transportation services authorized under Section 311 of the NGPA.

EFG System Expansion. Our sponsor is currently expanding the EFG system to increase the system’s throughput capacity and integrate it with the Nueva Era pipeline. This expansion project includes additions and modifications to existing compressor stations, transmission pipeline, meters and interconnects associated with the EFG system’s interconnection with the Nueva Era pipeline. As described above, the expanded EFG system will provide transportation service to Nueva Era pursuant to a separate 25-year capacity lease agreement that entitles our sponsor to receive a portion of the capacity reservation fees and all of the commodity payments received by Nueva Era from CFE. During the initial term of this agreement, our sponsor is expected to receive $138.1 million in payments from Nueva Era. Our sponsor will enter into a 25-year services agreement to use the existing EFG system in connection with the capacity lease agreement with Nueva Era and will reimburse the EFG system for costs incurred. We expect the EFG system expansion to be completed in late 2017.

Corpus Christi Terminal. Our sponsor is currently constructing a terminal and marine export facility at the Port of Corpus Christi, Texas. The facility will initially have 480,000 barrels of storage capacity as well as unit train loading and marine dock capabilities. Our sponsor has the capability to expand the facility by adding approximately 2,000,000 barrels of additional storage and a dedicated dock capable of handling Suez-sized vessels. The initial phase of the facility is supported by an executed terminal services agreement with a third-party shipper that contains minimum volume commitments. Our sponsor began construction on the Corpus Christi terminal in August 2017 and expects to commence operations in the second quarter of 2018.

Delaware Basin Gathering and Processing. In June 2017, our sponsor, along with affiliates of AIMCo, Alinda and GIC, entered into a strategic relationship with affiliates of WPX to form Catalyst. After fulfillment of its initial capital commitment, InvestCo will own a 50% interest in Catalyst, and our sponsor will own a 14% interest in InvestCo. WPX. Catalyst will perform crude oil and natural gas gathering and processing services for WPX in the Delaware Basin and will own, construct and operate related crude oil and natural gas gathering and processing assets, including a new cryogenic natural gas processing complex with an initial capacity of 400 MMcf/d. Catalyst will be supported by an area of mutual interest of more than 600 square miles in Reeves and Loving Counties, Texas and Lea and Eddy Counties, New Mexico, with approximately 50,000 net acres currently dedicated by WPX. Our sponsor will serve as the operator of Catalyst. Catalyst will also hold a right of first refusal on WPX’s existing and future wellhead gathering systems and water handling assets located within the area of mutual interest, as well as a right of first offer on WPX’s and its affiliates’ existing and future midstream assets located in the Delaware Basin both within and outside of the area of mutual interest. In addition, our sponsor will hold a right of first refusal on the remaining equity interests in InvestCo held by AIMCo, Alinda and GIC to the extent any such member elects to sell such interests within the six-and-a-half-year period following the closing of the Catalyst joint venture. Pursuant to the terms of the omnibus agreement, our sponsor will grant to us a right of first refusal on its interest in InvestCo, including any interest in InvestCo it may acquire in the future from AIMCo, Alinda or GIC, to the extent it elects to sell such interest.

Our right of first refusal does not ensure that we will be able to acquire interests in these ROFR assets at an attractive price or at all. We are under no obligation to purchase any ROFR assets, and our sponsor is only under an obligation to permit us to match an offer on a ROFR asset to the extent that it elects to sell such ROFR asset to a third party. We do not know when or if our sponsor will elect to sell any ROFR assets. Our ROFR will last for a period of seven years from the closing of this offering. Upon a change of control of the general partner of the Partnership, we or our sponsor may terminate the ROFR. Furthermore, our relationship with our sponsor will pose a conflict of interest in connection with any such acquisition. Any decision to exercise our right of first refusal will require the approval of the board of directors of our general partner, all of the members of which will be appointed by our sponsor as the owner of our general partner. Because our general partner is a wholly owned subsidiary of our sponsor, the officers and directors of our general partner will manage the business of our general partner in a manner that is in the best interests of our sponsor. Please read “—Our Relationship with Our Sponsor and its Investors” and “Conflicts of Interest and Duties.”

Our Areas of Operation

Our initial assets and ROFR assets are located in five key geographic areas that are prolific hydrocarbon production or demand areas, are core to the hydrocarbon value chain and have significant strategic value to us. Our geographic areas of operation are South Texas, Northeastern Pennsylvania, the Texas Gulf Coast, the Delaware Basin and Mexico and are described in more detail below:

South Texas

Our South Texas gathering and processing assets are located in the southern portion of the dry gas window of the Eagle Ford Shale, which includes portions of Webb, Maverick, Dimmit, Zavala and Frio Counties. The producers in our areas of operations in South Texas target lean natural gas, rich natural gas and crude oil and source production from a number of hydrocarbon bearing formations.

Lean Natural Gas Volumes. Our EFG system predominantly gathers production from the Eagle Ford Shale and Austin Chalk formations. These formations produce lean natural gas in our areas of operation in Webb County, Texas. This area has benefited from significant improvements in well productivity and costs over recent years as producers have focused on optimizing and enhancing completion techniques. As of June 14, 2017, Wood Mackenzie estimates that average EURs per well in this area are approximately 8.7 Bcfe.

Our MD-ZG system transports lean natural gas that is delivered via third parties to residential and industrial markets along the border between the United States and Mexico. The lean natural gas transported on our MD-ZG system is predominantly the residue gas from a third-party processing plant located in La Salle County.

Rich Natural Gas Volumes. Our CCG system gathers rich natural gas from production in Webb County, Texas and delivers these volumes to our Reveille processing plant. Operators drilling for rich natural gas in this area of Webb County, Texas have historically targeted the Olmos and Escondido formations; however, the stacked nature of natural gas resources in this area provides additional rich gas drilling inventory in other nearby formations, such as the Wilcox and San Miguel formations.

Our MD-ZG system predominantly gathers rich natural gas from production in Maverick, Dimmit, Zavala and Frio Counties, Texas. The operators in this region have historically targeted the Eagle Ford Shale and San Miguel formations. The volumes transported on our MD-ZG system are typically associated rich natural gas produced from wells drilled in this region. As of June 14, 2017, Wood Mackenzie estimates that average EURs per well in this area are approximately 720 MBoe.

Live Oak Stabilizer Volumes. Our Live Oak stabilizer processes NGL and condensate volumes delivered by truck from multiple locations across South Texas. The majority of the production processed by our Live Oak stabilizer is liquids-rich Eagle Ford production.

Downstream Natural Gas Markets. Wood Mackenzie expects capital investment in exploration and production activity to increase in South Texas as a result of improving producer economics. Natural gas produced in South Texas is ideally situated to serve this demand due to the close proximity to Mexico and LNG export facilities and the formidable size of the resource. LNG demand is expected to increase rapidly as LNG export facilities located along the Gulf Coast become operable. According to the EIA, demand for exports to Mexico is expected to increase to approximately 5 Bcf/d by 2020, with much of the growing demand to be met by pipeline exports of natural gas from South Texas.

Producers in this area also benefit from substantial natural gas infrastructure in place that provides access to multiple natural gas hubs such as Agua Dulce, Texas and the Houston Ship Channel. Our sponsor’s Nueva Era pipeline, which will be supplied from natural gas gathered and transported on our EFG system and the EFG system expansion being developed by our sponsor, will connect South Texas production to growing demand markets in Mexico. Nueva Era provides additional access to strategic demand markets that we are able to provide to our customers and will enhance our customers’ ability to achieve the highest possible net-back pricing for their production.

Northeastern Pennsylvania

Our northeast gathering assets are located in the lean natural gas area of the northeastern Marcellus Shale in Tioga, Lycoming and Bradford Counties in Northeastern Pennsylvania.

The northeastern Marcellus Shale is a lean natural gas play with significant resources in place and, due to the large average well size and robust resource potential, has some of the lowest natural gas breakeven prices in the continental United States. As of December 14, 2016, Wood Mackenzie estimates that there are approximately 132 Tcf of total natural gas-risked resource in the northeastern Marcellus Shale, and that per well EURs generally range from approximately 8 Bcf to approximately 14 Bcf. Natural gas production in this area has historically been burdened by large basis differentials due to constraints caused by a lack of infrastructure available to transport natural gas production out of the basin. However, many producers, including certain of our customers, have been actively securing firm take-away capacity out of the region and investing in new pipeline projects to improve net-back economics.

Production growth is expected to continue at a high rate in the northeastern Marcellus Shale as new pipeline takeaway options to high demand markets commence operations and realized pricing improves. Wood Mackenzie estimates that production from the northeastern Marcellus Shale will increase by approximately 3 Bcf/d to an aggregate of approximately 13 Bcf/d for the area by 2020.

Texas Gulf Coast

The assets comprising our Liquids segment, as well as the Port Arthur and Corpus Christi terminals that will be subject to our ROFR, are located along the Texas Gulf Coast and provide access to this growing market and export opportunities to various international demand centers. The strategic location of refineries in this region to the Colonial and Plantation pipeline systems, as well as export infrastructure along the Gulf Coast, allows the Gulf Coast refineries to take advantage of shifts in both domestic and international demand to balance production. For example, when production of transportation fuels in the Gulf Coast region substantially exceeds the region’s consumption, refineries located along the Gulf Coast export excess production to demand centers in Mexico and other international markets. In the event that shortages of transportation fuels arise in domestic markets, Gulf Coast refineries are able to shift production to service domestic demand.

According to the EIA, the Gulf Coast, including Texas and Louisiana, is the largest market for the import, export and processing of hydrocarbons in the United States and encompasses over 45% of total U.S. refining capacity. In addition, according to the EIA, NGL exports from the U.S. have increased from approximately 160 MBbl/d in 2010 to approximately 960 MBbl/d in 2015 and are expected to continue to increase with new export projects coming in service. These supply and demand dynamics necessitate terminalling and storage capabilities along the Gulf Coast to balance supply and demand, segregate different grades of crude to optimize refinery inputs, facilitate movements between pipelines along the Gulf Coast and to export product to foreign markets. The Gulf Coast of Texas and Louisiana has seen increasing investments to construct and expand terminals, storage and docks. Corpus Christi, Houston, Port Arthur and Nederland, Texas and Lake Charles, Louisiana have all experienced large scale build-outs of infrastructure due to their proximity to refinery markets, water access and connectivity.

Delaware Basin

Upon the closing of the Catalyst joint venture and fulfillment of its initial capital commitment, InvestCo, in which our sponsor will hold a 14% interest that will be subject to our ROFR, will own a 50% economic and 50% voting interest in Catalyst. Catalyst will perform crude oil and natural gas gathering and processing services for WPX in the Delaware Basin, which is considered one of the major producing basins in the United States and is characterized by numerous stacked reservoirs, high oil and natural gas content, extensive production history, long-lived reserves and high drilling success rates. Exploration and production activity in the Delaware Basin is primarily focused on the Wolfcamp Shale formation, the Bone Spring interval (which includes the Avalon sand and shales and the Bone Springs sands, shales and carbonates) and the shallower Delaware sand interval.

According to Wood Mackenzie, over the last several years, the Delaware Basin has been one of the most active basins in the United States in terms of exploration and production activity in part because its Wolfcamp play has a robust resource base that is estimated to represent over 30 BBoe of undrilled risked resource potential and 40,000 potential horizontal drilling locations. Wood Mackenzie forecasts an increase in wells drilled in the Delaware Basin from 2,314 in 2017 to 3,274 in 2020, resulting in increased production from 1,830 MBoe/d in 2017 to over 3,000 MBoe/d in 2020. The high level of exploration and production has coincided with increased M&A activity. According to Wood Mackenzie, there was over $17 billion in upstream M&A activity in the Delaware Basin in 2016 and over $13 billion in the first half of 2017.

Mexico

The Nueva Era Pipeline, in which our sponsor holds a 50% ownership interest that will be subject to our ROFR, is currently being constructed from Webb County, Texas to the Monterrey, Mexico area. Mexico has emerged as an important and growing market for U.S. natural gas producers as demand for natural gas, particularly from Mexico’s electric power sector, has outpaced supply. We believe that the ongoing deregulation of the Mexican oil and gas industry will create opportunities for U.S. natural gas producers to serve this excess demand. According to Wood Mackenzie, natural gas demand in Mexico may increase to 7 Bcf/d by 2020, making Mexico one of the largest natural gas consumers globally. While Mexico has considerable natural gas resources, the development of its shale gas resources is proceeding slowly. Consequently, Mexico is expected to rely on increased imports of natural gas and LNG. Continued midstream infrastructure build out and optimization of existing South Texas infrastructure will be required to bring U.S. hydrocarbons to Mexico.

Business Strategies

Our primary business objective is to own and operate a diversified set of assets that generate stable and growing cash flows that will allow us to pay and increase our quarterly cash distribution per unit over time. We intend to accomplish this objective by executing the following strategies:

•

Growing and diversifying our business by pursuing accretive acquisitions from our sponsor and third parties. We intend to pursue opportunities to grow and diversify our business through accretive acquisitions of additional interests in OpCo and other assets from our sponsor. We will have a right of first refusal with respect to our sponsor’s additional interests in OpCo, as well as our sponsor’s interests in the Port Arthur terminal, the Nueva Era pipeline, the EFG system expansion, the Corpus Christi terminal and, upon closing of the Catalyst joint venture, the Delaware Basin gathering and processing assets. In addition, through our partnership with our sponsor, we monitor the marketplace to identify and pursue acquisitions from third parties. We intend to leverage the experience of our management team to identify and pursue acquisition opportunities, with a particular focus on opportunities in the midstream industry that we believe will complement our existing assets through operating synergies and interconnection.

•

Pursuing economically attractive organic growth opportunities and enhancing the profitability of our existing assets. We seek attractive organic expansion and asset enhancement opportunities that leverage our existing asset footprint, strategic relationships with our customers and our management team’s expertise in constructing, developing and optimizing infrastructure assets. Our goal is to increase the profitability of our existing asset base by identifying organic development projects that are designed to extend our geographic reach, diversify our asset mix and customer base, expand our existing assets, enhance our end-market access and maximize our throughput volumes. We also plan to selectively pursue strategic opportunities in new geographic locations.

•

Focusing on fee-based revenue with minimal direct commodity-price exposure. As we expand and diversify our business, we intend to maintain our focus on providing services to our customers under long-term, fee-based arrangements with minimum volume commitments, demand payments and deficiency payments. We believe this will enhance the stability of our cash flows during changing commodity price environments.

•

Maintaining a conservative and flexible capital structure in order to support our long-term access to capital. We intend to continue our commitment to financial discipline by maintaining a conservative capital structure and appropriate access to liquidity. We intend to fund our expansion projects and acquisitions through a prudent combination of equity and debt capital. We believe our conservative capital structure, when combined with our stable, fee-based cash flows, will afford us efficient access to capital markets at a competitive cost of capital to take advantage of future growth opportunities.

Competitive Strengths

We believe that we are well-positioned to achieve our primary business objective and successfully execute our business strategies by capitalizing on the following competitive strengths:

•

Our strategic relationship with our sponsor. Through our relationship with our sponsor, we will have access to talented management, robust industry knowledge and seasoned commercial relationships throughout the midstream industry that promote business development. As the owner of a     % limited

partner interest in us, a 100% interest in our general partner, all of our incentive distribution rights and a     % interest in OpCo, we believe our sponsor has a vested interest in our success and will be incentivized to support our business plan and pursue projects that will enhance the overall value of our business and support a stable base of cash flows. We expect that our relationship with our sponsor will also create economies of scale, including shared overhead expenses that we believe will reduce our operating expenditures relative to competitors. In addition, we believe that our right of first refusal with respect to our sponsor’s additional interests in OpCo, as well as our sponsor’s interests in the Port Arthur terminal, the Nueva Era pipeline, the EFG system expansion and, upon closing of the Catalyst joint venture, the Delaware Basin gathering and processing assets, will provide us with access to meaningful, highly visible growth opportunities in key geographic areas, including South Texas, the Gulf Coast and Mexico.

•

Recently constructed, strategically located and diversified asset base. Our assets are strategically located between prolific hydrocarbon supply and robust demand areas in both the natural gas and hydrocarbon liquids value chain. This includes natural gas and NGL production and demand centers and refined product hubs, serving both domestic and international markets. We expect to continue our focus on geographic areas that we believe hold long-term economic opportunity for both our supply- and demand-driven customers, including in Mexico, where we intend to grow as a supply source by leveraging the integrated nature of our South Texas assets, such as our sponsor’s planned interconnection between the Nueva Era pipeline and our EFG system. In addition, the substantial majority of our assets were constructed within the last 5 years, and therefore we do not expect to incur significant maintenance capital expenditures associated with these assets in the near future.

•

Fee-based revenues generated by long-term contracts. The substantial majority of our gross margin is generated under long-term, fee-based agreements with annual inflation escalators and either minimum volume commitments or demand payments from our customers. As of June 30, 2017, our gas gathering, processing and transportation agreements had remaining minimum volume commitments totaling approximately 3,354 Bcf and remaining demand payments of approximately $1,082 million through 2042. As of June 30, 2017, our terminalling agreements had remaining minimum volume commitments totaling approximately 20,257 MBbls through 2021. For the twelve months ending September 30, 2018, we estimate that approximately 69% of our gross margin will be supported by minimum volume commitments. Please read “Cash Distribution Policy and Restrictions on Distributions—Estimated Adjusted EBITDA and Distributable Cash Flow for the Twelve Months Ending September 30, 2018” and “Cash Distribution Policy and Restrictions on Distributions—Significant Forecast Assumptions.”

•

Experienced management team with proven record of origination, construction, development, operation, acquisition and integration expertise. Our executive management team has an average of approximately 20 years of energy industry experience and a proven track record of originating projects and owning, developing and managing midstream infrastructure. We intend to leverage this expertise to successfully develop our assets and efficiently manage our operations. Our management team has also established strong relationships with producers, marketers and end-users of hydrocarbons throughout the North American upstream and midstream industries, which we believe will be beneficial to us in pursuing acquisition and organic expansion opportunities. In addition, we will employ engineering, construction and operations teams that have significant experience in designing, constructing and operating large midstream infrastructure projects.

•

Capital structure focused on financial flexibility and alignment of interests with unitholders. At the closing of this offering, we expect to have approximately $        million of borrowing capacity available to us under our new, undrawn revolving credit facility. We believe our borrowing capacity and anticipated access to private and public debt and equity capital will provide us with the requisite financial flexibility to execute our business strategy. Additionally, by establishing a long-term incentive plan under which we expect to issue equity awards to our management team and certain of our employees, we believe we align the long-term interests of our personnel with our unitholders.

Our Relationship with Our Sponsor and its Investors

We believe that our relationship with our sponsor and its investors represents a critical and differentiating strength of our platform. Our sponsor is a privately-owned midstream energy company formed in 2011 by Mike Howard, the Chief Executive Officer and Chairman of our general partner, and Brad Bynum, the President of our general partner, with initial investments from EnLink and Quanta Services, Inc. In December 2013, Alinda acquired a common capital interest in our sponsor. In 2016, AIMCo invested $400 million in our sponsor through acquisitions of our sponsor’s preferred interests and has committed to invest up to an additional $100 million in preferred interests at the election of our sponsor, subject to certain conditions. In March 2017, AIMCo acquired EnLink’s entire interest in our sponsor. As of September 12, 2017, Alinda and AIMCo owned approximately 59% and 28% of our sponsor’s common capital interests, respectively, with management and other private investors owning the remaining 13%. In connection with the closing of this offering, the selling unitholder, an affiliate of AIMCo, will receive $             in net proceeds from the sale of common units it will receive in connection with the AIMCo Exchange. The selling unitholder has expressed an intent to use the net proceeds to fund additional investments in our sponsor to acquire and develop additional assets that our sponsor may offer to us in the future. However, the selling unitholder is under no contractual obligation to use the proceeds in this manner and we cannot guarantee that it will do so.

Alinda is an independent investment firm that invests in infrastructure assets that provide essential services to communities, governments and businesses. As of June 30, 2017, Alinda had approximately $9 billion of assets under management. AIMCo is one of Canada’s largest and most diversified institutional investment managers and invests globally on behalf of 32 pension, endowment and government funds in the Province of Alberta. AIMCo had approximately C$100 billion of assets under management as of June 30, 2017.

Under our omnibus agreement, our sponsor will grant us a ROFR with respect to its remaining interest in OpCo, as well as interests in certain other midstream assets that it owns or is developing. Pursuant to our ROFR, before our sponsor can sell any of these assets to any third party, it must allow us to match an offer to purchase these interests. Our ROFR will last for a period of seven years from the closing of this offering. Upon a change of control of the general partner of the Partnership, we or our sponsor may terminate the ROFR. Through our ROFR, we expect to have the opportunity to acquire additional midstream infrastructure assets that have been developed by our sponsor, which both minimize our construction capital costs and should allow us to increase our distributable cash flow over time. Further, we believe that our sponsor will continue to develop midstream assets in the future and may offer us the opportunity to purchase such assets. However, we are under no obligation to purchase any ROFR assets, and our sponsor is only under an obligation to permit us to match the offer on a ROFR asset to the extent that our sponsor decides to sell such ROFR asset to a third party. We do not know when or if our sponsor will elect to sell any ROFR assets. The consummation and timing of any acquisition of additional interests in OpCo or other ROFR assets will depend upon, among other things, our sponsor’s willingness to offer the asset for sale and obtain any necessary third party consents, the determination that the asset is suitable for our business at that particular time, our ability to agree on a mutually acceptable price, our ability to negotiate an acceptable purchase agreement with respect to the asset and our ability to obtain financing on acceptable terms if necessary. Please read “—Our ROFR Assets” and “Certain Relationships and Related Party Transactions—Agreements with Our Affiliates in Connection with the Transactions—Omnibus Agreement.”

In connection with the closing of this offering (assuming the underwriters do not exercise their option to purchase additional common units), we will (i) issue          common units and                 subordinated units to our sponsor, representing an aggregate     % limited partner interest in us, (ii) issue all of our incentive distribution rights to our general partner and (iii) issue              common units to the public and use the net proceeds from this offering to repay the outstanding balance of $         million under the term loan portion of our sponsor’s credit facility that we will assume in connection with the closing of this offering. In addition, AIMCo will exchange a portion of our sponsor’s preferred interests for          common units in us that our sponsor will receive and the selling unitholder will sell              of those common units to the public in this offering. Unless the underwriters exercise their option to purchase additional units, we do not expect our sponsor or any of our sponsor’s directors or officers to receive any of the net proceeds from this offering, or any other payment, compensation or equity interests in us in connection with this offering. Following the AIMCo exchange and the sale of              common units to the public by the selling unitholder, our sponsor will own an aggregate     % limited partner interest in us and a 100% interest in our general partner, and AIMCo will own a     % limited partner interest in us. We do not expect our sponsor or any of our sponsor’s or general partner’s directors or officers to receive any of the net proceeds from this offering, or any other payment, compensation or equity interests in us in connection with this offering, except to the extent our sponsor receives a distribution from the proceeds of any exercise of the underwriters’ option to purchase additional units or such directors or officers receive grants of equity securities under our long-term incentive plan. Please read “Prospectus Summary—The Transactions.”

Given our sponsor’s significant ownership interests in us following this offering, we believe that it will be incentivized to promote and support the successful execution of our business strategies; however, we can provide no assurance that we will benefit from our relationship with our sponsor. While our relationship with our sponsor is a significant strength, it is also a source of potential risks and conflicts. Please read “Risk Factors—Risks Inherent in an Investment in Us” and “Conflicts of Interest and Duties.”

Our Assets

We will initially conduct our business through OpCo, a limited partnership to be formed with our sponsor in which we will own a     % limited partner interest and which we will control through our non-economic general partner interest. Through our interest in OpCo, we will own and control assets in two operating segments—our Natural Gas segment and our Liquids segment. Our Natural Gas segment includes six natural gas gathering systems located in Northeastern Pennsylvania and South Texas, and a cryogenic natural gas processing plant and related infrastructure located in South Texas. Our Liquids segment includes a deep water marine terminal in Brownsville, Texas, a condensate and NGL stabilization facility in Live Oak County, Texas and a rail terminal in Live Oak County, Texas.

Natural Gas Segment

Northeast Gathering Assets

Greenzweig System

The Greenzweig system is located in Bradford County, Pennsylvania and comprises approximately 89 miles of pipeline designed for lean gas service. The pipeline consists of four- to 16-inch diameter pipeline with approximately 51,270 horsepower of compression. The Greenzweig system services producers targeting the Marcellus Shale formation and interconnects with the Stagecoach pipeline for delivery to multiple interstate pipelines that deliver gas to East Coast and other downstream markets.

The Greenzweig system has throughput capacity of approximately 500 MMcf/d and gathered an average of approximately 317 MMcf/d for the twelve months ended June 30, 2017. The Greenzweig system is supported by long-term, fee-based gas gathering agreements covering approximately 22,511 dedicated acres. As of June 30, 2017, these gas gathering agreements had remaining demand payments of $677.3 million. As of June 30, 2017, the weighted average remaining contract life based on demand payments is 17.5 years. For a more detailed description of our gas gathering agreements, please read “—Commercial Agreements—Natural Gas Segment—Northeast Gathering.”

Lycoming System

The Lycoming system is primarily located in Lycoming County, Pennsylvania and comprises approximately 14 miles of pipeline designed for lean gas service. The pipeline consists of eight- to 16-inch diameter pipeline with approximately 8,280 horsepower of compression and was placed into service in 2012. The Lycoming system services drilling activity in the Marcellus Shale formation and interconnects with Regency Marcellus Gas

Gathering LLC’s Lycoming Trunkline for delivery to multiple interstate pipelines that deliver gas to East Coast and other downstream markets.

The Lycoming system has throughput capacity of approximately 100 MMcf/d and gathered an average of approximately 46 MMcf/d for the twelve months ended June 30, 2017. The Lycoming system is supported by a long-term, fee-based gas gathering agreement. As of June 30, 2017, this gas gathering agreement had remaining demand payments of $64.8 million. As of June 30, 2017, the weighted average remaining contract life based on demand payments is 17.5 years. The Lycoming system gathers from approximately 6,344 dedicated acres. For a more detailed description of our gas gathering agreements, please read “—Commercial Agreements—Natural Gas Segment—Northeast Gathering.”

Tioga System

The Tioga system is located in Tioga County, Pennsylvania and currently comprises approximately 11 miles of pipeline designed for lean gas service. The pipeline consists of 8-inch to 16-inch diameter pipeline with approximately 8,875 horsepower of compression. The first phase of the Tioga system was placed into service in December 2016. The second phase of the system is comprised of approximately two miles of pipeline and 8,875 horsepower of compression, and is expected to be placed into service in the third quarter of 2017. We anticipate that the remainder of the system will be constructed in phases through 2019 as Southwestern Energy moves into full development of its Tioga acreage. The Tioga system services drilling activity in the Marcellus Shale formation and will deliver gathered gas into a major interstate natural gas pipeline that transports gas to the East Coast and other downstream markets.

The Tioga system has throughput capacity of approximately 100 MMcf/d and gathered an average of approximately 15 MMcf/d for the twelve months ended June 30, 2017. The Tioga system is supported by a long-term, fee-based gas gathering agreement. As of June 30, 2017, this gas gathering agreement has remaining demand payments of $88.2 million. As of June 30, 2017, the weighted average remaining contract life based on demand payments is 10.0 years. The Tioga system gathers gas from approximately 30,801 dedicated acres. The gas gathering agreement contains minimum volume commitments for each phase of the project that have a 10-year initial term commencing once the applicable phase is placed into service. The minimum volume commitments under this gas gathering agreement with Southwestern Energy are based on miles of pipeline and horsepower of compression installed and will increase as we add miles or horsepower to the system. For a more detailed description of our gas gathering agreements, please read “—Commercial Agreements—Natural Gas Segment—Northeast Gathering.”

South Texas Gathering Assets

EFG System

The EFG system is a natural gas gathering system that is primarily located in Webb County, Texas, and comprises approximately 216 miles of pipelines, 12,600 horsepower of compression, 340 MMcf/d of treating capacity and 440 MMcf/d of dehydration capacity. The system consists of four- to 24-inch diameter pipelines that deliver natural gas to multiple interstate outlets and began service in September 2010. The EFG system services several producers targeting lean natural gas in the Eagle Ford Shale and other producing zones in South Texas. As of June 30, 2017, the EFG system delivered lean natural gas to intrastate pipelines owned by subsidiaries of Kinder Morgan, Inc. (“Kinder Morgan”) and NextEra Energy, Inc. (“NextEra Energy”).

The EFG system has throughput capacity of approximately 1.0 Bcf/d and gathered an average of approximately 276 MMcf/d for the twelve months ended June 30, 2017. The EFG system is supported by predominantly fee-based gas gathering agreements and 161,570 dedicated acres from upstream producers. As of June 30, 2017, these gas gathering agreements had remaining minimum volume commitments totaling approximately 576 Bcf and remaining demand payments of $146.8 million. As of June 30, 2017, the weighted average remaining contract life based on demand payments is 10.3 years. For a more detailed description of these gas gathering agreements, please read “—Commercial Agreements—Natural Gas Segment—South Texas Gathering.”

The EFG system will serve as the initial supply hub for the Nueva Era pipeline that our sponsor is currently constructing with CLISA pursuant to the Nueva Era joint venture arrangement. We expect that this interconnection will attract additional customers to the EFG system by offering those customers the opportunity to access growing demand markets in Mexico.

CCG System

The CCG system is primarily located in Webb County, Texas and comprises approximately 65 miles of pipelines and 30,320 horsepower of compression designed for rich gas service. The pipeline consists of eight- to 16-inch diameter pipelines that deliver natural gas to our Reveille processing plant and began service in 2012. The CCG system provides services for several producers targeting rich gas producing zones in Webb County, Texas and currently serves as the gathering system for our Reveille processing plant, which is described below.

The CCG system has throughput capacity of approximately 200 MMcf/d and gathered an average of approximately 58 MMcf/d for the twelve months ended June 30, 2017. The CCG system is supported by fee-based gas gathering agreements with Laredo Energy and Escondido Resources, covering approximately 122,000 dedicated acres. As of June 30, 2017, these gas gathering agreements had remaining minimum volume commitments totaling approximately 111 Bcf and remaining demand payments of $36.5 million. As of June 30, 2017, the weighted average remaining contract life based on demand payments is 6.6 years. For a more detailed description of these gas gathering agreements and the risk that such minimum volume commitment contract life could be shorter, please read “—Commercial Agreements—Natural Gas Segment—South Texas Gathering.”

MD-ZG System

The MD-ZG system is primarily located in Maverick, Dimmit, Zavala and Frio Counties in South Texas and comprises approximately 354 miles of four- to 20-inch diameter pipeline with approximately 1,720 horsepower of compression designed for rich and lean gas service. All of the rich natural gas volumes gathered on the MD-ZG system are delivered to third-party pipelines for processing at facilities owned by subsidiaries of Energy Transfer Equity, L.P. (“Energy Transfer Equity”) and Southcross Holdings LP (“Southcross Holdings”). The MD-ZG system also transports lean natural gas that is delivered via third parties to residential and industrial markets along the border between the United States and Mexico.

The MD-ZG system has throughput capacity of approximately 250 MMcf/d and gathered and transported an average of approximately 41 MMcf/d for the twelve months ended June 30, 2017. The MD-ZG system gathers production from the Eagle Ford Shale and other producing fields in the area around Eagle Pass, Carrizo Springs, Asherton and Catarina, Texas. As of June 30, 2017, approximately 101,249 acres were dedicated to the MD-ZG system. In addition to acreage dedications, the MD-ZG system is supported by fee-based gas gathering and transportation agreements with minimum volume commitments. The customers on the MD-ZG system include Anadarko Petroleum Corporation, BlackBrush Oil & Gas Company, Protégé Energy, Sundance Energy Inc. and West Texas Gas, Inc. As of June 30, 2017, these gas gathering agreements had remaining minimum volume commitments totaling approximately 73 Bcf and remaining demand payments of $23.0 million. As of June 30, 2017, the weighted average remaining contract life based on demand payments is 4.9 years. For a more detailed description of these gas gathering agreements, please read “—Commercial Agreements—Natural Gas Segment—South Texas Gathering.”

South Texas Processing Assets

Our Reveille processing plant is a state-of-the-art cryogenic natural gas processing plant located in Webb County, Texas with an aggregate nameplate processing capacity of approximately 200 MMcf/d. Our Reveille processing plant was constructed by our sponsor and began operating in December 2013. Our CCG gathering system delivers liquids-rich natural gas into our Reveille processing plant.

Our Reveille processing plant receives natural gas production from approximately 122,000 acres of dedicated leases and generates revenue from predominantly fee-based processing agreements. As of June 30, 2017, these processing agreements had remaining minimum volume commitments totaling approximately 94 Bcf and remaining demand payments of $45.0 million. As of June 30, 2017, the weighted average remaining contract life based on demand payments is 11.0 years. For a more detailed description of these processing agreements, please read “—Commercial Agreements—Natural Gas Segment—South Texas Processing.”

In conjunction with its construction of our Reveille processing plant, our sponsor also constructed our Falcon NGL pipeline to transport raw NGL mix. The Falcon NGL pipeline is approximately 55 miles of 6-inch pipe with a capacity of 18,000 Bbl/d and connects our Reveille processing plant with Enterprise’s Eagle Ford NGL pipeline.

Residue gas from our Reveille processing plant is delivered to intrastate pipelines owned by subsidiaries of Kinder Morgan and NextEra Energy. Once the Nueva Era pipeline is in service, we expect to deliver residue gas from our Reveille processing plant to growing demand markets in Mexico.

Liquids Segment

Brownsville Terminal

Our Brownsville terminal, a deepwater marine terminal located at the Port of Brownsville, Texas, consists of two bulk liquids terminal facilities with storage capacity of approximately 525,000 barrels that is fully contracted under long-term contracts with minimum volume commitments. At our Brownsville terminal, we provide our customers with access to dedicated rail facilities, Panamax class dock facilities and fully automated truck loading and unloading racks for transferring liquid petroleum products to or from the terminal, where we primarily handle lubricant-based oils, petroleum based waxes, biodiesel blends, fuel oil and other liquid petroleum products for our customers. Our Brownsville terminal has access to the Gulf of Mexico via a 17-mile ship channel and plays a key role in transferring hydrocarbon products to and from dedicated dock facilities and to growing demand markets in South Texas via rail facilities and dedicated truck loading racks.

Our Brownsville terminal generates fee-based revenues from throughput fees based on the receipt, storage and redelivery of liquid petroleum products. Our Brownsville terminal also generates ancillary revenue for product heating, product transfer and railcar handling services. Our Brownsville terminal is supported by terminal services agreements with minimum volume commitments from customers such as P.M.I. Trading Limited, Globalwax LLC and Lea International. As of June 30, 2017, these terminal services agreements had remaining minimum volume commitments totaling approximately 20.3 MBbls and remaining demand payments of $15.0 million. As of June 30, 2017, the weighted average remaining contract life based on demand payments is 3.5 years. For a more detailed description of these terminal service agreements, please read “—Commercial Agreements—Liquids Segment—Brownsville Terminal.”

Live Oak Stabilizer

We own and operate a 15,000 Bbl/d condensate and NGL stabilization facility in Live Oak County, Texas that commenced operations in September 2014. The Live Oak stabilizer is designed to process off-spec liquids into distinct marketable products, including NGLs, rich gas and marketable condensate. The Live Oak stabilizer receives untreated liquids by truck and can accommodate the unloading of up to 90 trucks per day. In addition to stabilizing up to 10,000 Bbl/d of off-spec products, the Live Oak stabilizer can also handle 5,000 Bbl/d of on-spec NGLs.

The Live Oak stabilizer is strategically located with various outlet options, including access to pipeline connections for the NGLs and rich gas, as well as pipelines and truck access for marketable condensate. The Live Oak stabilizer is supported by contracts with several customers including a dedication agreement with Enbridge Energy Partners, L.P. (“Enbridge”) covering product gathered from a 14-county dedication area in the Eagle Ford Shale formation of South Texas.

We believe that our Live Oak stabilizer’s location near the geographical center of the Eagle Ford Shale region, as well as direct access to several major highways, enables our customers to save on trucking or demurrage fees associated with transporting off-spec product to the nearest comparable facilities. In addition, we believe the facility’s proximity to our Live Oak rail terminal may provide additional growth opportunities for the facility, including the ability to receive incoming liquids by rail, blending marketable condensate with other crude products and shipping marketable condensate by rail to other markets.

Live Oak Rail Terminal

Our Live Oak rail terminal is an approximately 260-acre industrial rail terminal located in Live Oak County, Texas. Our Live Oak rail terminal has approximately 28,000 linear feet of track and is capable of handling manifest and unit trains transporting multiple types of cargo, including bulk liquids, sand, pipe, aggregates and other materials used in the hydraulic fracturing process, as well as providing railcar storage services. Located in the geographical center of the Eagle Ford Shale, our Live Oak rail terminal provides access to the Union Pacific Railroad that runs from San Antonio, Texas to Corpus Christi, Texas.

Commercial Agreements

Natural Gas Segment

Northeast Gathering

Our northeast gathering assets are supported by gas gathering agreements with various customers, the most significant of which is Southwestern Energy. We derive revenue primarily from multiple long-term, fee-based gas gathering agreements with a subsidiary of Southwestern Energy. The following summary describes the material provisions included in our gas gathering agreements with Southwestern Energy.

Life-of-Lease Term

Our gas gathering agreements with Southwestern Energy cover approximately 59,656 acres of leases controlled by a subsidiary of Southwestern Energy and contain provisions requiring that all of Southwestern Energy’s production from this acreage will be shipped on our gathering system throughout the life of the lease.

Minimum Volume Commitments

Our gas gathering agreements with Southwestern Energy contain minimum volume commitments. The remaining terms of the minimum volume commitments for such gas gathering agreements range from 10.0 years to 17.5 years as of June 30, 2017. If Southwestern Energy’s actual throughput volumes are less than its minimum volume commitment during a contract year, it must make a deficiency payment to us at the end of that contract year. The amount of the deficiency payment is based on the difference between the actual throughput volume shipped and the minimum volume commitment for the applicable year, multiplied by the applicable gathering fee. To the extent that Southwestern Energy’s actual throughput volumes are above or below its minimum volume commitment for the applicable year, however, our gas gathering agreements with Southwestern Energy contain provisions that can operate to reduce or delay these deficiency payments. For example, Southwestern Energy is allowed to “cross-credit” revenue among the Greenzweig, Lycoming and Tioga systems. For the purpose of calculating deficiency payments for a contract year, we must aggregate the revenue generated from the Greenzweig, Lycoming and Tioga systems. The total annual deficiency payment is calculated by subtracting the aggregate throughput revenue from the aggregate minimum volume commitment revenue.

Inflation Escalator

The majority of our gas gathering agreements with Southwestern Energy contain a fixed annual inflation escalator of 2.5%. Our other agreements have an annual inflation escalator that is set equal to the annual change in the CPI.

South Texas Gathering

In South Texas, we derive revenue primarily from long-term, fee-based gas gathering agreements with some of the largest producers in our areas of operation in this region. The following describes the material provisions included in the majority of our firm gas gathering agreements with our significant customers in the region.

Acreage Dedications and Contract Terms

The majority of our gas gathering agreements contain acreage dedications. The acreage dedications have remaining terms that range from 1.8 years to 11.5 years as of June 30, 2017 and require that any production by our customers within the acreage dedications will be shipped on our gathering systems. When new wells are drilled, our customers typically construct the additional pipeline infrastructure required to transport the volumes from the pad site to a central delivery point (“CDP”) on our gathering system. In some instances, we have agreed to construct pipeline laterals to connect a pad site to our CDPs on behalf of a customer. Under these agreements, we charge incremental fees or agree to a reimbursement price equal to our construction cost plus an applicable margin in order to re-coupe our incremental capital investment.

Minimum Volume Commitments

Some of our gas gathering agreements contain minimum volume commitments, pursuant to which our customers guarantee to ship a minimum volume of natural gas on our gathering systems over certain periods during the term of the contract. The remaining terms of the minimum volume commitments range from 1.8 years to 11.5 years as of June 30, 2017.

If a customer’s actual throughput volumes are less than its minimum volume commitment for the applicable period, it must make a deficiency payment to us at the end of that contract month or year, as applicable. The amount of the deficiency payment is based on the difference between the actual throughput volume shipped and the minimum volume commitment for the applicable period, multiplied by the applicable gathering fee. However, many of our gas gathering agreements contain provisions that have the effect of reducing these deficiency payments to which we may otherwise be entitled with respect to any given period. These provisions include the following:

•	To the extent that a customer’s throughput volumes exceed its minimum volume commitment for the applicable period, there is a crediting mechanism that allows the customer to build a “bank” of credits that it can utilize in the future to reduce deficiency payments owed in subsequent periods, generally subject to expiration if there is no deficiency payment owed in subsequent periods. The period over which this credit bank can be applied to future deficiency payments varies, depending on the particular gas gathering agreements.

•

Some of our customers have gathering agreements on both our EFG system and CCG system. These agreements contain provisions that allow for “cross-crediting” of throughput volumes and minimum volume commitments. Under these agreements, a customer’s throughput volumes and minimum volume commitments are accounted for on an aggregate basis across both gathering systems. Volumes delivered in excess of the minimum volume commitment on one gathering system can be credited against a potential deficiency in the minimum volume commitment on the other gathering system. For example, if a customer delivers volumes in excess of its minimum volume commitments on the EFG system and volumes below its minimum volume commitments on the CCG system, the excess EFG volumes can be credited towards the customer’s CCG obligations, thereby reducing the amount of the deficiency payment with respect to the CCG system.

Demand Charge

Some of our gas gathering agreements contain a demand charge, pursuant to which our customers pay a fixed-charge regardless of whether they transport natural gas on our pipelines.

Inflation Escalator

Our gas gathering agreements have an annual inflation escalator that is set equal to the annual change in the CPI.

South Texas Processing

Our Reveille processing plant receives natural gas production from approximately 122,000 acres of dedicated leases in South Texas and generates revenue from predominantly fee-based processing agreements with customers such as affiliates of Laredo Energy and Escondido Resources.

Acreage Dedications and Contract Terms

Our gas processing agreements contain acreage dedications. The acreage dedications have remaining terms that range from 4.5 to 11.5 years as of June 30, 2017 and require that any production by our customers within the acreage dedications be processed at our Reveille processing plant.

Minimum Volume Commitments

Our gas processing agreements contain minimum volume commitments pursuant to which our customers guarantee to process a minimum volume of natural gas at our Reveille processing plant. The remaining terms of the minimum volume commitments range from 4.5 to 11.5 years as of June 30, 2017.

If a customer’s actual processed volumes are less than its minimum volume commitment for the applicable quarter, it must make a deficiency payment to us at the end of that quarter. The amount of the deficiency payment is based on the difference between the actual volume processed and the minimum volume commitment for the applicable quarter, multiplied by the applicable processing fee. To the extent that a customer’s actual processed volumes are above or below its minimum volume commitment for the applicable period, however, many of our processing contracts contain a crediting provision that can operate to reduce or delay these deficiency payments. To the extent that a customer’s processed volumes exceed its minimum volume commitment for the applicable period, this crediting mechanism allows the customer to build a “bank” of credits that it can utilize in the future to reduce deficiency payments owed in subsequent periods. Volumes delivered in excess of a customer’s quarterly minimum volume commitment can be credited toward any minimum volume commitment deficiency during the next twelve ensuing quarters.

Inflation Escalator

Our gas processing agreements have an annual inflation escalator that is set equal to the annual change in the CPI.

Liquids Segment

Brownsville Terminal

We generate revenue at our Brownsville terminal primarily under long-term, fee-based terminal services agreements.

Contract Term & Minimum Volume Commitments

Our terminal services agreements have remaining terms that range from 1.9 to 4.2 years as of June 30, 2017. Some of our terminal services agreements contain minimum volume commitments pursuant to which our customers guarantee a minimum throughput volume at our Brownsville terminal over a certain time period. The remaining terms of the minimum volume commitments at our Brownsville terminal range from 1.9 to 4.2 years as of June 30, 2017.

If a customer’s actual throughput volumes are less than its minimum volume commitment for the applicable month, the customer must make a deficiency payment to us at the end of that contract month. The amount of the deficiency payment is based on the difference between the actual throughput volume at our Brownsville terminal and the minimum volume commitment for the applicable month, multiplied by the applicable minimum throughput fee.

Excess Throughput

Our terminal services agreements have provisions whereby volumes delivered to the terminal in excess of the minimum volume amount are charged an additional fee, an excess throughput fee. These excess throughput fees allow us to collect incremental throughput revenue during periods in which customers exceed their minimum volume commitments.

Ancillary Services

Our terminal service agreements have provisions that govern other fee-based ancillary services that we provide to our customers. These services vary by customer and include fees charged for railcar loading and unloading, truck loading and unloading, tank mixing and blending, railcar storage, railcar switching, tank heating and tank cleaning.

Inflation Escalator

Our terminal service agreements have an annual inflation escalator that is set equal to the annual change in the CPI.

Live Oak Stabilizer

At our Live Oak stabilizer, we derive revenue under a series of contracts that provide for a fixed-margin structure.

We buy inlet volumes delivered to the Live Oak stabilizer on a component basis at a stated differential to Index pricing. Once the volumes are processed at the Live Oak stabilizer, we sell the residue gas, NGLs and stabilized condensate at a stated differential to pricing indices for each component. The NGL volumes we sell have a floor to the sales price that allow us to minimize the commodity exposure from each contract. While the fixed differential pricing eliminates most commodity price exposure, the composition of volumes delivered varies by each customer. Our realized margin therefore fluctuates for each truck that a customer brings to the facility.

Area Dedications & Point Dedications

The Live Oak stabilizer is supported by an area dedication agreement with Enbridge covering product gathered from a 14-county dedication area in the Eagle Ford Shale formation of South Texas. The initial term of this agreement was three years. As of June 30, 2017, the remaining term on this agreement was approximately 0.2 years. Enbridge and other major customers, including Calumet Specialty Products Partners, LP, ConocoPhillips and Plains Gas Solutions, LLC, dedicate volumes to the Live Oak stabilizer from specific locations (“point dedications”) such as field compressor stations, field stabilization facilities, area refineries and other locations where off-spec and on-spec condensate and NGL products are created and stored. The duration of these point dedications range from month to month to five-year dedications. Our contracts with marketing and trucking companies that do not contain an area dedication or point dedication are typically month-to-month contracts and do not contain a contractual obligation for the customer to bring volumes to the facility. These agreements are subject to fluctuations on pricing based on market conditions on a month-to-month basis.

Live Oak Rail Terminal

At our Live Oak rail terminal, we derive revenue primarily from fees associated with railcar switching and railcar storage. With respect to railcar switching, we have a long-term contract in place with a remaining term of 17.5 years as of June 30, 2017, which includes a commitment for a minimum number of railcar switches each month. With respect to railcar storage, we generate the majority of our revenue under month-to-month contracts.

Title to Our Properties

Substantially all of our interests in the real property on which our assets are located derive from leases, easements, rights-of-way, permits or licenses from landowners or governmental authorities, permitting the use of such land for our operations, and we believe that we have satisfactory interests in and to these lands. We have leased or acquired easements, rights-of-way, permits or licenses in these lands without any material challenge known to us relating to the title to the land upon which the assets will be located, and we believe that we have satisfactory interests in such lands. We have no knowledge of any challenge to the underlying fee title of any material lease, easement, right-of-way, permit or license held by us or to our title to any material lease, easement, right-of-way, permit or lease, and we believe that we have satisfactory title to all of our material leases, easements, rights-of-way, permits and licenses.

Seasonality

Demand for natural gas generally decreases during the spring and fall months and increases during the summer and winter months. However, seasonal anomalies such as mild winters or mild summers sometimes lessen this fluctuation. In addition, certain natural gas users utilize natural gas storage facilities and purchase some of their anticipated winter requirements during the summer. This can also lessen seasonal demand fluctuations. These seasonal anomalies can increase demand for natural gas during the summer and winter months and decrease demand for natural gas during the spring and fall months. In respect of our initial assets, we do not expect seasonal conditions to have a material impact on our throughput volumes. Severe or prolonged winters may, however, impact our and our producers’ ability to complete additional well connections or complete construction projects, particularly in our Northeastern Pennsylvania operations, which may impact the rate of our growth. In addition, severe winter weather may also impact or slow the ability of our customers to execute their planned drilling and development plans.

The throughput in our terminals is directly affected by the level of supply and demand for liquids in the markets served directly or indirectly by our assets, which can fluctuate seasonally, particularly due to seasonal shutdowns of refineries during the spring months. However, many effects of seasonality on our revenues will be substantially mitigated, as the majority of our revenues from our liquids terminals are generated through take-or-pay contracts for storage services under multi-year contracts.

In addition, the volumes of condensate produced at our Live Oak stabilizer fluctuate seasonally, with volumes generally increasing in the winter months and generally decreasing in the summer months as a result of the physical properties of natural gas and related hydrocarbons. Please read “Risk Factors—Risks Related to Our Business—Our businesses and results of operations are subject to seasonal fluctuations, which could result in fluctuations in our operating results and common unit price.”

Competition

The midstream energy business is very competitive. Our competitors primarily include other midstream companies, producers and marketing companies. Competition for natural gas, refined products and condensate volumes is primarily based on reputation, commercial terms, reliability, service levels, flexibility, access to end-use markets, location, available capacity, capital expenditures and fuel efficiencies. Our principal competitors in South Texas are subsidiaries of Energy Transfer Equity, Kinder Morgan, Atlas Resource Partners, L.P. and Southcross Holdings, and our principal competitors in Northeastern Pennsylvania are subsidiaries of the Williams Companies, Inc. and DTE Energy Co. In addition, at our Brownsville terminal, we face competition primarily from subsidiaries of TransMontaigne Inc.

In the future, we may face competition for third party volumes outside of our acreage dedications. Additionally, to the extent we make acquisitions from third parties or otherwise expand our operations, we could face additional competition.

Regulation of Operations

Regulation of pipeline gathering services may affect certain aspects of our business and the market for our services.

Pipeline Regulation

Section 1(b) of the NGA exempts natural gas gathering facilities from regulation by FERC under the NGA. Although FERC has not made any formal determinations with respect to any of our facilities we consider to be gathering facilities, we believe that the natural gas pipelines in our midstream systems meet the traditional tests FERC has used to establish that a natural gas pipeline is a gathering pipeline not subject to FERC NGA jurisdiction.

The ICA governs the transportation in interstate commerce of crude oil, petroleum products, NGLs and other forms of liquid fuel. Unlike gas gathering under the NGA, there is no exemption for gathering of liquid fuels under the ICA. Whether a liquid fuels shipment is in interstate commerce under the ICA depends on the fixed and persisting intent of the shipper as to the fuel’s final destination, absent a break in the interstate movement. We believe that our NGL pipeline meets the traditional tests FERC has used to determine that a pipeline is not providing transportation service in interstate commerce subject to FERC ICA jurisdiction.

The distinction between FERC-regulated gas transmission services and federally unregulated gas gathering services has been the subject of substantial litigation, and FERC determines whether facilities are gas gathering facilities on a case-by-case basis, so the classification and regulation of some our gas gathering facilities may be subject to change based on future determinations by FERC, the courts, or Congress. In addition, the determination of the interstate or intrastate character of shipments on our liquid fuels pipeline depends on the shipper’s intentions and the transportation of the liquids outside of our system, and may change over time. If FERC were to consider the status of an individual facility and determine that the facility is not a gas gathering pipeline or the character of a liquids fuel shipment and determine that the shipment was in interstate commerce, our rates for, and terms and conditions of, transportation services would be subject to regulation by FERC under the NGA and/or the NGPA, or under the ICA. Such regulation could decrease revenue, increase operating costs, and, depending upon the facility in question, could adversely affect our results of operations and cash flows. In addition, if we were found to have provided services or otherwise operated in violation of the NGA, NGPA or ICA, this could result in the imposition of administrative and criminal remedies and civil penalties, as well as a requirement to disgorge charges collected for such service in excess of the rate established by FERC.

The intrastate transportation of natural gas is largely regulated by the state in which the transportation takes place. An intrastate natural gas pipeline system may transport natural gas in interstate commerce provided that the rates, terms, and conditions of such transportation service comply with Section 311 of the NGPA and Part 284 of FERC’s regulations. The NGPA regulates, among other things, the provision of transportation services by an intrastate natural gas pipeline on behalf of an interstate natural gas pipeline or a local distribution company served by an interstate natural gas pipeline. Under Section 311 of the NGPA, the rates charged for such transportation must be fair and equitable, and any amounts collected in excess of fair and equitable rates are subject to refund with interest. The rates for services provided pursuant to Section 311 of the NGPA are generally subject to review and approval by FERC at least once every five years. In addition, a pipeline offering service under Section 311 of the NGPA must comply with the terms and conditions applicable to such service established in the pipeline’s FERC-approved Statement of Operating Conditions. Failure to observe the service limitations applicable to transportation services provided under Section 311, failure to comply with the rates approved by FERC for Section 311 service, or failure to comply with the terms and conditions of service established in the pipeline’s Statement of Operating Conditions could result in the assertion of jurisdiction by FERC under the NGA and/or the imposition of administrative, civil and criminal remedies.

State regulation of natural gas gathering facilities and intrastate transportation pipelines generally includes various safety, environmental and, in some circumstances, nondiscriminatory take requirements and complaint-based rate regulation. We are subject to ratable take and common purchaser requirements in Texas, which require our gathering pipelines to take natural gas without undue discrimination in favor of one producer over another or one source of supply over another similarly situated source of supply. Other states in which we operate may adopt similar ratable take and common purchaser statutes. The regulations under these statutes may have the effect of imposing restrictions on our ability to decide with whom we contract to gather natural gas. Texas has generally used a complaint-based regulation of natural gas gathering activities, which allows natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to, among other things, gathering access and rate discrimination. Texas generally uses a complaint-based system of regulation for the intrastate transportation of liquid fuels as well, both as to matters involving rates and priority of access. Other states in which we operate may adopt similar complaint-based regulations. We cannot predict whether such regulation will be adopted and whether such a complaint will be filed against us in the future. Failure to comply with state regulations can result in the imposition of administrative, civil and criminal remedies. To date, there has been no adverse effect to our midstream systems due to state regulations.

Our pipeline operations could be adversely affected should they be subject in the future to more stringent application of state regulation of rates and services. Our operations also may be or become subject to additional safety and operational regulations relating to the design, installation, testing, construction, operation, replacement and management of facilities. Additional rules and legislation pertaining to these matters are considered or adopted from time to time. We cannot predict what effect, if any, such changes might have on our operations, but the industry could be required to incur additional capital expenditures and increased costs depending on future legislative and regulatory changes.

Market Behavior Rules

In August 2005, Congress enacted the EPAct 2005. Among other matters, the EPAct 2005 amended the NGA to add an anti-manipulation provision that makes it unlawful for “any entity” to engage in prohibited behavior in contravention of rules and regulation to be prescribed by FERC and, furthermore, provides FERC with additional civil penalty authority. In January 2006, FERC issued Order No. 670, a rule implementing the anti-manipulation provisions of the EPAct 2005. The rules make it unlawful for any entity, directly or indirectly in connection with the purchase or sale of natural gas subject to the jurisdiction of FERC or the purchase or sale of transportation services subject to the jurisdiction of FERC, to (1) use or employ any device, scheme or artifice to defraud; (2) to make any untrue statement of material fact or omit to make any such statement necessary to make the statements not misleading; or (3) to engage in any act or practice that operates as a fraud or deceit upon any person. Such anti-manipulation rules apply to interstate gas pipelines and storage companies and intrastate gas pipelines and storage companies that provide interstate services, such as NGPA Section 311 service, as well as otherwise non-jurisdictional entities to the extent the activities are conducted “in connection with” gas sales, purchases or transportation subject to FERC jurisdiction. The anti-manipulation rules do not apply to activities that relate only to intrastate or other non-jurisdictional sales or gathering to the extent such transactions do not have a “nexus” to jurisdictional transactions. The EPAct 2005 also amended the NGA and the NGPA to give FERC authority to impose civil penalties for violations of these statutes and FERC’s regulations, rules, and order, up to $1,000,000 per violation per day for violations occurring after August 8, 2005. In January 2017, FERC increased that maximum penalty to $1,213,503 per violation per day to account for inflation. In connection with this enhanced civil penalty authority, FERC issued a revised policy statement on enforcement to provide guidance regarding the enforcement of the statutes, orders, rules and regulations it administers, including factors to be considered in determining the appropriate enforcement action to be taken. Should we fail to comply with all applicable FERC-administered statutes, rules, regulations and orders, we could be subject to substantial penalties and fines. In addition, the CFTC is directed under the CEA to prevent price manipulations for the commodity and futures markets, including the energy futures markets. Pursuant to the Dodd-Frank Act and other authority, the CFTC has adopted anti-market manipulation regulations that prohibit fraud and price manipulation in the commodity and futures markets. The CFTC also has statutory authority to seek civil penalties of up to the greater of $1,116,156 or triple the monetary gain to the violator for violations of the anti-market manipulation sections of the CEA.

The EPAct of 2005 also added Section 23 to the NGA authorizing FERC to facilitate price transparency in markets for the sale or transportation of physical natural gas in interstate commerce. In 2007, FERC took steps to enhance its market oversight and monitoring of the natural gas industry by issuing several rulemaking orders designed to promote gas price transparency and to prevent market manipulation. In December 2007, FERC issued a final rule on the annual natural gas transaction reporting requirements, as amended by subsequent order on rehearing, or Order No. 704. Order No. 704 requires buyers and sellers of annual quantities of natural gas of 2,200,000 MMBtu or more, including entities not otherwise subject to FERC’s jurisdiction, to provide by May 1 of each year an annual report to FERC describing their aggregate volumes of natural gas purchased or sold at wholesale in the prior calendar year to the extent such transactions utilize, contribute to or may contribute to the formation of price indices. Order No. 704 also requires market participants to indicate whether they report prices to any index publishers and, if so, whether their reporting complies with FERC’s policy statement on price reporting. In November 2008, FERC issued Order No. 720 to require certain major non-interstate natural gas pipelines to post daily scheduled volume information and design capacity for certain points. Order No. 720 also required interstate natural gas pipelines to post information regarding the provision of no-notice service. In June 2010, FERC issued the last of its three orders on rehearing and clarification further clarifying its requirements.

Pipeline Safety Regulation

Some of our pipelines are subject to regulation by PHMSA under the Natural Gas Pipeline Safety Act of 1968 (the “NGPSA”) with respect to natural gas, and the Hazardous Liquids Pipeline Safety Act of 1979 (the “HLPSA”) with respect to NGLs. Both the NGPSA and the HLPSA were amended by the Pipeline Safety Act of

1992, the Accountable Pipeline Safety and Partnership Act of 1996, the Pipeline Safety Improvement Act of 2002, the Pipeline Inspection, Protection, Enforcement, and Safety Act of 2006 and the 2011 Pipeline Safety Act. The NGPSA and HLPSA, as amended, govern the design, installation, testing, construction, operation, replacement and management of natural gas as well as crude oil, NGL and condensate pipeline facilities. Pursuant to these acts, PHMSA has promulgated regulations governing pipeline wall thickness, design pressures, maximum operating pressures, pipeline patrols and leak surveys, minimum depth requirements, and emergency procedures, as well as other matters intended to ensure adequate protection for the public and to prevent accidents and failures. Additionally, PHMSA has established a series of rules requiring pipeline operators to develop and implement integrity management programs for gas transmission and hazardous liquid pipelines that, in the event of a pipeline leak or rupture, could affect HCAs, which are areas where a release could have the most significant adverse consequences, including high population areas, certain drinking water sources and unusually sensitive ecological areas.

Specifically, PHMSA has developed regulations that require pipeline operators to implement integrity management programs, including more frequent inspections and other measures to ensure pipeline safety in HCAs. The regulations require operators, including us, to:

•	perform ongoing assessments of pipeline integrity;

•	identify and characterize applicable threats to pipeline segments that could impact a HCA;

•	improve data collection, integration and analysis;

•	repair and remediate pipelines as necessary; and

•	implement preventive and mitigating actions.

The 2011 Pipeline Safety Act reauthorizes funding for federal pipeline safety programs, increases penalties for safety violations, establishes additional safety requirements for newly constructed pipelines, and requires studies of certain safety issues that could result in the adoption of new regulatory requirements for existing pipelines. The 2011 Pipeline Safety Act, among other things, increases the maximum civil penalty for pipeline safety violations and directs the Secretary of Transportation to promulgate rules or standards relating to expanded integrity management requirements, automatic or remote-controlled valve use, excess flow valve use, leak detection system installation and testing to confirm the material strength of pipe operating above 30% of specified minimum yield strength in HCAs. Effective April 27, 2017, the maximum and minimum civil penalties PHMSA can impose are $209,002 per violation per day, with a maximum penalty of $2,090,022 for a related series of violations.

The adoption of new or amended regulations by PHMSA or the states that result in more stringent or costly pipeline integrity management or safety standards could have a significant adverse effect on us and similarly situated midstream operators. For instance, in August 2011, PHMSA published an advanced notice of proposed rulemakings to solicit comments on the need for changes to its natural gas and liquid pipeline safety regulations, including whether to extend the integrity management program requirements to gathering lines. PHMSA also issued an advisory bulletin providing guidance on the verification of records related to pipeline maximum allowable operating pressure. In April 2016, pursuant to one of the requirements of the 2011 Pipeline Safety Act, PHMSA published a proposed rulemaking that would expand integrity management requirements and impose new pressure testing requirements on currently regulated gas gathering and transmission pipelines. The proposal would also significantly expand the regulation of gas gathering lines, subjecting previously unregulated pipelines to requirements regarding damage prevention, corrosion control, public education programs, maximum allowable operating pressure limits, and other requirements. More recently, in January 2017, PHMSA finalized new regulations for hazardous liquid pipelines that significantly extend and expand the reach of certain PHMSA integrity management requirements (i.e., periodic assessments, repairs and leak detection), regardless of the pipeline’s proximity to an HCA. The final rule also requires all pipelines in or affecting an HCA to be capable of accommodating in-line inspection tools within the next 20 years. In addition, the final rule extends annual and accident reporting requirements to gravity lines and all gathering lines and also imposes inspection requirements on pipelines in areas affected by extreme weather events and natural disasters, such as hurricanes, landslides, floods, earthquakes, or other similar events that are likely to damage infrastructure. The timing for implementation of this rule is uncertain at this time due to the recent change in Presidential Administrations.

Additional future regulatory action expanding PHMSA jurisdiction and imposing stricter integrity management requirements is likely. In June 2016, the President signed into law the PIPES Act, which reauthorizes PHMSA through 2019, and grants PHMSA authority to issue emergency orders, including authority to issue prohibitions and safety measures on owners and operators of natural gas or hazardous liquid pipeline facilities to address imminent hazards, without prior notice or an opportunity for a hearing. In addition, the PIPES Act requires enhanced release reporting requirements, requiring a review of both natural gas and hazardous liquid integrity management programs, and mandating the creation of a working group to consider the development of an information-sharing system related to integrity risk analyses. The PIPES Act also requires that PHMSA publish periodic updates on the status of those mandates outstanding from 2011 Pipeline Safety Act, of which approximately half remain to be completed.

The National Transportation Safety Board has also recommended that PHMSA make a number of changes to its rules, including removing an exemption from most safety inspections for natural gas pipelines installed before 1970. While we cannot predict the outcome of legislative or regulatory initiatives, such legislative and regulatory changes could have a material effect on our operations, particularly by extending more stringent and comprehensive safety regulations (such as integrity management requirements) to pipelines and gathering lines not previously subject to such requirements. While we expect any legislative or regulatory changes to allow us time to become compliant with new requirements, costs associated with compliance may have a material effect on our operations.

States are largely preempted by federal law from regulating pipeline safety for interstate lines but most are certified by the Department of Transportation (“DOT”) to assume responsibility for enforcing federal intrastate pipeline regulations and inspection of intrastate pipelines. States may adopt stricter standards for intrastate pipelines than those imposed by the federal government for interstate lines; however, states vary considerably in their authority and capacity to address pipeline safety. State standards may include more stringent requirements for facility design and management in addition to requirements for pipelines. We do not anticipate any significant difficulty in complying with applicable state laws and regulations. Our natural gas and NGL pipelines are subject to inspection and compliance programs that we have implemented for our facilities to assess how those facilities perform with respect to applicable pipeline safety and pollution control requirements.

Our programs seek to incorporate all existing requirements by the requisite regulatory deadlines, and we continue to evaluate new requirements for purposes of incorporating them into our procedures and budgets. We expect to incur increasing regulatory compliance costs based on the intensification of the regulatory environment and upcoming changes to regulations as outlined above. In addition to regulatory changes, costs may be incurred when there is an accidental release of a commodity transported by our midstream systems, or a regulatory inspection identifies a deficiency in our required programs.

Rail Safety

As a result of hydraulic fracturing and other improvements in extraction technologies, there has been a substantial increase in the volume of crude oil and liquid hydrocarbons produced and transported in North America, and a geographic shift in that production versus historical production. The increase in volume and shift in geography has resulted in a corresponding increase in hydrocarbons being transported by rail. High profile accidents in Quebec, North Dakota and Virginia in July 2013, December 2013 and April 2014, respectively (all involving trains carrying crude oil), have raised concerns about the environmental and safety risks associated with crude oil transport by rail and the associated risks arising from railcar design.

In response to the accidents referenced above, there has been increased pressure on lawmakers to update rail safety standards, including design standards for railcars. On May 1, 2015, PHMSA, in consultation with the FRA, adopted a final rule that, among other things, applies enhanced tank car standards to certain trains carrying flammable liquids, including crude oil and ethanol. The rule requires tank cars carrying flammable liquids to have a 9/16 inch tank shell, 11 gauge jacket, half inch full height head shield, thermal protection, and improved pressure relief devices and bottom outlet valves. Existing tank cars must be retrofitted with most of the same criteria based on a prescriptive retrofit schedule. Older legacy DOT Specification 111 tank cars must be phased out by as early as January 2018 if they are not retrofitted to comply with the new standards. The final rule also imposes a number of operational requirements affecting the rail transportation of flammable liquids, including certain speed restrictions, enhanced braking systems, and new sampling and testing requirements. In addition, the FRA and PHMSA have issued a series of safety advisories and emergency orders to address safety issues related to trains carrying flammable liquids. The FRA also published a final rule in July 2015, which imposes new standards on railroads to properly secure rolling equipment. On August 10, 2016, PHMSA, in coordination with the FRA, announced a final rule codifying certain requirements of the FAST Act, thereby building upon the May 2015 rule and expanding the requirements to use the enhanced tank car for shipping all flammable liquids, regardless of the length of the train. The rule also requires that new tank cars be equipped with a thermal protection blanket and that older tank cars retrofitted to the new standard be equipped with top fittings protection and a thermal protection blanket. The FAST Act also requires a modified phase-out schedule for older DOT Specification 111 tank cars, such that older tank cars are phased out faster regarding highly flammable, unrefined petroleum products that require a certain level of packaging protection. In addition, in July 2016, PHMSA proposed a new rule that would expand the applicability of comprehensive oil spill response plans so that any railroad that transports a single train carrying 20 or more loaded tank cars of liquid petroleum oil in a continuous block or a single train carrying 35 or more loaded tank cars of liquid petroleum oil throughout the train must have a current, comprehensive, written plan. More recently, in response to a petition from the New York Attorney General, PHMSA issued an advance notice of proposed rulemaking in January 2017 stating that it is considering revising the Hazardous Materials Regulations to establish vapor pressure limits for unrefined petroleum-based products and potentially all Class 3 flammable liquid hazardous materials that would apply during the transportation of the products or materials by any mode. In addition, in February 2016, the FRA modified its accident and incident reports to gather additional data concerning rail cars carrying crude oil in any train involved in a FRA-reportable accident. A number of states have also proposed or enacted laws in recent years that encourage safer rail operations or urge the federal government to strengthen requirements for these operations.

We do not anticipate the May 2015 tank car rule and the August 2016 rule to materially adversely affect our operations. However, the adoption of additional federal, state, provincial or local laws or regulations, including any voluntary measures by the rail industry regarding railcar design or crude oil and liquid hydrocarbon rail transport activities, or efforts by local communities to restrict or limit rail traffic involving hydrocarbons could materially affect our business, financial condition or results of operations by decreasing demand for our services.

Anti-Terrorism Measures

While we are not currently subject to governmental standards for the protection of computer-based systems and technology from cyber threats and attacks, proposals to establish such standards are being considered in the U.S. Congress and by U.S. Executive Branch departments and agencies, including the Department of Homeland Security, and we may become subject to such standards in the future. We currently are implementing our own cyber security programs and protocols; however, we cannot guarantee their effectiveness. A significant cyber-attack could have a material adverse effect on our operations and those of our customers.

Regulation of Environmental and Occupational Safety and Health Matters

General

Our natural gas gathering and compression activities are subject to stringent and complex federal, state and local laws and regulations relating to the protection of the environment and worker health and safety. As an owner or operator of these facilities, we must comply with these laws and regulations at the federal, state and local levels. Similar laws and regulations would apply to any international operations that we might conduct in the future. These laws and regulations can restrict or impact our business activities in many ways, such as:

•	requiring the installation of pollution-control equipment, imposing emission or discharge limits or otherwise restricting the way we operate;

•	limiting or prohibiting construction activities in areas, such as air quality non-attainment areas, wetlands, endangered species habitat and other protected areas;

•	delaying system modification or upgrades during review of permit applications and revisions;

•	requiring investigatory and remedial actions to mitigate discharges, releases or pollution conditions associated with our operations or attributable to former operations; and

•	enjoining operations deemed to be in non-compliance with permits issued pursuant to or regulatory requirements imposed by such environmental laws and regulations.

Failure to comply with these laws and regulations may trigger a variety of administrative, civil and/or criminal enforcement measures, including the assessment of monetary penalties and natural resource damages. Certain environmental statutes impose strict or joint and several liability for costs required to clean up and restore sites where hazardous substances, hydrocarbons or solid wastes have been disposed or otherwise released. Moreover, neighboring landowners and other third parties may file common law claims for personal injury and property damage allegedly caused by the release of hazardous substances, hydrocarbons or other pollutants into the environment.

The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment and thus, there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation and actual future expenditures may be different from the amounts we currently anticipate. As with the midstream industry in general, complying with current and anticipated environmental laws and regulations can increase our capital costs to construct, maintain and operate equipment and facilities. While these laws and regulations affect our maintenance capital expenditures and net income, we do not believe they will have a material adverse effect on our business, financial position or results of operations or cash flows, nor do we believe that they will affect our competitive position since the operations of our competitors are generally similarly affected. In addition, we believe that the various activities in which we are presently engaged that are subject to environmental laws and regulations are not expected to materially interrupt or diminish our operational ability to gather natural gas. We cannot assure you, however, that future events, such as changes in existing laws or enforcement policies, the promulgation of new laws or regulations, or the development or discovery of new facts or conditions will not cause us to incur significant costs. Below is a discussion of the material environmental laws and regulations that relate to our business.

Hydraulic Fracturing Activities

We do not conduct hydraulic fracturing operations, but substantially all of our customers’ natural gas production on our dedicated acreage is developed from unconventional sources, such as shales, that require hydraulic fracturing as part of the completion process. Hydraulic fracturing is an essential and common practice in the oil and natural gas industry used to stimulate production of natural gas and/or oil from dense subsurface rock formations. The process is typically regulated by state oil and natural gas commissions, but the EPA has asserted certain regulatory authority over hydraulic fracturing and has moved forward with various regulatory actions, including, the issuance of new regulations requiring green completions for hydraulically fractured wells, and emission requirements for certain midstream equipment. In addition, Congress has from time to time considered the adoption of legislation to provide for federal regulation of hydraulic fracturing. At the state level, a growing number of states, including states in which we operate, have adopted or are considering adopting, laws and/or regulations that could impose more stringent permitting, disclosure and well construction requirements on natural gas drilling activities. Local governments also may seek to adopt ordinances within their jurisdictions regulating the time, place and manner of drilling activities in general or hydraulic fracturing activities in particular, or otherwise seek to ban some or all of these activities.

Scrutiny of hydraulic fracturing activities continues in other ways. For example, in December 2016, the EPA released its final report on the potential impacts of hydraulic fracturing on drinking water and groundwater, concluding that under certain limited circumstances, hydraulic fracturing activities and related disposal and fluid management activities could adversely affect drinking water supplies. The U.S. Department of Energy evaluated practices it could recommend to ensure the safety of hydraulic fracturing activities. The Bureau of Land Management also has finalized a rule that would regulate hydraulic fracturing on federal and Indian lands, although this rule has been stayed pending the resolution of legal challenges.

We cannot predict whether any other legislation or regulations will be enacted and if so, what its provisions will be. Additional levels of regulation and/or permits required through the adoption of new laws and regulations at the federal, state or local level could lead to delays, increased operating costs and prohibitions for producers who drill near our pipelines, reduce the volumes of natural gas available to move through our midstream systems and materially adversely affect our revenue and results of operations.

Hazardous Waste

Our operations generate solid wastes, including some hazardous wastes, that are subject to the federal Resource Conservation and Recovery Act (“RCRA”) and comparable state laws, which impose requirements for the handling, storage, treatment and disposal of non-hazardous and hazardous waste. RCRA currently exempts certain wastes associated with the exploration, development or production of natural gas, which we handle in the course of our operation, including produced water. However, these exploration and production wastes may still be regulated by the EPA or state agencies under RCRA’s less stringent non-hazardous solid waste provisions, state laws or other federal laws, and it is possible that certain exploration and production wastes now classified as non-hazardous could be classified as hazardous in the future. For example, in December 2016, the EPA and environmental groups entered into a consent decree to address the EPA’s alleged failure to timely assess its RCRA Subtitle D criteria regulations exempting certain exploration and production related oil and gas wastes from regulation as hazardous wastes under RCRA. The consent decree requires the EPA to propose a rulemaking no later than March 15, 2019 for revision of certain Subtitle D criteria regulations pertaining to oil and gas wastes or to sign a determination that revision of the regulations is not necessary. If such changes were to occur, they could have a significant impact on our operating costs, as well as the natural gas and oil industry in general. If the EPA proposed a rulemaking for revised oil and gas waste regulations, the consent decree requires that the EPA take final action following notice and comment rulemaking no later than July 15, 2021.

Site Remediation

The Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) also known as the Superfund law, and comparable state laws impose liability without regard to fault or the legality of the original conduct, on certain classes of persons responsible for the release of hazardous substances into the environment. Under CERCLA, such classes of persons include the current and past owners or operators of sites where a hazardous substance was released, and companies that disposed or arranged for disposal of hazardous substances at offsite locations, such as landfills. Although natural gas (and petroleum) is excluded from CERCLA’s definition of “hazardous substance,” in the course of our ordinary operations, we generate wastes that may be designated as hazardous substances. CERCLA authorizes the EPA, states, and, in some cases, third parties to take actions in response to releases or threatened releases of hazardous substances into the environment and to seek to recover from the classes of responsible persons the costs they incur to address the release. Under CERCLA, we could be subject to strict joint and several liability for the costs of cleaning up and restoring sites where hazardous substances have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. In some states, including those in which we operate, site remediation of oil and natural gas facilities is regulated by state agencies with jurisdiction over oil and natural gas operations. The regulated releases and remediation activities, including the classes of persons that may be held responsible for releases of hazardous substances, may be broader than those regulated under CERCLA or RCRA.

We currently own, lease or operate, and may have in the past owned, leased or operated, properties that have been used for the gathering and compression of natural gas. Although we have used operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by us or on or under other locations where such substances have been taken for disposal. Such hydrocarbons or other wastes may have migrated to property adjacent to our owned and leased sites or the disposal sites. In addition, some of the properties may have been operated by third parties or by previous owners whose treatment and disposal or release of hydrocarbons or wastes was not under our control. These properties and the substances disposed or released on them may be subject to CERCLA, RCRA and analogous state laws. Under such laws, we could be required to remove previously disposed wastes, including waste disposed of by prior owners or operators; remediate contaminated property, including groundwater contamination, whether from prior owners or operators or other historic activities or spills; or perform remedial operations to prevent future contamination. We are not currently a potentially responsible party in any federal or state Superfund site remediation and there are no current, pending or anticipated Superfund response or remedial activities at our facilities.

Air Emissions

The Clean Air Act and comparable state laws, including those states in which we operate, impose various preconstruction and operational permit requirements, noise and emission limits, operational limits, and monitoring, reporting and recordkeeping requirements on air emission sources, including on our compressor stations. Failure to comply with these requirements could result in monetary penalties, injunctions, conditions or restrictions on operations, and criminal enforcement actions. Such laws and regulations, for example, require permit limits to address the impacts of noise from our compression operations, and pre-construction permits for the construction or modification of certain projects or facilities with the potential to emit hydrocarbon emissions above certain thresholds. Pre-construction permits generally require use of best available control technology (“BACT”) to limit air pollutants. Several federal and state new source performance standards and national emission standards for hazardous air pollutants, and analogous state law requirements, also apply to our facilities and operations. These applicable federal and state standards impose emission limits and operational limits as well as detailed testing, recordkeeping and reporting requirements on the facilities subject to these regulations. For example, the EPA recently promulgated a series of rules that affect oil and natural gas production, processing, transmission and storage operations, including by establishing new requirements regarding emissions from certain compressors and pneumatic controllers, and methane and volatile organic compound emissions standards. In May 2016, the EPA finalized the Source Determination Rule, which clarifies the use of the term “adjacent” in determining Title V air permitting requirements as they apply to the oil and natural gas industry for major sources of air emissions. This rule could cause small facilities (such as compressor stations), on an aggregate basis, to be deemed a major source, thereby triggering more stringent air permitting requirements, which in turn could result in operational delays or require us to install costly pollution control equipment. And in October 2015, the EPA also issued a final rule that lowers the National Ambient Air Quality Standard for ground-level ozone, which could result in the implementation of more stringent permitting and operational requirements. We may incur capital expenditures in the future for air pollution control equipment employed to comply with these rules, or with obtaining or maintaining operating or preconstruction permits and complying with federal, state and local regulations related to air pollutants or hydrocarbon emissions (including air emission reporting requirements).

Climate Change

In response to findings that emissions of GHGs present an endangerment to public health and the environment, the EPA has adopted regulations under existing provisions of the Clean Air Act that establish PSD pre-construction permits, and Title V operating permits for GHG emissions from certain large stationary sources. Under these regulations, facilities required to obtain PSD permits must meet BACT standards for their GHG emissions established by the states or, in some cases, by the EPA on a case-by-case basis. The EPA has also adopted rules requiring the monitoring and reporting of GHG emissions from specified sources in the United States, including, among others, certain onshore oil and natural gas processing and fractionating facilities. We are monitoring and reporting our GHG emissions from our operations under these rules. More recently, in June 2016, the EPA finalized new regulations that set emissions standards and leak detection and repair requirements for methane and volatile organic compounds from new and modified oil and natural gas production and natural gas processing and transmission facilities. However, in April 2017, the EPA announced that it will review this rule and initiate reconsideration proceedings to potentially revise or rescind portions of the methane rule. Subsequently, effective June 2, 2017, the EPA issued a 90-day stay of certain requirements under the methane rule, but this stay was vacated by a three-judge panel of the U.S. Court of Appeals for the D.C. Circuit on July 3, 2017 and again by an en banc D.C. Circuit on July 31, 2017. On August 10, 2017, the D.C. Circuit Court rejected petitions for an en banc review of its July 31, 2017 ruling. In the interim, on July 16, 2017, the EPA had issued a proposed rule that would provide a two-year extension of the initial 90-day stay. Substantial uncertainty exists with respect to implementation of this methane rule. Pennsylvania, where we operate, has also proposed a new general permit for compressor stations, transmission stations and processing plants, and imposes methane emission control and leak detection and repair requirements similar to those imposed under the EPA methane rules.

Additionally, while Congress has from time to time considered legislation to reduce emissions of GHGs, the prospect for adoption of significant legislation at the federal level to reduce GHG emissions is perceived to be low at this time. Further, in December 2015, nearly 200 countries, including the United States, proposed the Paris Agreement to limit global GHG emissions. The United States signed the Paris Agreement in April 2016, and the Paris Agreement entered into force in November 2016. The United States is one of over 70 nations having ratified or otherwise consented to be bound by the Paris Agreement. The GHG emission reductions called for by the Paris Agreement are not binding. On June 1, 2017, President Trump announced that the United States planned to withdraw from the Paris Agreement and to seek negotiations either to renter the Paris Agreement on different terms or establish a new framework agreement. The Paris Agreement provides for a four-year exit process beginning in November 2016, which would result in an effective exit date of November 2020. The United States’ adherence to the exit process is uncertain, and the terms on which the United States may reenter the Paris Agreement or a separately negotiated agreement, if it chooses to do so, are unclear at this time. To the extent the United States and other countries implement the Paris Agreement or impose other climate change regulations, it could have an adverse effect on our business.

Water Discharges

The Federal Water Pollution Control Act (the “Clean Water Act”) and analogous state laws impose restrictions and strict controls with respect to the discharge of pollutants, including sediment, and spills and releases of oil, brine and other substances into waters of the United States. The discharge of pollutants into jurisdictional waters is prohibited, except in accordance with the terms of a permit issued by the EPA, U.S. Army Corps of Engineers (the “COE”), or a delegated state agency. The EPA and the COE published a notice of intent to review and rescind or revise the rule in March 2017. In addition, the U.S. Department of Justice filed a motion with the U.S. Supreme Court in March 2017 requesting that the court stay the pending litigation regarding the final rule due to the executive order and the prospect that the rule may be revised or rescinded. In April 2017, the

U.S. Supreme Court decided to proceed with its review. On June 27, 2017, the EPA and the COE proposed a rule that would initiate the first step in a two-step process intended to review and revise the definition of “waters of the United States” consistent with President Trump’s executive order. Under the proposal, the first step would be to rescind the May 2015 final rule and put back into effect the narrower language defining “waters of the United States” under the CWA that existed prior to the rule. The second step would be a notice-and-comment rulemaking in which the agencies will conduct a substantive reevaluation of the definition of “waters of the United States” in accordance with the executive order. At this time, it is unclear what impact these actions will have on the implementation of the May 2015 rule. The process for obtaining permits has the potential to delay the development of pipeline and terminal projects. In addition, federal spill prevention, control and countermeasure requirements require appropriate containment berms and similar structures to help prevent the contamination of navigable waters by a petroleum hydrocarbon tank spill, rupture or leak. Federal and state regulatory agencies can impose administrative, civil and/or criminal penalties for non-compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations.

In addition, the EPA and the COE issued a new rule in 2015 defining the scope of the EPA’s and the COE’s jurisdiction with respect to waters of the United States. To the extent the rule expands the scope of the Clean Water Act’s jurisdiction, we could face increased costs and delays with respect to obtaining permits for construction activities in wetland areas. The rule has been challenged in court on the grounds that it unlawfully expands the reach of Clean Water Act programs, and implementation of the rule has been stayed pending resolution of the court challenge. In addition, in February 2017, President Trump issued an executive order directing the EPA and the COE to review and, consistent with applicable law, initiate rulemaking to rescind or revise the rule.

The primary federal law related specifically to oil spill liability is the Oil Pollution Act of 1990 (the “OPA”), which amends and augments the oil spill provisions of the Clean Water Act and imposes certain duties and liabilities on certain “responsible parties” related to the prevention of oil spills and damages resulting from such spills, or threatened spills, in waters of the United States or adjoining shorelines. The OPA applies joint and several liability, without regard to fault, to each liable party for oil removal costs and a variety of public and private damages. Although defenses exist, they are limited. As such, a violation of the OPA has the potential to adversely affect our operations.

Endangered Species

The ESA and analogous state laws restrict activities that may affect endangered or threatened species or their habitats. Pursuant to the ESA, if a species is listed as threatened or endangered, restrictions may be imposed on activities adversely affecting that species’ habitat. We and our customers may conduct operations in areas where certain species that are listed as threatened or endangered (including the ocelot) are known to exist, but at this time, any such listings have not had a material adverse effect on our results of operations. However, the future listing of previously unprotected species in areas where we or our customers conduct or may conduct operations, or the designation of critical habitat in these areas, could cause us or our customers to incur increased costs arising from species protection measures or could result in limitations on our operating activities, which could have an adverse impact on our results of operations.

Occupational Safety and Health Act

We are subject to the requirements of the federal Occupational Safety and Health Act, as amended, and comparable state laws that regulate the protection of the health and safety of employees. In addition, the Occupational Safety and Health Administrations’s (“OSHA”) hazard communication standard, the Emergency Planning and Community Right-to-Know Act and implementing regulations and similar state statutes and regulations require that information be maintained about hazardous materials used or produced in our operations and that this information be provided to employees, state and local government authorities and citizens. Certain of our operations are also subject to OSHA Process Safety Management regulations, which are designed to prevent or minimize the consequences of catastrophic releases of toxic, reactive, flammable or explosive material.

Employees

The officers of our general partner will manage our operations and activities. All of the employees required to conduct and support our operations will be employed by an affiliate of our sponsor, though we sometimes refer to these individuals in this prospectus as our employees, and our sponsor considers its relations with such employees to be satisfactory. As of June 30, 2017, our sponsor employed approximately 222 people who will provide direct support to our operations.

Insurance

We maintain insurance policies with insurers in amounts and with coverage and deductibles that we, with the advice of our insurance advisors and brokers, believe are reasonable and prudent. We cannot, however, assure you that this insurance will be adequate to protect us from all material expenses related to potential future claims for personal and property damage or that these levels of insurance will be available in the future at economical prices.

Legal Proceedings

Our operations are subject to a variety of risks and disputes normally incident to our business. As a result, we may, at any given time, be a defendant in various legal proceedings and litigation arising in the ordinary course of business. However, we are not currently subject to any material litigation.

MANAGEMENT

Management of Howard Midstream Partners, LP

We are managed by the directors and executive officers of our general partner, Howard Midstream GP, LLC. Our general partner is not elected by our unitholders and will not be subject to re-election by our unitholders in the future. Our sponsor owns all of the membership interests in our general partner and has the right to appoint the entire board of directors of our general partner, including our independent directors. Our unitholders are not entitled to elect the directors of our general partner’s board of directors or to directly or indirectly participate in our management or operations. Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically nonrecourse to it. Whenever possible, we intend to incur indebtedness that is nonrecourse to our general partner.

At the completion of this offering, we expect that our general partner will have seven directors, including one independent director nominee who will become a member of our general partner’s board of directors prior to the closing of this offering. In accordance with the NYSE’s phase-in rules, we will have at least three independent directors within one year following the effective date of the registration statement of which this prospectus forms a part.

In evaluating director candidates, our sponsor will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skill and expertise that are likely to enhance the ability of our board of directors to manage and direct our affairs and business, including, when applicable, to enhance the ability of committees of the board of directors of our general partner to fulfill their duties.

Neither we nor our subsidiaries have any employees. Our general partner has the sole responsibility for providing the employees and other personnel necessary to conduct our operations. All of the employees that conduct our business are employed by our general partner or its affiliates, but we sometimes refer to these individuals in this prospectus as our employees.

Director Independence

As a publicly traded partnership, we qualify for, and are relying on, certain exemptions from the NYSE’s corporate governance requirements, including:

•	the requirement that a majority of the board of directors of our general partner consist of independent directors;

•	the requirement that the board of directors of our general partner have a nominating/corporate governance committee that is composed entirely of independent directors; and

•	the requirement that the board of directors of our general partner have a compensation committee that is composed entirely of independent directors.

As a result of these exemptions, we do not expect that our general partner’s board of directors will be comprised of a majority of independent directors. Our board of directors does not currently intend to establish a nominating/corporate governance committee or a compensation committee. Accordingly, unitholders will not have the same protections afforded to equityholders of companies that are subject to all of the corporate governance requirements of the NYSE.

We are, however, required to have an audit committee of at least three members, and all of its members are required to meet the independence and experience standards established by the NYSE and the Exchange Act, subject to certain transitional relief during the one-year period following the effective date of the registration statement of which this prospectus forms a part. In accordance with the NYSE’s corporate governance standards, we must have at least one independent member on our audit committee who satisfies the independence and experience requirements by the date our common units are listed on the NYSE, at least a majority of independent members within 90 days of the effective date of the registration statement of which this prospectus forms a part and a fully independent audit committee within one year of such effective date.

Committees of the Board of Directors

The board of directors of our general partner will have an audit committee and may have such other committees (including a conflicts committee) as the board of directors shall determine from time to time.

Audit Committee

We are required to have an audit committee of at least three members, and all of its members are required to meet the independence and experience standards established by the NYSE and the Exchange Act, subject to certain transitional relief during the one-year period following the effective date of the registration statement of which this prospectus forms a part. The audit committee of the board of directors of our general partner will assist the board of directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and partnership policies and controls. The audit committee will have the sole authority to (1) retain and terminate our independent registered public accounting firm, (2) approve all auditing services and related fees and the terms thereof performed by our independent registered public accounting firm and (3) pre-approve any non-audit services and tax services to be rendered by our independent registered public accounting firm. The audit committee will also be responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm will be given unrestricted access to the audit committee and our management, as necessary. We expect that James G. Ivey will serve as the initial member of the audit committee. We expect that James G. Ivey will satisfy the definition of audit committee financial expert for purposes of the SEC’s rules. Our sponsor will appoint a second member to the audit committee within 90 days of the effective date of the registration statement of which this prospectus forms a part and appoint a third member to the audit committee within one year following such effective date.

Conflicts Committee

The board of directors of our general partner has the ability to establish a conflicts committee under our partnership agreement. If established, at least two members of the board of directors of our general partner will serve on the conflicts committee to review specific matters that may involve conflicts of interest in accordance with the terms of our partnership agreement. The board of directors of our general partner will determine whether to refer a matter to the conflicts committee on a case-by-case basis. The members of our conflicts committee may not be officers or employees of our general partner or directors, officers or employees of its affiliates (including our sponsor), and must meet the independence and experience standards established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors. In addition, the members of our conflicts committee may not own any interest in our general partner or any interest in us or our subsidiaries other than common units or awards under our long-term incentive plan. If our general partner seeks approval from the conflicts committee, then it will be presumed that, in making its decision, the conflicts committee acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Please read “Conflicts of Interest and Duties.”

Directors and Executive Officers of Howard Midstream GP, LLC

Directors are appointed by our sponsor, the sole member of our general partner, and hold office until their successors have been appointed or qualified or until their earlier death, resignation, removal or disqualification. Executive officers are appointed by, and serve at the discretion of, the board of directors. The following table presents information for the directors, director nominee and executive officers of Howard Midstream GP, LLC as of September 12, 2017. The director nominee will become a member of our general partner’s board of directors prior to the closing of this offering.

Name	Age	Position with Our General Partner
J. Michael Howard	44	Director and Chief Executive Officer; Chairman of the Board
C. Bradley Bynum	47	Director and President
Scott W. Archer	43	Director, Senior Vice President and Chief Financial Officer
Brett E. Braden	45	Senior Vice President, General Counsel and Corporate Secretary
Roy F. Patton	56	Executive Vice President and Chief Commercial Officer
David N. Perl	35	Director
Alexander W.F. Black	50	Director
James M. Metcalfe	51	Director
James G. Ivey	66	Director Nominee

J. Michael Howard was appointed as a Director and Chairman of the Board and Chief Executive Officer of our general partner effective November 2016. Mr. Howard co-founded our sponsor in 2011 and prior to that role he served as President of Midstream for Energy Transfer Partners, L.P. (“Energy Transfer Partners”) where his responsibilities encompassed all aspects of the midstream, transportation and storage segments including business development, engineering, operations, contract administration and compliance for both the regulated and non-regulated businesses. Prior to joining Energy Transfer Partners in June 2005, Mr. Howard spent two years with Crosstex Energy as Vice President of Engineering and Operations. From 1993 to 2003, Mr. Howard held various positions with Union Pacific Resources and its successor DCP Midstream, ultimately as Asset Manager for South Texas Operations. Mr. Howard received his Bachelor of Science in chemical engineering from Texas A&M University, Kingsville. We believe that Mr. Howard’s considerable industry and management experience qualify him to serve on our board of directors.

C. Bradley Bynum was appointed as a Director and President of our general partner effective November 2016. Mr. Bynum co-founded our sponsor in 2011, and prior to that role he served as Chief Financial Officer of Hall-Houston Exploration Partners, L.L.C. from 2005 to 2011. From 1997 to 2005 he worked in Merrill Lynch’s Global Energy and Power Investment Banking Group. While at Merrill Lynch, Mr. Bynum worked with a wide range of energy clients primarily focusing on the exploration and production sector of the oil and gas industry. He received a Bachelor of Business Administration degree from Texas A&M University and a Masters of Business Administration degree from Rice University. We believe that Mr. Bynum’s substantial financial and industry experience qualify him to serve on our board of directors.

Scott W. Archer was appointed as a Director and Senior Vice President and Chief Financial Officer of our general partner effective November 2016. Mr. Archer joined our sponsor in June 2015 as Chief Financial Officer and Senior Vice President. Prior to joining our sponsor, Mr. Archer was a Managing Director covering the midstream sector for Tudor, Pickering, Holt & Co. in Houston where he worked on numerous financing and M&A transactions for midstream focused clients, particularly master limited partnerships. From 2003 until 2013, Mr. Archer worked in Bank of America Merrill Lynch’s Global Energy and Power Investment Banking Group (formerly Merrill Lynch’s Global Energy and Power Investment Banking Group). He received a Bachelor of Business Administration degree and a Masters of Business Administration degree from the University of Texas. We believe Mr. Archer’s substantial financial and industry experience qualify him to serve on our board of directors.

Brett E. Braden was appointed as Senior Vice President, General Counsel and Corporate Secretary of our general partner effective March 2017. Prior to joining our sponsor in March 2017, Mr. Braden was a partner with

Latham & Watkins LLP in Houston since 2010 where he focused on capital markets and M&A transactions in the energy sector, primarily for midstream companies and master limited partnerships. Prior to joining Latham & Watkins LLP, Mr. Braden was a partner with Vinson & Elkins LLP in Houston. He received a Bachelor of Arts with honors from the University of Kansas and a Juris Doctor magna cum laude from the University of Houston Law Center.

Roy F. Patton was appointed as Executive Vice President and Chief Commercial Officer of both our general partner and our sponsor effective March 2017. Prior to joining our sponsor in March 2017, Mr. Patton was a Senior Vice President of Commercial Operation for Energy Transfer Partners since 2004, where he focused on business development, asset management and revenue growth. Prior to joining Energy Transfer Partners, Mr. Patton held various commercial positions with TXU Energy, EL Paso Corp., PG&E and Valero Energy Corporation. He received a Bachelor of Business Administration degree from the University of Texas.

David N. Perl was named a member of the board of directors of our general partner effective September 8, 2017. Mr. Perl has over 12 years of experience in investment banking, merchant banking and principal investing and is currently a director on AIMCo’s Infrastructure & Timber private investments team. Prior to Joining AIMCo in March 2016, Mr. Perl was a Vice-President on the Investment Team at Bastion Infrastructure Group (“Bastion”). From November 2008 to September 2012, when he joined Bastion, Mr. Perl was a Senior Vice President at Macquarie Capital Markets Canada Ltd. (“Macquarie”) in Toronto. Prior to joining Macquarie, Mr. Perl was an Associate at Babcock & Brown in Toronto in its infrastructure group from 2006 to 2008 and worked as an Analyst at BMO Nesbitt Burns in Toronto in its Mergers and Acquisitions group before then. Mr. Perl received his Master of Science in Finance and Accounting from the London School of Economics and his Bachelor of Applied Science in Biology and Biological Studies from the University of Toronto. We believe that Mr. Perl’s academic background in finance and accounting, his prior service on the board of another public company and his professional experience in energy investment qualify him to serve on our board of directors.

Alexander W.F. Black was named a member of the board of directors of our general partner effective September 8 , 2017. Mr. Black has over 20 years of operational experience in infrastructure. Mr. Black joined Alinda in August 2008 as a Partner and is currently responsible for portfolio management for Alinda’s funds. From 2013 to 2015, Mr. Black also served on the board of directors of Martin Midstream Partners LP. Prior to joining Alinda, Mr. Black was a Senior Director of Kroll Zolfo Cooper, a restructuring firm in New York. Mr. Black also worked in several senior management positions with companies in the infrastructure industry over the course of his career, specializing in implementing operational improvements. Mr. Black received his Bachelor of Science from the University of Exeter and is a Chartered Accountant and Chartered Engineer. We believe that Mr. Black’s experience with accounting and auditing activities and investment activities within the energy sector qualify him to serve on our board of directors.

James M. Metcalfe was named a member of the board of directors of our general partner effective September 8, 2017. Mr. Metcalfe has over 20 years of experience in infrastructure and is currently the Head of Sourcing of investments for Alinda and a member of the Investment Committees of Alinda’s funds. Prior to joining Alinda in July 2011, Mr. Metcalfe was Managing Director and Global Head of Power and Utilities at UBS Investment Bank, and from 1998 to 2007, Mr. Metcalfe was the Managing Director and Head of Power mergers and acquisitions at Lehman Brothers, Inc. From 1997 to 1998, Mr. Metcalfe was Vice President and Head of Power and Utilities mergers and acquisitions at J.P. Morgan in New York and, prior to joining J.P. Morgan, Mr. Metcalfe held various other positions with Lehman Brothers Inc., including as Vice President of the mergers and acquisitions department. Mr. Metcalfe received his Master of Business Administration from the Kellogg School of Management at Northwestern University and his Bachelor of Science from Washington & Lee University. We believe that Mr. Metcalfe’s academic background in business administration and his professional experience in energy investment and mergers and acquisitions qualify him to serve on our board of directors.

James G. Ivey will become a member of the board of directors of our general partner prior to the closing of this offering. Mr. Ivey has over 40 years of experience in the oil and gas industry and currently serves on the boards of directors of several private entities. From February 2014 to May 2017, Mr. Ivey served on the board of directors of Midcoast Energy Partners, L.P. Concurrently, from January 2014 to February 2017, Mr. Ivey was the Chief Executive Officer and Chief Financial Officer of Pintail Oil and Gas, LLC (“Pintail”). Prior to joining Pintail, Mr. Ivey managed his personal investments as a private investor from December 2012 to January 2014. From January 2011 to December 2012, Mr. Ivey was the President and Chief Executive Officer of Milagro Oil and Gas Inc. From January 2009 to December 2010, Mr. Ivey was the Executive Vice President and Chief Financial Officer of Milagro Exploration, LLC. From 2006 to 2008, Mr. Ivey was the Executive Vice President and Chief Financial Officer of Cobalt International Energy, Inc. (“Cobalt”). Prior to joining Cobalt, Mr. Ivey was the Senior Vice President and Chief Financial Officer of Markwest Hydrocarbon Inc. and Markwest Energy GP L.L.C. from 2004 to 2006 and the Corporate Treasurer for Williams Companies, Inc. from 1995 to 2004. Mr. Ivey received a Bachelor of Science degree from Texas A&M University and a Masters of Business Administration in Finance from the University of Houston. We believe that Mr. Ivey’s in-depth finance and corporate governance experience within the energy sector qualify him to serve on our board of directors.

Board Role in Risk Oversight

Our corporate governance guidelines will provide that the board of directors of our general partner is responsible for reviewing the process for assessing the major risks facing us and the options for their mitigation. This responsibility will be largely satisfied by our audit committee, which is responsible for reviewing and discussing with management and our independent registered public accounting firm our major risk exposures and the policies management has implemented to monitor such exposures, including our financial risk exposures and risk management policies.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for (i) direct and indirect expenses it incurs or payments it makes on our behalf (including salary, bonus, incentive compensation and other amounts paid to any person, including affiliates of our general partner, to perform services for us or our subsidiaries or for our general partner in the discharge of its duties to us and our subsidiaries) and (ii) all other expenses reasonably allocable to us or our subsidiaries or otherwise incurred by our general partner in connection with operating our business (including expenses allocated to our general partner by its affiliates). Our general partner is entitled to determine the expenses that are allocable to us and our subsidiaries. The costs and expenses for which we will reimburse our general partner and its affiliates may include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. We estimate that the total amount of such reimbursed expenses will be approximately $             million for the twelve months ending September 30, 2018. Please read “Cash Distribution Policy and Restrictions on Distributions—Estimated Adjusted EBITDA and Distributable Cash Flow for the Twelve Months Ending September 30, 2018.” The costs and expenses for which we are required to reimburse our general partner and its affiliates are not subject to any caps or other limits. Please read “Certain Relationships and Related Party Transactions—Distributions and Payments to Our General Partner and Its Affiliates.”

Compensation of Our Officers and Directors

We and our general partner were formed in November 2016 and have not previously had any assets or operations. Neither we nor our general partner have paid or accrued or will pay or accrue any obligations with respect to compensation for directors or officers for any period prior to the consummation of this offering. As a result, we have no historical compensation information to present. We currently do not have a compensation committee.

We do not directly employ any of the persons responsible for managing our business. Our general partner, under the direction of its board of directors is responsible for managing our operations and for obtaining the services of the employees that operate our business. Our general partner’s executive officers will be employed and compensated by our sponsor or one of its other affiliates. Prior to the completion of this offering, we and our general partner will enter into an omnibus agreement with our sponsor pursuant to which, among other matters, our general partner will reimburse our sponsor and its affiliates for an allocated portion of the costs that they incur in providing compensation and benefits to their employees who provide services to our general partner, including executive officers. For additional information, please read “Certain Relationships and Related Party Transactions—Agreements with Our Affiliates in Connection with the Transactions—Omnibus Agreement.” Pursuant to the applicable provisions of our partnership agreement, we will reimburse our general partner for the costs it incurs in relation to our sponsor’s employees, including executive officers, who provide services to operate our business.

Our general partner’s executive officers will have responsibilities to both us and our sponsor, and we expect that our general partner’s executive officers will allocate their time between managing our business and managing the business of our sponsor. Except with respect to any awards that may be granted under our Long-Term Incentive Plan, our general partner’s executive officers will not receive any separate amounts of compensation for their services to us and all compensation decisions for our general partner’s executive officers will be made by our sponsor, without input from our general partner’s board of directors or any committees thereof. Any awards granted to our general’s partner’s executive officers under the LTIP (as defined below) will be determined and granted by our general partner’s board of directors or one of its applicable committees. For additional information, please read “—Our Long-Term Incentive Plan.”

Our Long-Term Incentive Plan

Our general partner intends to adopt the Howard Midstream Partners, LP 2017 Long-Term Incentive Plan (our “LTIP”) under which our general partner may issue long-term equity based awards to directors, officers and employees of our general partner or its affiliates, or to any consultants, affiliates of our general partner or other individuals who perform services for us. These awards will be intended to compensate the recipients thereof based on the performance of our common units and their continued service during the vesting period, as well as to align their long-term interests with those of our unitholders. We will be responsible for the cost of awards granted under our LTIP and all determinations with respect to awards to be made under our LTIP will be made by the board of directors of our general partner or any committee thereof that may be established for such purpose or by any delegate of the board of directors or such committee, subject to applicable law, which we refer to as the plan administrator. We currently expect that the board of directors of our general partner or a committee thereof will be designated as the plan administrator. The following description reflects the terms that are currently expected to be included in the LTIP.

General

The LTIP will provide for the grant, from time to time at the discretion of the board of directors of our general partner or any delegate thereof, subject to applicable law, of unit awards, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, profits interest units and other unit-based awards. The purpose of awards under the LTIP is to provide additional incentive compensation to individuals providing services to us, and to align the economic interests of such individuals with the interests of our unitholders. The LTIP will limit the number of units that may be delivered pursuant to vested awards to             common units, subject to proportionate adjustment in the event of unit splits and similar events. Common units subject to awards that are cancelled, forfeited, withheld to satisfy exercise prices or tax withholding obligations or otherwise terminated without delivery of the common units will be available for delivery pursuant to other awards.

Restricted Units and Phantom Units

A restricted unit is a common unit that is subject to forfeiture. Upon vesting, the forfeiture restrictions lapse and the recipient holds a common unit that is not subject to forfeiture. A phantom unit is a notional unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or on a deferred basis upon specified future dates or events or, in the discretion of the plan administrator, cash equal to the fair market value of a common unit. The plan administrator of the LTIP may make grants of restricted units and phantom units under the LTIP that contain such terms, consistent with the LTIP, as the plan administrator may determine are appropriate, including the period over which restricted units or phantom units will vest. The plan administrator of the LTIP may, in its discretion, base vesting on the grantee’s completion of a period of service or upon the achievement of specified financial objectives or other criteria or upon a change of control (as defined in the LTIP) or as otherwise described in an award agreement.

Distributions made by us with respect to awards of restricted units may be subject to the same vesting requirements as the restricted units.

Distribution Equivalent Rights

The plan administrator of the LTIP, in its discretion, may also grant distribution equivalent rights, either as standalone awards or in tandem with other awards. Distribution equivalent rights are rights to receive an amount in cash, restricted units or phantom units equal to all or a portion of the cash distributions made on units during the period an award remains outstanding.

Unit Options and Unit Appreciation Rights

The LTIP may also permit the grant of options covering common units. Unit options represent the right to purchase a number of common units at a specified exercise price. Unit appreciation rights represent the right to receive the appreciation in the value of a number of common units over a specified exercise price, either in cash or in common units. Unit options and unit appreciation rights may be granted to such eligible individuals and with such terms as the plan administrator of the LTIP may determine, consistent with the LTIP; however, a unit option or unit appreciation right must have an exercise price equal to at least the fair market value of a common unit on the date of grant.

Unit Awards

Awards covering common units may be granted under the LTIP with such terms and conditions, including restrictions on transferability, as the plan administrator of the LTIP may establish.

Profits Interest Units

Awards granted to grantees who are partners, or granted to grantees in anticipation of the grantee becoming a partner or granted as otherwise determined by the plan administrator, may consist of profits interest units. The plan administrator will determine the applicable vesting dates, conditions to vesting and restrictions on transferability and any other restrictions for profits interest awards.

Other Unit-Based Awards

The LTIP may also permit the grant of “other unit-based awards,” which are awards that, in whole or in part, are valued or based on or related to the value of a common unit. The vesting of another unit-based award may be based on a participant’s continued service, the achievement of performance criteria or other measures. On vesting or on a deferred basis upon specified future dates or events, another unit-based award may be paid in cash and/or in units (including restricted units) or any combination thereof as the plan administrator of the LTIP may determine.

Source of Common Units

Common units to be delivered with respect to awards may be newly-issued units, common units acquired by us or our general partner in the open market, common units already owned by our general partner or us, common units acquired by our general partner directly from us or any other person or any combination of the foregoing.

Anti-Dilution Adjustments and Change in Control

If an “equity restructuring” event occurs that could result in an additional compensation expense under applicable accounting standards if adjustments to awards under the LTIP with respect to such event were discretionary, the plan administrator of the LTIP will equitably adjust the number and type of units covered by each outstanding award and the terms and conditions of such award to equitably reflect the restructuring event, and the plan administrator will adjust the number and type of units with respect to which future awards may be granted under the LTIP. With respect to other similar events, including, for example, a combination or exchange of units, a merger or consolidation or an extraordinary distribution of our assets to unitholders, that would not result in an accounting charge if adjustment to awards were discretionary, the plan administrator of the LTIP shall have discretion to adjust awards in the manner it deems appropriate and to make equitable adjustments, if any, with respect to the number of units available under the LTIP and the kind of units or other securities available for grant under the LTIP. Furthermore, upon any such event, including a change in control of us or our general partner, or a change in any law or regulation affecting the LTIP or outstanding awards or any relevant change in accounting principles, the plan administrator of the LTIP will generally have discretion to (i) accelerate the time of exercisability or vesting or payment of an award, (ii) require awards to be surrendered in exchange for a cash payment or substitute other rights or property for the award, (iii) provide for the award to assumed by a successor or one of its affiliates, with appropriate adjustments thereto, (iv) cancel unvested awards without payment or (v) make other adjustments to awards as the plan administrator deems appropriate to reflect the applicable transaction or event.

Termination of Service

The consequences of the termination of a grantee’s membership on the board of directors of our general partner or other service arrangement will generally be determined by the plan administrator in the terms of the relevant award agreement.

Amendment or Termination of Long-Term Incentive Plan

The plan administrator of the LTIP, at its discretion, may terminate the LTIP at any time with respect to the common units for which a grant has not previously been made. The plan administrator of the LTIP also has the right to alter or amend the LTIP or any part of it from time to time or to amend any outstanding award made under the LTIP, provided that no change in any outstanding award may be made that would materially impair the vested rights of the participant without the consent of the affected participant or result in taxation to the participant under Section 409A of the Internal Revenue Code.

IPO LTIP Awards

In connection with the consummation of this offering, we expect to grant awards of phantom units with distribution equivalent rights under the LTIP to certain key employees who provide services to us, including certain of our executive officers. These phantom units and distribution equivalent rights will vest one year after the consummation of this offering. The phantom units and distribution equivalent rights will also vest in full if the recipient’s employment is involuntarily or constructively terminated in connection with or following a change in control of our partnership. The phantom unit awards are being made to reward each recipient for their service in connection with this offering and to align the recipient’s interests with those of our unitholders. The number of units to be granted to each recipient will be determined based on a targeted value for the award and the initial public offering price per unit in this offering. Based on an initial public offering price of $         per common unit, which is the midpoint of the pricing range shown on the cover of this prospectus, the total number of phantom units to be granted in connection with this offering (with an aggregate value of approximately $         ) will be         , which includes             phantom units to be granted to Mr. Howard,             phantom units to be granted to Mr. Bynum and             phantom units to be granted to Mr. Archer.

Compensation of Our Directors

The officers or employees of our general partner or of our sponsor who also serve as directors of our general partner will not receive additional compensation for their service as a director of our general partner. In connection with the closing of this offering, directors of our general partner who are not officers or employees of our general partner or of our sponsor, or “non-employee directors,” will receive cash and equity-based compensation for their services as directors. The non-employee director compensation program will consist of the following:

•	an annual retainer of $50,000;

•	an additional annual retainer of $10,000 for service as the chair of a committee of the board of directors; and

•	an annual equity-based award granted under the LTIP, having a value as of the grant date of approximately $95,000.

Non-employee directors will also receive reimbursement for out-of-pocket expenses they incur in connection with attending meetings of the board of directors or its committees. Each director will be indemnified for his or her actions associated with being a director to the fullest extent permitted under Delaware law.

PRINCIPAL AND SELLING UNITHOLDERS

The following table sets forth the beneficial ownership of common units and subordinated units of Howard Midstream Partners, LP that will be owned upon the consummation of this offering and the related transactions by:

•	each unitholder known to by us to beneficially hold 5% or more of our outstanding units;

•	each director and director nominee of our general partner;

•	each named executive officer of our general partner;

•	all of the directors, director nominee and executive officers of our general partner as a group; and

•	the selling unitholder.

The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. In computing the number of common units beneficially owned by a person and the percentage ownership of that person, common units subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of                     , 2017, if any, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable.

The following table does not include any common units that directors and executive officers may purchase in this offering through the directed unit program described under “Underwriting” and assumes no exercise of the underwriters’ option to purchase additional common units. The percentage of units beneficially owned is based on a total of                  common units and                 subordinated units outstanding immediately following this offering.

Prior to the completion of this offering, the selling unitholder will not own any common or subordinated units. Upon completion of this offering, the selling unitholder will exchange                  of our sponsor’s preferred interests for                  of our common units issued to our sponsor and will sell all of those common units to the public in this offering, representing a             % limited partner interest in us. The selling unitholder is an underwriter with respect to the common units that it will sell in the offering.

Name of Beneficial Owner(1)	Common Units to be Beneficially Owned	Percentage of Common Units to be Beneficially Owned		Subordinated Units to be Beneficially Owned	Percentage of Subordinated Units to be Beneficially Owned		Percentage of Total Common Units and Subordinated Units to be Beneficially Owned
Howard Midstream Energy Partners, LLC(2)			%			%		%
Her Majesty the Queen in Right of Alberta as represented by Alberta Investment Management Corporation(3)			%			%		%

Directors/Named Executive Officers
J. Michael Howard			%	—	—			%
C. Bradley Bynum			%	—	—			%
Scott W. Archer			%	—	—			%
David N. Perl			%	—	—			%
Alexander W.F. Black			%	—	—			%
James M. Metcalfe			%	—	—			%

Director Nominees
James G. Ivey			%	—	—			%
All directors, director nominees and executive officers as a group ( persons)			%	—	—			%

(1)	Unless otherwise indicated, the address for all beneficial owners in this table is 16211 La Cantera Parkway, Suite 202, San Antonio, Texas 78256.
(2)	The board of directors of Howard Midstream Energy Partners, LLC, our sponsor, has voting and investment power over the common units and subordinated units held by our sponsor. The board of directors of our sponsor consists of David N. Perl, Alexander W.F. Black, James M. Metcalfe, J. Michael Howard, C. Bradley Bynum and Scott W. Archer. Each of Messrs. Perl, Black, Metcalfe, Howard, Bynum and Archer disclaim beneficial ownership of the securities beneficially owned by our sponsor, except to the extent of any pecuniary interest therein.
(3)	PIP5 Skyline MLP Holdings LLC, the selling unitholder, will exchange a portion of our sponsor’s preferred interests for common units in us and will subsequently sell common units to the public at the closing of this offering. The selling unitholder is an affiliate of Alberta Investment Management Corporation, which is empowered by the Alberta Investment Management Corporation Act to act on behalf of Her Majesty the Queen in Right of Alberta as its agent. The Alberta Investment Management Corporation exercises sole voting and investment power over the common units to be held by the selling unitholder following the exchange. The voting and investment decisions of Alberta Investment Management Corporation with respect to our common units to be owned following the exchange are made by Dale MacMaster, Chief Investment Officer, Ben Hawkins, Senior Vice President, Infrastructure & Timber, David N. Perl, Director, Infrastructure & Timber, and Mark Yaniw, Portfolio Manager, Infrastructure & Timber, of Alberta Investment Management Corporation. Each of the foregoing persons disclaims beneficial ownership of the common units to be held by the selling unitholder following the exchange except to the extent Alberta Investment Management Corporation may be deemed to indirectly beneficially own the securities held by PIP5 Skyline MLP Holdings LLC, but disclaims beneficial ownership except to the extent of its pecuniary interest therein. The address for Alberta Investment Management Corporation is 1100, 10830 Jasper Avenue, Edmonton, Alberta T5J 2B3. For further discussion of the relationship between Alberta Investment Management Corporation and the Partnership, please read “Business—Our Relationship with Our Sponsor and its Investors.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Following the completion of this offering, our sponsor will own          common units and                  subordinated units, representing a     % limited partner interest (or          common units and                  subordinated units, representing a     % limited partner interest, if the underwriters exercise in full their option to purchase additional common units). In addition, our sponsor will own our general partner, which will initially own all of our incentive distribution rights.

Distributions and Payments to Our General Partner and Its Affiliates

The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with the formation, ongoing operation and liquidation of us. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm’s-length negotiations.

Formation Stage

The consideration received by our general partner and its affiliates prior to or in connection with the closing of this offering and the AIMCo exchange

•                       common units (or              common units if the underwriters exercise in full their option to purchase additional common units) of which              common units will be initially owned and sold by the selling unitholder in connection with the closing of this offering;

• subordinated units;.
• a non-economic general partner interest;
• our incentive distribution rights;
• an approximately $ million cash distribution from the net proceeds of the offering; and
• the proceeds from any exercise of the underwriters’ option to purchase additional common units.

Operational Stage

Distributions of available cash to our general partner and its affiliates

We will generally make cash distributions of 100% of our available cash to the unitholders pro rata, including our sponsor as, a holder of             common units and                  subordinated units. In addition, if distributions exceed the minimum quarterly distribution and target distribution levels, the incentive distribution rights held by our general partner will entitle our general partner to increasing percentages of the distributions, up to 50% of the distributions above the highest target distribution level.

Assuming we have sufficient available cash to pay the full minimum quarterly distribution on all of our outstanding units for four quarters, our general partner and its affiliates would receive an annual distribution of approximately $        million on their common units and subordinated units.

Payments to our general partner and our sponsor

Under our partnership agreement, we are required to reimburse our general partner and its affiliates for all costs and expenses that they incur on our behalf for managing and controlling our business and operations. Except to the extent specified under our omnibus agreement, our general partner determines the amount of these expenses and such determinations must be made in good faith under the terms of our partnership agreement. Under our omnibus agreement, we will reimburse our sponsor for expenses incurred in providing certain general and administrative services to us, including the provision of executive management services by certain officers of our general partner. The expenses of other employees will be allocated to us based on the amount of time actually spent by those employees on our business. These reimbursable expenses also include an allocable portion of the compensation and benefits of employees and executive officers of other affiliates of our general partner who provide services to us. We will also reimburse our sponsor for any additional out-of-pocket costs and expenses incurred by our sponsor in providing general and administrative services to us. The costs and expenses for which we are required to reimburse our general partner and our sponsor are not subject to any caps or other limits.

We estimate that the total amount of such reimbursed expenses will be approximately $             million for the twelve months ending September 30, 2018. Please read “Cash Distribution Policy and Restrictions on Distributions—Estimated Adjusted EBITDA and Distributable Cash Flow for the Twelve Months Ending September 30, 2018.”

Withdrawal or removal of our general partner	If our general partner withdraws or is removed, its general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read “Our Partnership Agreement—Withdrawal or Removal of Our General Partner.”

Liquidation Stage

Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their respective capital account balances.

Agreements with Our Affiliates in Connection with the Transactions

We and other parties will enter into the various agreements that will affect the transactions contemplated by this offering, including the vesting of assets in, and the assumption of liabilities by, us and our subsidiaries, and the application of the proceeds from this offering. While not the result of arm’s-length negotiations, we believe the terms of all of our initial agreements with our sponsor and its affiliates will be, and specifically intend the rates to be, generally no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services. All of the transaction expenses incurred in connection with these transactions, including the expenses associated with transferring assets into our subsidiaries, will be paid for with the proceeds from this offering.

Omnibus Agreement

At the closing of this offering, we will enter into an omnibus agreement with our sponsor and our general partner that will address the following matters:

•	our payment of an annual administrative support fee, initially in the amount of $15 million (prorated for the first year of service), for the provision of certain services by our sponsor;

•	our obligation to reimburse our sponsor for all other out-of-pocket costs and expenses incurred by our sponsor in providing services other than those relating to the administrative support fee;

•

our right of first refusal to acquire the noncontrolling interest in OpCo retained by our sponsor after the completion of this offering and our sponsor’s interests in the Port Arthur terminal, the Nueva Era pipeline, the EFG system expansion, the Corpus Christi terminal and, upon closing of the Catalyst joint venture, the Delaware Basin gathering and processing assets; and

•

an indemnity from our sponsor for liabilities associated with the use, ownership or operation of our assets, including environmental liabilities, to the extent relating to the period of time prior to the closing of this offering; and our obligation to indemnify our sponsor for liabilities associated with the use, ownership or operation of our assets that occur after the closing of this offering, including environmental liabilities.

If our sponsor ceases to control our general partner, either party may terminate the omnibus agreement, provided that the indemnification obligations will remain in full force and effect in accordance with their terms.

Payment of administrative support fee and reimbursement of expenses. We will pay our sponsor an administrative support fee, initially in the amount of $15 million (prorated for the first year of service), for the provision of certain services for our benefit, including: executive management services, financial and administrative services (including treasury and accounting); information technology; legal services; corporate health, safety and environmental services; facility services; human resources services; procurement services; corporate engineering services, including asset integrity and regulatory services; logistical services; asset oversight, such as operational management and supervision; business development services; and tax matters. These allocated portions are based on our proportionate share of our sponsor’s property, plant and equipment and equity-method investments associated with the operations overseen by the applicable officer.

Under the omnibus agreement, we will also reimburse our sponsor for all other out-of-pocket costs and expenses incurred by our sponsor in providing these services to us. This reimbursement will be in addition to our reimbursement of our general partner and its affiliates for certain costs and expenses incurred on our behalf for managing and controlling our business and operations as required by our partnership agreement.

Right of first refusal. Under the omnibus agreement, if our sponsor decides to sell, transfer or otherwise dispose of all or part of its retained, noncontrolling interest in the ROFR assets, before our sponsor can sell any of these assets to any third party, our sponsor must allow us to match an offer to purchase these interests. The rights of first refusal contained in our omnibus agreement will terminate on the earlier of (i) seven years from the closing of this offering, (ii) the date our sponsor no longer controls our general partner and (iii) the written agreement of all parties.

The consummation and timing of any acquisition of additional interests in OpCo or the additional ROFR assets will depend upon, among other things, our sponsor’s willingness to offer the asset for sale and obtain any necessary third party consents, the determination that the asset is suitable for our business at that particular time, our ability to agree on a mutually acceptable price, our ability to negotiate an acceptable purchase agreement with respect to the asset and our ability to obtain financing on acceptable terms if necessary. Please read “Risk Factors—Risks Related to Our Business—We may be unable to grow by acquiring interests in our ROFR assets owned by our sponsor or midstream assets acquired or developed by our sponsor, which could limit our ability to increase our distributable cash flow.”

Contribution Agreement

At the closing of this offering, we will enter into a contribution, conveyance and assumption agreement, which we refer to as our contribution agreement, with our sponsor and our general partner that will affect the formation transactions described under “Prospectus Summary—The Transactions,” including the transfer of a     % noncontrolling interest in OpCo to us and the use of the net proceeds of this offering.

OpCo Partnership Agreement

We, OpCo GP and our sponsor have entered into an agreement of limited partnership for OpCo. This agreement governs the ownership and management of OpCo and designates OpCo GP as the general partner of OpCo. Subject to the matters described below, OpCo GP will generally have complete authority to manage OpCo’s business and affairs. Operating LLC, which we control as its sole member, will control OpCo GP, as its sole member.

Unanimous approval from OpCo’s partners (initially our sponsor, OpCo GP and Operating LLC) will be required for the following actions, among others, relating to OpCo:

•	effecting any merger, consolidation, reorganization or similar transaction involving OpCo (other than a transaction between OpCo and a direct or indirect wholly owned subsidiary of OpCo);

•	effecting any sale or lease of all or substantially all of OpCo’s assets (other than to a direct or indirect wholly owned subsidiary of OpCo);

•

creating a new class of partnership interests in OpCo, issuing additional partnership interests in OpCo or issuing securities that are convertible into or exchangeable for partnership interests in OpCo;

•	admitting a new partner or allowing the withdrawal of an existing partner of OpCo;

•

commencing a voluntary proceeding under bankruptcy, insolvency or other applicable law with respect to OpCo or any of its subsidiaries or consenting to the entry of an order for relief in an involuntary case under any such applicable law;

•

consenting to the appointment of or the taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of OpCo or any of its subsidiaries or for any substantial part of OpCo’s or any of its subsidiaries’ property or the making of any general assignment by OpCo or any of its subsidiaries for the benefit of such person’s creditors;

•	modifying, altering or amending the amount, timing, frequency or method of calculation of distributions to OpCo GP, Operating LLC or our sponsor from that provided in the agreement;

•

approving any distribution by OpCo to OpCo GP, Operating LLC or our sponsor of any assets in kind (other than cash or cash equivalents) or of cash or property in kind on a non-pro rata basis or the determination of the value assigned to distributions of property in kind; and

•	the making of additional capital contributions to OpCo.

Other Agreements with Affiliates

Our sponsor regularly engages HBMI Aviation, LLC for aviation services. HBMI Aviation, LLC is owned by HB Interests LLC, which is owned by J. Michael Howard and C. Bradley Bynum, both of whom serve as directors and officers of our general partner. For the year ended December 31, 2016 and 2015, our sponsor paid HBMI Aviation, LLC service fees of $244,134 and $97,737, respectively, in connection with aircraft charters and related expenses.

Procedures for Review, Approval and Ratification of Related Person Transactions

The board of directors of our general partner will adopt a code of business conduct and ethics in connection with the completion of this offering that will provide that the board of directors of our general partner or its authorized committee will review on at least a quarterly basis all transactions with related persons that are required to be disclosed under SEC rules and, when appropriate, initially authorize or ratify all such transactions. In the event that the board of directors of our general partner or its authorized committee considers ratification of a transaction with a related person and determines not to so ratify, the code of business conduct and ethics will provide that our management will make all reasonable efforts to cancel or annul the transaction.

The code of business conduct and ethics will provide that, in determining whether or not to recommend the initial approval or ratification of a transaction with a related person, the board of directors of our general partner or its authorized committee should consider all of the relevant facts and circumstances available, including (if applicable) but not limited to: (i) whether there is an appropriate business justification for the transaction; (ii) the benefits that accrue to us as a result of the transaction; (iii) the terms available to unrelated third parties entering into similar transactions; (iv) the impact of the transaction on a director’s independence (in the event the related person is a director, an immediate family member of a director or an entity in which a director or an immediate family member of a director is a partner, shareholder, member or executive officer); (v) the availability of other sources for comparable products or services; (vi) whether it is a single transaction or a series of ongoing, related transactions; and (vii) whether entering into the transaction would be consistent with the code of business conduct and ethics.

The code of business conduct and ethics described above will be adopted in connection with the completion of this offering and, therefore, the transactions described above were not reviewed under such policy.

CONFLICTS OF INTEREST AND DUTIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including our sponsor, on the one hand, and us and our unaffiliated limited partners, on the other hand. The directors and executive officers of our general partner have duties to manage our general partner in a manner that is in the best interests of its owners. At the same time, our general partner has a duty to manage us in a manner that is in the best interests of our partnership.

Whenever a conflict of interest arises between our general partner or its affiliates (including our sponsor), on the one hand, and us or any other partner, on the other hand, our general partner will resolve that conflict. Our general partner may seek the approval of such resolution from the conflicts committee of the board of directors of our general partner (“special approval”) or from our unitholders (“unitholder approval”), but our general partner is not required to do so. There is no requirement under our partnership agreement that our general partner seek special approval or unitholder approval for the resolution of any conflict of interest, and, under our partnership agreement, our general partner may decide to seek such approval or resolve a conflict of interest in any other way permitted by our partnership agreement, as described below, in its sole discretion. The board of directors of our general partner will decide whether to refer a matter to the conflicts committee or to our unitholders on a case-by-case basis. In determining whether to refer a matter to the conflicts committee or to our unitholders for approval, the board of directors of our general partner will consider a variety of factors, including the nature of the conflict, the size of the transaction and dollar amount involved, the identity of the parties involved and any other factors the board of directors deems relevant in determining whether it will seek special approval or unitholder approval. Whenever our general partner makes a determination to seek special approval, to seek unitholder approval or to adopt a resolution or course of action that has not received special approval or unitholder approval, then our general partner will be entitled, to the fullest extent permitted by law, to make such determination free of any duty or obligation whatsoever to our partnership or any limited partner, and our general partner will not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard or duty imposed by our partnership agreement or under the Delaware Act or any other law, rule or regulation or at equity, and our general partner in making such determination will be permitted to do so in its sole and absolute discretion. For a more detailed discussion of the duties applicable to our general partner, please read “—Duties of Our General Partner.”

Whenever a potential conflict of interest exists or arises, any resolution or course of action by our general partner or its affiliates in respect of such conflict of interest will be permitted and deemed approved by all partners, and will not constitute a breach of our partnership agreement or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is:

•	approved by special approval, which our partnership agreement defines as approval by a majority of the members of the conflicts committee, acting in good faith; or

•

approved by unitholder approval, which our partnership agreement defines as the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates.

If our general partner seeks special approval from the conflicts committee, then it will be presumed that, in making its decision, the conflicts committee acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. If our general partner does not seek special approval or unitholder approval, then our general partner, the board of directors of our general partner or any committee of the board of directors of our general partner (including the conflicts committee), as applicable, will make such determination or take or decline to take any action in good faith, and none of our general partner, the board of directors of our general partner or any committee of the board of directors of our general partner

(including the conflicts committee), as applicable, will be subject to any fiduciary duty or other duty or obligation, or any other, different or higher standard under our partnership agreement or under the Delaware Act or any other law, rule or regulation or at equity. Under our partnership agreement, it will be presumed that, in making its decision, our general partner, the board of directors of our general partner or any committee of the board of directors of our general partner (including the conflicts committee), as applicable, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee of our general partner’s board of directors may consider any factors it determines in good faith to consider when resolving a conflict. In order for a determination or the taking or declining to take an action to be in “good faith” for purposes of our partnership agreement, the person or persons making such determination or taking or declining to take such action must subjectively believe that the determination or other action is in the best interests of the partnership. In taking such action, such person may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to us. If that person has the required subjective belief, then the decision or action will be conclusively deemed to be in good faith for all purposes under our partnership agreement.

It is possible, but we believe it is unlikely, that our general partner would approve a matter that the conflicts committee has previously declined to approve or declined to recommend that the full board of directors approve. If the conflicts committee does not approve or does not recommend that the full board of directors approve a matter that has been presented to it, then, unless the board of directors of our general partner has delegated exclusive authority to the conflicts committee, the board of directors of our general partner may subsequently approve the matter. In such a case, although the matter will not have received “special approval” under our partnership agreement, the board of directors of our general partner could still determine to resolve the conflict of interest solely under the good faith standard. In making any such determination, the board of directors of our general partner may take into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us. Please read “Management—Committees of the Board of Directors—Conflicts Committee” for information about the conflicts committee of our general partner’s board of directors.

Conflicts of interest could arise in the situations described below, among others.

Affiliates of our general partner, including our sponsor, may compete with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us except with respect to rights of first refusal contained in our omnibus agreement.

Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner (or as general partner or managing member of another entity of which we are a partner or member) or those activities incidental to its ownership of interests in us. However, affiliates of our general partner, including our sponsor, are not prohibited from engaging in other businesses or activities, including those that might compete with us.

Neither our partnership agreement nor our omnibus agreement will prohibit our sponsor or any other affiliates of our general partner from owning assets or engaging in businesses that compete directly or indirectly with us. Under the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to our general partner or any of its affiliates, including our sponsor and executive officers and directors of our general partner. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. Consequently, our sponsor and other affiliates of our general partner may acquire, construct or dispose of additional midstream assets in the future without any obligation to offer us the opportunity to purchase any of those assets. As a result, competition from our sponsor and other affiliates of our general partner could materially and adversely impact our results of operations and distributable cash flow.

Our general partner is allowed to take into account the interests of parties other than us, such as our sponsor, in resolving conflicts of interest.

Our partnership agreement contains provisions that reduce and modify the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, free of any duty or obligation to us and our unitholders. This entitles our general partner to consider only the interests and factors that it desires and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, us or any limited partner. Examples of decisions that our general partner may make in its individual capacity include: (i) how to allocate business opportunities among us and affiliates of our general partner; (ii) whether to exercise its limited call right; (iii) how to exercise its voting rights with respect to any units it owns; (iv) whether to exercise its registration rights; (v) whether to sell or otherwise dispose of units or other partnership interests that it owns; (vi) whether to elect to reset target distribution levels; (vii) whether to consent to any merger, consolidation or conversion of the partnership or amendment to our partnership agreement; and (viii) whether to refer or not to refer any potential conflict of interest to the conflicts committee for special approval or to seek or not to seek unitholder approval.

Our partnership agreement replaces the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing its duties and limits our general partner’s liabilities and the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty under applicable Delaware law.

In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our limited partners for actions that might constitute breaches of fiduciary duty under applicable Delaware law. For example, our partnership agreement:

•

permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. When acting in its individual capacity, our general partner is entitled to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us or any limited partner;

•

provides that the general partner will have no liability to us or our limited partners for decisions made in its capacity as a general partner so long as such decisions are made in good faith reliance on the provisions of our partnership agreement;

•

generally provides that in a situation involving a transaction with an affiliate or other conflict of interest, any determination by our general partner must be made in good faith. If an affiliate transaction or the resolution of another conflict of interest does not receive special approval or unitholder approval, then our general partner will make such determination or take or decline to take any action in good faith, and neither our general partner nor the board of directors of our general partner will be subject to any fiduciary duty or other duty or obligation, or any other, different or higher standard under our partnership agreement or under the Delaware Act or any other law, rule or regulation or at equity. Under our partnership agreement, it will be presumed that in making its decision, our general partner (including the board of directors of our general partner) acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us challenging such decision, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption; and

•

provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners resulting from any act or omission unless there has been a final and non-

appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers or directors, as the cases may be, acted in bad faith or engaged in actual fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful.

By purchasing a common unit, a common unitholder will be deemed to have agreed to become bound by the provisions in our partnership agreement, including the provisions discussed above.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval, on such terms as it determines to be necessary or appropriate to conduct our business, including, but not limited to, the following:

•

the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into our securities, and the incurring of any other obligations;

•	the purchase, sale or other acquisition or disposition of our securities, or the issuance of additional options, rights, warrants and appreciation rights relating to our securities;

•	the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets (though subject to any prior approval required under our partnership agreement);

•	the negotiation, execution and performance of any contracts, conveyances or other instruments;

•	the distribution of our cash;

•

the selection and dismissal of employees (including officers) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

•	the maintenance of insurance for our benefit and the benefit of our partners;

•

the formation of, or acquisition of an interest in, the contribution of property to, and the making of loans to, any limited or general partnership, joint venture, corporation, limited liability company or other entity;

•

the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity, otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense, the settlement of claims and litigation;

•	the indemnification of any person against liabilities and contingencies to the extent permitted by law;

•	the making of tax, regulatory and other filings, or the rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets;

•	the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner; and

•	the undertaking of any action with respect to the status of the Partnership as a partnership for U.S. federal (or applicable state and local) income tax purposes.

Our partnership agreement provides that our general partner must act in good faith when making decisions on our behalf in its capacity as our general partner, and our partnership agreement further provides that in order for a determination to be made in good faith, our general partner must subjectively believe that the determination is in the best interests of our partnership. In making such determination, our general partner may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to us. When our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act free of any duty or obligation to us or our limited partners. Please read “Our Partnership Agreement—Voting Rights” for information regarding matters that require unitholder approval.

Actions taken by our general partner may affect the amount of cash available for distribution to unitholders or accelerate the right to convert subordinated units.

The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding matters such as the amount and timing of:

•	cash expenditures;

•	borrowings and repayments of indebtedness;

•	the issuance of additional partnership interests;

•	the creation, increase or reduction in cash reserves in any quarter; and

•	asset purchases and sales.

Our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders and to our general partner, the amount of adjusted operating surplus generated in any given period and the ability of the subordinated units to convert into common units.

In addition, our general partner may use an amount, initially equal to $        million, which would not otherwise constitute available cash from operating surplus, in order to permit the payment of cash distributions on its general partner interest and incentive distribution rights. All of these actions may affect the amount of cash distributed to our unitholders and our general partner and may facilitate the conversion of subordinated units into common units. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

•	enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

•	accelerating the expiration of the subordination period.

For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow working capital funds, which would enable us to make this distribution on all outstanding units. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordinated Units and Subordination Period.”

Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us or our operating subsidiaries.

We will reimburse our general partner and its affiliates for expenses.

We will reimburse our general partner and its affiliates, including our sponsor, for costs incurred in managing and operating us. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith, and it will charge on a fully allocated cost basis for services provided to us. Our omnibus agreement will also address our reimbursement of our sponsor and its affiliates for general and administrative services. Please read “Certain Relationships and Related Party Transactions—Agreements with Our Affiliates in Connection with the Transactions—Omnibus Agreement.”

Contracts between us, on the one hand, and our general partner and its affiliates, on the other hand, will not be the result of arm’s-length negotiations.

Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Our general partner will determine, in good faith, the terms of any arrangements or transactions entered into after the completion of this offering. While neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm’s-length negotiations, we believe the terms of all of our initial agreements with our general partner and its affiliates will be, and specifically intend the fees to be, generally no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services. Similarly, agreements, contracts or arrangements between us and our general partner and its affiliates that are entered into following the completion of this offering will not be required to be negotiated on an arm’s-length basis, although, in some circumstances, our general partner may determine that the conflicts committee may make a determination on our behalf with respect to such arrangements.

Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically for such use. There is no obligation of our general partner and its affiliates to enter into any contracts of this kind.

Our general partner intends to limit its liability regarding our contractual and other obligations.

Our general partner intends to limit its liability under contractual arrangements and other obligations so that counterparties to such agreements have recourse only against our assets and not against our general partner or its assets or any affiliate of our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner’s fiduciary duties, even if we could have obtained terms that are more favorable without the limitation on liability.

Common units are subject to our general partner’s limited call right.

Our general partner may exercise its right to call and purchase common units, as provided in our partnership agreement, or may assign this right to one of its affiliates or to us. Our general partner may use its own discretion, free of any duty or liability to us or our unitholders, in determining whether to exercise this right. As a result, a common unitholder may have to sell its common units at an undesirable time or at a price that is less than the market price on the date of purchase. Please read “Our Partnership Agreement—Limited Call Right.”

Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other hand, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

The attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or our conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other hand, depending on the nature of the conflict. We do not intend to do so in most cases.

Our general partner may elect to cause us to issue common units and general partner interests to it in connection with a resetting of the target distribution levels related to our general partner’s incentive distribution rights without the approval of our conflicts committee or our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

Our general partner has the right, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (50%) for each of the prior four consecutive calendar quarters, to reset the initial target distribution levels at higher levels based on our cash distribution level at the time of the exercise of the reset election. Furthermore, our general partner has the right to transfer all or any portion of the incentive distribution rights at any time, and such transferee shall have the same rights as our general partner relative to resetting target distributions if our general partner concurs that the tests for resetting target distributions have been fulfilled. Following a reset election by our general partner, the minimum quarterly distribution will be reset to an amount equal to the average cash distribution per unit for the two calendar quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion; however, it is possible that our general partner could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when our general partner expects that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, our general partner may be experiencing, or may expect to experience, declines in the cash distributions it receives related to its incentive distribution rights and may therefore desire to be issued common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for the general partner to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved in the then current business environment. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued common units to our general partner in connection with resetting the target distribution levels related to our general partner’s incentive distribution rights. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Incentive Distribution Rights.”

Duties of Our General Partner

Delaware law provides that a Delaware limited partnership may, in its partnership agreement, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership, provided that the partnership agreement may not eliminate the implied contractual covenant of good faith and fair dealing. This implied covenant is a judicial doctrine utilized by Delaware courts in connection with interpreting ambiguities in partnership agreements and other contracts, and does not form the basis of any separate or independent fiduciary duty in addition to the express contractual duties set forth in our partnership agreement. Under the implied contractual covenant of good faith and fair dealing, a court will enforce the reasonable expectations of the partners where the language in the partnership agreement does not provide for a clear course of action.

As permitted by the Delaware Act, our partnership agreement contains various provisions replacing the fiduciary duties that might otherwise be owed by our general partner with contractual standards governing the duties of our general partner and contractual methods of resolving conflicts of interest. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that might otherwise be prohibited by state-law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors of our general partner has duties to manage our general partner in a manner that is in the best interests of its owners in addition to the best interests of our partnership. Without these provisions, our general partner’s ability to make decisions involving conflicts of interest would be restricted. These provisions enable our general partner to take into consideration the interests of all parties involved in the proposed action. These provisions also strengthen the ability of our general partner to attract and retain experienced and capable directors. These provisions disadvantage the common unitholders because they restrict the rights and remedies that would otherwise be available to such unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. The following is a summary of the fiduciary duties imposed on general partners of a limited partnership by the Delaware Act in the absence of partnership agreement provisions to the contrary, the contractual duties of our general partner contained in our partnership agreement that replace the fiduciary duties that would otherwise be imposed by Delaware laws on our general partner and the rights and remedies of our unitholders with respect to these contractual duties:

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present unless such transactions were entirely fair to the partnership.

Partnership agreement modified standards

Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in good faith, meaning that it subjectively believed that the decision was in the best interests of our partnership, and our general partner will not be subject to any higher standard under our partnership agreement or applicable law. If our general partner has the required subjective belief, then the decision or action will be conclusively deemed to be in good faith for all purposes under our partnership agreement. In taking such action, our general partner may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to us. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act free of any duty or obligation to us or our limited partners. These contractual standards replace the obligations to which our general partner would otherwise be held. If our general partner seeks special approval from the conflicts committee, then it will be presumed that, in making its decision, the conflicts committee acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. If our general partner does not seek special approval from our conflicts committee or unitholder approval, then our general partner will make such determination or take or decline to take any action in good faith, and neither our general partner nor the board of directors of our general partner will be subject to any fiduciary duty or other duty or obligation, or any other, different or higher standard under our partnership agreement or under the Delaware Act or any other law, rule or regulation or at equity. Under our partnership agreement, it will be presumed that, in making its decision, our general partner (including the board of directors of our general partner) acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us challenging such approval, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our general partner or its officers and directors acted in bad faith or engaged in actual fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful.

Rights and remedies of unitholders	The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties, if any, or of the partnership agreement.

By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

Under our partnership agreement, we must indemnify our general partner and its officers, directors and managers, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in actual fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful. We must, however, provide this indemnification for criminal proceedings when our general partner or these other persons acted with no knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it met the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and therefore unenforceable. Please read “Our Partnership Agreement—Indemnification.”

DESCRIPTION OF OUR COMMON UNITS

Our Common Units

Our common units represent limited partner interests in us. The holders of common units, along with the holders of subordinated units, are entitled to participate in partnership distributions and to exercise the rights and privileges provided to limited partners under our partnership agreement. Please read “Cash Distribution Policy and Restrictions on Distributions” and “Provisions of Our Partnership Agreement Relating to Cash Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “Our Partnership Agreement.”

Transfer Agent and Registrar

Duties

Computershare Trust Company, N.A. will serve as the transfer agent and registrar for our common units. We will pay all fees charged by the transfer agent for transfers of common units, except for the following that must be paid by our unitholders:

•	surety bond premiums to replace lost or stolen certificates, or to cover taxes and other governmental charges in connection therewith;

•	special charges for services requested by a holder of a common unit; and

•

other similar fees or charges. Unless our general partner determines otherwise in respect of some or all of any classes of our partnership interests, our partnership interests will be evidenced by book-entry notation on our partnership register and not by physical certificates.

There will be no charge to our unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their respective stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If a successor has not been appointed or has not accepted its appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•	gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements entered into in connection with our formation and this offering.

A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records from time to time as necessary to accurately reflect the transfers but no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or securities exchange regulations.

Exchange Listing

We have been approved to list our common units on the NYSE under the symbol “HMP.”

OUR PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions”;

•	with regard to the duties of our general partner, please read “Conflicts of Interest and Duties”;

•	with regard to the authority of our general partner to manage our business and activities, please read “Management—Management of Howard Midstream Partners, LP”;

•	with regard to the transfer of common units, please read “Description of Our Common Units—Transfer of Common Units”; and

•	with regard to allocations of taxable income and taxable loss, please read “Material Federal Income Tax Consequences.”

Organization and Duration

Our partnership was organized in November 2016 and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

Under our partnership agreement, the purpose and nature of the business to be conducted by us shall be to engage directly or indirectly in any business activity that is approved by our general partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act; provided, however, that our general partner shall not cause us to engage, directly or indirectly, in any business activity that our general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, except as otherwise provided below under “—Election to be Treated as a Corporation.”

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than those related to the midstream energy business, our general partner currently has no plans to do so and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or our limited partners, other than the implied contractual covenant of good faith and fair dealing. In general, our general partner is authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Voting Rights

The following is a summary of the unitholder vote required for the matters specified below. Matters that require the approval of a “unit majority” require:

•

during the subordination period, the approval of a majority of the outstanding common units, excluding those common units held by our general partner and its affiliates, and a majority of the outstanding subordinated units, voting as separate classes; and

•	after the subordination period, the approval of a majority of the outstanding common units.

Following the completion of this offering, our sponsor will have the ability to ensure passage of, as well as the ability to ensure the defeat of, any amendment that requires a unit majority by virtue of its ownership of                 common units and                 subordinated units, representing a     % limited partner interest (or                common units and                 subordinated units, representing an aggregate     % limited partner interest, if the underwriters exercise in full their option to purchase additional common units).

In voting their common units and subordinated units, our general partner and its affiliates will have no duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing.

Issuance of additional partnership interests	No approval right.
Amendment of our partnership agreement

Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “—Amendment of Our Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority. Please read “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”
Dissolution of our partnership	Unit majority. Please read “—Termination and Dissolution.”
Continuation of our business upon dissolution	Unit majority. Please read “—Termination and Dissolution.”
Withdrawal of the general partner	No approval right. Please read “—Withdrawal or Removal of Our General Partner.”
Removal of the general partner

Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates, for cause. Please read “—Withdrawal or Removal of Our General Partner.”

Transfer of the general partner interest	No approval right. Please read “—Transfer of General Partner Interest.”
Transfer of incentive distribution rights	No approval right. Please read “—Transfer of Incentive Distribution Rights.”
Reset of incentive distribution levels	No approval right.
Transfer of ownership interests in our general partner	No approval right. Please read “—Transfer of Ownership Interests in Our General Partner.”
Election to be treated as a corporation	No approval right. Please read “—Election to be Treated as a Corporation.”

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that it otherwise acts in conformity with the provisions of our partnership agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to us for its common units plus its share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right of, by the limited partners as a group to:

•	remove or replace our general partner for cause;

•	approve some amendments to our partnership agreement; or

•	take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that a limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their limited partner interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.

Our existing operating subsidiaries conduct business in Texas, Louisiana and Pennsylvania. We may have subsidiaries that conduct business in other states or jurisdictions in the future, including Mexico. Maintenance of our limited liability as a partner or member of our subsidiaries may require compliance with legal requirements in the jurisdictions in which such subsidiaries conduct business, including qualifying such entities to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interests in our operating subsidiaries or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner for cause, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Partnership Interests

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests and options, rights, warrants and appreciation rights relating to the partnership interests for any partnership purpose at any time and from time to time to such persons for such consideration and on such terms and conditions as our general partner shall determine in its sole discretion, all without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity interests, which may effectively rank senior to the common units.

Our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership interests whenever, and on the same terms that, we issue those interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units, subordinated units and other partnership interests that existed immediately prior to each issuance. The other holders of common units will not have preemptive rights to acquire additional common units or other partnership interests.

Amendment of Our Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or our limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would, among other actions:

•

enlarge the obligations of any limited partner without its consent, unless such is deemed to have occurred as a result of an amendment approved by at least a majority of the type or class of limited partner interests so affected; or

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without its consent, which consent may be given or withheld at its option.

The provisions of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates). Following the completion of this offering, our sponsor will own                 common units and                 subordinated units, representing a     % limited partner interest (or                common units and                 subordinated units, representing a     % limited partner interest, if the underwriters exercise in full their option to purchase additional common units).

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal office, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•

a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes, except as otherwise provided below under “—Election to be Treated as a Corporation”;

•

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees, from in any manner, being subjected to the provisions of the Investment Company Act, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974 (“ERISA”), each as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

•

an amendment that (i) sets forth the designations, preferences, rights, powers and duties of any class or series of partnership interests or (ii) our general partner determines to be necessary, appropriate or advisable in connection with the authorization or issuance of additional partnership interests;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement or plan of conversion that has been approved under the terms of our partnership agreement;

•

any amendment that our general partner determines to be necessary or appropriate to reflect and account for the formation by us of, or our investment in, any corporation, partnership or other entity, in connection with our conduct of activities permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and any other changes that our general partner determines to be necessary or appropriate as a result of such change;

•

mergers with, conveyances to or conversions into another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conveyance or conversion other than those it receives by way of the merger, conveyance or conversion; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed or admitted to trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

For amendments that do not require unitholder approval, our general partner will not be required to obtain an opinion of counsel to the effect that an amendment will not affect the limited liability of any limited partner under Delaware law. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we first obtain such an opinion of counsel.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will require the approval of at least a majority of the type or class of partnership interests so affected. Any amendment that would reduce the percentage of units required to take any action, other than to remove our general partner for cause or call a meeting of unitholders, must be approved by the written consent or the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of units required to remove our general partner for cause must be approved by the written consent or the affirmative vote of limited partners whose aggregate outstanding units constitute not less than 90% of outstanding units. Any amendment that would increase the percentage of units required to call a meeting of unitholders must be approved by the written consent or the affirmative vote of limited partners whose aggregate outstanding units constitute at least a majority of the outstanding units.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of our partnership requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interest of us or the limited partners other than the implied contractual covenant of good faith and fair dealing.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell any or all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger with another limited liability entity without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in an amendment to our partnership agreement requiring unitholder approval, each of our units will be an identical unit of our partnership following the transaction and the partnership interests to be issued by us in such merger do not exceed 20% of our outstanding partnership interests immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters, and our general partner determines that the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. The unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited partnership until dissolved and terminated under our partnership agreement. We will dissolve upon:

•

the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal followed by approval and admission of a successor;

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	the entry of a decree of judicial dissolution of our partnership; or

•	there being no limited partners, unless we are continued without dissolution in accordance with the Delaware Act.

Upon a dissolution under the first clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•

neither our partnership nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate to, liquidate our assets and apply the proceeds of the liquidation as described in “Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Our general partner may withdraw as general partner in compliance with our partnership agreement by giving 90 days’ written notice to our unitholders.

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “—Termination and Dissolution.”

Our general partner may not be removed unless that removal is both (i) for cause and (ii) approved by the vote of the holders of not less than 66 2/3% of our outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, voting as a separate class, and subordinated units, voting as a separate class. “Cause” is narrowly defined under our partnership agreement to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable to our partnership or any limited partner for actual fraud or willful misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give them the practical ability to prevent our general partner’s removal. Following the completion of this offering, our sponsor will own an aggregate of                common units                  and                 subordinated units, representing an aggregate     % limited partner interest (or                 common units and                 subordinated units, representing an aggregate     % limited partner interest, if the underwriters exercise in full their option to purchase additional common units).

In the event of removal of our general partner or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached within 30 days of the withdrawal or removal of the general partner, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert within 45 days of the withdrawal or removal of the general partner, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner will become a limited partner and its general partner interest and its incentive distribution rights will automatically convert into common units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

At any time, our general partner may transfer all or any of its general partner interest to another person without the approval of our common unitholders. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and its affiliates may at any time transfer units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Ownership Interests in Our General Partner

At any time, our sponsor and its affiliates may sell or transfer all or part of their membership interest in our general partner, to an affiliate or third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

At any time, our general partner may sell or transfer its incentive distribution rights to an affiliate or third party without the approval of the unitholders.

Election to be Treated as a Corporation

If, in connection with the enactment of U.S. federal income tax legislation or a change in the official interpretation of existing U.S. federal income tax legislation by a governmental authority, our general partner determines that (i) we should no longer be characterized as a partnership for U.S. federal or applicable state and local income tax purposes or (ii) common units held by unitholders other than our general partner and its affiliates should be converted into or exchanged for interests in a newly formed entity taxed as a corporation or an entity taxable at the entity level for U.S. federal or applicable state and local income tax purposes whose sole asset is its interest in us, then our general partner may, without unitholder approval, cause us to be treated as an entity taxable as a corporation or subject to entity-level taxation for U.S. federal or applicable state and local income tax purposes or cause the common units held by unitholders other than the general partner and its affiliates to be converted into or exchanged for interests in the parent corporation. Any such event may be taxable or nontaxable to our unitholders, depending on the form of the transaction. The tax liability, if any, of a unitholder as a result of such an event may vary depending on the unitholder’s particular situation and may vary from the tax liability of our general partner and our sponsor. In addition, if our general partner causes partnership interests in us to be held by a parent corporation, our sponsor may choose to retain its partnership interest in us rather than convert its partnership interest into parent corporation shares. In making any such determination, our general partner must take into account the immediate and long-term tax consequences to our limited partners in general. However, our general partner will have no duty or obligation to make any such determination or take any such steps and may decline to do so free of any duty or obligation whatsoever to us or our limited partners, including any duty to act in the best interests of us or our limited partners.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Howard Midstream GP, LLC as our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group who are notified by our general partner that they will not lose their voting rights or to any person or group who acquires the units with the prior approval of the board of directors of our general partner. Please read “—Withdrawal or Removal of Our General Partner.”

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of such class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10, but not more than 60, days’ written notice.

The purchase price in the event of this purchase is the greater of:

•

the highest cash price paid by either our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price calculated in accordance with our partnership agreement as of the date three business days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this limited call right are the same as a sale by that unitholder of his common units in the market. Please read “Material Federal Income Tax Consequences—Disposition of Common Units.”

Possible Redemption of Ineligible Holders

If at any time our general partner determines, with the advice of counsel, that:

(i) the U.S. federal income tax status (or lack of proof of the U.S. federal income tax status) of one or more limited partners or their owners has or is reasonably likely to have a material adverse effect on the rates that can be charged to customers by us or our subsidiaries with respect to assets that are subject to regulation by the Federal Energy Regulatory Commission or similar regulatory body (a “rate eligibility trigger”), or

(ii) we or our subsidiaries are subject to any federal, state or local law or regulation that would create a substantial risk of cancellation or forfeiture of any property in which we have an interest based on the nationality, citizenship or other related status of one or more limited partners or their owners (a “citizenship eligibility trigger”), then our general partner may adopt such amendments to our partnership agreement as it determines to be necessary or appropriate to:

(a) in the case of a rate eligibility trigger, obtain such proof of the U.S. federal income tax status of such limited partners and, to the extent relevant, their owners, as our general partner determines to be necessary or appropriate to reduce the risk of occurrence of a material adverse effect on the rates that can be charged to customers by us or our subsidiaries, or

(b) in the case of a citizenship eligibility trigger, obtain such proof of the nationality, citizenship or other related status of such limited partners and, to the extent relevant, their owners, as our general partner determines to be necessary or appropriate to eliminate or mitigate the risk of cancellation or forfeiture of any properties or interests therein.

Amendments adopted by our general partner may include provisions requiring all limited partners to certify as to their (and their owners’) status as eligible holders upon demand and on a regular basis, as determined by our general partner, and may require transferees of units to so certify prior to being admitted to our partnership as limited partners.

“Eligible holders” are limited partners whose (or whose owners’) (i) U.S. federal income tax status or lack of proof of U.S. federal income tax status does not have and is not reasonably likely to have, as determined by our general partner, a material adverse effect on the rates that can be charged to customers by us or our subsidiaries with respect to assets that are subject to regulation by the Federal Energy Regulatory Commission or similar regulatory body and (ii) nationality, citizenship or other related status does not create and is not reasonably likely to create, as determined by our general partner, a substantial risk of cancellation or forfeiture of any property in which we have an interest.

Amendments adopted by our general partner may provide that (i) any limited partner who fails to furnish, within a reasonable period, requested proof of its (and its owners’) status as an eligible holder or (ii) if upon receipt of such eligibility certificate or other requested information our general partner determines that a limited partner (or its owner) is not an eligible holder, the limited partner interests owned by such limited partner will be subject to redemption. In addition, our general partner will be substituted and treated as the owner of all limited partner interests owned by an ineligible holder.

The aggregate redemption price for redeemable interests will be an amount equal to the current market price (the date of determination of which will be the date fixed for redemption) of limited partner interests of the class to be so redeemed multiplied by the number of limited partner interests of each such class included among the redeemable interests. For these purposes, the “current market price” means, as of any date for any class of limited partner interests, the average of the daily closing prices per limited partner interest of such class for the 20 consecutive trading days immediately prior to such date. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Any such promissory note will bear interest at the rate of 5% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date. Further, the units will not be entitled to any allocations of income or loss, distributions or voting rights while held by such unitholder.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or, if authorized by our general partner, without a meeting if consents in writing describing the action so taken are signed by holders of the number of units that would be necessary to authorize or take that action at a meeting where all limited partners were present and voted. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority in voting power of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage. For all matters presented to the limited partners at a meeting at which a quorum is present for which no minimum or other vote of the limited partners is specifically required pursuant to our partnership agreement, the rules and regulations of any national securities exchange on which the common units are admitted to trading, or applicable law or pursuant to any regulation applicable to us or our partnership interests, a majority of the votes cast by the limited partners holding outstanding units will be deemed to constitute the act of all limited partners (with abstentions and broker non-votes being deemed to not have been cast with respect to such matter). On any matter where a minimum or other vote of limited partners is provided by any provision of our partnership agreement or required by the rules or regulations of any national securities exchange on which the common units are admitted to trading, or applicable law or pursuant to any regulation applicable to us or our partners interests, such minimum or other vote will be the vote of the limited partners required to approve such matter (with the effect of abstentions and broker non-votes to be determined based on the vote of the limited partners required to approve such matter, provided that if the effect of abstentions and broker non-votes is not specified by the applicable rule, regulation or law, and there is no prevailing interpretation of such effect, then abstentions and broker non-votes will be deemed not to have been cast with respect to such matter). The general partner interest does not entitle our general partner to any vote other than its rights as general partner under our partnership agreement, will not be entitled to vote on any action required or permitted to be taken by the unitholders and will not count toward or be considered outstanding when calculating required votes, determining the presence of a quorum, or for similar purposes.

Each record holder of a unit has a vote according to its percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Partnership Interests.” However, if at any time any person or group, other than our general partner and its affiliates, a direct transferee of our general partner and its affiliates or a transferee of such direct transferee who is notified by our general partner that it will not lose its voting rights, or a transferee who acquires 20% or more of any class of units with the prior approval of the board of directors, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units as a single class. Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our register. Except as described under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•

any person who is or was a director, officer, managing member, manager, general partner, fiduciary or trustee of us or our subsidiaries, an affiliate of us or our subsidiaries or any entity set forth in the preceding three bullet points;

•

any person who is or was serving as director, officer, managing member, manager, general partner, fiduciary or trustee of another person owing a fiduciary duty to us or any of our subsidiaries at the request of our general partner or any departing general partner or any of their affiliates, excluding any such person providing, on a fee-for-service basis, trustee, fiduciary of custodial services; and

•

any person designated by our general partner because such person’s status, service or relationship expose such person to potential claims or suits relating to our or our subsidiaries’ business and affairs.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We will purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against such liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us. The expenses for which we are required to reimburse our general partner are not subject to any caps or other limits. Please read “Certain Relationships and Related Party Transactions—Agreements with Our Affiliates in Connection with the Transactions—Omnibus Agreement.”

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for financial reporting purposes on an accrual basis. For fiscal and tax reporting purposes, our fiscal year is the calendar year.

We will mail or make available to record holders of common units, within 90 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also mail or make available summary financial information within 45 days after the close of each quarter (or such shorter period as required by the SEC).

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist such unitholder in determining its federal and state tax liability and filing its federal and state income tax returns, regardless of whether such unitholder supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to its interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at its own expense, have furnished to such limited partner:

•	a current list of the name and last known address of each record holder;

•	copies of our partnership agreement and our certificate of limited partnership and all amendments thereto; and

•	certain information regarding the status of our business and financial condition.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner determines is not in our best interests or that we are required by law or by agreements with third parties to keep confidential. Our partnership agreement limits the right to information that a limited partner would otherwise have under Delaware law.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other partnership interests proposed to be sold by our general partner or any of its affiliates, other than individuals, or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. Please read “Units Eligible for Future Sale.”

Applicable Law; Exclusive Forum

Our partnership agreement is governed by Delaware law.

Our partnership agreement will provide that the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction) shall be the exclusive forum for any claims, suits, actions or proceedings (i) arising out of or relating in any way to our partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of our partnership agreement or the duties, obligations or liabilities among our partners, or obligations or liabilities of our partners to us, or the rights or powers of, or restrictions on, our partners or us), (ii) brought in a derivative manner on our behalf, (iii) asserting a claim of breach of a duty owed by any of our, or our general partner’s, directors, officers, or other employees, or owed by our general partner, to us or our partners, (iv) asserting a claim against us arising pursuant to any provision of the Delaware Act or (v) asserting a claim against us governed by the internal affairs doctrine. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or similar governing documents have been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our partnership agreement to be inapplicable or unenforceable in such action.

By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction) in connection with any such claims, suits, actions or proceedings.

UNITS ELIGIBLE FOR FUTURE SALE

Following the completion of this offering and assuming that the underwriters do not exercise their option to purchase additional common units, our sponsor will hold an aggregate of                common units and                 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period. All of the common units and subordinated units held by our sponsor are subject to lock-up restrictions described below. The sale of these units could have an adverse impact on the price of our common units or on any trading market that may develop.

Rule 144

The common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, other than any units purchased in this offering by the directors, director nominee and executive officers of our general partner, directors of our sponsor and certain other individuals as selected by our sponsor under the directed unit program, which will be subject to the lock-up restrictions described below. None of the directors, director nominee or officers of our general partner own any common units prior to this offering; however, they may purchase common units through the directed unit program or otherwise, as applicable. Additionally, any common units owned by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption from the registration requirements pursuant to Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1.0% of the total number of our common units outstanding; or

•	the average weekly reported trading volume of our common units for the four weeks prior to the sale.

At the closing of this offering, the following common units will be restricted and may not be resold publicly except in compliance with the registration requirements of the Securities Act, Rule 144 or otherwise.

•	common units owned by our general partner and its affiliates; and

•	any units acquired by our general partner or any of its affiliates, including the directors, director nominee and executive officers of our general partner under the directed unit program.

Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. Once we have been a reporting company for at least 90 days, a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned the common units proposed to be sold for at least six months, would be entitled to sell those common units without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject only to the current public information requirement. After beneficially owning Rule 144 restricted common units for at least one year, such person would be entitled to freely sell those common units without regard to any of the requirements of Rule 144.

Our Partnership Agreement and Registration Rights

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests and options, rights, warrants and appreciation rights relating to the partnership interests for any partnership purpose at any time and from time to time to such persons for such consideration and on such terms and conditions as our general partner shall determine in its sole discretion, all without the approval of any partners. Any issuance of additional common units or other limited partner interests would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read “Our Partnership Agreement—Issuance of Additional Partnership Interests.”

Under our partnership agreement, our general partner and its affiliates, other than individuals, have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any units that they hold. Subject to the terms and conditions of our partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any common units or other limited partner interests to require registration of any of these common units or other limited partner interests and to include any of these common units or other limited partner interests in a registration by us of other partnership interests, including common units offered by us or by any unitholder. Our general partner and its affiliates will continue to have these registration rights for two years after Howard Midstream GP, LLC ceases to be our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. Except as described below, our general partner and its affiliates may sell their common units or other limited partner interests in private transactions at any time, subject to compliance with applicable laws.

Lock-Up Agreements

Our general partner’s executive officers, directors and director nominee, our general partner and our sponsor have agreed that for a period of 180 days from the date of this prospectus they will not, without the prior written consent of Barclays Capital Inc., dispose of any common units or any securities convertible into or exchangeable for our common units. Please read “Underwriting” for a description of these lock-up provisions.

Registration Statement on Form S-8

We intend to file a registration statement on Form S-8 under the Securities Act following this offering to register all common units issued or reserved for issuance under our LTIP. We expect to file this registration statement as soon as practicable. Common units covered by the registration statement on Form S-8 will be eligible for sale in the public market, subject to applicable vesting requirements and the terms of applicable lock-up agreements described above.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

This section is a summary of the material tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Latham & Watkins LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of United States federal income tax law. This section is based upon current provisions of the Internal Revenue Code, Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Howard Midstream Partners, LP and our operating subsidiaries.

The following discussion does not comment on all federal income tax matters affecting us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, entities treated as partnerships for United States federal income tax purposes, trusts, nonresident aliens, United States expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and foreign persons eligible for the benefits of an applicable income tax treaty with the United States), IRAs, real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, United States persons whose “functional currency” is not the United States dollar, persons holding their units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Internal Revenue Code. In addition, the discussion only comments to a limited extent on state, local and foreign tax consequences. Accordingly, we encourage each prospective unitholder to consult his own tax advisor in analyzing the state, local and foreign tax consequences particular to him of the ownership or disposition of common units and potential changes in applicable tax laws.

No ruling has been requested from the IRS regarding our characterization as a partnership for tax purposes. Instead, we will rely on opinions of Latham & Watkins LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for our common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and thus will be borne indirectly by our unitholders. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Latham & Watkins LLP and are based on the accuracy of the representations made by us and our general partner.

For the reasons described below, Latham & Watkins LLP has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales”); (ii) whether all aspects of our method for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Common Units—Allocations Between Transferors and Transferees”) and (iii) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest. Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of certain minerals and natural resources, including crude oil, natural gas and other products of a type that are produced in a petroleum refinery or natural gas processing plant, certain related hedging activities, activities that are intrinsic to other qualifying activities and certain additional activities. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than             % of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Latham & Watkins LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

The IRS has made no determination as to our status or the status of our operating subsidiaries for federal income tax purposes. Instead, we will rely on the opinion of Latham & Watkins LLP on such matters. It is the opinion of Latham & Watkins LLP that, based upon the Internal Revenue Code, Treasury Regulations, published revenue rulings, court decisions and the representations described below that:

•	we will be classified as a partnership for federal income tax purposes; and

•	each of our operating subsidiaries will be treated as a partnership or will be disregarded as an entity separate from us for federal income tax purposes.

In rendering its opinion, Latham & Watkins LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Latham & Watkins LLP has relied include:

•	neither we nor any of the operating subsidiaries has elected or will elect to be treated, or is otherwise treated, as a corporation for federal income tax purposes; and

•

for each taxable year, more than 90% of our gross income has been and will be income of the type that Latham & Watkins LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Latham & Watkins LLP’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders of Howard Midstream Partners, LP will be treated as partners of Howard Midstream Partners, LP for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Howard Midstream Partners, LP for federal income tax purposes.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales.”

Income, gains, losses or deductions would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to the tax consequences to them of holding common units in Howard Midstream Partners, LP. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Howard Midstream Partners, LP for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections” we will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions

Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “—Disposition of Common Units.” Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that unitholder. For purposes of the foregoing, a unitholder’s share of our nonrecourse liabilities generally will be based upon that unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess nonrecourse liabilities allocated based on the unitholder’s share of the profits. To the extent our distributions cause a unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “—Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and/or substantially appreciated “inventory items,” each as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder’s tax basis (often zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Ratio of Taxable Income to Distributions

We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending December 31,             , will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be             % or less of the cash distributed with respect to that period. Thereafter, we anticipate that the ratio of allocable taxable income to cash distributions to the unitholders will increase. Our estimate is based upon many assumptions regarding our business operations, including assumptions as to our revenues, capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct.

The actual ratio of allocable taxable income to cash distributions could be higher or lower than expected, and any differences could be material and could materially affect the value of our common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be greater, and perhaps substantially greater, than our estimate with respect to the period described above if:

•	gross income from operations exceeds the amount required to make minimum quarterly distributions on all units, yet we only distribute the minimum quarterly distributions on all units; or

•

we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Basis of Common Units

A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner to the extent of the general partner’s “net value” as defined in Treasury Regulations promulgated under Section 752 of the Internal Revenue Code, but will have a share, generally based on his share of our profits, of our nonrecourse liabilities. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Limitations on Deductibility of Losses

The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder’s tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investments in other publicly traded partnerships, or the unitholder’s salary, active business or other income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections

If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of the intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss, that loss will be allocated to the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts, as adjusted to take into account the unitholders’ share of nonrecourse debt.

Specified items of our income, gain, loss and deduction will be allocated to account for (1) any difference between the tax basis and fair market value of our assets at the time of this offering and (2) any difference between the tax basis and fair market value of any property contributed to us by our general partner and its affiliates (or by a third party) that exists at the time of such contribution, together referred to in this discussion as the “Contributed Property.” The effect of these allocations, referred to as “Section 704(c) Allocations,” to a unitholder purchasing common units from us in this offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of this offering. In the event we issue additional common units or engage in certain other transactions in the future, “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to our unitholders immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts (subject to certain adjustments), if negative capital accounts nevertheless result (subject to certain adjustments), items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Latham & Watkins LLP is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Common Units—Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales

A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	while not entirely free from doubt, all of these distributions would appear to be ordinary income.

Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Latham & Watkins LLP has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “—Disposition of Common Units—Recognition of Gain or Loss.”

Tax Rates

Under current law, the highest marginal United States federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal United States federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%. Such rates are subject to change by new legislation at any time.

In addition, a 3.8% Medicare tax, or NIIT, is imposed on certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income and (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (a) undistributed net investment income and (b) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins for such taxable year. The United States Department of the Treasury and the IRS have issued Treasury Regulations that provide guidance regarding the NIIT. Prospective unitholders are urged to consult with their tax advisors as to the impact of the NIIT on an investment in our common units.

Section 754 Election

We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read “—Disposition of Common Units—Constructive Termination.” The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply with respect to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in our assets with respect to a unitholder will be considered to have two components: (i) his share of our tax basis in our assets (“common basis”) and (ii) his Section 743(b) adjustment to that basis.

We will adopt the remedial allocation method as to all our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Internal Revenue Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read “—Uniformity of Units.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property that is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “—Uniformity of Units.” A unitholder’s tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the common unitholder’s basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Common Units—Recognition of Gain or Loss.” Latham & Watkins LLP is unable to opine as to whether our method for taking into account Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Internal Revenue Code or if we use an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read “—Disposition of Common Units—Allocations Between Transferors and Transferees.”

Initial Tax Basis, Depreciation and Amortization

The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to (1) this offering will be borne by our general partner and its affiliates, and (2) any other offering will be borne by our general partner and all of our unitholders as of that time. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read “—Uniformity of Units.” Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Common Units—Recognition of Gain or Loss.”

The costs we incur in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at the United States federal income tax rate applicable to long-term capital gains. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to “unrealized receivables,” including potential recapture items such as depreciation recapture, or to “inventory items” we own. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations. Both ordinary income and capital gain recognized on a sale of units may be subject to the NIIT in certain circumstances. Please read “—Tax Consequences of Unit Ownership—Tax Rates.”

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis in proportion to the number of days in each month and will be subsequently apportioned among our unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among our unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The U.S. Department of Treasury and the IRS have issued Treasury Regulations that permit publicly traded partnerships to use a monthly simplifying convention that is similar to ours, but they do not specifically authorize all aspects of the proration method we have adopted. Accordingly, Latham & Watkins LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year.

Notification Requirements

A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have technically terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two Schedules K-1 if relief was not available, as described below) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead we would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, we must make new tax elections, including a new election under Section 754 of the Internal Revenue Code, and could be subject to penalties if we are unable to determine that a termination occurred. The IRS has announced a publicly traded partnership technical termination relief program whereby, if a publicly traded partnership that technically terminated requests publicly traded partnership technical termination relief and such relief is granted by the IRS, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years. A technical termination may either accelerate the application of, or subject us to, any tax legislation enacted before the technical termination that would not otherwise have been applied to us as a continuing partnership as opposed to a terminating partnership.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.” We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets.

Please read “—Tax Consequences of Unit Ownership—Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax

Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. In either case, and as stated above under “—Tax Consequences of Unit Ownership—Section 754 Election,” Latham & Watkins LLP has not rendered an opinion with respect to these methods. Moreover, the IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a foreign person, you should consult your tax advisor before investing in our common units. Employee benefit plans and most other organizations exempt from federal income tax, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, our quarterly distribution to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation’s “United States net equity,” that is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A foreign unitholder who sells or otherwise disposes of a common unit will be subject to United States federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a United States trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a foreign unitholder would be considered to be engaged in a trade or business in the United States by virtue of the United States activities of the partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect United States trade or business. However, in a recent decision, the United States Tax Court declined to follow this ruling and held that such gain is not effectively connected with a foreign unitholder’s United States trade or business and would only be taxable to the extent attributable to such unitholder’s share of the partnership’s United States real property interests. As this decision is still subject to appeal, its exact impact on foreign unitholders is uncertain. Prospective unitholders should consult their own tax advisors regarding the potential impact of this decision on their investment in our common units. Moreover, under the Foreign Investment in Real Property Tax Act, as long as our partnership units are and continue to be regularly traded on an established securities market, a foreign common unitholder (other than certain “qualified foreign pension funds” (or an entity all of the interests of which are held by such a qualified foreign pension fund), which generally are entities or arrangements that are established and regulated by foreign law to provide retirement or other pension benefits to employees, do not have a single participant or beneficiary that is entitled to more than 5% of the assets or income of the entity or arrangement and are subject to certain preferential tax treatment under the laws of the applicable foreign country), generally will be subject to United States federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of United States real property interests at any time during the shorter of the period during which such unitholder held the common units or the five-year period ending on the date of disposition. If our units were not considered to be regularly traded on an established securities market, such unitholder (regardless of the percentage of units owned) would be subject to U.S. federal income tax on a taxable disposition of our units, and a 15% withholding tax would apply to the gross proceeds from such disposition. Currently, more than 50% of our assets consist of United States real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their units. Recent changes in law may affect certain foreign unitholders. Please read, “—Administrative Matters—Additional Withholding Requirements.”

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Latham & Watkins LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. For taxable years beginning prior to January 1, 2018, the Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1.0% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1.0% interest in profits or by any group of unitholders having in the aggregate at least a 5.0% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Pursuant to the Bipartisan Budget Act of 2015, for tax years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us. Similarly, for such taxable years, if the IRS makes audit adjustments to income tax returns filed by an entity in which we are a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity. Generally, we expect to elect to have our unitholders take such audit adjustment into account in accordance with their interests in us during the tax year under audit, but there can be no assurance that such election will be effective in all circumstances. With respect to audit adjustments as to an entity in which we are a member or partner, the Joint Committee on Taxation has stated that we would not be able to have our unitholders take such audit adjustment into account. If we are unable to have our unitholders and former unitholders take such audit adjustment into account in accordance with their interests in us during the tax year under audit, our current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own units in us during the tax year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties and interest, our cash available for distribution to our unitholders might be substantially reduced. These rules are not applicable to us for tax years beginning on or prior to December 31, 2017.

Additionally, pursuant to the Bipartisan Budget Act of 2015, the Internal Revenue Code will no longer require that we designate a Tax Matters Partner. Instead, for tax years beginning after December 31, 2017, we will be required to designate a partner, or other person, with a substantial presence in the United States as the partnership representative (“Partnership Representative”). The Partnership Representative will have the sole authority to act on our behalf for purposes of, among other things, federal income tax audits and judicial review of administrative adjustments by the IRS. If we do not make such a designation, the IRS can select any person as the Partnership Representative. We currently anticipate that we will designate our general partner as our Partnership Representative. Further, any actions taken by us or by the Partnership Representative on our behalf with respect to, among other things, federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on us and all of our unitholders. These rules are not applicable to us for tax years beginning on or prior to December 31, 2017.

Additional Withholding Requirements

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Internal Revenue Code) and certain other foreign entities. Specifically, a 30% withholding tax may be imposed on rents, interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States (“FDAP Income”), or gross proceeds from the sale or other disposition of any property of a type that can produce interest or dividends from sources within the United States (“Gross Proceeds”) paid to a foreign financial institution or to a “non-financial foreign entity” (as specially defined in the Internal Revenue Code), unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the United States Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these requirements may be subject to different rules.

These rules generally apply to payments of FDAP Income currently and generally will apply to payments of relevant Gross Proceeds made on or after January 1, 2019. Thus, to the extent we have FDAP Income or have Gross Proceeds on or after January 1, 2019 that are not treated as effectively connected with a U.S. trade or business (please read “—Tax-Exempt Organizations and Other Investors”), unitholders who are foreign financial institutions or certain other foreign entities, or persons that hold their units through such foreign entities, may be subject to withholding on distributions they receive from us, or their distributive share of our income, pursuant to the rules described above.

Prospective investors should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in our common units.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is:

1.	a person that is not a United States person;

2.	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

3.	a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•

specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $250 per failure, up to a maximum of $3,000,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

Certain penalties may be imposed on taxpayers as a result of an underpayment of tax that is attributable to one or more specified causes, including: (i) negligence or disregard of rules or regulations, (ii) substantial understatements of income tax, (iii) substantial valuation misstatements and (iv) the disallowance of claimed tax benefits by reason of a transaction lacking economic substance or failing to meet the requirements of any similar rule of law. Except with respect to the disallowance of claimed tax benefits by reason of a transaction lacking economic substance or failing to meet the requirements of any similar rule of law, however, no penalty will be imposed for any portion of any such underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. With respect to substantial understatements of income tax, the amount of any understatement subject to penalty generally is reduced by that portion of the understatement which is attributable to a position adopted on the return (A) for which there is, or was, “substantial authority” or (B) as to which there is a reasonable basis and the relevant facts of that position are adequately disclosed on the return. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must adequately disclose the relevant facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty.

Recent Legislative Developments

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress and the President propose and consider such substantive changes to the existing federal income tax laws that would affect the tax treatment of certain publicly traded partnerships. Any modification to the federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to satisfy the requirements of the exception pursuant to which we will be treated as a partnership for federal income tax purposes. Please read “—Partnership Status.” We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in our common units.

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We currently own property or do business in Texas and Pennsylvania. Texas and Pennsylvania impose an income tax on corporations and other entities. Pennsylvania also currently imposes a personal income tax on individuals. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Unit Ownership—Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns, that may be required of him. Latham & Watkins LLP has not rendered an opinion on the state tax, local tax, alternative minimum tax or foreign tax consequences of an investment in us.

INVESTMENT IN HOWARD MIDSTREAM PARTNERS, LP BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and the restrictions imposed by Section 4975 of the Internal Revenue Code and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA, collectively, “Similar Laws.” For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs or annuities, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements, collectively, “Employee Benefit Plans.” Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	whether in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•

whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read “Material Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors”; and

•	whether making such an investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws.

The person with investment discretion with respect to the assets of an Employee Benefit Plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the Employee Benefit Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit Employee Benefit Plans from engaging, either directly or indirectly, in specified transactions involving “plan assets” with parties that, with respect to the Employee Benefit Plan, are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the Employee Benefit Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code, if possible.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary should consider whether the Employee Benefit Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner would also be a fiduciary of such Employee Benefit Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code and any other applicable Similar Laws.

The U.S. Department of Labor regulations and Section 3(42) of ERISA provide guidance with respect to whether, in certain circumstances, the assets of an entity in which Employee Benefit Plans acquire equity interests would be deemed “plan assets.” Under these rules, an entity’s assets would not be considered to be “plan assets” if, among other things:

(a)	the equity interests acquired by the Employee Benefit Plan are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, are freely transferable and are registered under certain provisions of the federal securities laws;

(b)	the entity is an “operating company,”—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

(c)	there is no significant investment by “benefit plan investors,” which is defined to mean that less than 25% of the value of each class of equity interest, disregarding any such interests held by our general partner, its affiliates and certain other persons, is held generally by Employee Benefit Plans that are subject to ERISA or the Internal Revenue Code.

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above. The foregoing discussion of issues arising for employee benefit plan investments under ERISA, the Internal Revenue Code and similar Law is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. In light of the serious penalties imposed on persons who engage in prohibited transactions or other violations, plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA, the Internal Revenue Code and other Similar Laws.

UNDERWRITING

Barclays Capital Inc., RBC Capital Markets, LLC, Tudor, Pickering, Holt & Co. Securities, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as the representatives of the underwriters and the joint book-running managers of this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us and the selling unitholder the respective number of common units shown opposite its name below:

Underwriters	Number of Common Units
Barclays Capital Inc.
RBC Capital Markets, LLC
Tudor, Pickering, Holt & Co. Securities, Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
MUFG Securities Americas Inc.
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC
Capital One Securities, Inc.
ING Financial Markets LLC
Stifel, Nicolaus & Company, Incorporated

Total

The underwriting agreement provides that the underwriters’ obligation to purchase common units depends on the satisfaction of the conditions contained in the underwriting agreement including:

•

the obligation to purchase all of the common units offered hereby (other than those common units covered by their option to purchase additional common units as described below), if any of the common units are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or the financial markets; and

•	we and the selling unitholder deliver customary closing documents to the underwriters.

The selling unitholder is an underwriter with respect to the common units that it will sell in the offering.

Commissions and Expenses

The following table shows the per unit and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and the selling unitholder. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional                      common units.

Total
	Per Common Unit	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Underwriting discounts and commissions to be paid by the selling unitholder	$	$	$
Proceeds, before expenses, to us	$	$	$
Proceeds, before expenses, to the selling unitholder	$	$	$

In addition, we will pay an aggregate structuring fee of     % of the gross proceeds of this offering (including proceeds from the exercise of the option to purchase additional common units from us) to Barclays Capital Inc. and a structuring fee of $     to Tudor, Pickering, Holt & Co. Advisors, LLC for evaluation, analysis and structuring of this offering. We have agreed to reimburse the underwriters for expenses related to the review by the Financial Industry Regulatory Authority (“FINRA”) of the terms of this offering, including up to $     in expenses for counsel.

The representatives have advised us that the underwriters propose to offer the common units directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $             per common unit. After the offering, the representatives may change the offering price and other selling terms.

The expenses of the offering that are payable by us are estimated to be approximately $     (excluding underwriting discounts, structuring fees and commissions).

Option to Purchase Additional Common Units

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus to purchase, from time to time, in whole or in part, up to an aggregate of additional common units from us at the public offering price less underwriting discounts and commissions. This option may be exercised to the extent the underwriters sell more than                      common units in connection with the closing of this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional common units based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table above. Any remaining common units not purchased by the underwriters pursuant to exercise of the option to purchase additional common units will be issued to our sponsor at the expiration of the option period for no additional consideration pursuant to the exemption from registration provided under Section 4(a)(2) of the Securities Act.

Lock-Up Agreements

We, our sponsor, our general partner, the directors, director nominees and executive officers of our general partner, the selling unitholder and holders of more than 5% of our outstanding common units, have agreed that, for a period of 180 days after the date of this prospectus, we and they will not directly or indirectly, without the prior written consent of Barclays Capital Inc., (1) offer for sale, sell, pledge, or otherwise dispose (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any common units (including common units that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and common units that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common units (other than the common units issued pursuant to employee benefit plans or other employee compensation plans existing on the date of this prospectus), or sell or grant options, rights or warrants with respect to any common units or securities convertible into or exchangeable for common units (other than the grant of options pursuant to option plans existing on the date of this prospectus), (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of common units, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common units or other securities, in cash or otherwise, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any common units or securities convertible, exercisable or exchangeable into common units or any of our other securities (other than any registration statement on Form S-8), or (4) publicly disclose the intention to do any of the foregoing. However, these restrictions will not apply to any issuance of up to 10% of our outstanding common units (or any securities convertible or exchangeable into such common units), on a fully diluted basis after giving effect to this offering, as payment of any part of the purchase price for businesses that are acquired by us or in connection with any joint venture entered into by us; provided that the recipient of such securities shall execute and deliver to the representatives of the underwriters a lock-up agreement as described above.

Barclays Capital Inc., in its sole discretion, may release the common units and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether to release common units and other securities from lock-up agreements, Barclays Capital Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of common units and other securities for which the release is being requested and market conditions at the time.

As described below under “—Directed Unit Program,” any common units sold in the Directed Unit Program to our directors or officers shall be subject to the lock-up agreement described above. Any participants in the Directed Unit Program who purchase more than $100,000 of common units under the program will be subject to a 180-day lock up with respect to any common units sold to them pursuant to that program. Any other participants in the Directed Unit Program will be subject to a 25-day lock-up. These lock ups will have similar restrictions as the lock-up agreement described above.

Directed Unit Program

At our request, the underwriters have reserved up to 5% of the common units for sale at the initial public offering price to persons who are directors, director nominees and executive officers of our general partner, directors of our sponsor and certain other individuals selected by our sponsor through a directed unit program. The number of common units available for sale to the general public will be reduced by the number of directed units purchased by participants in the program. For certain officers, directors and director nominees of our general partner purchasing common units through the directed unit program, the lock-up agreements described above shall govern with respect to their purchases. Merrill Lynch, Pierce, Fenner & Smith Incorporated in its sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors of our general partner, shall be with notice. Any directed units not purchased will be offered by the underwriters to the general public on the same basis as all other common units offered. We and the selling unitholder have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed units.

Offering Price Determination

Prior to this offering, there has been no public market for our common units. The initial public offering price will be negotiated between the representatives and us and the selling unitholder. In determining the initial public offering price of our common units, the representatives will consider:

•	the history and prospects for the industry in which we compete;

•	our financial information;

•	the ability of our management and our business potential and earning prospects;

•	the prevailing securities markets at the time of this offering; and

•	the recent market prices of, and the demand for, publicly traded common units of generally comparable companies.

Indemnification

We and the selling unitholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common units, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriters of common units in excess of the number of common units the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of common units involved in the sales made by the underwriters in excess of the number of common units they are obligated to purchase is not greater than the number of common units that they may purchase by exercising their option to purchase additional common units. In a naked short position, the number of common units involved is greater than the number of common units in their option to purchase additional common units. The underwriters may close out any short position by either exercising their option to purchase additional common units or purchasing common units in the open market. In determining the source of common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through their option to purchase additional common units. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of common units in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when common units originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the selling unitholder nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor the selling unitholder nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Listing on the New York Stock Exchange

We have been approved to list our common units on the NYSE under the symbol “HMP.” The underwriters have undertaken to sell the minimum number of common units to the minimum number of beneficial owners necessary to meet the NYSE’s distribution requirements for trading.

Stamp Taxes

If you purchase common units offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, including our sponsor, and to persons and entities with relationships with us and our affiliates, for which they received or may in the future receive customary fees and expenses. Specifically, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBC Capital Markets, LLC are lenders under our sponsor’s credit facility and, accordingly, will receive a portion of the proceeds from this offering through our assumption and repayment of amounts outstanding under the term loan portion of our sponsor’s credit facility in connection with the closing of this offering. In addition, we anticipate that affiliates of Barclays Capital Inc., RBC Capital Markets, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., MUFG Securities Americas Inc., SunTrust Robinson Humphrey, Inc., Wells Fargo Securities, LLC, Capital One Securities, Inc. and ING Financial Markets LLC will be lenders under our new revolving credit facility. Please read “Use of Proceeds.”

In the ordinary course of their various business activities, the underwriters and certain of their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our or our affiliates securities or instruments. If the underwriters or their respective affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common units offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the common units offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Direct Participation Plan Requirements

Because FINRA views the common units offered hereby as interests in a direct participation program, this offering is being made in compliance with FINRA Rule 2310. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Selling Restrictions

This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the common units or possession or distribution of this prospectus or any other offering or publicity material relating to the common units in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any common units or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of common units by it will be made on the same terms.

European Economic Area

In relation to each member state of the European Economic Area (each, a relevant member state), other than Germany, an offer of securities described in this prospectus may not be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State, and includes any relevant implementing measure in each Member State.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in Germany

This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht — BaFin) nor any other German authority has been notified of the intention to distribute the common units in Germany. Consequently, the common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to this offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the common units to the public in Germany or any other means of public marketing. The common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

This offering of our common units does not constitute an offer to buy or the solicitation or an offer to sell the common units in any circumstances in which such offer or solicitation is unlawful.

Notice to Prospective Investors in the Netherlands

The common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Notice to Prospective Investors in Switzerland

This prospectus is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. The common units are not being offered to the public in Switzerland, and neither this prospectus, nor any other offering materials relating to the common units may be distributed in connection with any such public offering.

We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 (“CISA”). Accordingly, the common units may not be offered to the public in or from Switzerland, and neither this prospectus, nor any other offering materials relating to the common units may be made available through a public offering in or from Switzerland. The common units may only be offered and this prospectus may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

Notice to Prospective Investors in the United Kingdom

Our partnership may constitute a “collective investment scheme” as defined by section 235 of the Financial Services and Markets Act 2000 (“FSMA”) that is not a “recognised collective investment scheme” for the purposes of FSMA (“CIS”) and that has not been authorised or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and is only directed at:

(i)	if we are a CIS and are marketed by a person who is an authorised person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the “CIS Promotion Order”) or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or

(ii)	otherwise, if marketed by a person who is not an authorised person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”) or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

(iii)	in both cases (i) and (ii) to any other person to whom it may otherwise lawfully be made, (all such persons together being referred to as “relevant persons”). The common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any common units which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to us.

Singapore

This prospectus has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common units may not be circulated or distributed, nor may the common units be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1), or any person pursuant to an offer referred to in Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the common units are subscribed or purchased under Section 275 of the SFA by a “relevant person” which is:

(1) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(2) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation and the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common units pursuant to an offer made under Section 275 of the SFA except:

(a) to an institutional investor, a relevant person (as defined in Section 275(2) of the SFA), or to any person pursuant to an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

(b) where no consideration is or will be given for the transfer;

(c) where the transfer is by operation of law; or

(d) as specified in Section 276(7) of the SFA.

Hong Kong

The common units will not be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “ SFO”), and any rules made thereunder; or (ii) in other circumstances which do not result in any such document being a “prospectus’’ as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the common units may be issued or may be in the possession of any person for the purpose of being issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the common units which are or are intended to be disposed of only to persons outside Hong Kong or only to ‘‘professional investors’’ as defined in the SFO and any rules made thereunder.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters purchasing for their own account, venture capital funds, and entities with shareholders’ equity in excess of NIS 250 million, each as defined in the Addendum (as it may be amended from time to time, collectively referred to as institutional investors). Institutional investors may be required to submit written confirmation that they fall within the scope of the Addendum. In addition, we may distribute and direct this document in Israel, at our sole discretion, to certain other exempt investors or to investors who do not qualify as institutional or exempt investors, provided that the number of such non-qualified investors in Israel shall be no greater than 35 in any 12-month period.

Australia

No prospectus, product disclosure statement or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (the “Corporations Act”)) in relation to the common stock has been or will be lodged with the Australian Securities & Investments Commission (the “ASIC”) or the Australian Securities Exchange (the “ASX”). This document does not contain all the information that a prospectus or product disclosure statement is required to contain. The distribution of this document in Australia has not been authorized by ASIC or any other regulatory authority.

This document has not been lodged with ASIC or the ASX and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(1) you confirm and warrant that you are either:

(a) a “sophisticated investor” by virtue of complying with section 708(8)(a) or (b) of the Corporations Act;

(b) a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(c) a person associated with the company under section 708(12) of the Corporations Act; or

(d) a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(2) you warrant and agree that you will not offer any of the common stock for resale in Australia within 12 months of that common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

VALIDITY OF THE COMMON UNITS

The validity of the common units and certain tax and other legal matters will be passed upon for us and the selling unitholder by Latham & Watkins LLP, Houston, Texas. Certain legal matters in connection with our common units offered hereby will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The audited financial statements of Howard Midstream Energy Partners, LLC, included in this prospectus and elsewhere in the registration statement, have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited balance sheet of Howard Midstream Partners, LP, included in this prospectus and elsewhere in the registration statement, has been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The Statement of Revenues and Direct Expenses of Angelina Gathering Company, L.L.C. for the period from January 1, 2015 to April 9, 2015, included in this prospectus, has been so included in reliance on the report (which contains an emphasis of matter paragraph relating to the Company’s basis of presentation described in Note 1) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The combined and consolidated financial statements of Nueva Era Pipeline, LLC, included in this prospectus and elsewhere in the registration statement, have been so included in reliance upon the report of Grant Thornton, LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 relating to the common units offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information regarding us and the common units offered by this prospectus, we refer you to the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement, of which this prospectus constitutes a part, including its exhibits and schedules, may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Room. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC maintains a website at http://www.sec.gov that contains reports, information statements and other information regarding issuers that file electronically with the SEC. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s website.

After the completion of this offering, we will file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the Public Reference Room maintained by the SEC or obtained from the SEC’s website as provided above. Following the completion of this offering, our website will be located at www.                        .com. We intend to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

We intend to furnish or make available to our unitholders annual reports containing our audited financial statements prepared in accordance with GAAP. We also intend to furnish or make available to our unitholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each fiscal year.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. Our forward-looking statements include statements about our business strategy, our industry, our future profitability, our expected capital expenditures and the impact of such expenditures on our performance, the costs of being a publicly traded partnership and our capital programs. All statements in this prospectus about our forecast of distributable cash flow and our forecasted results for the twelve months ending September 30, 2018 constitute forward-looking statements.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•	changes in general economic conditions;

•	competitive conditions in our industry;

•	actions taken by third-party operators, gatherers, processors and transporters;

•	the demand for natural gas and condensate gathering and processing services;

•	our ability to successfully implement our business plan;

•	our ability to complete internal growth projects on time and on budget;

•	our sponsor’s ability to construct the right of first refusal assets on a timely and economic basis;

•	our ability to acquire the right of first refusal assets;

•	the price and availability of debt and equity financing;

•	the availability and price of oil and natural gas to the consumer compared to the price of alternative and competing fuels;

•	competition from the same and alternative energy sources;

•	energy efficiency and technology trends;

•	operating hazards and other risks incidental to our midstream services;

•	natural disasters, weather-related delays, casualty losses and other matters beyond our control;

•	interest rates;

•	labor relations;

•	defaults by our customers under our gas gathering agreements, terminal services and other agreements;

•	changes in availability and cost of capital;

•	changes in our tax status;

•	the effect of existing and future laws and government regulations;

•	the effects of future litigation; and

•	certain factors discussed elsewhere in this prospectus.

Although forward-looking statements reflect our good faith beliefs at the time they are made, forward-looking statements involve known and unknown risks, uncertainties and other factors, including the factors described under “Risk Factors,” which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

Howard Midstream Partners, LP

Unaudited Pro Forma Consolidated Financial Statements

Howard Midstream Partners, LP (the “Partnership”) is a Delaware limited partnership that was formed on November 2, 2016 by Howard Midstream Energy Partners, LLC (the “Predecessor,” our “Sponsor” or “HEP”) to own, operate, develop and acquire a diverse range of midstream infrastructure assets. HEP intends to offer common units representing limited partner interests in the Partnership to the public (the “offering”).

At the completion of the offering, HEP will own (i) a non-economic general partner interest in the Partnership through Howard Midstream GP, LLC (“MLP GP”), a wholly owned subsidiary of HEP and the general partner of the Partnership, (ii) a     % limited partner interest in the Partnership and (iii) all of the incentive distribution rights in the Partnership. The Partnership will own a     % limited partner interest in Howard Midstream OpCo, LP (“OpCo”), which is a Delaware limited partnership formed by HEP and Howard Midstream OpCo GP, LLC (“OpCo GP”), a wholly owned subsidiary of the Partnership. HEP will retain the remaining     % limited partner interest in OpCo. OpCo GP will be OpCo’s general partner. As part of the offering, HEP will contribute, or will cause the contribution of, its interest to OpCo in the following wholly-owned subsidiaries: Howard Marketing, LLC, Texas Pipeline LLC, Texas Pipeline Processing, LLC, Texas Pipeline Webb County Rich System, LLC, Texas Pipeline Webb County Lean System, LLC, HEP Pennsylvania Gathering, LLC, HEP Tioga Gathering, LLC, Maverick Terminals, LLC and Maverick Fuel Oil Terminal, LLC. HEP’s controlling interest in Maverick Terminals Brownsville, LLC, Maverick Terminals Three Rivers, LLC, Live Oak Rail Partners, LLC, Live Oak Rail Operations, LLC, LOLC, LLC, Live Oak Midstream Partners, LLC, and Texas Gas Marketing LLC will also be contributed to OpCo.

Unless the context requires otherwise, for purposes of this pro forma presentation, all references to “we,” “our,” “us” and the “Partnership” refer to Howard Midstream Partners, LP and its subsidiaries, including OpCo. OpCo’s financial information will be consolidated with the Partnership because the Partnership will have a controlling financial interest in OpCo upon completion of the offering.

The unaudited pro forma financial statements of the Partnership are based on the historical financial statements of HEP. The unaudited pro forma consolidated statements of operations for the year ended December 31, 2016 and the six months ended June 30, 2017 assume the offering and related transactions occurred on January 1, 2016. The unaudited pro forma consolidated balance sheet as of June 30, 2017 assumes the offering and related transactions occurred on June 30, 2017. The unaudited pro forma financial statements do not present the Partnership’s actual results of operations had the offering and related transactions been completed at the dates indicated. In addition, they do not project the Partnership’s results of operations for any future period. The unaudited pro forma financial statements reflect the following significant assumptions and transactions:

•	the contribution by our Sponsor of certain of its operating subsidiaries to OpCo;

•	our Sponsor’s contribution to us of a % limited partnership interest in OpCo;

•	our assumption of the outstanding balance of $ million under the term loan portion of our Sponsor’s credit facility;

•	the consummation of this offering and our issuance of (i) common units to the public and (ii) common units and subordinated units to our Sponsor;

•	the application of the net proceeds of this offering as described in “Use of Proceeds”;

•	our entry into a new $ million revolving credit facility; and

•	our entry into an omnibus agreement with our Sponsor.

The unaudited pro forma financial statements do not give effect to an estimated $3.0 million in incremental general and administrative expenses that we expect to incur annually as a result of being a publicly traded partnership, including costs associated with annual and quarterly reports to unitholders, preparation and distribution of our financial statements, tax return and Schedule K-1 preparation and distribution expenses, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance premiums and independent director compensation. The adjustments reflected in the unaudited pro forma financial statements are based on currently available information and certain estimates and assumptions. Therefore, actual results may differ from the pro forma adjustments. However, management believes that the estimates and assumptions used provide a reasonable basis for presenting the significant effects of the offering and the related transactions. Management also believes the pro forma adjustments give appropriate effect to the estimates and assumptions and are applied in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Refer to Note 1, “Pro Forma Adjustments and Assumptions,” in the Notes to Unaudited Pro Forma Consolidated Financial Statements for additional information.

These accounting principles are consistent with those used in, and should be read together with, the Predecessor’s historical combined financial statements and related notes, which are included elsewhere in this prospectus.

Howard Midstream Partners, LP

Unaudited Pro Forma Consolidated Balance Sheet

	As of June 30, 2017
	Predecessor Historical	Non-Contributed Asset Adjustments(a)	Predecessor Historical As Adjusted	Pro Forma Adjustments			Pro Forma
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$22,852	$(12,131)	$10,721	$		(e)	$
Accounts receivable	34,490	(3,201)	31,289		—			31,289
Accounts receivable from related parties	597	(560)	37		—			37
Inventory	4,052	(227)	3,825		—			3,825
Prepaid expenses and other assets	3,004	(1,980)	1,024		—			1,024

Total current assets	64,995	(18,099)	46,896
Property and equipment, net	883,820	(129,486)	754,334		—			754,334
Investment in unconsolidated affiliates	56,552	(56,552)	—		—			—
Goodwill	94,315	(14,815)	79,500		—			79,500
Intangible assets, net	211,904	—	211,904		—			211,904
Long-term restricted cash	40,813	(40,813)	—		—			—
Other, net	5,450	(2,283)	3,167		(i	)		5,807

Total assets	$1,357,849	$(262,048)	$1,095,801		$—		$

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts payable	$24,278	$(16,916)	$7,362		$—			$7,362
Accrued liabilities	14,501	(6,328)	8,173		—			8,173
Current maturities of long-term debt	61	(36)	25		—			25

Total current liabilities	38,840	(23,280)	15,560		—			15,560

Other liabilities	2,672	(2,502)	170		—			170
Long-term debt, net of current maturities	505,752	(205,685)	300,067			(f)

Total liabilities	547,264	(231,467)	315,797

Members’ equity
Members’ capital	379,090	399,911	779,001			(g)
Series B convertible preferred units	398,902	(398,902)	—		—			—
Common unitholders—public	—	—	—			(h)
Common unitholders—HEP	—	—	—			(g)
Subordinated unitholders—HEP	—	—	—			(g)
Noncontrolling interest	32,593	(31,590)	1,003			(d)

Total members’ equity	810,585	(30,581)	780,004

Total liabilities and members’ equity	$1,357,849	$(262,048)	$1,095,801	$			$

The accompanying notes are an integral part of the unaudited pro forma consolidated financial statements.

Howard Midstream Partners, LP

Unaudited Pro Forma Consolidated Statement of Operations

	Six Months Ended June 30, 2017
	Predecessor Historical	Non-Contributed Asset Adjustments(a)	Predecessor Historical As Adjusted	Pro Forma Adjustments		Pro Forma
	(in thousands)
Operating revenues
Gathering and processing services	$65,635	$—	$65,635	$—			65,635
Natural gas sales	5,575	—	5,575	—			5,575
Natural gas liquid sales	33,799	—	33,799	—			33,799
Natural gas liquid sales-related party	8,625	—	8,625	—			8,625
Liquids handling services	11,244	(5,598)	5,646	—			5,646

Total revenues	124,878	(5,598)	119,280	—			119,280

Operating costs and expenses
Cost of products sold (excluding depreciation and amortization)	36,164	—	36,164	—			36,164
Cost of products sold-related party (excluding depreciation and amortization)	1,982	—	1,982	—			1,982
Operations and maintenance	22,536	(1,944)	20,592	(1,047	)(b)		19,545
Depreciation and amortization	30,428	(1,687)	28,741	(513	)(b)		28,228
General and administrative	25,698	(16,416)	9,282	(794	)(b)		8,488

Total operating costs and expenses	116,808	(20,047)	96,761	(2,354)			94,407

Operating income	8,070	14,449	22,519	2,354			24,873
Other income (expense)
Interest expense	(11,951)	5,688	(6,263)	5,679	(c)		(584)
Equity in earnings of unconsolidated affiliates	164	(164)	—	—			—
Other income	1	51	52	—			52

(Loss) income before income taxes	(3,716)	20,024	16,308	8,033			24,341
State income taxes	143	(15)	128	—			128

Net (loss) income	(3,859)	20,039	16,180	8,033			24,213

Net (loss) income attributable to noncontrolling interest	(257)	249	(8)		(d)

Net (Loss) income attributable to Howard Midstream Partners, LP	(3,602)	19,790	16,188

Net income attributable to Series B convertible preferred units	19,619	(19,619)	—	—			—

Net (loss) income attributable to common unitholders	$(23,221)	$39,409	$16,188

Limited partner interests in net income:
Common units						$
Subordinated units						$
Net income per limited partner unit (basic and diluted):
Common units						$
Subordinated units						$
Weighted average number of limited partner units outstanding (basic and diluted):
Common units
Subordinated units

The accompanying notes are an integral part of the unaudited pro forma consolidated financial statements.

Howard Midstream Partners, LP

Unaudited Pro Forma Consolidated Statement of Operations

	Year Ended December 31, 2016
	Predecessor Historical	Non-Contributed Asset Adjustments(a)	Predecessor Historical As Adjusted	Pro Forma Adjustments		Pro Forma
	(in thousands)
Operating revenues
Gathering and processing services	$133,622	$—	$133,622	$—			133,622
Natural gas sales	33,147	—	33,147	—			33,147
Natural gas liquid sales	32,269	—	32,269	—			32,269
Natural gas liquid sales-related party	33,698	—	33,698	—			33,698
Liquids handling services	13,914	(4,609)	9,305	—			9,305

Total revenues	246,650	(4,609)	242,041	—			242,041

Operating costs and expenses
Cost of products sold (excluding depreciation and amortization)	75,792	—	75,792	—			75,792
Cost of products sold-related party (excluding depreciation and amortization)	3,574	—	3,574	—			3,574
Operations and maintenance	45,325	(3,518)	41,807	(103	)(b)		41,704
Depreciation and amortization	58,549	(2,480)	56,069	(866	)(b)		55,203
General and administrative	31,483	(5,811)	25,672	(596	)(b)		25,076

Total operating costs and expenses	214,723	(11,809)	202,914	(1,565)			201,349

Operating income	31,927	7,200	39,127	1,565			40,692
Other income (expense)
Interest expense	(29,732)	17,210	(12,522)	11,338	(c)		(1,184)
Equity in earnings of unconsolidated affiliates	4,897	(4,897)	—	—			—
Other income (expense)	896	(909)	(13)	—			(13)

Income before income taxes	7,988	18,604	26,592	12,903			39,495
State income taxes	255	—	255	—			255

Net income	7,733	18,604	26,337	12,903			39,240

Net (loss) income attributable to noncontrolling interest	(1,924)	2,008	84		(d)

Net income attributable to Howard Midstream Partners, LP	9,657	16,596	26,253

Net income attributable to Series B convertible preferred units	10,757	(10,757)	—	—			—

Net (loss) income attributable to common unitholders	$(1,100)	$27,353	$26,253

Limited partner interests in net income:
Common units						$
Subordinated units						$
Net income per limited partner unit (basic and diluted):
Common units						$
Subordinated units						$
Weighted average number of limited partner units outstanding (basic and diluted):
Common units
Subordinated units

The accompanying notes are an integral part of the unaudited pro forma consolidated financial statements.

Howard Midstream Partners, LP

Notes to Unaudited Pro Forma Consolidated Financial Statements

1.	Pro Forma Adjustments and Assumptions

The pro forma adjustments are based on currently available information and certain estimates and assumptions and, therefore, the actual effects of these transactions will differ from the pro forma adjustments. We have only included adjustments that are directly attributable to the transactions, factually supportable and, with respect to the statements of operations, expected to have a continuing impact on the combined results. A general description of these transactions and adjustments is provided as follows:

(a)	Reflects the removal of amounts related to certain of the Predecessor’s subsidiaries and corporate debt that were included in the Predecessor but are not being contributed to the Partnership.

(b)	Represents the reversal of approximately $16.6 million and $9.9 million of historical corporate allocations from our Predecessor and the inclusion of $15.0 million and $7.5 million related to the operations and maintenance and general and administrative expenses incurred under our omnibus agreement for the year ended December 31, 2016 and six months ended June 30, 2017, respectively.

(c)	Represents a reduction in interest expense resulting from the repayment of the term loan contributed by our Predecessor at the closing of this offering net of interest expense related to the amortization of origination and commitment fees associated with the new revolving credit facility over the five year expected term of the facility. As of the date of the offering, we do not expect to have any amounts drawn on the revolving credit facility.

(d)	Represents the % noncontrolling interest in OpCo retained by HEP.

(e)	Represents the payment of origination and commitment fees of $2.6 million associated with the new revolving credit facility, proceeds of $ from the sale of common units to the public, offset by the payment of underwriters’ discount and structure fees of $ and initial public offering expenses of $ .

(f)	Reflects the repayment of $ million of borrowings outstanding under the term loan portion of our Sponsor’s credit facility assumed in connection with the closing of this offering with the proceeds of this offering.

(g)	Represents the contribution by our Sponsor of a % limited partnership interest in OpCo and $ million in cash in exchange for common units and subordinated units.

(h)	Represents the gross proceeds to the Partnership for the sale of common units to public holders at a price of $ per common unit, offset by the payment of the underwriters’ discount and structuring fees of $ , together with estimated initial public offering expenses of $ , for a total of $ .

(i)	Represents the capitalization of origination and commitment fees associated with the new revolving credit facility.

2.	Pro Forma Net Income Per Unit

Pro forma net income per unit is determined by dividing pro forma net income that would have been allocated, in accordance with the net income and loss allocation provisions of the partnership agreement, to the common and subordinated unitholders under the two-class method by the number of common units and subordinated units expected to be outstanding at the completion of this offering. For purposes of this calculation, we assumed (1) the minimum quarterly distribution was made to all unitholders for each quarter during the periods presented and (2) the number of units outstanding was             common units and             subordinated units. The common and subordinated unitholders represent an aggregate 100% limited partner interest in us. All units were assumed to have been outstanding since January 1, 2016. Basic and diluted pro forma net income per unit are equivalent as there are no dilutive units at the date of closing of the initial public offering of the common units of the Partnership. Pursuant to the partnership agreement, to the extent that the quarterly distributions exceed certain target levels, the general partner is entitled to receive certain incentive distributions that will result in more net income proportionately being allocated to the general partner than to the holders of common units and subordinated units. The pro forma net income per unit calculations assume that no incentive distributions were made to the general partner because no such distributions would have been paid based on the pro forma available cash from operating surplus for the period.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Members and Shareholders

Howard Midstream Partners, LP

We have audited the accompanying balance sheet of Howard Midstream Partners, LP (a Delaware limited partnership) (the “Company”) as of December 31, 2016. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Howard Midstream Partners, LP as of December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Houston, Texas

March 8, 2017

Howard Midstream Partners, LP

Balance Sheets

	June 30, 2017	December 31, 2016
	(unaudited)
ASSETS
Total assets	$—	$—

LIABILITIES AND PARTNERS’ CAPITAL
Limited partners’ capital	$2,000	$2,000
Less: Note receivable from Howard Midstream Energy Partners, LLC	(2,000)	(2,000)

Total partners’ capital	—	—

Total liabilities and partners’ capital	$—	$—

The accompanying notes are an integral part of these financial statements.

Howard Midstream Partners, LP

Notes to Balance Sheets

1.	Organization

Howard Midstream Partners, LP (“we” or “Partnership”) is a Delaware limited partnership formed on November 2, 2016 to acquire certain assets of Howard Midstream Energy Partners, LLC (“HEP”).

These balance sheets have been prepared in accordance with GAAP.

HEP contributed $2,000 in the form of a note receivable to the Partnership on November 2, 2016. There have been no other transactions involving the Partnership as of June 30, 2017 and December 31, 2016.

The Partnership intends to offer common units representing limited partner interests pursuant to a public offering and to concurrently issue all of its incentive distribution rights, common units and subordinated units representing additional limited partner interests in the Partnership to HEP.

2.	Subsequent Events - Annual

We have evaluated our December 31, 2016 balance sheet for subsequent events through March 8, 2017. Any material subsequent events that have occurred during this time have been properly recognized or disclosed in the balance sheet or notes to the financial statements.

3.	Subsequent Events - Interim (Unaudited)

For purposes of the unaudited balance sheet as of June 30, 2017, we have evaluated all subsequent events through September 12, 2017. Any material subsequent events that have occurred during this time have been properly recognized or disclosed in the balance sheet or notes to the financial statements.

Howard Midstream Energy Partners, LLC and Subsidiaries

Consolidated Balance Sheets

	June 30, 2017	December 31, 2016
	(unaudited)
	(in thousands, except unit data)
ASSETS
Current assets
Cash and cash equivalents	$22,852	$16,345
Accounts receivable	34,490	26,599
Accounts receivable from related parties	597	4,231
Inventory	4,052	3,331
Prepaid expenses and other assets	3,004	1,332

Total current assets	64,995	51,838
Property and equipment, net	883,820	866,607
Investments in unconsolidated affiliates	56,552	51,863
Goodwill	94,315	94,315
Intangible assets, net	211,904	216,640
Long-term restricted cash	40,813	47,900
Other, net	5,450	1,627

Total assets	$1,357,849	$1,330,790

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts payable	$24,278	$13,446
Accrued liabilities	14,501	19,211
Current maturities of long-term debt	61	57

Total current liabilities	38,840	32,714
Other liabilities	2,672	1,687
Long-term debt, net of current maturities	505,752	484,603

Total liabilities	547,264	519,004

Commitments and Contingencies (Note 8)
Members’ equity
Members’ capital (377,874 and 372,062 units issued and oustanding at June 30, 2017 and December 31, 2016, respectively)	379,090	389,436
Series B convertible preferred units (409,809 and 400,000 units issued and outstanding at June 30, 2017 and December 31, 2016, respectively)	398,902	389,093
Noncontrolling interest	32,593	33,257

Total members’ equity	810,585	811,786

Total liabilities and members’ equity	$1,357,849	$1,330,790

The accompanying condensed notes are an integral part of these consolidated financial statements.

Howard Midstream Energy Partners, LLC and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Six Months Ended June 30,
	2017	2016
	(in thousands)
Operating revenues
Gathering and processing services	$65,635	$69,222
Natural gas sales	5,575	21,498
Natural gas liquid sales	33,799	13,478
Natural gas liquid sales-related party	8,625	18,648
Liquids handling services	11,244	7,841

Total revenues	124,878	130,687
Operating costs and expenses
Cost of products sold (1)	36,164	40,762
Cost of products sold-related party	1,982	1,897
Operations and maintenance	22,536	23,072
Depreciation and amortization	30,428	28,680
General and administrative	25,698	15,415

Total operating costs and expenses	116,808	109,826

Operating income	8,070	20,861
Other (expense) income
Interest expense	(11,951)	(16,416)
Equity in earnings (loss) of unconsolidated affiliates	164	(162)
Other income	1	722

(Loss) income before income taxes	(3,716)	5,005
State income taxes	143	247

Net (loss) income	(3,859)	4,758

Net loss attributable to noncontrolling interest	(257)	(924)

Net (loss) income attributable to Howard Midstream Energy Partners, LLC	(3,602)	5,682

Net income attributable to Series B convertible preferred units	19,619	—

Net (loss) income attributable to members	$(23,221)	$5,682

(1) Exclusive of depreciation and amortization	$29,812	$28,412

The accompanying condensed notes are an integral part of these consolidated financial statements.

Howard Midstream Energy Partners, LLC and Subsidiaries

Consolidated Statement of Members’ Equity

(Unaudited)

	Members’ Capital	Series B Convertible Preferred Units	Noncontrolling Interest	Total
	(in thousands)
Balance, December 31, 2016	$389,436	$389,093	$33,257	$811,786
Distributions	(14,885)	(19,619)	(407)	(34,911)
Unit-based compensation	13,005	—	—	13,005
Issuance of common units, net	224,883	—	—	224,883
Issuance of preferred units	—	9,809	—	9,809
Redemption of common units	(210,128)	—	—	(210,128)
Net (loss) income	(23,221)	19,619	(257)	(3,859)

Balance, June 30, 2017	$379,090	$398,902	$32,593	$810,585

The accompanying condensed notes are an integral part of these consolidated financial statements.

Howard Midstream Energy Partners, LLC and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2017	2016
	(in thousands)
Cash flows from operating activities
Net (loss) income	$(3,859)	$4,758
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation and amortization	30,428	28,680
Amortization of debt issuance costs	1,180	1,196
Loss on sale of property and equipment	90	22
Unrealized foreign currency loss	3	—
Unit-based compensation expense	12,803	5,106
Equity in (earnings) loss of unconsolidated affiliates	(164)	162
Net change in operating assets and liabilities	(17,607)	(1,102)

Net cash provided by operating activities	22,874	38,822

Cash flows from investing activities
Capital expenditures	(31,544)	(71,191)
Contributions in aid of construction	3,605	382
Proceeds from sale of property and equipment	23	15
Change in restricted cash	7,087	—
Contributions to unconsolidated affiliates	(4,525)	(250)

Net cash used in investing activities	(25,354)	(71,044)

Cash flows from financing activities
Issuance of debt	30,000	51,671
Payments of debt	(10,028)	(134,011)
Member distributions	(10,255)	(37,737)
Cash proceeds from issuance of common units	219,615	37,714
Redemption of common units	(210,128)	—
Distributions to preferred units	(9,810)	—
Cash proceeds from issuance of preferred units	—	85,799
Contributions from noncontrolling interests	—	19,112
Distributions to noncontrolling interests	(407)	(139)

Net cash provided by financing activities	8,987	22,409

Net increase (decrease) in cash and cash equivalents	6,507	(9,813)
Cash and cash equivalents, beginning of period	16,345	32,645

Cash and cash equivalents, end of period	$22,852	$22,832

The accompanying condensed notes are an integral part of these consolidated financial statements.

Howard Midstream Energy Partners, LLC and Subsidiaries

Condensed Notes to Consolidated Financial Statements

(Unaudited)

1.	Organization and Basis of Presentation

Organization

Howard Midstream Energy Partners, LLC (“HEP”), is a Delaware limited liability company formed on March 9, 2011. HEP and its subsidiaries (collectively, the “Company,” “we” or “our”) provide natural gas gathering and processing services, liquids transportation and processing services, and terminalling, storage and rail services. We also purchase and sell natural gas and natural gas liquids (“NGLs”). Our assets are located in South Texas and Pennsylvania and include a cryogenic processing plant, an off-spec NGL stabilizer, three terminals, approximately 753,000 bbls of liquid storage capacity and approximately 840 miles of pipeline. We are headquartered in San Antonio, Texas.

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Accordingly, certain information and footnote disclosures normally included in the annual consolidated financial statements have been condensed or omitted pursuant to the rules and regulations of the SEC. The unaudited consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2016 included elsewhere in this prospectus. These financial statements reflect all normal recurring adjustments that are, in the opinion of management, necessary to fairly present the Company’s results of operations and financial position. The results of operations for an interim period are not necessarily indicative of results expected for a full year.

The Company’s assets are organized into two segments: (1) Natural Gas and (2) Liquids.

We have evaluated events occurring after the balance sheet date for possible disclosure as a subsequent event through September 12, 2017. Any material subsequent events that occurred during this time have been properly recognized or disclosed in the financial statements.

2.	Summary of Significant Accounting Policies

There have been no material changes to the significant accounting policies described in our audited consolidated financial statements for the year ended December 31, 2016, included elsewhere in this prospectus.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results and outcomes could differ from those estimates and assumptions.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which clarifies the principles for recognizing revenue based on the core principle that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2018 and interim periods within annual reporting periods after December 15, 2019. Earlier adoption is permitted for all entities. ASU 2014-09 can be adopted either retrospectively to each prior reporting period presented or as a cumulative-effect adjustment as of the date of adoption. We are currently assessing the impact of this new guidance on our consolidated financial statements, and we have not yet selected a transition method.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), which establishes the principles that lessees and lessors shall apply to report useful information to users of financial statements about the amount, timing, and uncertainty of cash flows arising from a lease. ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2019 and interim periods within fiscal years beginning after December 15, 2020. Earlier adoption is permitted for all entities. ASU 2016-02 must be adopted retrospectively. We are currently evaluating the impact that adopting this new accounting standard will have on our consolidated financial statements and related disclosures, and we anticipate the new guidance will significantly impact our consolidated financial statements as HEP has a significant number of leases.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805) (“ASU 2017-01”), which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether business transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The provisions of this ASU provide a more robust framework to use in determining when a set of assets and activities is a business by clarifying the requirements related to inputs, processes, and outputs. ASU 2017-01 is effective for fiscal years beginning after December 15, 2018 and interim periods within annual periods beginning after December 15, 2019. Early adoption is permitted and the amendments should be applied prospectively as of the beginning of the adoption period. We are currently evaluating the impact, if any, that adopting this new accounting standard will have on our consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles–Goodwill and Other (Topic 350) (“ASU 2017-04”). This standard removes Step 2 of the goodwill impairment test. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. ASU 2017-04 is effective for annual and interim goodwill impairment tests in fiscal years beginning after December 15, 2021. Early adoption is permitted for interim and annual goodwill impairment tests performed after January 1, 2017. We expect that our adoption of this standard will change the measurement of an impairment loss if an impairment was required to be recorded in the future.

3.	Supplemental Cash Flow Information

The net change in operating assets and liabilities included in cash flows from operating activities is comprised as follows:

	Six Months Ended June 30,
	2017	2016
	(in thousands)
Decrease (increase)
Accounts receivable	$(9,096)	$5,209
Accounts receivable from related parties	3,634	1,500
Inventory	57	(219)
Prepaid expense, deposits, other	(5,525)	(4,172)
Increase (decrease)
Accounts payable	(1,945)	(852)
Accrued and other liabilities	(4,732)	(2,568)

Net change in operating assets and liabilities:	$(17,607)	$(1,102)

Non-cash investing and financing activities are as follows:

	Six Months Ended June 30,
	2017	2016
	(in thousands)
Non-cash investing activities
Capital expenditures included in accounts payable	$21,190	$1,438
Capital expenditures included in accrued liabilities	$232	$—
Capital expenditures included in other liabilities	$1,137	$—
Non-cash financing activities
Outstanding proceeds from issuance of common units in accounts receivable	$638	$—
Deemed issuance of common units	$4,630	$—
Deemed member distributions	$4,630	$—
Outstanding proceeds from issuance of preferred units in accounts receivable	$—	$9,201
Deemed issuance of preferred units	$9,809	$—
Deemed preferred equity distributions	$9,809	$—

Cash paid for interest, net of amounts capitalized is as follows:

	Six Months Ended June 30,
	2017	2016
	(in thousands)
Cash paid for interest, net of amounts capitalized	$10,666	$15,294

4.	Inventories

Inventories consisted of the following:

	June 30, 2017	December 31, 2016
	(in thousands)
Materials and supplies (pipes, valves, fittings and supplies)	$3,743	$2,965
Liquids (stabilized condensate and purchased on and off spec liquids)	309	366

Total inventory	$4,052	$3,331

5.	Property and Equipment

Property and equipment consisted of the following:

	June 30, 2017	December 31, 2016
	(in thousands)
Land	$57,092	$54,575
Furniture and fixtures (3 to 7 years)	1,315	1,057
Equipment (3 to 10 years)	111,819	111,403
Vehicles (5 to 7 years)	2,522	2,112
Buildings and leasehold improvements (5 to 39 years)	4,502	3,215
Metering and measurement (10 years)	16,287	14,722
Plant (10 to 20 years)	257,809	253,159
Right of way (20 to 25 years)	70,649	69,672
Pipeline (25 years)	456,991	438,018

	978,986	947,933
Less: Accumulated depreciation	(140,464)	(116,005)

	838,522	831,928
Construction in progress	45,298	34,679

Total property and equipment, net	$883,820	$866,607

Depreciation expense was approximately $25.7 million and $23.9 million for the six months ended June 30, 2017 and 2016, respectively.

6.	Investments-Equity Method and Joint Ventures

Nueva Era Pipeline, LLC and Affiliates

Nueva Era Pipeline, LLC and Affiliates (“NEP”) is a joint venture between HEP and Clisa Midstream Development, S.A.P.I. de C.V. and CLS Midstream, LLC (collectively “CLISA”) formed to construct and operate an approximately 200-mile natural gas transportation pipeline that will transport natural gas supplies from the U.S. to end-users in and around Monterrey, Mexico. HEP and CLISA both hold a 50% membership interest in NEP.

During the six months ended June 30, 2016, NEP was a consolidated variable interest entity (“VIE”). NEP was determined to be a VIE due to insufficient equity at risk to finance its activities. HEP was determined to be the primary beneficiary of this entity because HEP is the managing member and had additional rights over CLISA under the Amended and Restated Limited Liability Company Agreement (“the NEP LLC Agreement”) which allowed HEP to exercise more control over NEP.

On July 1, 2016, the NEP LLC Agreement was further amended to remove the additional rights mentioned above to allow for a more equal partnership. As a result of this amendment, we determined that we are no longer the primary beneficiary as control is now equally shared by HEP and CLISA. The amendment to the NEP LLC Agreement resulted in the deconsolidation of NEP and the reporting of NEP as an equity method investment beginning July 1, 2016. As there was no consideration given or received and as the assets are still under construction, we believe that book value approximates fair value and, as such, no gain or loss was recorded.

Further, on November 2, 2016, NEP acquired debt financing to fund its operations by collateralizing its own assets without any guarantees from HEP or CLISA. Due to this event, we determined that NEP has sufficient equity at risk and thus is no longer considered a VIE.

The following table presents the activity in our investment in NEP:

NEP
(in thousands)
Balance at December 31, 2016	$51,599
Earnings in unconsolidated affiliates	220
Contributions	4,525

Balance at June 30, 2017	$56,344

The following table presents the summarized combined financial information for NEP (on a 100% basis):

	Six Months Ended June 30,
	2017	2016
	(in thousands)
Net income (loss)	$440	$(762)

In addition to the investment in the unconsolidated affiliate described above we have another equity method investment, which is not significant to our consolidated financial statements.

Texas Gas Marketing, LLC

HEP and CLISA own a 50% membership interest in Texas Gas Marketing LLC (“TGM”). TGM is a VIE due to insufficient equity at risk to finance its activities. HEP is the primary beneficiary of this entity because HEP is the managing member and has additional rights over CLISA under the Second Amended and Restated Limited Liability Company Agreement which allows HEP to exercise more control over TGM. Therefore, the Company has consolidated TGM.

TGM’s assets can only be used to settle its own obligations and TGM’s creditors have no recourse to our assets. We do not provide financial guarantees to TGM. Our financial position, results of operations, and cash flows are impacted by TGM’s performance, net of intercompany eliminations, to the extent of our ownership interest in TGM.

The assets and liabilities of TGM consist of the following (on a 100% basis):

	June 30, 2017	December 31, 2016
	(in thousands)
Cash and cash equivalents	$46	$130
Accounts payable to related parties	$33	$—

Catalyst Midstream Partners, LLC

On June 13, 2017, we, along with affiliates of Alberta Investment Management Corporation, Alinda Capital Partners Ltd. and GIC Private Limited, the sovereign wealth fund of Singapore, entered into a strategic relationship with WPX Energy, Inc. (“WPX”) to form a joint venture, Catalyst Midstream Partners, LLC (“Catalyst”), to develop crude oil and natural gas gathering and processing infrastructure in the core of the

Delaware Basin. Catalyst will complete construction of an approximately 50-mile crude oil gathering system (initial construction already started by WPX), build a new cryogenic natural gas processing complex with an initial capacity of 400 million cubic feet per day and build associated natural gas and product pipelines. HEP will serve as the operator of the assets. Catalyst is supported by an area of mutual interest of more than 600 square miles in Lea and Eddy Counties, New Mexico and Reeves and Loving Counties, Texas, with 50,000 net acres currently dedicated by WPX. The transaction is expected to close during the third quarter of 2017, and we expect to apply the equity method of accounting for our investment in Catalyst.

7.	Long-Term Debt

Outstanding long-term debt consists of the following:

	June 30, 2017	December 31, 2016
	(in thousands)
Floating rate Term Loan due May 9, 2019	$300,000	$300,000
$750 million Revolver due May 9, 2019	210,000	190,000
Debt issuance costs, net	(4,413)	(5,593)
Capital lease obligations	226	253

	505,813	484,660

Less: current maturities	61	57

Total long-term debt, net of current maturities	$505,752	$484,603

Our amended and restated credit agreement allows for revolver borrowings up to $750 million (the “revolver”) and a term loan equal to $300 million (the “term loan”). The revolver and term loan mature in May 2019. Under our credit agreement, we have pledged all of our assets and all of the assets of our consolidated subsidiaries other than Maverick Terminals GT, LLC and subsidiaries (“MGT”), Howard EFG Improvements, LLC (“EFGI”) and TGM. All of our consolidated subsidiaries other than MGT, TGM and EFGI are guarantors under our credit agreement.

The fair value of our floating rate debt is estimated to be equivalent to the carrying amounts because the interest rates paid on such debt are set for a period of three months or less.

The credit agreement includes various loan covenants, including interest coverage ratio and leverage ratio covenants. We were in compliance with all requirements, tests, limitations, and covenants related to our credit agreement as of June 30, 2017.

8.	Commitments and Contingencies

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and receivables. We believe that our constant review of receivable balances and our billing and collection policies are adequate to minimize potential credit risk.

Our concentration in the oil and gas industry in the South Texas and Pennsylvania regions and reliance upon service providers to the oil and gas industry could significantly impact our financial position and results of operations.

Litigation

The Company, in the normal course of business, is a defendant in various legal actions. However, in the opinion of management, the settlement of such outstanding matters will not have a material impact on the Company’s consolidated financial statements.

In January 2015, two of HEP’s subsidiaries that own and operate a gathering system in Webb County (collectively, “Howard Energy”) received a dispute notice from a customer claiming that these entities breached their obligations under certain gas gathering agreements that govern this system.

In April 2015, the customer initiated binding arbitration regarding that dispute. In January 2016, the arbitrator ruled on motions for summary judgment dismissing all claims, except the issue of whether the customer can process its own gas. The arbitrator found that Howard Energy breached a gathering agreement with the conversion of a residue line and that a trial was needed to determine whether this breach was excused (based on numerous defenses) and/or whether the customer waived its claim.

Effective July 15, 2016, HEP and its subsidiaries entered into a confidential settlement agreement with the customer. Pursuant to the settlement agreement, HEP and the customer dismissed with prejudice all outstanding arbitration claims. Further, pursuant to the settlement agreement, HEP and the customer entered into amendments to their existing commercial agreements that (i) reduced rates on rich gas gathering until the customer recoups $2.0 million in fees, (ii) allow access to a Webb County Hub delivery point, (iii) provide additional firm capacity for the customer and (iv) removed the right of first refusal. We recorded a liability in connection with this settlement agreement within accrued liabilities on our consolidated balance sheet. The remaining balance associated with this liability was $0 and approximately $1.0 million as of June 30, 2017 and December 31, 2016, respectively.

Employment Agreements

Certain members of our management are parties to employment contracts with the Company. The employment agreements provide those members of management with severance payments in certain circumstances and prohibit each such person from competing with the Company or its affiliates for a certain period of time following the termination of such person’s employment.

Operating Leases

We lease office space, land and equipment under operating leases expiring through September 2039. Total rental expense under operating leases was approximately $6.9 million and $7.7 million during the six months ended June 30, 2017 and 2016, respectively.

9.	Members’ Equity

During the six months ended June 30, 2017, HEP issued 115,710 common units to PIP5 Skyline MLP Holdings LLC (“Skyline”) in a private transaction for net proceeds of approximately $210.0 million. These proceeds were used to repurchase 115,710 common units for approximately $210.1 million.

HEP also issued 5,812 common units and received proceeds of $10.3 million during the six months ended June 30, 2017. Of these common units, 1,835 were issued to unitholders who elected to receive additional common units in lieu of their cash distribution.

Preferred Equity

During the six months ended June 30, 2017, distributions to Series B convertible preferred unitholders were approximately $19.6 million. Our preferred unit holders elected to receive a portion of their distribution in cash and the remainder in 9,809 Series B convertible preferred units at $1,000 per unit.

10.	Unit-Based Compensation

We record unit-based compensation as a component of operations and maintenance and general and administrative expense in our consolidated statements of operations.

Management Incentive Units (“MIUs”)

HEP granted 134,450 MIUs during the six months ended June 30, 2017. Of these awards, 100,000 vested immediately. Compensation expense associated with MIUs was approximately $13.0 million and $6.2 million for the six months ended June 30, 2017 and 2016, respectively.

Management Incentive Sharing Plan (“MISP”)

HEP did not grant any MISP units during the six months ended June 30, 2017. We have recognized a liability on our consolidated balance sheet of approximately $1.1 million and $1.3 million for these awards as of June 30, 2017 and December 31, 2016, respectively. Compensation benefit associated with the change in fair value of the MISP units was approximately $0.2 million and $1.0 million for the six months ended June 30, 2017 and 2016, respectively.

11.	Related Party Transactions

EnLink Midstream Operating, L.P. (“EnLink”) was previously an investor of HEP and a customer of certain subsidiaries of the Company. As of March 2017, EnLink is no longer an investor of HEP. During the period in 2017 that EnLink was still an investor, we had revenues and costs of products sold from EnLink of approximately $8.6 million and $2.0 million, respectively. During the six months ended June 30, 2016 we had revenues and cost of products sold from EnLink of approximately $18.6 million and $1.9 million, respectively. As of December 31, 2016, we had outstanding accounts receivable due from EnLink of approximately $3.7 million.

HEP provides certain services to NEP related to the management of the joint venture. Services in the amount of approximately $0.9 million were rendered to NEP during the six months ended June 30, 2017 and 2016. Accounts receivable outstanding from NEP were approximately $0.6 million and $0.8 million as of June 30, 2017 and December 31, 2016, respectively.

12.	Reportable Segments

Our operations are located in the United States and are organized into two reporting segments: (1) Natural Gas and (2) Liquids.

Our Natural Gas segment is primarily engaged in the ownership and operation of gas gathering pipelines and processing facilities that generate revenue through long-term, fee-based agreements. Our Liquids segment is primarily engaged in the ownership and operation of an off-spec condensate and NGL stabilizer facility and two bulk liquids terminalling facilities that generate revenue through fee-based agreements. These segments are monitored separately by management for performance and are consistent with internal financial reporting. These segments have been identified based on the differing products and services, regulatory environment and the expertise required for these operations.

We report Segment Adjusted EBITDA as a measure of segment performance. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, certain non-cash items (such as unit-based compensation expense, gains and losses on disposals of assets and non-cash impairment charges), other non-operating income, major litigation expenses net of recoveries, acquisition-related expenses and initial public offering expenses. Adjusted EBITDA reflects amounts for less than wholly owned subsidiaries based on 100% of the subsidiaries’ results of operations and for unconsolidated affiliates based on the partnership’s proportionate ownership. We define Adjusted EBITDA attributable to controlling interests as Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests for consolidated non-wholly owned subsidiaries.

The following tables present financial information by segment:

	Six months ended June 30,
	2017	2016
	(in thousands)
Revenues
Natural Gas:
Gathering and processing services	$65,635	$69,222
Natural gas sales	5,383	21,332
Natural gas liquid sales	3,536	1,299
Liquids:
Natural gas sales	192	166
Natural gas liquid sales	30,795	12,179
Natural gas liquid sales- related party	8,625	18,648
Liquids handling services	11,348	7,841
Intersegment elimination	(636)	—

Total revenues	$124,878	$130,687

Segment Adjusted EBITDA attributable to controlling interest
Natural Gas	$44,599	48,779
Liquids	7,348	7,581

Total Segment Adjusted EBITDA attributable to controlling interest	51,947	56,360
Depreciation and amortization	(30,428)	(28,680)
Interest expense	(11,951)	(16,416)
Other (expense) income	(45)	713
State income taxes	(143)	(247)
Equity in earnings (loss) of unconsolidated affiliates	164	(162)
Adjusted EBITDA from unconsolidated affiliates	(6)	162
Unit-based compensation	(12,803)	(5,106)
Unrealized foreign curency loss	(3)	—
Major litigation expenses net of recoveries	—	(1,526)
Initial public offering expenses	(965)	(57)
EBITDA attributable to noncontrolling interest	374	(283)

Total net (loss) income	$(3,859)	$4,758

The following table details our identifiable assets by segment:

	June 30, 2017	December 31, 2016
	(in thousands)
Identifiable Assets
Natural Gas	$1,124,897	$1,109,737
Liquids	232,952	221,053

Total assets	$1,357,849	$1,330,790

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Members and Shareholders

Howard Midstream Energy Partners, LLC

(dba Howard Energy Partners) and Subsidiaries

We have audited the accompanying consolidated balance sheets of Howard Midstream Energy Partners, LLC (dba Howard Energy Partners) (a Delaware limited liability company) and subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, members’ equity, and cash flows for each of the two years in the period ended December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Howard Midstream Energy Partners, LLC (dba Howard Energy Partners) and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the 2015 consolidated financial statements have been restated to correct an error.

/s/ GRANT THORNTON LLP

Houston, Texas

March 8, 2017

Howard Midstream Energy Partners, LLC and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2016	2015
		(Restated)
	(in thousands, except unit data)
ASSETS
Current assets
Cash and cash equivalents	$16,345	$32,645
Restricted cash	—	1,000
Accounts receivable	26,599	28,318
Accounts receivable from related parties	4,231	3,011
Inventory	3,331	2,875
Prepaid expenses and other assets	1,332	2,031

Total current assets	51,838	69,880
Property and equipment, net	866,607	867,834
Investments in unconsolidated affiliates	51,863	—
Goodwill	94,315	94,315
Intangible assets, net	216,640	226,112
Long term restricted cash	47,900	—
Other, net	1,627	371

Total assets	$1,330,790	$1,258,512

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts payable	$13,446	$20,475
Accrued liabilities	19,211	18,846
Current maturities of long-term debt	57	11,094

Total current liabilities	32,714	50,415

Other liabilities	1,687	3,796
Long-term debt, net of current maturities	484,603	764,252

Total liabilities	519,004	818,463

Commitments and Contingencies (Note 8)
Mezzanine equity
Series A redeemable preferred units (0 units issued and outstanding at December 31, 2016 and 2015)	—	—
Members’ equity
Members’ capital (372,062 and 363,221 units issued and outstanding at December 31, 2016 and 2015, respectively)	389,436	400,959
Series B convertible preferred units (400,000 and 0 units issued and outstanding at December 31, 2016 and December 31, 2015, respectively)	389,093	—
Noncontrolling interest	33,257	39,090

Total members’ equity	811,786	440,049

Total liabilities and members’ equity	$1,330,790	$1,258,512

The accompanying notes are an integral part of these consolidated financial statements.

Howard Midstream Energy Partners, LLC and Subsidiaries

Consolidated Statements of Operations

	Year Ended December 31,
	2016	2015
		(Restated)
	(in thousands)
Operating revenues
Gathering and processing services	$133,622	$135,387
Natural gas sales	33,147	110,281
Natural gas liquid sales	32,269	27,351
Natural gas liquid sales—related party	33,698	42,009
Liquids handling services	13,914	5,811

Total revenues	246,650	320,839
Operating costs and expenses
Cost of products sold (excluding depreciation and amortization)	75,792	145,197
Cost of products sold—related party (excluding depreciation and amortization)	3,574	1,842
Operations and maintenance	45,325	42,184
Depreciation and amortization	58,549	45,226
General and administrative	31,483	36,160

Total operating costs and expenses	214,723	270,609

Operating income	31,927	50,230
Other income (expense)
Interest expense	(29,732)	(22,204)
Equity in earnings of unconsolidated affiliates	4,897	—
Other income	896	2,401

Income before income taxes	7,988	30,427
State income taxes	255	99

Net income	7,733	30,328

Net loss attributable to noncontrolling interest	(1,924)	(92)

Net income attributable to Howard Midstream Energy Partners, LLC	9,657	30,420

Net income attributable to Series B convertible preferred units	10,757	—

Net (loss) income attributable to members	$(1,100)	$30,420

The accompanying notes are an integral part of these consolidated financial statements.

Howard Midstream Energy Partners, LLC and Subsidiaries

Consolidated Statements of Members’ Equity

	Members’ Capital	Series B Convertible Preferred Units	Noncontrolling Interest	Total
	(in thousands)
Balance, December 31, 2014 (Restated)	$367,369	$—	$923	$368,292
Contributions	78,727	—	4,575	83,302
Distributions (Restated)	(93,935)	—	(573)	(94,508)
Unit-based compensation (Restated)	18,378	—	—	18,378
Net income (loss) (Restated)	30,420	—	(92)	30,328
GT Logistics Acquisition	—	—	34,257	34,257

Balance, December 31, 2015 (Restated)	400,959	—	39,090	440,049
Contributions	37,714	389,093	19,112	445,919
Distributions	(58,054)	(10,757)	(200)	(69,011)
Unit-based compensation	9,917	—	—	9,917
Deconsolidation of Nueva Era, LLC	—	—	(22,821)	(22,821)
Net income (loss)	(1,100)	10,757	(1,924)	7,733

Balance, December 31, 2016	$389,436	$389,093	$33,257	$811,786

The accompanying notes are an integral part of these consolidated financial statements.

Howard Midstream Energy Partners, LLC and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2016	2015
		(Restated)
	(in thousands)
Cash flows from operating activities
Net income	$7,733	$30,328
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	58,549	45,226
Amortization of debt issuance costs	2,386	1,923
(Gain) loss on sale of property and equipment	11	(10)
Unit-based compensation expense	8,465	20,034
Equity in earnings of unconsolidated affiliates	(4,897)	—
Net change in operating assets and liabilities	(353)	(6,039)

Net cash provided by operating activities	71,894	91,462

Cash flows from investing activities
Acquisition of GT Logistics, net of cash received	—	(33,391)
Acquisition of Angelina Gathering	—	(488,871)
Capital expenditures	(93,160)	(108,022)
Contributions in aid of construction	1,377	1,791
Proceeds from sale of property and equipment	38	77
Decrease in cash from deconsolidation of Nueva Era	(8,184)	—
Change in restricted cash	(47,900)	—
Distributions from unconsolidated affiliates	5,500	—
Contributions to unconsolidated affiliates	(29,670)	—

Net cash used in investing activities	(171,999)	(628,416)

Cash flows from financing activities
Issuance of debt	168,700	892,000
Payments of debt	(461,803)	(355,331)
Member contributions	37,714	78,727
Member distributions	(58,054)	(93,935)
Preferred equity contributions, net of offering costs	484,093	—
Preferred equity distributions	(10,757)	—
Preferred equity redemptions	(95,000)	—
Contributions from noncontrolling interest	19,112	4,575
Distributions to noncontrolling interest	(200)	(573)
Debt issuance costs	—	(7,043)

Net cash provided by financing activities	83,805	518,420

Net decrease in cash and cash equivalents	(16,300)	(18,534)
Cash and cash equivalents, beginning of period	32,645	51,179

Cash and cash equivalents, end of period	$16,345	$32,645

The accompanying notes are an integral part of these consolidated financial statements.

Howard Midstream Energy Partners, LLC and Subsidiaries

Notes to Consolidated Financial Statements

1.	Organization and Basis of Presentation

Organization

Howard Midstream Energy Partners, LLC (“HEP”), is a Delaware limited liability company formed on March 9, 2011. HEP and its subsidiaries (collectively, the “Company,” “we” or “our”) provide natural gas gathering and processing services, liquids transportation and processing services, and terminalling, storage and rail services. We also purchase and sell natural gas and natural gas liquids (“NGLs”). Our assets are located in South Texas and Pennsylvania and include a cryogenic processing plant, an off-spec NGL stabilizer, three terminals, approximately 753,000 bbls of liquid storage capacity and approximately 840 miles of pipeline. We are headquartered in San Antonio, Texas.

On April 10, 2015 a wholly owned subsidiary of HEP, HEP Pennsylvania Gathering, LLC (“HPG”), acquired certain gathering systems in Bradford and Lycoming counties in Pennsylvania from Angelina Gathering Company, L.L.C. (“Angelina”) (See Note 3).

On July 14, 2015, Nueva Era Pipeline, LLC (“NEP”) was formed as a wholly owned subsidiary of HEP to engage in the transportation and marketing of natural gas supplies. On July 22, 2015, NEP’s limited liability company agreement was amended to admit Impulsora RF, S.A. de C.V. (“CLISA”) with a 50% membership interest. In connection with this amendment, a contribution agreement was entered into requiring HEP to contribute its interests in Impulsora Pipeline, LLC and cash consideration and CLISA to contribute its interests in Impulsora TS9, S.A. de C.V., Impulsora LT, S.A.P.I. de C.V. and Midstream de Mexico, S.A.P.I. de C.V.

On July 22, 2015, a wholly owned subsidiary of HEP, Maverick Terminals GT, LLC (“MGT”), acquired a controlling interest in GT Logistics, LLC (“GT”). GT is a multi-modal terminal in Port Arthur, TX capable of sending and receiving liquids and bulk materials by rail, truck, pipeline and marine vessel (see Note 3).

Basis of Presentation

The consolidated financial statements and notes thereto of the Company presented herein for the years ended December 31, 2016 and 2015, have been prepared in accordance with GAAP and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). We consolidate all subsidiaries we control and all intercompany transactions and accounts are eliminated in consolidation.

The Company’s assets are organized into two segments: (1) Natural Gas, and (2) Liquids.

We have evaluated events occurring after the balance sheet date for possible disclosure as a subsequent event through March 8, 2017. Any material subsequent events that occurred during this time have been properly recognized or disclosed in the financial statements.

Certain prior year amounts have been conformed to the current year presentation. These reclassifications had no impact on net income or total equity.

Restatement of Previous Financial Statements

The Company determined that due to certain errors in the application of ASC 718, Compensation- Stock Compensation, unit-based compensation for the Company was incorrect, resulting in unit-based compensation expense being understated by $13,183,857 and general and administrative expenses being understated by $24,412 for the year ended December 31, 2015. As a result, we have restated our consolidated financial statements and notes to the consolidated financial statements as of and for the year ended December 31, 2015.

The following table presents the summary of previously reported balances, adjustments and restated balances on the Company’s consolidated balance sheet:

	December 31, 2015
	As Reported	Adjustment	As Restated
	(in thousands)
Other liabilities	$1,206	$2,590	$3,796
Total liabilities	815,873	2,590	818,463
Members’ capital	403,549	(2,590)	400,959
Total member’s equity	442,639	(2,590)	440,049

The following table presents the summary of previously reported balances, adjustments and restated balances on the Company’s consolidated statement of operations:

	Year Ended December 31, 2015
	As Reported	Adjustment	As Restated
	(in thousands)
Operations and maintenance expense	$38,867	$3,317	$42,184
General and administrative expense	26,269	9,891	36,160
Net income	43,536	(13,208)	30,328
Net income attributable to Howard Midstream Energy Partners, LLC	43,628	(13,208)	30,420

The following table presents the summary of previously reported balances, adjustments and restated balances on the Company’s consolidated statement of members’ equity:

	Year Ended December 31, 2014
	As Reported	Adjustment	As Restated
	(in thousands)
Members’ capital at December 31, 2014	$368,040	$(671)	$367,369
Total members’ equity at December 31, 2014	368,963	(671)	368,292

	Year Ended December 31, 2015
	As Reported	Adjustment	As Restated
	(in thousands)
Member distributions	$(93,959)	$24	$(93,935)
Total distributions	(94,532)	24	(94,508)
Unit-based compensation	7,113	11,265	18,378
Net income (loss) attributable to members’ capital	43,628	(13,208)	30,420
Total net income (loss)	43,536	(13,208)	30,328
Members’ capital at December 31, 2015	403,549	(2,590)	400,959
Total members’ equity at December 31, 2015	442,639	(2,590)	440,049

The following table presents the summary of previously reported balances, adjustments and restated balances on the Company’s consolidated statement of cash flows:

	Year Ended December 31, 2015
	As Reported	Adjustment	As Restated
	(in thousands)
Net income	$43,536	$(13,208)	$30,328
Unit-based compensation expense	6,850	13,184	20,034
Member distributions	(93,959)	24	(93,935)

In addition to the restatement described above, we also corrected an immaterial error in our consolidated statement of cash flows which decreased net cash provided by operating activities by approximately $4.8 million with an offsetting change to net cash used in investing activities, for the year ended December 31, 2015.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenues for sales of natural gas, pipeline drip, NGLs and condensate are recognized at the later of the time of delivery of the product to the customer or the time of sale. Revenues from transportation, gathering, processing, stabilizing, blending, storage, switching and related services are recognized upon completion of the service. Our purchase and sale arrangements are reported in revenues and cost of products sold on a gross basis in the consolidated statements of operations. We act as the principal in our purchase and sale transactions.

Revenues from the Natural Gas segment primarily relate to gathering and processing services provided through long-term, fee-based agreements that typically include acreage dedications, minimum volume commitments, and demand payments. These agreements provide for a fixed fee for one or more of the following midstream natural gas services: natural gas gathering, treating, conditioning, processing, compression and liquids handling. Under certain of these agreements, we are paid a fixed fee based on the volume of the natural gas that we gather and process. Our customers commit to deliver a minimum annual volume of natural gas on our gathering system, or, in lieu of delivering such volumes, to pay us periodically as if that minimum amount had been delivered. Under contracts with acreage dedications, our customers commit all of the natural gas production they own or operate from current and future wells drilled within the acreage dedication during the term of the applicable gathering contract. We also provide interruptible gathering and transportation services on our gathering pipelines when there is available capacity, which is also fee-based.

We also conduct marketing activities within our Natural Gas segment in which we market on-system and off-system natural gas. For both on-system and off-system gas, we purchase natural gas from natural gas producers and other supply points and sell that natural gas to utilities, industrial consumers, other marketers and pipeline companies, thereby generating gross margins based upon the difference between the purchase and resale prices.

Revenues from the Liquids segment are primarily related to our off-spec condensate and NGL stabilizer facility that treats and processes off-spec liquids into distinct marketable products, including NGLs, rich gas and produced condensate. We provide these NGL handling and processing services primarily through fee-based agreements with several contracted customers as well as through volumes received from uncontracted customers. Our contracts are typically formulated as a dedication of all volumes in a defined region or from a specific receipt point during the life of the contract. We do take title to the off-spec liquids that we process and we sell the resulting marketable products at a fixed margin.

Our Liquids segment also provides terminalling services through long-term, fee-based arrangements that typically include escalating fixed capacity payments with minimum throughput requirements as well as discrete fees related to ancillary services we provide including loading, unloading, blending, mixing and heating. These fee-based revenues are from throughput fees based on the receipt, storage and redelivery of liquid petroleum products, including fees based on the volume of product redelivered from the terminal and storage fees based on a rate per barrel of storage capacity per month.

Cash and Cash Equivalents

Cash and cash equivalents include all cash on hand, demand deposits, and investments with original maturities of three months or less. We place our cash deposits and temporary cash investments with high credit quality financial institutions. At times, our cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation limit.

The net change in operating assets and liabilities included in net cash provided by operating activities is comprised as follows:

	December 31,
	2016	2015
	(in thousands)
Decrease (increase)
Accounts receivable	$1,690	$326
Accounts receivable—related party	(1,220)	(4)
Inventory	(234)	(1,650)
Prepaid expense, deposits, other	(4,010)	2,228
Increase (decrease)
Accounts payable	1,890	2,690
Accrued and other liabilities	1,531	(9,629)

Net change in operating assets and liabilities:	$(353)	$(6,039)

Non-cash investing and financing activities and supplemental cash flow information are as follows:

	December 31,
	2016	2015
	(in thousands)
Non-cash investing activities:
Capital expenditures included in accounts payable	$8,413	$15,327
Non-cash financing activities:
Noncontrolling interest from the acquisition and consolidation of GT (See Note 3)	$—	$34,257
Supplemental cash flow information:
Cash paid for interest, net of amounts capitalized	$27,965	$21,240
Cash paid for franchise taxes	244	99

Restricted Cash and Long Term Restricted Cash

Restricted cash includes cash items which are restricted as to withdrawal or usage. As of December 31, 2015, a security deposit from Energas de Mexico, S.D. de C.V. associated with preliminary transportation agreements was considered restricted. The deposit was refunded to Energas in June of 2016. We had a balance of $0 and $1,000,000 in restricted cash as of December 31, 2016 and 2015, respectively.

As of December 31, 2016, cash borrowed for use exclusively on Texas Pipeline Webb County Lean System, LLC’s capital expenditures was considered restricted. We had a balance of $47,900,000 and $0 in long term restricted cash as of December 31, 2016 and 2015, respectively.

Consolidation of Variable Interest Entities

The Company uses a qualitative approach in assessing the consolidation requirement for variable interest entities. The approach focuses on identifying which enterprise has the power to direct the activities that most significantly impact the variable interest entity’s economic performance and which enterprise has the obligation to absorb losses or the right to receive benefits from the variable interest entity. In the event that the Company is the primary beneficiary of a variable interest entity, the assets, liabilities, and results of operations of the variable interest entity will be included in our consolidated financial statements.

Accounts Receivable

Accounts receivable represent valid claims against customers for products sold or services rendered. Accounts receivable are presented in the consolidated balance sheets at their outstanding balances net of the allowance for doubtful accounts. Outstanding customer receivable balances are regularly reviewed for possible non-payment indicators and reserves are recorded for doubtful accounts based upon management’s estimate of collectability at the time of review. Actual balances are charged against the reserve when all collection efforts have been exhausted. At December 31, 2016 and 2015 no allowance for doubtful accounts was deemed necessary.

Accounts receivable consisted of the following:

	December 31,
	2016	2015
	(in thousands)
Trade	$5,723	$5,578
Unbilled	18,692	22,160
Other	2,184	580
Related party	4,231	3,011

Total accounts receivable	$30,830	$31,329

Inventory

Pipeline inventory, which consists of pipe, valves, fittings and supplies, is valued at the lower of cost or market value. Cost is determined on the first-in, first-out method. At December 31, 2016 and December 31, 2015, the balance of pipeline inventory was $2,964,954 and $2,598,873, respectively. Liquids inventory located at the stabilizer facility consists of stabilized condensate and purchased on and off spec liquids and is valued at the lower of cost or market value utilizing the weighted-average cost method. The liquids inventory balance was $366,036 and $275,836 at December 31, 2016 and December 31, 2015, respectively.

Gas Imbalances

Quantities of natural gas over-delivered or under-delivered related to imbalance agreements are recorded monthly as receivables or payables using weighted average prices at the time of the imbalance. These imbalances are settled with deliveries of natural gas or with cash out provisions. We had an imbalance payable of $227,042 and $193,301, included in accrued liabilities in the consolidated balance sheets at December 31, 2016 and 2015, respectively, and an imbalance receivable of $150,313 and $197,739, included in accounts receivable in the consolidated balance sheets at December 31, 2016 and 2015, respectively.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs that do not add capacity or extend the useful life of an asset are expensed as incurred. Expenditures to refurbish assets that either extend the useful lives of the asset or prevent environmental contamination are capitalized and depreciated over the remaining useful life of the asset. Interest costs are capitalized to on-going property and equipment projects during the applicable period the assets are undergoing preparation for intended use. Interest is capitalized based on the current borrowing rate of our associated debt when the related costs are incurred. Interest costs totaling $501,452 and $1,858,779 were capitalized during 2016 and 2015, respectively. The cost of assets sold or retired and the related accumulated depreciation are removed from the accounts at the time of disposition and any resulting gain or loss is included in the consolidated statements of income.

We review property and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. If such a review should indicate that the carrying amount of long-lived assets is not recoverable, we reduce the carrying amount of such assets to fair value. We did not identify any events or circumstances that would indicate that any impairment of a long-lived asset has occurred; therefore, we have not recorded any impairments to long-lived assets during 2016 and 2015.

We historically considered pipeline rights of way to be intangible assets with an indefinite term that were not subject to amortization but were subject to an annual impairment test. As a result of decreasing hydrocarbon prices during the first two quarters of 2015 and other negative factors experienced within the energy industry, we determined that a finite life is more appropriate for pipeline rights of way. Upon making this change in estimate, the associated assets were tested for impairment. The results of these tests indicated that the assets were not impaired. We determined that the most appropriate useful life to assign to the right of way assets was the same life as the associated pipeline assets for which they support. Given the close association of the right of way assets to the tangible pipeline assets and that both asset classes are depreciated over similar terms, we further concluded that pipeline rights of way should be classified within property and equipment. Pipeline right of way assets began depreciating prospectively on July 1, 2015 over each assets estimated remaining useful life.

Contribution in Aid of Construction Costs (“CIAC”)

On certain of our capital projects, third parties are obligated to reimburse us for all or a portion of project expenditures. The majority of such arrangements are associated with pipeline construction and production well tie-ins. CIAC is netted against our project costs as they are received, and any CIAC which exceeds our total project costs, is recognized as other income in the period in which it is realized.

Investments in Unconsolidated Affiliates

The Company accounts for investments in unconsolidated affiliates, which we do not control but have the ability to exercise significant influence over, using the equity method of accounting. Under this method, the investment is recorded at acquisition cost, increased by our proportionate share of any earnings and additional capital contributions and decreased by our proportionate share of any losses and distributions received. We evaluate our investments in unconsolidated affiliates for potential impairment whenever events or changes in circumstances indicate that the carrying amount of the investments may not be recoverable.

Intangible Assets

Intangible assets are stated at cost, net of amortization computed using the straight-line method. Intangible assets consist of customer relationships, management and customer services agreements, and gathering and processing agreements. We review amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If such a review should indicate that the carrying amount of amortizable intangible assets is not recoverable, we reduce the carrying amount of such assets to fair value. The intangible asset associated with the Live Oak Rail Partners, LLC (“LORP”) management services agreement was fully impaired as the agreement was terminated on January 1, 2016. The impairment expense of $995,172 was recognized within depreciation and amortization within the Natural Gas segment for the year ended December 31, 2015.

Goodwill

Goodwill is recorded at the acquisition date based on a preliminary purchase price allocation and generally may be adjusted when the purchase price allocation is finalized. We evaluate goodwill for impairment annually, as of November 30th, and whenever events or changes in circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount. No goodwill impairments were recorded for the periods presented in these consolidated financial statements.

Goodwill by segment as of December 31, 2016 and 2015 is as follows:

Goodwill
(in thousands)
Natural gas	$79,500
Liquids	14,815

Total goodwill	$94,315

Asset Retirement Obligations

We record a liability for asset retirement obligations at the fair value of the estimated costs to retire a tangible long-lived asset at the time we incur that liability, when we have a legal obligation to incur costs to retire the asset and when a reasonable estimate of the fair value of the obligation can be made. If a reasonable estimate cannot be made at the time the liability is incurred, we record the liability when sufficient information is available to estimate the fair value.

We have asset retirement obligations with respect to certain of our assets due to various legal obligations to clean and/or dispose of those assets at the time they are retired. However, these assets can be used for an extended and indeterminate period of time as long as they are properly maintained and/or upgraded. It is our practice and current intent to maintain our assets and continue making improvements to those assets based on technological advances. As a result, we believe that our assets have indeterminate lives for purposes of estimating asset retirement obligations because dates or ranges of dates upon which we would retire these assets cannot reasonably be estimated at this time. When a date or range of dates can reasonably be estimated for the retirement of any asset, we will estimate the costs of performing the retirement activities and record a liability for the fair value of these costs.

Environmental Remediation

Environmental remediation costs are expensed and an associated accrual established when site restoration, environmental remediation and cleanup obligations are either known or considered probable and can be reasonably estimated. These environmental obligations are based on estimates of probable undiscounted future costs using currently available technology and applying current regulations, as well as our own internal environmental policies. The environmental liabilities have not been reduced by possible recoveries from third parties. In August 2014, an affiliate of GT received notice from the Army Corps of Engineers (“COE”) a portion of its property were wetlands that had been filled without proper authorization. In December 2014, an affiliate of GT caused a restoration proposal to be submitted to the COE that would restore certain of these wetlands. The COE verbally approved this proposal. When we acquired an equity interest in GT in July 2015, we agreed not to seek indemnification for liabilities associated with the wetlands restoration until such liabilities, together with liabilities associated with the settlement of the DME Industrial, LLC (“DME”) litigation (see Note 8), exceed $1.25 million. We recorded an environmental liability of $990,000 through purchase accounting upon completion of the acquisition of GT on July 22, 2015. Subsequent to this acquisition, the restoration work was completed and a report describing the work was sent to the COE. We are awaiting the COE’s response. If the COE is satisfied with the work, they will issue an “After-the-Fact Permit” and the matter will be resolved. We had environmental liabilities of $133,800 and $168,022 accrued within other liabilities associated with this matter as of December 31, 2016 and December 31, 2015, respectively.

Costs and Expenses

Cost of products sold include the actual cost of natural gas, condensate and NGLs sold. Cost of products sold excludes depreciation and amortization of $57,605,880 and $44,745,195 for the years ended December 31, 2016 and 2015, respectively. Operations and maintenance expenses include all costs incurred to provide products or services to customers, including compensation for operations personnel, insurance costs, vehicle maintenance, purchasing costs and plant operations. General and administrative expenses include all corporate related expenses and compensation for executive, corporate, and administrative personnel.

Income Taxes

For federal income tax purposes, our taxable earnings are included in the income tax returns of the members and taxed depending on their individual tax situations. Accordingly, there is no provision for federal income taxes in the accompanying consolidated financial statements. The State of Texas has a gross margin tax that applies to the Company. The provision for state income taxes has been included in the accompanying consolidated financial statements. In the event interest or penalties are incurred with respect to income tax matters, they will be included in state income tax expense.

We have evaluated our tax positions and concluded that we have taken no uncertain tax positions that require adjustment to the consolidated financial statements. We are subject to income tax examinations by U.S. federal, state or local tax authorities for years beginning in 2011.

Unit-Based Compensation

For awards of Management Incentive Units, we recognize compensation expense over the vesting period based on the grant-date fair value. We estimate fair value at the grant date using an internally generated formula to determine the Company’s equity value. This formula calculates an equity value based on a weighted average of the present values of future estimated cash flows under several scenarios with varied assumptions.

For awards of Management Incentive Sharing Plan units, we remeasure the fair value of the award at the end of each reporting period based on the fair value as of the reporting date. The fair value is recorded in other liabilities on our consolidated balance sheets.

New Accounting Pronouncements

Accounting standard-setting organizations frequently issue new or revised accounting rules. We review new pronouncements to determine their impact, if any, on our consolidated financial statements. We are evaluating the impact of each pronouncement on our consolidated financial statements.

In May 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which clarifies the principles for recognizing revenue based on the core principle that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2018 and interim periods within annual reporting periods after December 15, 2019. Earlier adoption is permitted. ASU 2014-09 can be adopted either retrospectively to each prior reporting period presented or as a cumulative-effect adjustment as of the date of adoption. We are currently evaluating the impact, if any, that adopting this new accounting standard will have on our revenue recognition policies, however, we do not anticipate the adoption of this ASU will have a significant impact on our consolidated financial statements.

In February 2015, the FASB issued ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis (“ASU 2015-02”), which changed the requirements for consolidations analysis. Under

ASU 2015-02, reporting entities are required to evaluate whether they should consolidate certain legal entities. ASU 2015-02 is effective for fiscal years beginning after December 15, 2016, and early adoption is permitted. We have adopted this guidance as of January 1, 2015 and performed the required reassessments outlined by the guidance. For further information, refer to Note 4.

In September 2015, the FASB issued ASU 2015-16, Business Combinations (Topic 805) (“ASU 2015-16”), which requires that an acquirer retrospectively adjust provisional amounts recognized in a business combination, during the measurement period. To simplify the accounting for adjustments made to provisional amounts, ASU 2015-16 requires that the acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amount is determined. The acquirer is required to also record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. In addition, an entity is required to present separately on the face of the income statement or disclose in the notes to the financial statements the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. ASU 2015-16 is effective for fiscal years beginning after December 15, 2016 and interim periods within fiscal years beginning after December 15, 2017. Early adoption is permitted for any unissued financial statements. We do not plan to early adopt ASU 2015-16 and will apply it prospectively to adjustments to provisional amounts that occur subsequent to adoption.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), which establishes the principles that lessees and lessors shall apply to report useful information to users of financial statements about the amount, timing, and uncertainty of cash flows arising from a lease. ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2019 and interim periods within fiscal years beginning after December 15, 2020. Earlier adoption is permitted for all entities. ASU 2016-02 must be adopted retrospectively. We are currently evaluating the impact that adopting this new accounting standard will have on our consolidated financial statements and related disclosures, and we anticipate the new guidance will significantly impact our consolidated financial statements as HEP has a significant number of leases. As further described in Note 8, as of December 31, 2016, HEP had minimum lease commitments totaling $31.9 million.

In March 2016, the FASB issued ASU 2016-09, Compensation- Stock Compensation (Topic 718) (“ASU 2016-09”), which reduces the complexity in accounting standards. The areas for simplification in this update involve several aspects of the accounting for employee share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for fiscal years beginning after December 15, 2017 and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted. Management does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments- Credit Losses (Topic 326) (“ASU-2016-13”), which requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. ASU 2016-13 is effective for fiscal years beginning after December 15, 2020 and for interim periods within fiscal years beginning after December 15, 2021. Application to interim periods is permitted but not required in the initial year of application. Early application of the amendments is permitted. We are currently evaluating the impact that adopting this new accounting standard will have on our consolidated financial statements and related disclosures, however, we do not expect that the adoption of this ASU will have a material impact on our consolidated financial statements.

In October 2016, the FASB issued ASU 2016-17, Consolidation (Topic 810) (“ASU 2016-17”), which further amends evaluation of whether a reporting entity is the primary beneficiary of a variable interest entity by changing how a reporting entity that is a single decision maker of a variable interest entity treats indirect interests in the entity held through related parties that are under common control with the reporting entity. ASU 2016-17 is effective for fiscal years beginning after December 15, 2016, and interim periods beginning after December 15, 2017. Early adoption is permitted. Management does not expect the adoption of this new accounting standard to have a material impact on its consolidated financial statements.

In November 2016, the FASB issued No. ASU 2016-18, Statement of Cash Flows (Topic 230) (“ASU 2016-18”), which requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or cash equivalents. ASU 2016-18 is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. ASU 2016-18 must be adopted retrospectively. The adoption of this ASU is not expected to have a material impact on our consolidated financial statements, other than the classification of restricted cash within the beginning-of-period and end-of-period totals on the consolidated statement of cash flows, as opposed to being excluded from these totals.

3.	Acquisitions

Angelina Acquisition

On April 10, 2015, HPG acquired certain of Angelina’s assets, including the Greenzweig and Lycoming pipeline systems (the “Angelina Acquisition”) for total cash consideration of approximately $488.9 million. The assets and liabilities assumed in the Angelina Acquisition were recorded at fair value as of the acquisition date. The acquired intangible assets of approximately $230.9 million were associated with our customer relationship with Southwestern Energy Company. Our consolidated balance sheet as of December 31, 2015 reflected the final purchase price allocations. In association with the Angelina Acquisition, we incurred transaction costs of $812,471, which are included within general and administrative expenses for the year ended December 31, 2015.

The fair value of the assets acquired and the liabilities assumed related to the Angelina Acquisition were as follows:

Angelina
(in thousands)
Property and equipment	$258,060
Intangible assets	230,900

488,960

Total current liabilities	89

Total consideration	$488,871

GT Acquisition

On July 22, 2015, MGT acquired a 60.89% equity interest in GT (the “GT Acquisition”) for total cash consideration of approximately $33.4 million and forgiveness of debt of approximately $20.4 million. In connection with the Merger Agreement, the parties and Borrego Crossing Pipeline, LLC, formerly Howard Operations, LLC, entered into the side letter tank repurchase and put rights agreement, which loaned GT certain monies to purchase a storage facility, which was accounted for as a financing transaction.

The assets and liabilities assumed in the GT Acquisition were recorded at fair value as of the acquisition date. Included in the total current assets acquired were $647,958 of accounts receivable, which were deemed to approximate fair value given the short-term nature. Our consolidated balance sheet as of December 31, 2015 reflected the final purchase price allocations. In association with the GT Acquisition, we incurred transaction costs of $369,689, which are included within general and administrative expenses for the year ended December 31, 2015.

The fair value of the assets acquired and the liabilities assumed related to the GT Acquisition were as follows:

GT
(in thousands)
Total current assets	$962
Property and equipment	86,814
Goodwill	14,815

102,591

Total current liabilities	1,571
Long-term accrued liabilities	1,250
Long-term debt	11,378
Noncontrolling interest	34,257

48,456

Total consideration	54,135
Cash received	283

Total consideration, net of cash received	$53,852

4.	Investments- Equity Method and Joint Ventures

Nueva Era

HEP and CLISA both hold a 50% membership interest in NEP, a joint venture to construct and operate a 200-mile natural gas transportation pipeline that will transport natural gas supplies from the U.S. to end-users in and around Monterrey, Mexico. As of December 31, 2015, NEP was determined to be a variable interest entity (VIE) due to insufficient equity at risk to finance its activities. HEP was determined to be the primary beneficiary of this entity because HEP is the managing member and has additional rights over CLISA under the Amended and Restated Limited Liability Company Agreement (“the NEP LLC Agreement”) which allows HEP to exercise more control over NEP. Therefore, the Company consolidated NEP as of December 31, 2015.

On July 1, 2016, the NEP LLC Agreement was further amended to remove the additional rights mentioned above to allow for a more equal partnership. As a result of this amendment, we determined that we are no longer the primary beneficiary as control is now equally shared by HEP and CLISA. The amendment to the NEP LLC agreement resulted in the deconsolidation of NEP and the reporting of NEP as an equity method investment beginning July 1, 2016. As there was no consideration given or received and as the assets are still under construction, we believe that book value approximates fair value and, as such, no gain or loss was recorded.

Further, on November 2, 2016, NEP acquired debt financing to fund its operations by collateralizing its own assets without any guarantees from HEP or CLISA. Due to this event, we determined that NEP has sufficient equity at risk and thus is no longer considered a VIE. We reported an investment in NEP of $51,599,030 within investments in unconsolidated affiliates on our consolidated balance sheet as of December 31, 2016. We also recorded income of $5,132,875 within equity in earnings of unconsolidated affiliates on our consolidated statement of operations for the year ended December 31, 2016.

Texas Gas Marketing, LLC

HEP and CLISA both hold a 50% membership interest in Texas Gas Marketing LLC (“TGM”). TGM is a VIE due to insufficient equity at risk to finance its activities. HEP is determined to be the primary beneficiary of this entity, because HEP is the managing member and has additional rights over CLISA under the Second Amended and Restated Limited Liability Company Agreement which allows HEP to exercise more control over TGM. Therefore, the Company has consolidated TGM.

The assets and liabilities of the Company’s VIEs (on a 100% basis) consist of the following:

	December 31,
	2016	2015
	(in thousands)
Cash and cash equivalents	$130	$5,939
Accounts receivable	—	5,125
Accrued liabilities	—	1,798

The VIEs’ assets can only be used to settle their own obligations and the VIEs’ creditors have no recourse to our assets. Our financial position, results of operations, and cash flows are impacted by our consolidated VIEs’ performance, net of intercompany eliminations, to the extent of our ownership interest in each VIE.

5.	Intangible Assets

Intangible assets consist of the following:

	December 31, 2016		December 31, 2015
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(in thousands)
Gathering and processing agreement (8 years)	$1,603	$(601)	$1,603	$(401)
Customer services agreements (1 to 9 years)	235	(104)	8,489	(8,322)
Customer relationships (25 years)	230,900	(15,393)	230,900	(6,157)

Total intangible assets	$232,738	$(16,098)	$240,992	$(14,880)

Amortization expense during 2016 and 2015 amounted to $9,471,966 and $9,916,513, respectively. Future amortization of intangible assets at December 31, 2016 is as follows:

Amortization
(in thousands)
2017	$9,472
2018	9,467
2019	9,454
2020	9,454
2021	9,454
Thereafter	169,339

Total amortization	$216,640

6.	Property and Equipment

Property and equipment consist of the following:

	December 31,
	2016	2015
	(in thousands)
Land	$54,575	$54,575
Furniture and fixtures (3 to 7 years)	1,057	1,022
Equipment (3 to 10 years)	111,403	125,434
Vehicles (5 to 7 years)	2,112	1,688
Buildings and leasehold improvements (5 to 39 years)	3,215	2,889
Metering and measurement (10 years)	14,722	13,456
Plant (10 to 20 years)	253,159	181,544
Right of way (20 to 25 years)	69,672	69,056
Pipeline (25 years)	438,018	435,345

	947,933	885,009
Less: Accumulated depreciation	(116,005)	(67,030)

	831,928	817,979
Construction in progress	34,679	49,855

Total property and equipment, net	$866,607	$867,834

Depreciation expense was $49,077,371 and $34,314,114 for the years ended December 31, 2016 and 2015, respectively.

We have equipment leases classified as capital leases of $331,847 and $300,647 included within equipment and associated accumulated depreciation of $96,504 and $33,405 as of December 31, 2016 and 2015, respectively.

7.	Long-Term Debt

Outstanding long-term debt consists of the following:

	December 31,
	2016	2015
	(in thousands)
4.75% Construction Loan due April 18, 2016	$—	$11,047
Floating rate Term Loan due May 9, 2019	300,000	300,000
$750 million Revolver due May 9, 2019	190,000	472,000
Debt issuance costs, net	(5,593)	(7,979)
Capital lease obligations	253	278

	484,660	775,346

Less: current maturities	57	11,094

Total long-term debt, net of current maturities	$484,603	$764,252

The following table reflects future maturities of long-term debt for each of the next five years and thereafter. These amounts exclude approximately $5.6 million in unamortized debt issuance costs as of December 31, 2016, which are amortized over the terms of the related debt agreements.

Long-Term Debt
(in thousands)
2017	$57
2018	66
2019	490,077
2020	53
2021	—
Thereafter	—

Total future maturities	$490,253

On April 10, 2015, our credit agreement was amended and restated (the “2015 Credit Agreement”) to increase the maximum revolver amount up to $750,000,000 (the “Revolver”) and add a term loan equal to $300,000,000 (the “Term Loan”). The Revolver and Term Loan mature in May 2019. Under our credit agreement, we have pledged all of our assets and all of the assets of our consolidated subsidiaries other than the assets of MGT, TGM and Howard EFG Improvements, LLC (“EFGI”). All of our consolidated subsidiaries other than MGT, TGM and EFGI are guarantors under our credit agreement.

Interest rates for any borrowings under the 2015 Credit Agreement are based upon our selection of either a base rate or LIBOR, in each case plus an applicable margin. The base rate is the prime rate, which was 3.75% and 3.50% at December 31,2016 and 2015, respectively. The applicable margins range from 1% to 2.25% for base rate loans and 2% to 3.25% for LIBOR loans, in each case depending on our leverage ratio. The interest rate on the total amount outstanding under the Term Loan was 3.71% and 3.59% as of December 31, 2016 and 2015, respectively. The weighted average interest rate on the total amount outstanding under the Revolver was 3.72% and 3.60% as of December 31, 2016 and 2015, respectively. We had outstanding letters of credit of $1,477,783 and $13,526,659 on December 31, 2016 and 2015, respectively.

The fair value of our floating-rate debt is estimated to be equivalent to the carrying amounts because the interest rates paid on such debt are set for a period of three months or less.

The 2015 Credit Agreement includes various loan covenants, including an interest coverage ratio and a leverage ratio, as defined in the credit agreement. These covenants are based upon the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”), as defined in the credit agreement, which may be adjusted for material project EBITDA adjustments, certain pro forma adjustments, specified equity contributions and non-recurring and extraordinary items, as defined in the credit agreement. We were required to maintain a leverage ratio of 5.5 to 1.0 beginning with the fiscal quarter ending December 31, 2015 and ending with the fiscal quarter ending on or before March 31, 2016. The leverage ratio, beginning with the fiscal quarter ending June 30, 2016 and thereafter, is 5.0 to 1.0. At December 31, 2016 and December 31, 2015, we were in compliance with all loan covenants.

On July 22, 2015 we acquired an $11,378,164 construction loan due April 18, 2016 as part of the GT Acquisition. Borrowings under this loan bore interest at 4.75%. This loan was collateralized by GT’s property and equipment and certain other assets owned by noncontrolling interest. We became in violation of the debt service coverage ratio loan covenant within the construction loan’s associated agreement as of September 30, 2015 and we continued to be in violation of this covenant as of December 31, 2015. We obtained an agreement that waived the covenant violations described above as well as any forward covenant compliance requirements through April 1, 2016. On April 18, 2016 the construction loan agreement was amended to extend the loan maturity date to October 18, 2016 and further extend the requirement for monthly principal and interest payments through this same date. As the loan had a current maturity date of October 18, 2016, the loan was classified as a current liability as of December 31, 2015. All amounts outstanding under this loan were repaid in full during August of 2016.

8.	Commitments and Contingencies

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and receivables. We believe that our constant review of receivable balances and our billing and collection policies are adequate to minimize potential credit risk.

Our concentration in the oil and gas industry in the South Texas and Pennsylvania regions and reliance upon service providers to the oil and gas industry could significantly impact our financial position and results of operations.

For the year ended December 31, 2016, the Company had three customers (each comprising over 10% of total revenue) that accounted for approximately 50% of total revenues. Four customers (each comprising over 10% of total accounts receivable) accounted for approximately 48% of total accounts receivable as of December 31, 2016.

For the year ended December 31, 2015, the Company had three customers (each comprising over 10% of total revenue) that accounted for approximately 62% of total revenues. These three customers (each comprising over 10% of total accounts receivable) accounted for approximately 47% of total accounts receivable as of December 31, 2015.

The following tables summarize concentrations of revenue and accounts receivable for customers comprising in excess of 10% of total revenues and accounts receivable:

	December 31,
	2016		2015
	(in thousands)
Revenue
Customer A	$24,135	10%	$103,464	32%
Customer B	64,519	26%	55,560	17%
Customer C	33,698	14%	42,009	13%
Accounts Receivable
Customer A	—	0%	5,105	16%
Customer B	5,030	16%	6,427	21%
Customer C	3,689	12%	3,011	10%
Customer D	3,096	10%	1,630	5%
Customer E	3,127	10%	2,944	9%

Litigation

The Company, in the normal course of business, is a defendant in various legal actions. However, in the opinion of management, the settlement of such outstanding matters will not have a material impact on the Company’s consolidated financial statements.

In January 2015, two of HEP’s subsidiaries that own and operate a gathering system in Webb County (collectively, “Howard Energy”) received a dispute notice from a customer claiming that these entities breached their obligations under certain gas gathering agreements that govern this system.

In April 2015, the customer initiated binding arbitration regarding that dispute. In January 2016, the arbitrator ruled on motions for summary judgment dismissing all claims, except the issue of whether the customer can process its own gas. The arbitrator found that Howard Energy breached a gathering agreement with the conversion of a residue line and that a trial was needed to determine whether this breach was excused (based on numerous defenses) and/or whether the customer waived its claim.

Effective July 15, 2016, HEP and certain of its subsidiaries entered into a confidential settlement agreement with the customer. Pursuant to the settlement agreement, HEP and the customer dismissed with prejudice all outstanding arbitration claims. Further, pursuant to the settlement agreement, HEP and the customer entered into amendments to their existing commercial agreements that (i) reduced rates on rich gas gathering until the customer recoups $2,000,000 in gathering fees, (ii) allow access to a Webb County Hub delivery point, (iii) provide additional firm capacity for the customer and (iv) removed the right of first refusal. We recorded a liability in connection with this settlement agreement within accrued liabilities on our Consolidated Balance Sheet. As of December 31, 2016, the remaining balance associated with this liability was $964,886.

On March 6, 2015, GT and Golden Triangle Properties, L.P. (collectively the “GT Parties”) initiated an action against DME, for declaratory rulings establishing the amount, if any, the GT Parties owed DME based on invoices presented by DME for work it allegedly performed. DME was engaged by the GT Parties to perform engineering and drafting services for the GT Parties. However, DME and the GT Parties disagreed as to the amount to be invoiced. We recorded a $260,000 legal reserve in relation to this case through purchase accounting upon completion of the GT Acquisition. On January 27, 2016, the GT Parties and DME finalized a Confidential Mutual Release and Settlement Agreement resolving the dispute for an amount materially consistent with the legal reserve and the pending case was dismissed.

Employment Agreements

Certain members of our management are parties to employment contracts with the Company. The employment agreements provide those members of management with severance payments in certain circumstances and prohibit each such person from competing with the Company or its affiliates for a certain period of time following the termination of such person’s employment.

Management Services Agreement

On December 21, 2012, LORP entered into a ten-year management services agreement (the “MSA”) with a company (the “Operator”) related to the Class B unit holders of LORP. Services to be provided under the MSA consist of all development, construction, operation, maintenance and repair services related to the Live Oak hub and business and project development services with respect to future rail hub acquisition, operation or investment opportunities within the United States.

Under the MSA, LORP paid the Operator $1,000,000 at inception and was required to pay an additional $435,000 on December 21, 2013, after certain events occurred. The present values of these amounts were included in intangible assets to be amortized over the length of the term of the MSA. During the term of the MSA, LORP was also required to pay the Operator a $50,000 monthly management fee. The MSA was terminated on January 1, 2016 as certain performance thresholds were not met.

Operating Leases

We lease office space, land and equipment under operating leases expiring through September 2039. Total rental expense under operating leases was $15,469,096 and $10,081,280 during 2016 and 2015, respectively.

At December 31, 2016, future minimum lease payments under these leases are as follows:

Operating Leases
(in thousands)
2017	$9,972
2018	6,446
2019	4,189
2020	1,746
2021	1,279
Thereafter	8,311

Total future minimum payments	$31,943

9.	Members’ Equity

Equity interests are held through ownership of the Company’s common units. Holders of common units are entitled to vote on matters that require unit holder approval. Such membership interests give the holders the right to participate in distributions and to exercise the other rights or privileges available to each entity under the Company’s current Amended and Restated Limited Liability Company Agreement (the “HEP LLC Agreement”).

In accordance with the HEP LLC Agreement, capital accounts are maintained for the Company’s members. The capital account provisions of the HEP LLC Agreement incorporate principles established for U.S. federal income tax purposes and are not comparable to the equity accounts reflected under GAAP in the Company’s consolidated financial statements.

The HEP LLC Agreement sets forth the calculation to be used in determining the amount and priority of cash distributions that its membership interest holders will receive. Capital contributions required under the HEP LLC Agreement are in proportion to the members’ respective percentage ownership interests. The HEP LLC Agreement also contains provisions for the allocation of net earnings and losses to members. For purposes of maintaining partner capital accounts, the HEP LLC Agreement specifies that items of income and loss shall be allocated among the partners in accordance with their respective percentage interests described above.

Preferred Equity Issuance

On June 22, 2016, HEP’s Sixth Amended and Restated Limited Liability Company Agreement (the “Sixth HEP LLC Agreement”) was executed and HEP issued 95,000 Series A preferred units to existing equity holders at $1,000 per unit. These preferred units represented redeemable preferred capital interests with no voting rights. These units held distribution preference over all other outstanding units and were entitled to a quarterly distribution of $20 per share as defined in the Sixth HEP LLC Agreement. These preferred units were mandatorily redeemable upon the closing of a new preferred equity raise or in the event of a change in control.

On August 22, 2016, HEP entered into a Series B Convertible Preferred Purchase Agreement (the “Preferred Purchase Agreement”) with PIP5 Skyline MLP Holdings LLC (“Skyline”) under which HEP will sell preferred units from time to time to Skyline up to an aggregate purchase price of $500 million. The Series B preferred units represent redeemable preferred capital interests with no voting rights. The Series B preferred units hold distribution preference over all other outstanding units and are entitled to a quarterly distribution of 2.4375% of the Series B preferred unit purchase price. As defined in the Seventh Amended and Restated Limited Liability Company Agreement of HEP (the “Seventh HEP LLC Agreement”), the Series B units are redeemable for a substantially similar security upon a change in control or any time after the fourth anniversary at HEP’s sole discretion, convertible into HEP common units at any time after the fourth anniversary at HEP’s sole discretion or at Skyline’s discretion subject to limits set forth in the Seventh HEP LLC Agreement or can be exchanged into common units in connection with a qualified initial public offering. Neither party is required to exercise these features. In conjunction with this transaction, the Seventh HEP LLC Agreement was amended to reflect the addition of Skyline as a preferred unit holder.

Upon closing of the Preferred Purchase Agreement, Skyline purchased 300,000 preferred units at $1,000 per unit. In conjunction with the preferred unit issuance to Skyline, the 95,000 Series A preferred units were fully redeemed. On December 22, Skyline purchased an additional 100,000 Series B convertible preferred units at $1,000 per unit.

The Series A preferred units were accounted for as mezzanine equity in the consolidated balance sheet. Mezzanine equity consisted of the following:

December 31, 2016
(in thousands)
Original issue price of 2016 series A preferred units	$95,000
Less: Redemption for series B convertible preferred units	(95,000)

Total mezzanine equity	$—

10.	Unit-based Compensation

Management Incentive Units (“MIUs”)

HEP has granted MIUs to certain employees that vest over a specified time period, typically over four years. As of December 31, 2016, a total of 207,115 MIUs remain available to be awarded.

The aggregate grant date fair value of the MIUs granted were estimated using an internally generated formula to determine the Company’s equity value. This formula calculated an equity value based on a weighted average of the present values of future estimated cash flows under several scenarios with varied assumptions.

The following table shows the activity of awards granted to employees:

	Number of Units	Weighted Average Grant Date Fair Value per Unit
Unvested awards at December 31, 2015	100,880	$299.69
Awards granted	1,158	541.64
Awards vested	(51,830)	269.37
Awards forfeited	(2,241)	290.95

Unvested awards at December 31, 2016	47,967	338.71

During the years ended December 31, 2016 and 2015, the total weighted average grant date fair value of awards vested was $13,961,447, and $13,795,406, respectively. As of December 31, 2016, a total of 47,967 unit awards remain unvested, for which HEP expects to recognize a total of $6,377,484 in compensation expense over a weighted average period of 1.7 years. Compensation expense associated with these units was $9,917,183 and $18,378,374 for the years ended December 31, 2016 and 2015, respectively. Unit-based compensation costs of $124,051 and $263,343 were capitalized to capital projects during 2016 and 2015, respectively.

HEP Management Incentive Sharing Plan (“MISP”)

On March 1, 2014 the MISP was created, under which HEP may award up to 20,000 units. MISP units vest over a 5-year period.

As of December 31, 2016, a total of 16,497 MISP units were granted and remain unvested. Based on the fair value of MISP units as of December 31, 2016, HEP expects to recognize a total of $896,716 in compensation expense over a period of 4.8 years. We recorded a liability for these awards of $1,262,023 and $2,589,860 at December 31, 2016 and 2015, respectively. Compensation (benefit) expense associated with the change in fair value of the MISP units was ($1,327,837) and $1,918,469 for the years ended December 31, 2016 and 2015, respectively.

11.	Retirement Benefits

In 2014, we established a defined contribution savings and profit sharing plan for the benefit of eligible employees. Under this plan, eligible employees can make contributions pursuant to a salary reduction agreement.

We may make discretionary matching contributions as well as an additional discretionary profit sharing contribution. We did not make a profit sharing or matching contribution during 2016 or 2015.

12.	Related Party Transactions

Subsequent to the GT Acquisition during 2015, we entered into various consulting agreements with affiliates of noncontrolling interest owners of GT. The Company paid $388,891 and $155,692 for consulting services to these affiliates for the years ended December 31, 2016 and 2015, respectively. Two affiliates of noncontrolling interest owners are also co-borrowers with GT under the Construction Loan disclosed within Note 7.

EnLink Midstream Operating, L.P. (“EnLink”) is an investor of HEP and a customer of certain subsidiaries of the Company. We had revenues from EnLink of $33,697,836 and $42,008,810 during 2016 and 2015, respectively and cost of products sold from EnLink of $3,573,841 and $1,841,968 during 2016 and 2015, respectively. As of December 31, 2016 and 2015 we had outstanding accounts receivable due from EnLink of $3,688,891 and $3,010,654, respectively. On March 6, 2017, EnLink sold their interest in HEP.

CLISA provides NEP certain services related to the construction of NEP’s natural gas transmission pipeline, which are capitalized to property and equipment as they are rendered. Services in the amount of $250,000 were rendered during 2016 and remained outstanding as of December 31, 2015.

HEP provides certain services to NEP related to the management of the joint venture. Services in the amount of $1.8 million were rendered to NEP during 2016, of which $845,654 remained outstanding as of December 31, 2016.

The Company paid $244,134 and $97,737 for aviation services to a company affiliated to a member of HEP for the years ended December 31, 2016 and 2015, respectively.

13.	Reportable Segments

Our operations are located in the United States and are organized into two reporting segments: (1) Natural Gas, and (2) Liquids.

Our Natural Gas segment is primarily engaged in the ownership and operation of gas gathering pipelines and processing facilities that generate revenue through long-term, fee-based agreements. Our Liquids segment is primarily engaged in the ownership and operation of an off-spec condensate and NGL stabilizer facility and two bulk liquids terminalling facilities that generate revenue through fee-based agreements. These segments are monitored separately by management for performance and are consistent with internal financial reporting. These segments have been identified based on the differing products and services, regulatory environment and the expertise required for these operations.

We report Segment Adjusted EBITDA as a measure of segment performance. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, certain non-cash items (such as unit-based compensation expense, gains and losses on disposals of assets and non-cash impairment charges), other non-operating income, major litigation expenses net of recoveries, acquisition-related expenses and initial public offering expenses. Adjusted EBITDA reflects amounts for less than wholly owned subsidiaries based on 100% of the subsidiaries’ results of operations and for unconsolidated affiliates based on the partnership’s proportionate ownership. We define Adjusted EBITDA attributable to controlling interest as Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interest for consolidated non-wholly owned subsidiaries.

The following tables present financial information by segment:

	Year Ended December 31,
	2016	2015
	(in thousands)
Revenues
Natural Gas:
Gathering and processing services	$133,622	$135,387
Natural gas sales	32,829	109,913
Natural gas liquid sales	3,755	2,328
Liquids:
Natural gas sales	318	368
Natural gas liquid sales	28,514	25,023
Natural gas liquid sales- related party	33,698	42,009
Liquids handling services	13,914	5,811

Total revenues	$246,650	$320,839

Segment Adjusted EBITDA attributable to controlling interest
Natural Gas	$91,422	$102,383
Liquids	10,814	15,077

Total Segment Adjusted EBITDA attributable to controlling interest	102,236	117,460
Depreciation and amortization	(58,549)	(45,226)
Interest Expense	(29,732)	(22,204)
Other (income) expense	743	2,401
State income taxes	(255)	(99)
Equity in earnings of unconsolidated affiliates	4,897	—
Adjusted EBITDA from unconsolidated affiliates	982	—
Unit-based compensation	(8,465)	(20,034)
Major litigation expenses	(3,466)	(1,120)
Acquisition related expenses	—	(1,715)
Initial public offering expenses	(448)	(535)
EBITDA attributable to noncontrolling interest	(210)	1,400

Total Net Income	$7,733	$30,328

Equity in earnings of unconsolidated affiliates
Natural Gas	$5,133	$—
Liquids	(236)	—

Total equity in earnings of unconsolidated affiliates	$4,897	$—

Depreciation and Amortization
Natural Gas	$50,736	$39,455
Liquids	7,813	5,771

Total depreciation and amortization	$58,549	$45,226

Capital Expenditures (accrual basis)
Natural Gas	$70,040	$87,723
Liquids	14,952	25,110

Total capital expenditures	$84,992	$112,833

Identifiable Assets
Natural Gas	$1,109,737	$1,051,574
Liquids	221,053	206,938

Total assets	$1,330,790	$1,258,512

Report of Independent Auditors

To the Members of

Howard Midstream Energy Partners, LLC:

We have audited the accompanying Statement of Revenues and Direct Expenses (the “financial statement”) of Angelina Gathering Company, L.L.C. (“Angelina”) for the period from January 1 to April 9, 2015.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of the financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statement that is free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the accompanying financial statement referred to above presents fairly, in all material respects, the Revenues and Direct Expenses of Angelina for the period from January 1 to April 9, 2015, in accordance with accounting principles generally accepted in the United States of America, using the basis of presentation described in Note 1.

Emphasis of Matter

The accompanying financial statement reflects the Revenues and Direct Expenses of Angelina using the basis of presentation described in Note 1 and is not intended to be a complete presentation of the financial position, results of operations, or cash flows of Angelina. Our opinion is not modified in respect of this matter.

/s/ PRICEWATERHOUSE COOPERS LLP

Houston, TX

August 25, 2016

Angelina Gathering Company, L.L.C.

Statement of Revenues and Direct Expenses

Period from January 1 to April 9, 2015

Period from January 1 to April 9, 2015
REVENUES:
Revenues from third parties	$101,121
Revenues from a related party	23,187,634

Total revenues	23,288,755
DIRECT EXPENSES:
Direct expenses	5,138,457
Depreciation	2,319,460

Total direct expenses	7,457,917

EXCESS OF REVENUES OVER DIRECT EXPENSES	$15,830,838

See accompanying notes to Statement of Revenues and Direct Expenses.

Angelina Gathering Company, L.L.C.

Notes to Financial Statements

1.	Basis of Presentation

On March 18, 2015, HEP Pennsylvania Gathering, LLC (“HEP Pennsylvania”), a wholly owned subsidiary of Howard Midstream Energy Partners, LLC (“HEP”) entered into an Agreement (the “Agreement”) with Angelina Gathering Company L.L.C. (the “Company” or “Angelina”), a wholly owned subsidiary of Southwestern Energy Company (“Southwestern”), whereby HEP Pennsylvania agreed to acquire substantially all of Angelina’s natural gas gathering assets and liabilities in Bradford and Lycoming counties in Pennsylvania (the “Angelina Assets”). The acquisition closed on April 10, 2015 for a cash purchase price of approximately $488 million, subject to contractual post-closing adjustments as set forth in the Agreement.

Southwestern did not prepare separate stand-alone historical financial statements for Angelina in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The accompanying statement of revenues and direct expenses represent 100% of Angelina and were prepared from its historical accounting records. This statement varies from a complete income statement in accordance with GAAP in that it does not reflect certain expenses that were incurred in connection with the ownership and operation of Angelina including, but not limited to, interest expense, the provision for income taxes, certain general and administrative expenses, and other indirect expenses.

The statement of revenues and direct operating expenses does not represent a complete set of financial statements reflecting financial position, results of operations, shareholders’ equity, and cash flows of Angelina and is not indicative of the results of operations for the Angelina Assets going forward. Accordingly, the accompanying statement is presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X.

2.	Significant Accounting Policies

Use of Estimates

The preparation of the statement of revenues and direct expenses in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of revenues and direct expenses during the reporting period. Actual results may differ from those estimates.

Revenue Recognition

The Company gathers Southwestern’s natural gas as well as some natural gas produced by third parties pursuant to a variety of contracts. Gas gathering revenues are recognized when the service is performed, the price is fixed or determinable and collectability of the revenue is reasonably assured.

Direct Expenses

(a) Direct expenses

Direct expenses are recognized on the accrual basis and consist of field personnel salaries, asset repair costs, consultancy and professional fees, taxes, other than income and other operating expenses directly incurred in generating revenues. No general corporate overhead expenses are included in operations and maintenance expenses as these represent allocated costs that are not indicative of future costs which would be incurred by HEP.

(b) Depreciation

The Company records depreciation expense related to property and equipment on a straight-line basis over 25 years, which is the estimated useful life of its assets. No allocated corporate depreciation expenses are included in depreciation expenses as these are not indicative of future costs which would be incurred by HEP.

3.	Related Party Transactions

The Company provides gathering and compression services to Southwestern and its subsidiaries. Sales to Southwestern or one of its subsidiaries equal Revenues from a related party in the accompanying statement.

4.	Contingencies

The activities of the Company are subject to potential claims and litigation in the normal course of operations. Pursuant to the terms of the purchase and sale agreement between Angelina and HEP, certain liabilities arising in connection with ownership of the Angelina Assets prior to the effective date are retained by Angelina. Management is not aware of any legal, environmental or other commitments or contingencies that would have a material effect on the Statement of Revenues and Direct Expenses.

5.	Excluded Expenses (Unaudited)

Angelina was part of a much larger enterprise prior to the date of the acquisition by HEP Pennsylvania. Indirect general and administrative expenses, interest, income taxes and other indirect expenses were either not allocated, or were allocated in arbitrary manner, to the Company. In addition, management of HEP believes such indirect expenses are not indicative of future costs which would be incurred by HEP with respect to the Angelina Assets. The indirect expenses allocated to Angelina and related entities which have been excluded from this statement are summarized below.

Period from January 1 to April 9, 2015
Operations and maintenance	—
General and administrative	1,881,092
Depreciation	45,453
Taxes, other than income taxes	45,971
Other (income) loss	(53,397)
Interest Expense	1,320,842
Income Tax Benefit	(1,761)

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Members of

Nueva Era Pipeline, LLC

We have audited the accompanying combined and consolidated financial statements of Nueva Era Pipeline, LLC (a Delaware limited partnership) and affiliates, which comprise the combined and consolidated balance sheet as of December 31, 2016, and the related combined and consolidated statement of operations, members’ capital, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these combined and consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined and consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these combined and consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined and consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined and consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined and consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined and consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined and consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined and consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nueva Era, LLC and affiliates as of December 31, 2016, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Houston, Texas

March 8, 2017

Nueva Era Pipeline, LLC and Affiliates

Combined and Consolidated Balance Sheet

December 31, 2016
(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$44,474
Value added tax recovery	11,809
Prepaid expenses and deposits	2,122

Total current assets	58,405
Construction in progress	125,440
Derivative asset	15,312
Other, net	25

Total assets	$199,182

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts payable	$21,417
Accounts payable to related parties	846
Accrued liabilities	793
Derivative liability	2,328

Total current liabilities	25,384

Long-term debt, net	70,600

Total liabilities	95,984

Commitments and Contingencies (Note 5)
Members’ capital	103,198

Total liabilities and members’ equity	$199,182

The accompanying notes are an integral part of these combined and consolidated financial statements.

Nueva Era Pipeline, LLC and Affiliates

Combined and Consolidated Statement of Operations

Year Ended December 31, 2016
(in thousands)
General and administrative expenses	$2,247
Other income (expense)
Unrealized gain on interest rate swaps	12,984
Foreign currency loss	(1,233)

Net income	$9,504

The accompanying notes are an integral part of these combined and consolidated financial statements.

Nueva Era Pipeline, LLC and Affiliates

Combined and Consolidated Statement of Members’ Capital

Members’ Capital
(in thousands)
Balance, December 31, 2015	8,180
Contributions	92,314
Distributions	(6,800)
Net income	9,504

Balance, December 31, 2016	$103,198

The accompanying notes are an integral part of these combined and consolidated financial statements.

Nueva Era Pipeline, LLC and Affiliates

Combined and Consolidated Statement of Cash Flows

Year Ended December 31, 2016
(in thousands)
Cash flows from operating activities
Net income	$9,504
Adjustments to reconcile net income to net cash used in operating activities
Unrealized foreign currency loss	1,406
Unrealized gain on derivatives	(12,984)
Changes in assets and liabilities:
Prepaid expenses and other assets	(2,128)
Accounts payable	1,595
Accrued liabilities	792
Value added tax recovery	(12,678)

Net cash used in operating activities	(14,493)

Cash flows from investing activities
Capital expenditures	(102,636)

Net cash used in investing activities	(102,636)

Cash flows from financing activities
Debt issuance costs	(11,025)
Borrowings on debt	81,400
Member contributions	91,014
Member distributions	(5,500)

Net cash provided by financing activities	155,889

Net increase in cash and cash equivalents	38,760
Cash and cash equivalents, beginning of period	5,714

Cash and cash equivalents, end of period	$44,474

Non-cash investing activities:
Capital expenditures included in accounts payable	$19,691
Non-cash financing activities:
Deemed contribution	$1,300
Deemed distribution	$1,300

The accompanying notes are an integral part of these combined and consolidated financial statements.

Nueva Era Pipeline, LLC and Affiliates

Notes to Combined and Consolidated Financial Statements

1.	Organization and Basis of Presentation

Organization

Nueva Era Pipeline, LLC (“NEP LLC”) is a Delaware limited partnership formed on July 14, 2015 as a wholly owned subsidiary of Howard Midstream Energy Partners, LLC (“HEP”) to construct and operate a pipeline system that will transport natural gas supplies from the U.S. to end-users in Mexico. On July 22, 2015, NEP LLC’s limited liability company agreement was amended to admit Impulsora RF, S.A. de C.V. (together with its affiliated companies, “CLISA”) with a 50% membership interest. In connection with this amendment, a contribution agreement was entered into requiring HEP to contribute its interests in Impulsora Pipeline, LLC (“Impulsora”) and cash consideration and CLISA to contribute its interests in Impulsora TS9, S.A. de C.V., Impulsora LT, S.A.P.I. de C.V. and Midstream de Mexico, S.A.P.I. de C.V.

In early 2016, the entities contributed by CLISA merged to form Midstream de Mexico S. de R.L. de C.V. (“MDM”). In addition, on March 4, 2016, Servicios Midstream, S. de R.L. de C.V. (“SM”) was formed as a wholly owned subsidiary of NEP LLC to provide services to MDM.

Nueva Era, LP (“NEP LP”) is an Ontario limited partnership formed on July 29, 2016 pursuant to a Limited Partnership Agreement between NEP LLC, as the general partner, and CLISA and HEP as limited partners. On September 16, 2016, the Limited Partnership Agreement was amended and restated requiring NEP LLC to contribute its equity interests in its Mexican subsidiaries, MDM and SM, and its U.S. subsidiary, Impulsora, to NEP LP with NEP LLC continuing to act as general partner. The combined entity is referred to hereon as NEP (collectively “we” or “our”).

Through its subsidiaries, Impulsora and MDM, NEP is in the process of constructing a pipeline system that will transport natural gas supplies from the United States to Mexico. Impulsora received its Presidential Permit on May 14, 2015, to construct, operate and maintain border-crossing facilities. NEP conducted an open season for the combined pipeline project and entered into a long term commitment with the Comision Federal de Electricidad (“CFE”) as the foundation shipper to transport natural gas to power plants in the Escobedo and Monterrey areas in Mexico.

Basis of Presentation

The combined and consolidated financial statements and notes thereto of the Company presented herein for the year ended December 31, 2016, have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We consolidate all subsidiaries where we have a controlling financial interest and all intercompany transactions and accounts are eliminated in consolidation. These financial statements present the combined financial condition and results of operations of NEP LLC and NEP LP and subsidiaries, which are under common control and common management of HEP and CLISA.

We have evaluated events occurring after the balance sheet date for possible disclosure as a subsequent event through March 8, 2017. Any material subsequent events that occurred during this time have been properly recognized or disclosed in the financial statements.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. On an ongoing basis, we review our estimates based on currently available information. Changes in facts and circumstances may result in revised estimates.

Foreign Currency Transactions

The U.S. dollar has been determined to be the functional currency of NEP’s Mexican subsidiaries based on an assessment of economic circumstances of our operations. Transactions denominated in currencies other than the functional currency were recorded based on exchange rates at the time such transactions arose. Subsequent changes in exchange rates when the transactions were settled resulted in transaction gains and losses. Non-monetary balance sheet amounts are translated at historical exchange rates. Other balance sheet amounts are translated at the exchange rates in effect at the balance sheet date. All foreign currency gains and losses are included in the determination of net income on the Combined and Consolidated Statement of Operations.

Cash and Cash Equivalents

Cash and cash equivalents include all cash on hand, demand deposits, and investments with original maturities of three months or less. We place our cash deposits and temporary cash investments with high credit quality financial institutions. At times, our cash and cash equivalents may be uninsured or in deposit accounts that exceed or are not covered under the Federal Deposit Insurance Corporation limit.

Value Added Tax (“VAT”) Recovery

NEP’s Mexican subsidiaries are subject to VAT. Mexico applies a 16% tax on all goods and services purchased throughout Mexico. We are currently in the process of requesting refunds of our favorable VAT balances from the Mexican government as allowed by the enacted tax laws. We review our VAT receivable balance for collectibility whenever events or changes in circumstances indicate the carrying amount might not be recoverable.

Construction in Progress

Construction in progress is stated at cost and not depreciated. Upon completion of construction, the asset will be transferred to property, plant, and equipment and begin depreciating. Interest is capitalized based on the current borrowing rate of our associated debt when the related costs are incurred. Interest costs totaling $885,551 were capitalized during 2016.

We review property and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. If such a review should indicate that the carrying amount of long-lived assets is not recoverable, we will reduce the carrying amount of such assets to fair value. We did not identify any events or circumstances that would indicate that any impairment of a long-lived asset has occurred; therefore, we have not recorded any impairments to long-lived assets during 2016.

Asset Retirement Obligations

We record a liability for asset retirement obligations at the fair value of the estimated costs to retire a tangible long-lived asset at the time we incur that liability, when we have a legal obligation to incur costs to retire the asset and when a reasonable estimate of the fair value of the obligation can be made. If a reasonable estimate cannot be made at the time the liability is incurred, we record the liability when sufficient information is available to estimate the fair value.

We have asset retirement obligations with respect to certain of our assets due to various legal obligations to clean and/or dispose of those assets at the time they are retired. However, these assets can be used for an extended and indeterminate period of time as long as they are properly maintained and/or upgraded. It is our practice and current intent to maintain our assets and continue making improvements to those assets based on technological advances. As a result, we believe that our assets have indeterminate lives for purposes of estimating asset retirement obligations because dates or ranges of dates upon which we would retire these assets cannot reasonably be estimated at this time. When a date or range of dates can reasonably be estimated for the retirement of any asset, we will estimate the costs of performing the retirement activities and record a liability for the fair value of these costs.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents and accounts payable approximate their fair values. The fair value of our floating-rate debt is estimated to be equivalent to the carrying amounts because the interest rates paid on such debt are set for a period of three months or less.

We have interest rate derivatives that are accounted for as assets and liabilities at fair value in our Combined and Consolidated Balance Sheet. We report gains and losses on these derivatives in unrealized gain on interest rate swaps within our Combined and Consolidated Statement of Operations. We determine the fair value of our assets and liabilities subject to fair value measurement by using the highest possible “level” of inputs. Level 1 inputs are observable quotes in an active market for identical assets and liabilities. Level 2 inputs are inputs observable for similar assets and liabilities. We consider the valuation of our interest rate derivatives as Level 2 as the primary input, the LIBOR curve, is based on quotes from an active exchange of Eurodollar futures for the same period as the future interest swap settlements. Level 3 inputs are unobservable. During the year ended December 31, 2016, no transfers were made between any levels within the fair value hierarchy.

The following table summarizes the fair value of our financial assets and liabilities measured and recorded at fair value on a recurring basis as of December 31, 2016 based on inputs used to derive their fair values:

	Fair Value Total	Fair Value Measurements at December 31, 2016
		Level 1	Level 2	Level 3
	(in thousands)
Assets:
Interest rate derivatives	$15,312	$—	$15,312	$—
Liabilities:
Interest rate derivatives	$(2,328)	$—	$(2,328)	$—

Income Taxes

For federal income tax purposes, our taxable earnings are included in the income tax returns of the members and taxed depending on their individual tax situations. Accordingly, there is no provision for federal income taxes in the accompanying combined and consolidated financial statements.

New Accounting Pronouncements

Accounting standard-setting organizations frequently issue new or revised accounting rules. We review new pronouncements to determine their impact, if any, on our combined and consolidated financial statements. We are evaluating the impact of each pronouncement on our combined and consolidated financial statements.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which clarifies the principles for recognizing revenue based on the core principle that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2018 and interim reporting periods within annual reporting periods after December 15, 2019. Earlier adoption is permitted. ASU 2014-09 can be adopted either retrospectively to each prior reporting period presented or as a cumulative-effect adjustment as of the date of adoption. We are currently evaluating the impact that adopting this new accounting standard will have on our revenue recognition policies.

In February 2015, the FASB issued ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis (“ASU 2015-02”), which changed the requirements for consolidations analysis. Under ASU 2015-02, reporting entities are required to evaluate whether they should consolidate certain legal entities. ASU 2015-02 is effective for fiscal years beginning after December 15, 2016, and early adoption is permitted. We have adopted this guidance having no material impact on NEP.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments- Credit Losses (Topic 326) (“ASU-2016-13), which requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. ASU 2016-13 is effective for fiscal years beginning after December 15, 2020 and for interim periods within fiscal years beginning after December 15, 2021. Application to interim periods is permitted but not required in the initial year of application. Early application of the amendments is permitted. We are currently evaluating the impact that adopting this new accounting standard will have on our combined and consolidated financial statements and related disclosures, however, we do not expect that the adoption of this ASU will have a material impact on our combined and consolidated financial statements.

In October 2016, the FASB issued ASU 2016-17, Consolidation (Topic 810) (“ASU 2016-17”), which further amends evaluation of whether a reporting entity is the primary beneficiary of a variable interest entity by changing how a reporting entity that is a single decision maker of a variable interest entity treats indirect interests in the entity held through related parties that are under common control with the reporting entity. ASU 2016-17 is effective for fiscal years beginning after December 15, 2016, and interim periods beginning after December 15, 2017. Early adoption is permitted. Management is currently evaluating the impact the adoption of this ASU will have on our combined and consolidated financial statements.

3.	Long-Term Debt

Outstanding long-term debt consists of the following:

December 31, 2016
(in thousands)
Construction Loan	$81,400
Debt issuance costs, net	(10,800)

70,600

The following table reflects future maturities of long-term debt for each of the next five years and thereafter. These amounts exclude approximately $10.8 million in unamortized debt issuance costs as of December 31, 2016, which are amortized over the terms of the related debt agreements.

Long-Term Debt
(in thousands)
2017	$—
2018	—
2019	—
2020	—
2021	—
Thereafter	81,400

Total future maturities	$81,400

On November 3, 2016 Impulsora and MDM entered into construction loan agreements with maximum borrowing capacity of $147,648,129 and $158,803,447, respectively. The construction loans convert to term loans after the end of the construction period. The term loans mature 7 years after conversion. Under our loan agreements, we have pledged all of NEP’s assets.

Interest rates for borrowings under the loan agreements are based upon our selection of either a base rate or LIBOR, in each case plus an applicable margin. The base rate is the prime rate, which was 3.75% at December 31, 2016. The applicable margins for the Impulsora construction loan range from 1% to 2% before November 2020 and 1.25% to 2.25% after November 2020. The applicable margins for the MDM construction loan range from 1.00% to 2.25% before November 2020 and 1.25% to 2.50% after November 2020. The average interest rate on the total amounts outstanding under the construction loans at Impulsora and MDM as of December 31, 2016 was 2.6% and 2.9%, respectively. We had outstanding letters of credit of $3,624,527 and $21,375,473 on December 31, 2016 for Impulsora and MDM, respectively. Impulsora and MDM had a combined borrowing capacity of $225,051,576 as of December 31, 2016.

The loan agreement includes various financial covenants. As of December 31, 2016, we were in compliance with all covenants.

4.	Interest Rate Swaps

We are exposed to market risk for changes in interest rate swaps. We manage interest rate exposure by utilizing interest rate swaps to lock in the rate on a portion of our current borrowings.

The following table summarizes our interest rate swaps outstanding, none of which are designated as hedges for accounting purposes:

Term	Type	Notional Amount Outstanding at December 31, 2016 (in thousands)
October 31, 2039	Pay a fixed rate of 2.04% receive a floating rate (a)	$5,959
October 31, 2039	Pay a fixed rate of 2.03% receive a floating rate (a)	26,117
October 31, 2039	Pay a fixed rate of 2.04% receive a floating rate (b)	23,753
October 31, 2039	Pay a fixed rate of 2.03% receive a floating rate (c)	6,376
October 31, 2039	Pay a fixed rate of 2.03% receive a floating rate (b)	7,731
October 31, 2039	Pay a fixed rate of 2.05% receive a floating rate (a)	7,687

(a)	Floating rates are based on a 1-month LIBOR from November 30,2016 through October 31, 2017 and a 3-month LIBOR thereafter.
(b)	Floating rates are based on a 3-month LIBOR.
(c)	Floating rates are based on a 1-month LIBOR.

5.	Commitments and Contingencies

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and interest rate derivatives.

Our concentration in the oil and gas industry in the South Texas and Mexico regions and reliance upon service providers to the oil and gas industry could significantly impact our financial position and results of operations.

Litigation

The activities of NEP are subject to potential claims and litigation in the normal course of operations. Management is not aware of any legal, environmental or other commitments and contingencies that would have a material effect on our combined and consolidated financial statements.

6.	Related Party Transactions

CLISA provides NEP certain services related to the construction of NEP’s natural gas transmission pipeline. These services are capitalized within construction in progress as they are rendered.

HEP provides certain services to NEP related to the construction management of the joint venture. These services are capitalized within construction in progress as they are rendered. As of December 31, 2016, we had outstanding accounts payable due to HEP of $845,654.

7.	Members’ Capital

NEP LLC

Equity interests of NEP LLC are held through ownership of member units. Member units have no voting rights under NEP LLC’s current Amended and Restated Limited Liability Company Agreement (the “NEP LLC Agreement”). NEP LLC is controlled by its board of directors. The board of directors is comprised of two HEP directors and two CLISA directors. As of December 31, 2016, there were 100 membership units issued and outstanding.

In accordance with the NEP LLC Agreement capital accounts are maintained for each entity’s members. The capital account provisions of the NEP LLC Agreement incorporate principles established for U.S. federal income tax purposes and are not comparable to the equity accounts reflected under GAAP in NEP’s combined and consolidated financial statements.

The NEP LLC Agreement sets forth the calculation to be used in determining the amount and priority of cash distributions that its membership interest holders will receive. Capital contributions required under the NEP LLC Agreement are in proportion to the members’ respective percentage ownership interests. The NEP LLC Agreement also contains provisions for the allocation of net earnings and losses to members. For purposes of maintaining partner capital accounts, the NEP LLC Agreement specifies that items of income and loss shall be allocated among the partners in accordance with their respective percentage interests.

NEP LP

Equity interests of NEP LP are held through ownership of NEP LP’s Class A units, Class B units and general units. General units are held by the General Partner, NEP LLC. Each unit is entitled to one vote per unit on matters that require unit holder approval. However, all powers to control and manage NEP LP are vested exclusively in the General Partner. As of December 31, 2016 there were 98,000 Class A units, 100,000 Class B units and 2,000 general units issued and outstanding.

In accordance with the NEP LP Agreement capital accounts are maintained for each entity’s members. The capital account provisions of the NEP LP Agreement incorporate principles established for U.S. federal income tax purposes and are not comparable to the equity accounts reflected under GAAP in NEP’s combined and consolidated financial statements.

The NEP LP Agreement sets forth the calculation to be used in determining the amount and priority of cash distributions that its membership interest holders will receive. Capital contributions required under the NEP LP Agreement are in proportion to the members’ respective percentage ownership interests. The NEP LP Agreement also contains provisions for the allocation of net earnings and losses to members. For purposes of maintaining partner capital accounts, the NEP LP Agreement specifies that items of income and loss shall be allocated among the partners in accordance with their respective percentage interests and class of unit held.

Appendix A

FORM OF

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

HOWARD MIDSTREAM PARTNERS, LP

A Delaware Limited Partnership

Dated as of

[• ], 2017

A-i

A-ii

EXHIBIT A Form of Certificate Evidencing Common Units

A-iii

FIRST AMENDED AND RESTATED AGREEMENT OF

LIMITED PARTNERSHIP OF HOWARD MIDSTREAM PARTNERS, LP

THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF HOWARD MIDSTREAM PARTNERS, LP, dated as of [•], 2017, is entered into by and between HOWARD MIDSTREAM GP, LLC, a Delaware limited liability company, as the General Partner, and HOWARD MIDSTREAM ENERGY PARTNERS, LLC, a Delaware limited liability company, as the Organizational Limited Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, stock acquisition, merger or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing, over the long term, the operating capacity, operating income or revenue of the Partnership Group from the operating capacity, operating income or revenue of the Partnership Group existing immediately prior to such transaction. For purposes of this definition, “long term” generally refers to a period of time greater than twelve months.

“Additional Book Basis” means, with respect to any Adjusted Property, the portion of the Carrying Value of such Adjusted Property that is attributable to positive adjustments made to such Carrying Value as determined in accordance with the provisions set forth below in this definition of Additional Book Basis. For purposes of determining the extent to which Carrying Value constitutes Additional Book Basis:

(a) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event; and

(b) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided, that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period. With respect to a Disposed of Adjusted Property, the Additional Book Basis Derivative Items shall be the amount of Additional Book Basis taken into account in computing gain or loss from the disposition of such Disposed of Adjusted Property; provided that the provisions of the immediately preceding sentence shall apply to the determination of the Additional Book Basis Derivative Items attributable to Disposed of Adjusted Property.

“Adjusted Capital Account” means, with respect to any Partner, the balance in such Partner’s Capital Account at the end of each taxable period of the Partnership after giving effect to the following adjustments: (a) credit to such Capital Account any amount that such Partner is (i) obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or (ii) deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5)) and (b) debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Adjusted Operating Surplus” means, with respect to any period, (a) Operating Surplus generated with respect to such period less (b) (i) the amount of any net increase in Working Capital Borrowings (or the Partnership’s proportionate share of any net increase in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to such period and (ii) the amount of any net decrease in cash reserves (or the Partnership’s proportionate share of any net decrease in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period, and plus (c) (i) the amount of any net decrease in Working Capital Borrowings (or the Partnership’s proportionate share of any net decrease in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to such period, (ii) the amount of any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (b)(ii) above and (iii) the amount of any net increase in cash reserves (or the Partnership’s proportionate share of any net increase in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of “Operating Surplus.”

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.4(d).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Quantity of IDR Reset Common Units” has the meaning given such term in Section 5.10(a).

“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate in the context in which the term “Agreed Allocation” is used).

“Agreed Value” of (a) a Contributed Property means the fair market value of such property or asset at the time of contribution and (b) an Adjusted Property means the fair market value of such Adjusted Property on the date of the Revaluation Event, in each case as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this First Amended and Restated Agreement of Limited Partnership of Howard Midstream Partners, LP, as it may be amended, supplemented or restated from time to time.

“AIMCo” means PIP5 Skyline MLP Holdings LLC, a Delaware limited liability company.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest, (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a) the sum of:

(i) all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter;

(ii) if the General Partner so determines, all or any portion of additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) (A) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter or (B) available to be borrowed as a Working Capital Borrowing as of the date of determination of Available Cash with respect to such Quarter (even if not actually borrowed until the date on which the distribution of Available Cash with respect to such Quarter is paid); and

(iii) cash distributions received by any Group Member after the end of such Quarter from any equity interest in any Person (other than a Subsidiary of the Partnership), which distributions are paid by such Person in respect of operations conducted by such Person during such Quarter; less

(b) the amount of any cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to:

(i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter;

(ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject; or

(iii) provide funds for distributions under Section 6.4 or Section 6.5 in respect of any one or more of the next four Quarters;

provided, however, that the General Partner may not establish cash reserves pursuant to subclause (iii) above if the effect of such cash reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; provided, further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means, with respect to the General Partner, its board of directors or board of managers, if the General Partner is a corporation or limited liability company, or the board of directors or board of managers of the general partner of the General Partner, if the General Partner is a limited partnership, as applicable.

“Book Basis Derivative Items” means any item of income, deduction, gain or loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

“Book-Down Event” means a Revaluation Event that gives rise to a Net Termination Loss.

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for U.S. federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.4 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with U.S. federal income tax accounting principles.

“Book-Up Event” means a Revaluation Event that gives rise to a Net Termination Gain.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the States of Pennsylvania or Texas shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.4. The “Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Capital Contribution” means (a) any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions) or (b) current distributions that a Partner is entitled to receive but otherwise waives.

“Capital Improvement” means (a) the construction of new capital assets by a Group Member, (b) the replacement, improvement or expansion of existing capital assets by a Group Member or (c) a capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has, or after such capital contribution will have, directly or indirectly, an equity interest, to fund such Group Member’s pro rata share of the cost of the construction of new, or the replacement, improvement or expansion of existing, capital assets by such Person, in each case if and to the extent such construction, replacement, improvement or expansion is made to increase, over the long term, the operating capacity, operating income or revenue of the Partnership Group, in the case of clause (a) and clause (b), or such Person, in the case of clause (c), from the operating capacity, operating income or revenue of the Partnership Group or such Person, as the case may be, existing immediately prior to such construction, replacement, improvement, expansion or capital contribution. For purposes of this definition, “long term” generally refers to a period of time greater than twelve months.

“Capital Surplus” means Available Cash distributed by the Partnership in excess of Operating Surplus, as described in Section 6.3(a).

“Carrying Value” means (a) with respect to a Contributed Property or an Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and other cost recovery deductions charged to the Partners’ Capital Accounts in respect of such property and (b) with respect to any other Partnership property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination; provided, however, that the Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.4(d) to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable to the Partnership or any Limited Partner for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

“Certificate” means a certificate, in such form (including in global form if permitted by applicable rules and regulations of The Depository Trust Company or its successors and assigns) as may be adopted by the General Partner, issued by the Partnership and evidencing ownership of one or more classes of Partnership Interests. The initial form of certificate approved by the General Partner for Common Units is attached as Exhibit A to this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Citizenship Eligibility Trigger” has the meaning given such term in Section 4.9(a).

“claim” or “claims” (for purposes of Section 7.12(g)) has the meaning given such term in Section 7.12(g).

“Closing Date” means the first date on which Common Units are sold by the Partnership and AIMCo to the IPO Underwriters pursuant to the provisions of the IPO Underwriting Agreement.

“Closing Price” for any day, with respect to Limited Partner Interests of a particular class, means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the last closing bid and ask prices on such day, regular way, in either case as reported on the principal National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange, the average of the high bid and low ask prices on such day in the over-the-counter market, as reported by such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and ask prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, and any successor thereto. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” has the meaning given such term in Section 11.3(a).

“Commences Commercial Service” means the date upon which a Capital Improvement is first put into or commences commercial service by a Group Member following completion of construction, replacement, improvement or expansion and testing, as applicable.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Limited Partner Interest having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

“Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

“Conflicts Committee” means a committee of the Board of Directors composed of two or more directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner (other than Group Members), (c) is not a holder of any ownership interest in the General Partner or its Affiliates or the Partnership Group other than (i) Common Units and (ii) awards that are granted to such director in his or her capacity as a director under any long-term incentive plan, equity compensation plan or similar plan implemented by the General Partner or the Partnership and (d) is determined by the Board of Directors to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading (or if the Common Units are not then listed or admitted to trading on a National Securities Exchange, the New York Stock Exchange).

“Construction Debt” means debt incurred to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on Construction Debt or (c) distributions (including incremental Incentive Distributions) on Construction Equity.

“Construction Equity” means equity issued to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on Construction Debt or (c) distributions (including incremental Incentive Distributions) on Construction Equity. Construction Equity does not include equity issued in the Initial Public Offering.

“Construction Period” means the period beginning on the date that a Group Member enters into a binding obligation to commence a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that the Group Member abandons or disposes of such Capital Improvement.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.4(d), such property or other asset shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of [•], 2017, by and among HEP, the General Partner, the Partnership, AIMCo, the Operating Company, OpCo GP and OpCo LP, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Cumulative Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum of the Common Unit Arrearages with respect to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

“Current Market Price” means, as of any date for any class of Limited Partner Interests, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

“Deferred Issuance” has the meaning given such term in Section 5.2(c).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or Section 11.2.

“Derivative Partnership Interests” means any options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative securities relating to, convertible into or exchangeable for Partnership Interests.

“Disposed of Adjusted Property” has the meaning given such term in Section 6.1(d)(xii)(B).

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Eligibility Certificate” has the meaning given such term in Section 4.9(b).

“Eligible Holder” means a Limited Partner whose, or whose owners’ (a) U.S. federal income tax status or lack of proof of U.S. federal income tax status does not have and is not reasonably likely to have, as determined by the General Partner, the material adverse effect described in Section 4.9(a)(i) or (b) nationality, citizenship or other related status does not create and is not reasonably likely to create, as determined by the General Partner, a substantial risk of cancellation or forfeiture as described in Section 4.9(a)(ii).

“Estimated Incremental Quarterly Tax Amount” has the meaning given such term in Section 6.9.

“Event Issue Value” means, with respect to any Common Unit as of any date of determination, (i) in the case of a Revaluation Event that includes the issuance of Common Units pursuant to a public offering and solely for cash, the price paid for such Common Units (before deduction for any underwriters’ discounts and commissions), or (ii) in the case of any other Revaluation Event, the Closing Price of the Common Units on the date of such Revaluation Event or, if the General Partner determines that a value for the Common Unit other than such Closing Price more accurately reflects the Event Issue Value, the value determined by the General Partner.

“Event of Withdrawal” has the meaning given such term in Section 11.1(a).

“Excess Additional Book Basis” has the meaning given such term in the definition of “Additional Book Basis Derivative Items.”

“Excess Distribution” has the meaning given such term in Section 6.1(d)(iii)(A).

“Excess Distribution Unit” has the meaning given such term in Section 6.1(d)(iii)(A).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

“Expansion Capital Expenditures” means cash expenditures for Acquisitions or Capital Improvements. Expansion Capital Expenditures shall include interest payments (including periodic net payments under related interest rate swap agreements) and related fees paid during the Construction Period on Construction Debt, as well as other expenditures incurred to construct or acquire new midstream infrastructure and to extend the useful lives of the assets owned by any Group Member, reduce costs, increase revenues or increase system throughput or capacity from the levels existing immediately prior to such expenditure. Where cash expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each.

“Final Subordinated Units” has the meaning given such term in Section 6.1(d)(x)(A).

“First Liquidation Target Amount” has the meaning given such term in Section 6.1(c)(i)(D).

“First Target Distribution” means $[•] per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on [•], 2017, it means the product of $[•] multiplied by a fraction, the numerator of which is the number of days in such period and the denominator of which is [•]), subject to adjustment in accordance with Section 5.10, Section 6.6 and Section 6.9.

“Fully Diluted Weighted Average Basis” means, when calculating the number of Outstanding Units for any period, a basis that includes (a) the weighted average number of Outstanding Units during such period plus (b) all Partnership Interests and Derivative Partnership Interests (i) that are convertible into or exercisable or exchangeable for Units or for which Units are issuable, in each case that are senior to or pari passu with the Subordinated Units, (ii) whose conversion, exercise or exchange price, if any, is less than the Current Market Price on the date of such calculation, (iii) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (iv) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Weighted Average Basis when calculating whether the Subordination Period has ended or Subordinated Units are entitled to convert into Common Units pursuant to Section 5.6, such Partnership Interests and Derivative Partnership Interests shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (x) the number of Units issuable upon such conversion, exercise or exchange and (y) the number of Units that such consideration would purchase at the Current Market Price.

“General Partner” means Howard Midstream GP, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the non-economic management interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership.

“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.

“Group” means two or more Persons that have, or with or through any of their respective Affiliates or Associates have, any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power over or disposing of any Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, in each case, as such may be amended, supplemented or restated from time to time.

“Hedge Contract” means any exchange, swap, forward, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of a Group Member to fluctuations in interest rates, the price of commodities, basis differentials or currency exchange rates in their operations or financing activities and not for speculative purposes.

“HEP” means Howard Midstream Energy Partners, LLC, a Delaware limited liability company.

“HEP Services” means HEP Services, LLC, a Delaware limited liability company.

“Holder” means any of the following:

(a) the General Partner who is the Record Holder of Registrable Securities;

(b) any Affiliate of the General Partner who is the Record Holder of Registrable Securities (other than natural persons who are Affiliates of the General Partner by virtue of being officers, directors or employees of the General Partner or any of its Affiliates);

(c) any Person who has been the General Partner within the prior two years and who is the Record Holder of Registrable Securities;

(d) any Person who has been an Affiliate of the General Partner within the prior two years and who is the Record Holder of Registrable Securities (other than natural persons who were Affiliates of the General Partner by virtue of being officers, directors or employees of the General Partner or any of its Affiliates); and

(e) a transferee and current Record Holder of Registrable Securities to whom the transferor of such Registrable Securities, who was a Holder at the time of such transfer, assigns its rights and obligations under this Agreement; provided, such transferee agrees in writing to be bound by the terms of this Agreement and provides its name and address to the Partnership promptly upon such transfer.

“IDR Reset Common Units” has the meaning given such term in Section 5.10(a).

“IDR Reset Election” has the meaning given such term in Section 5.10(a).

“Incentive Distribution Right” means a Limited Partner Interest having the rights and obligations specified with respect to Incentive Distribution Rights in this Agreement (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest).

“Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Sections 6.4(a)(v), (vi) and (vii) and 6.4(b)(iii), (iv) and (v).

“Incremental Income Taxes” has the meaning given such term in Section 6.9.

“Indemnified Persons” has the meaning given such term in Section 7.12(g).

“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of (i) any Group Member, the General Partner or any Departing General Partner or (ii) any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as a manager, managing member, general partner, director, officer, fiduciary or trustee of another Person owing a fiduciary duty to any Group Member; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services and (f) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement because such Person’s status, service or relationship exposes such Person to potential claims, demands, suits or proceedings relating to the Partnership Group’s business and affairs.

“Ineligible Holder” has the meaning given such term in Section 4.9(c).

“Initial Common Units” means the Common Units sold in the Initial Public Offering.

“Initial Limited Partners” means HEP (with respect to its Limited Partner Interest as the Organizational Limited Partner and the Common Units and Subordinated Units received by it pursuant to Section 5.2(a)), the General Partner (with respect to the Incentive Distribution Rights received by it pursuant to Section 5.2(a)) and the IPO Underwriters upon the issuance by the Partnership and the sale by AIMCo of Common Units as described in Section 5.2(b) in connection with the Initial Public Offering.

“Initial Public Offering” means the initial offering and sale of Common Units to the public (including the offer and sale of Common Units pursuant to the Over-Allotment Option), as described in the IPO Registration Statement.

“Initial Unit Price” means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Common Units were first offered to the public for sale as set forth on the cover page of the IPO Prospectus or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) issuances of equity interests of any Group Member (including the Common Units sold to the IPO Underwriters in the Initial Public Offering) to anyone other than the Partnership Group; (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and (ii) sales or other dispositions of assets as part of normal retirements or replacements; and (d) capital contributions received by a Group Member.

“IPO Prospectus” means the final prospectus relating to the Initial Public Offering dated [•], 2017 and filed by the Partnership with the Commission pursuant to Rule 424 of the Securities Act on [•], 2017.

“IPO Registration Statement” means the Registration Statement on Form S-1 (File No. 333-[•]), as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Public Offering.

“IPO Underwriter” means each Person named as an underwriter in Exhibit A to the IPO Underwriting Agreement who purchases Common Units pursuant thereto.

“IPO Underwriting Agreement” means that certain Underwriting Agreement dated as of [•], 2017 among the IPO Underwriters, AIMCo, HEP, the General Partner, the Partnership and the Operating Company, providing for the purchase of Common Units by the IPO Underwriters.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Limited Partner” means, unless the context otherwise requires, each Initial Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership.

“Limited Partner Interest” means an equity interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Partnership Interests or a combination thereof (but excluding Derivative Partnership Interests), and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner pursuant to the terms and provisions of this Agreement.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (d) of the third sentence of Section 12.1, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected pursuant to Section 12.3 to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“Maintenance Capital Expenditure” means cash expenditures (including expenditures for the replacement or improvement of existing capital assets) by a Group Member made to maintain, over the long term, the operating capacity, operating income or revenue of the Partnership Group. For purposes of this definition, “long term” generally refers to a period of time greater than twelve months.

“Merger Agreement” has the meaning given such term in Section 14.1.

“Minimum Quarterly Distribution” means $[•] per Unit per Quarter (or with respect to the period commencing on the Closing Date and ending on [•], 2017, it means the product of $[•] multiplied by a fraction, the numerator of which is the number of days in such period and the denominator of which is [•]), subject to adjustment in accordance with Section 5.10, Section 6.6 and Section 6.9.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).

“Net Agreed Value” means (a) in the case of any Contributed Property, the Agreed Value of such property or other asset reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such property or other asset is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.4(d)(ii)) at the time such property is distributed, reduced by any Liabilities either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case as determined and required by the Treasury Regulations promulgated under Section 704(b) of the Code.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.4(b) and shall not include any items specially allocated under Section 6.1(d); provided, however, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.4(b) and shall not include any items specially allocated under Section 6.1(d); provided, however, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

“Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

“Net Termination Gain” means, for any taxable period, (a) the sum, if positive, of all items of income, gain, loss or deduction (determined in accordance with Section 5.4(b)) that are recognized by the Partnership (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) the excess, if any, of the aggregate amount of Unrealized Gain over the aggregate amount of Unrealized Loss deemed recognized by the Partnership pursuant to Section 5.4(d) on the date of a Revaluation Event; provided, however, that the items included in the determination of Net Termination Gain shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“Net Termination Loss” means, for any taxable period, (a) the sum, if negative, of all items of income, gain, loss or deduction (determined in accordance with Section 5.4(b)) that are recognized by the Partnership (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) the excess, if any, of the aggregate amount of Unrealized Loss over the aggregate amount of Unrealized Gain deemed recognized by the Partnership pursuant to Section 5.4(d) on the date of a Revaluation Event; provided, however, that the items included in the determination of Net Termination Loss shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“Noncompensatory Option” has the meaning set forth in Treasury Regulation Section 1.721-2(f).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice” means a written request from a Holder pursuant to Section 7.12 which shall (a) specify the Registrable Securities intended to be registered, offered and sold by such Holder, (b) describe the nature or method of the proposed offer and sale of Registrable Securities and (c) contain the undertaking of such Holder to provide all such information and materials and take all action as may be required or appropriate in order to permit the Partnership to comply with all applicable requirements and obligations in connection with the registration and disposition of such Registrable Securities pursuant to Section 7.12.

“Notice of Election to Purchase” has the meaning given such term in Section 16.1(b).

“Omnibus Agreement” means that certain Omnibus Agreement, dated as of [•], 2017, by and among HEP Services, HEP, the General Partner, the Partnership, the Operating Company, OpCo GP and OpCo LP, as such agreement may be amended, supplemented or restated from time to time.

“OpCo GP” means Howard Midstream OpCo GP, LLC, a Delaware limited liability company.

“OpCo LP” means Howard Midstream OpCo, LP, a Delaware limited partnership.

“Operating Company” means Howard Midstream Operating, LLC, a Delaware limited liability company, and any successors thereto.

“Operating Expenditures” means all Partnership Group cash expenditures (or the Partnership’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, compensation of employees, officers and directors of the General Partner, reimbursement of expenses of the General Partner and its Affiliates, debt service payments, Maintenance Capital Expenditures, repayment of Working Capital Borrowings and payments made in the ordinary course of business under any Hedge Contracts, subject to the following:

(a) repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of “Operating Surplus” shall not constitute Operating Expenditures when actually repaid;

(b) payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures;

(c) Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (iii) distributions to Partners, (iv) repurchases of Partnership Interests, other than repurchases of Partnership Interests by the Partnership to satisfy obligations under employee benefit plans or reimbursement of expenses of the General Partner for purchases of Partnership Interests by the General Partner to satisfy obligations under employee benefit plans or (v) any other expenditures or payments using the proceeds of the Initial Public Offering as described under “Use of Proceeds” in the IPO Registration Statement; and

(d) (i) amounts paid in connection with the initial purchase of a Hedge Contract shall be amortized over the life of such Hedge Contract and (ii) payments made in connection with the termination of any Hedge Contract prior to the expiration of its scheduled settlement or termination date shall be included in equal quarterly installments over the remaining scheduled life of such Hedge Contract.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(a) the sum of (i) $[•] million, (ii) cash collected with respect to accounts receivable distributed to HEP prior to the closing of the Initial Public Offering, (iii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions and the termination of Hedge Contracts (provided that cash receipts from the termination of a Hedge Contract prior to its scheduled settlement or termination date shall be included in Operating Surplus in equal quarterly installments over the remaining scheduled life of such Hedge Contract), (iv) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, (v) the amount of cash distributions from Operating Surplus paid during the Construction Period (including incremental Incentive Distributions) on Construction Equity and (vi) cash distributions (including incremental Incentive Distributions) paid in respect of equity issued, other than equity issued pursuant to the Initial Public Offering, to pay interest and related fees on debt incurred, or to pay distributions on equity issued, to finance the Expansion Capital Expenditures referred to in clause (v) above less

(b) the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period, (ii) the amount of cash reserves (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the General Partner to provide funds for future Operating Expenditures and (iii) all Working Capital Borrowings not repaid within twelve months after having been incurred, or repaid within such 12-month period with the proceeds of additional Working Capital Borrowings; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner or to such other Person selecting such counsel or obtaining such opinion.

“Option Closing Date” means the date or dates on which any Common Units are sold by the Partnership to the IPO Underwriters upon exercise of the Over-Allotment Option.

“Organizational Limited Partner” means HEP in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding in the Partnership Register as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Interests of any class, all Partnership Interests owned by or for the benefit of such Person or Group shall not be entitled to be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement; provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class directly or indirectly from a Person or Group described in clause (i), provided, that, upon or prior to such acquisition, the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership with the prior approval of the Board of Directors.

“Over-Allotment Option” means the option to purchase additional Common Units granted to the IPO Underwriters by the Partnership pursuant to the IPO Underwriting Agreement.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means Howard Midstream Partners, LP, a Delaware limited partnership, and any successor thereto.

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Partnership Interest” means any equity interest (or, in the case of the General Partner Interest, any management interest), including any class or series of equity interest, in the Partnership, which shall include any Limited Partner Interests and the General Partner Interest but shall exclude any Derivative Partnership Interests.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Partnership Representative” has the meaning given such term in Section 9.3.

“Partnership Register” means a register maintained on behalf of the Partnership by the General Partner, or, if the General Partner so determines, by the Transfer Agent as part of the Transfer Agent’s books and transfer records, with respect to each class of Partnership Interests in which all Record Holders and transfers of such class of Partnership Interests are registered or otherwise recorded.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

“Percentage Interest” means, as of any date of determination, (a) as to any Unitholder with respect to Units, the quotient obtained by dividing (i) the number of Units held by such Unitholder by (ii) the total number of Outstanding Units and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.5, the percentage calculated in accordance with the method established as a part of such issuance. The Percentage Interest with respect to both (x) an Incentive Distribution Right and (y) the General Partner Interest shall at all times be zero.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Plan of Conversion” has the meaning given such term in Section 14.1.

“Privately Placed Units” means any Common Units issued for cash or property other than pursuant to a public offering.

“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests, (c) when used with respect to holders of Incentive Distribution Rights, apportioned among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder and (d) when used with respect to Holders who have requested to include Registrable Securities in a Registration Statement pursuant to Section 7.12(a) or Section 7.12(b), apportioned among all such Holders in accordance with the relative number of Registrable Securities held by each such holder and included in the Notice relating to such request.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XVI.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership in which the Closing Date occurs, the portion of such fiscal quarter after the Closing Date.

“Rate Eligibility Trigger” has the meaning given such term in Section 4.9(a).

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to receive notice of, or entitled to exercise rights in respect of, any lawful action of Limited Partners (including voting) or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer. For the avoidance of doubt, Section 13.6 shall not apply to any Record Date set by the General Partner for purposes of determining the identity of Record Holders entitled to receive any distribution.

“Record Holder” means (a) with respect to any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered in the records of the Transfer Agent and in the Partnership Register as of the Partnership’s close of business on a particular Business Day or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered in the Partnership Register that the General Partner has caused to be kept as of the Partnership’s close of business on a particular Business Day.

“Redeemable Interests” means any Limited Partner Interests subject to redemption pursuant to amendments adopted by the General Partner pursuant to Section 4.9.

“Registrable Security” means any Partnership Interest other than the General Partner Interest; provided, however, that any Registrable Security shall cease to be a Registrable Security: (a) at the time a Registration Statement covering such Registrable Security is declared effective by the Commission, or otherwise becomes effective under the Securities Act, and such Registrable Security has been sold or disposed of pursuant to such Registration Statement; (b) at the time such Registrable Security may be disposed of pursuant to Rule 144 (or any successor or similar rule or regulation) under the Securities Act; (c) when such Registrable Security is held by a Group Member and (d) at the time such Registrable Security has been sold in a private transaction in which the transferor’s rights under Section 7.12 of this Agreement have not been assigned to the transferee of such securities.

“Registration Statement” has the meaning given such term in Section 7.12(a) of this Agreement.

“Remaining Net Positive Adjustments” means, as of the end of any taxable period, (a) with respect to the Unitholders holding Common Units or Subordinated Units, the excess of (i) the Net Positive Adjustments of the Unitholders holding Common Units or Subordinated Units as of the end of such period over (ii) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period and (b) with respect to the holders of Incentive Distribution Rights, the excess of (i) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (ii) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).

“Reset MQD” has the meaning given such term in Section 5.10(e).

“Reset Notice” has the meaning given such term in Section 5.10(b).

“Retained Converted Subordinated Unit” has the meaning given such term in Section 5.4(c)(ii).

“Revaluation Event” means an event that results in adjustment of the Carrying Value of each Partnership property pursuant to Section 5.4(d).

“Second Liquidation Target Amount” has the meaning given such term in Section 6.1(c)(i)(E).

“Second Target Distribution” means $[•] per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on [•], 2017, it means the product of $[•] multiplied by a fraction, the numerator of which is equal to the number of days in such period and the denominator of which is [•]), subject to adjustment in accordance with Section 5.10, Section 6.6 and Section 6.9.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to the procedures in Section 7.12 of this Agreement.

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (a) with respect to the Unitholders holding Common Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such taxable period bear to the Aggregate Remaining Net Positive Adjustments as of that time and (b) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such taxable period bear to the Aggregate Remaining Net Positive Adjustments as of that time.

“Special Approval” means approval by a majority of the members of the Conflicts Committee acting in good faith.

“Subordinated Unit” means a Limited Partner Interest having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term “Subordinated Unit” does not include a Common Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“Subordination Period” means the period commencing on the Closing Date and expiring on the first to occur of the following dates:

(a) the first Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter beginning with the Quarter ending [•], 2020 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case in respect of such periods and (B) the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units, in each case that were Outstanding during such periods on a Fully Diluted Weighted Average Basis, and (ii) there are no Cumulative Common Unit Arrearages; and

(b) the first Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter beginning with the Quarter ending [•], 2018 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case with respect to the four-Quarter period immediately preceding such date equaled or exceeded 150% of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case in respect of such period, and (B) the Adjusted Operating Surplus for the four-Quarter period immediately preceding such date equaled or exceeded 150% of the sum of the Minimum Quarterly Distribution on all of the Common Units and Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units, in each case that were Outstanding during such period on a Fully Diluted Weighted Average Basis, plus the corresponding Incentive Distributions and (ii) there are no Cumulative Common Unit Arrearages.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the general partner interests of such partnership are owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surviving Business Entity” has the meaning given such term in Section 14.2(b).

“Target Distributions” means, collectively, the First Target Distribution, Second Target Distribution and Third Target Distribution.

“Tax Matters Partner” has the meaning given such term in Section 9.3.

“Third Target Distribution” means $[•] per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on [•], 2017, it means the product of $[•] multiplied by a fraction, the numerator of which is equal to the number of days in such period and the denominator of which is [•]), subject to adjustment in accordance with Section 5.10, Section 6.6 and Section 6.9.

“Trading Day” means a day on which the principal National Securities Exchange on which the referenced Partnership Interests of any class are listed or admitted to trading is open for the transaction of business or, if such Partnership Interests are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City are not legally required to be closed.

“Transaction Documents” has the meaning given such term in Section 7.1(b).

“transfer” has the meaning given such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the General Partner to act as registrar and transfer agent for any class of Partnership Interests in accordance with the Exchange Act and the rules of the National Securities Exchange on which such Partnership Interests are listed or admitted to trading (if any); provided, however, that, if no such Person is appointed as registrar and transfer agent for any class of Partnership Interests, the General Partner shall act as registrar and transfer agent for such class of Partnership Interests.

“Treasury Regulation” means the United States Treasury regulations promulgated under the Code.

“Underwritten Offering” means (a) an offering pursuant to a Registration Statement in which Partnership Interests are sold to an underwriter on a firm commitment basis for reoffering to the public (other than the Initial Public Offering), (b) an offering of Partnership Interests pursuant to a Registration Statement that is a “bought deal” with one or more investment banks and (c) an “at-the-market” offering pursuant to a Registration Statement in which Partnership Interests are sold to the public through one or more investment banks or managers on a best efforts basis.

“Unit” means a Partnership Interest that is designated by the General Partner as a “Unit” and shall include Common Units and Subordinated Units but shall not include (i) the General Partner Interest or (ii) Incentive Distribution Rights.

“Unit Majority” means (i) during the Subordination Period, at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), voting as a separate class, and at least a majority of the Outstanding Subordinated Units, voting as a separate class, and (ii) after the end of the Subordination Period, at least a majority of the Outstanding Common Units.

“Unitholders” means the Record Holders of Units.

“Unpaid MQD” has the meaning given such term in Section 6.1(c)(i)(B).

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.4(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.4(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.4(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.4(d)).

“Unrecovered Initial Unit Price” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an “Unrestricted Person” for purposes of this Agreement from time to time.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Withdrawal Opinion of Counsel” has the meaning given such term in Section 11.1(b).

“Working Capital Borrowings” means borrowings incurred pursuant to a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to the Partners; provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within twelve  months from the date of such borrowings other than from additional Working Capital Borrowings.

Section 1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation” and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The General Partner has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. To the fullest extent permitted by law, any construction or interpretation of this Agreement by the General Partner and any action taken pursuant thereto and any determination made by the General Partner in good faith shall, in each case, be conclusive and binding on all Record Holders, each other Person or Group who acquires an interest in a Partnership Interest and all other Persons for all purposes.

ARTICLE II

ORGANIZATION

Section 2.1 Formation. The General Partner and the Organizational Limited Partner previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and hereby amend and restate the original Agreement of Limited Partnership of Howard Midstream Partners, LP in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

Section 2.2 Name. The name of the Partnership shall be “Howard Midstream Partners, LP”. Subject to applicable law, the Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209

Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 16211 La Cantera Parkway, Suite 202, San Antonio, Texas 78256, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 16211 La Cantera Parkway, Suite 202, San Antonio, Texas 78256, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4 Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity and (b) do anything necessary or appropriate in furtherance of the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that, except in connection with action taken by the General Partner under Section 15.1, the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed). To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve the conduct by the Partnership of any business and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to propose or approve the conduct by the Partnership of any business shall be permitted to do so in its sole and absolute discretion.

Section 2.5 Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6 Term. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.7 Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more Affiliates of the General Partner or one or more nominees of the General Partner or its Affiliates, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more Affiliates of the General Partner or one or more nominees of the General Partner or its Affiliates shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership’s designated Affiliates as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to any successor General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1 Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2 Management of Business. No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. No action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) nor shall any such action affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3 Rights of Limited Partners.

(a) Each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand, and at such Limited Partner’s own expense:

(i) to obtain from the General Partner either (A) the Partnership’s most recent filings with the Commission on Form 10-K and any subsequent filings on Form 10-Q or Form 8-K or (B) if the Partnership is no longer subject to the reporting requirements of the Exchange Act, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act (or any successor rule or regulation under the Securities Act); provided, that the foregoing materials shall be deemed to be available to a Limited Partner in satisfaction of the requirements of this Section 3.3(a)(i) if posted on or accessible through the Partnership’s or the Commission’s website;

(ii) to obtain a current list of the name and last known business, residence or mailing address of each Partner; and

(iii) to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments hereto and thereto.

(b) To the fullest extent permitted by law, the rights to information granted the Limited Partners pursuant to Section 3.3(a) replace in their entirety any rights to information provided for in Section 17-305(a) of the Delaware Act, and each of the Limited Partners, each other Person or Group who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have any rights as Limited Partners, interest holders or otherwise to receive any information either pursuant to Sections 17-305(a) of the Delaware Act or otherwise except for the information identified in Section 3.3(a).

(c) The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes

(A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.3).

(d) Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Limited Partners, each other Person or Group who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person or Group.

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS;

REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1 Certificates. Record Holders of Partnership Interests and, where appropriate, Derivative Partnership Interests, shall be recorded in the Partnership Register and ownership of such interests shall be evidenced by a physical certificate or book entry notation in the Partnership Register. Notwithstanding anything to the contrary in this Agreement, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by physical certificates. Certificates, if any, shall be executed on behalf of the Partnership by the Chief Executive Officer, President, Chief Financial Officer or any Executive Vice President, Senior Vice President or Vice President and the Secretary, any Assistant Secretary or other authorized officer of the General Partner, and shall bear the legend set forth in Section 4.8(f). The signatures of such officers upon a Certificate may, to the extent permitted by law, be facsimiles. In case any officer who has signed or whose signature has been placed upon such Certificate shall have ceased to be such officer before such Certificate is issued, it may be issued by the Partnership with the same effect as if he or she were such officer at the date of its issuance. If a Transfer Agent has been appointed for a class of Partnership Interests, no Certificate for such class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that, if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(b) and Section 6.7(c), if Common Units are evidenced by Certificates, on or after the date on which Subordinated Units are converted into Common Units pursuant to the terms of Section 5.6, the Record Holders of such Subordinated Units (a) if the Subordinated Units are evidenced by Certificates, may exchange such Certificates for Certificates evidencing the Common Units into which such Record Holder’s Subordinated Units converted or (b) if the Subordinated Units are not evidenced by Certificates, shall be issued Certificates evidencing the Common Units into which such Record Holders’ Subordinated Units converted. With respect to any Partnership Interests that are represented by physical certificates, the General Partner may determine that such Partnership Interests will no longer be represented by physical certificates and may, upon written notice to the holders of such Partnership Interests and subject to applicable law, take whatever actions it deems necessary or appropriate to cause such Partnership Interests to be registered in book entry or global form and may cause such physical certificates to be cancelled or deemed cancelled.

Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.

(b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued, if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct, to indemnify the Partnership, the Limited Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the General Partner or the Transfer Agent.

If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, to the fullest extent permitted by law, such Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c) As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3 Record Holders.

The names and addresses of Unitholders as they appear in the Partnership Register shall be the official list of Record Holders of the Partnership Interests for all purposes. The Partnership and the General Partner shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person or Group, regardless of whether the Partnership or the General Partner shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person or Group in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Person on the other hand, such representative Person shall be the Limited Partner with respect to such Partnership Interest upon becoming the Record Holder in accordance with Section 10.1(b) and have the rights and obligations of a Limited Partner hereunder as and to the extent provided herein, including Section 10.1(c).

Section 4.4 Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns all or any part of its General Partner Interest to another Person and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns all or a part of such Limited Partner Interest to another Person who is or becomes a Limited Partner as a result thereof, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void, and the Partnership shall have no obligation to effect any such transfer or purported transfer.

(c) Nothing contained in this Agreement shall be construed to prevent or limit a disposition by any stockholder, member, partner or other owner of the General Partner or any Limited Partner of any or all of such Person’s shares of stock, membership interests, partnership interests or other ownership interests in the General Partner or such Limited Partner and the term “transfer” shall not include any such disposition.

Section 4.5 Registration and Transfer of Limited Partner Interests.

(a) The General Partner shall maintain, or cause to be maintained by the Transfer Agent in whole or in part, the Partnership Register on behalf of the Partnership.

(b) The General Partner shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are duly endorsed and surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, however, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of this Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests for which a Transfer Agent has been appointed, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered. Upon the proper surrender of a Certificate, such transfer shall be recorded in the Partnership Register.

(c) Upon the receipt by the General Partner of a duly endorsed certificate or, in the case of uncertificated Limited Partner Interests for which a Transfer Agent has been appointed, the Transfer Agent of proper transfer instructions from the Record Holder of uncertificated Limited Partner Interests, such transfer shall be recorded in the Partnership Register.

(d) By acceptance of any Limited Partner Interests pursuant to a transfer in accordance with this Article IV, each transferee of a Limited Partner Interest (including any nominee, agent or representative acquiring such Limited Partner Interests for the account of another Person or Group) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the Partnership Register and such Person becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(e) Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.8, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any

Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

(f) The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units and Common Units (whether issued upon conversion of the Subordinated Units or otherwise) to one or more Persons without the approval of any Limited Partner or any other Person.

Section 4.6 Transfer of the General Partner’s General Partner Interest.

(a) The General Partner may transfer all or any part of its General Partner Interest without the approval of any Limited Partner or any other Person.

(b) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest owned by the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7 Transfer of Incentive Distribution Rights. The General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without the approval of any Limited Partner or any other Person.

Section 4.8 Restrictions on Transfers.

(a) Except as provided in Section 4.8(e), notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation or (iii) except in connection with any action taken by the General Partner under Section 15.1, cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed). The Partnership may issue stop transfer instructions to any Transfer Agent in order to implement any restriction on transfer contemplated by this Agreement.

(b) The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to (i) avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed) or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c) The transfer of an IDR Reset Common Unit that was issued in connection with an IDR Reset Election pursuant to Section 5.10 shall be subject to the restrictions imposed by Section 6.8(b) and Section 6.8(c).

(d) The transfer of a Subordinated Unit or a Common Unit resulting from the conversion of a Subordinated Unit shall be subject to the restrictions imposed by Section 6.7(b) and Section 6.7(c).

(e) Nothing in this Agreement shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

(f) Each certificate or book entry evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF HOWARD MIDSTREAM PARTNERS, LP THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF HOWARD MIDSTREAM PARTNERS, LP UNDER THE LAWS OF THE STATE OF DELAWARE OR (C) EXCEPT IN CONNECTION WITH ANY ACTION TAKEN BY THE GENERAL PARTNER UNDER SECTION 15.1, CAUSE HOWARD MIDSTREAM PARTNERS, LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). THE GENERAL PARTNER OF HOWARD MIDSTREAM PARTNERS, LP MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO (A) AVOID A SIGNIFICANT RISK OF HOWARD MIDSTREAM PARTNERS, LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED) OR (B) PRESERVE THE UNIFORMITY OF THE LIMITED PARTNER INTERESTS IN HOWARD MIDSTREAM PARTNERS, LP (OR ANY CLASS OR CLASSES THEREOF). THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL EXECUTIVE OFFICES OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

Section 4.9 Eligibility Certificates; Ineligible Holders.

(a) If at any time the General Partner determines, with the advice of counsel, that:

(i) the U.S. federal income tax status (or lack of proof of the U.S. federal income tax status) of one or more Limited Partners or their beneficial owners has or is reasonably likely to have a material adverse effect on the rates that can be charged to customers by any Group Member with respect to assets that are subject to regulation by the Federal Energy Regulatory Commission or similar regulatory body (a “Rate Eligibility Trigger”); or

(ii) any Group Member is subject to any federal, state or local law or regulation that would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of one or more Limited Partners or their owners (a “Citizenship Eligibility Trigger”);

then, the General Partner, without the approval of any Limited Partner, may adopt such amendments to this Agreement as it determines to be necessary or appropriate to (A) in the case of a Rate Eligibility Trigger, obtain such proof of the U.S. federal income tax status of such Limited Partners and, to the extent relevant, their beneficial owners, as the General Partner determines to be necessary or appropriate to reduce the risk of occurrence of a material adverse effect on the rates that can be charged to customers by any Group Member or (B) in the case of a Citizenship Eligibility Trigger, obtain such proof of the nationality, citizenship or other related status of such Limited Partners and, to the extent relevant, their beneficial owners, as the General Partner determines to be necessary or appropriate to eliminate or mitigate the risk of cancellation or forfeiture of any properties or interests therein.

(b) Amendments adopted pursuant to this Section 4.9 may include provisions requiring all Limited Partners to certify as to their (and their beneficial owners’) status as Eligible Holders upon demand and on a regular basis, as determined by the General Partner, and may require transferees of Units to so certify prior to being admitted to the Partnership as Limited Partners (any such required certificate, an “Eligibility Certificate”).

(c) Amendments adopted pursuant to this Section 4.9 may provide that (i) any Limited Partner who fails to furnish to the General Partner, within a reasonable period, requested proof of its (and its beneficial owners’) status as an Eligible Holder or (ii) if upon receipt of such Eligibility Certificate or other requested information the General Partner determines that a Limited Partner is not an Eligible Holder (an “Ineligible Holder”), the Limited Partner Interests owned by such Limited Partner shall be subject to redemption. In addition, the General Partner shall be substituted and treated as the owner of all Limited Partner Interests owned by an Ineligible Holder.

(d) If the General Partner adopts amendments pursuant to this Section 4.9 providing for the redemption of Limited Partner Interests, the aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(e) The General Partner shall, in exercising, or abstaining from exercising, voting rights in respect of Limited Partner Interests held by it on behalf of Ineligible Holders, distribute the votes or abstentions in the same manner and in the same ratios as the votes of Limited Partners (including the General Partner and its Affiliates) in respect of Limited Partner Interests other than those of Ineligible Holders are distributed, either casting votes for or against or abstaining as to the matter.

(f) Upon dissolution of the Partnership, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Holder’s share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Ineligible Holder of its Limited Partner Interests (representing the right to receive its share of such distribution in kind).

(g) At any time after an Ineligible Holder can and does certify that it has become an Eligible Holder, such Ineligible Holder may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Ineligible Holder not redeemed, such Ineligible Holder be admitted as a Limited Partner, and upon approval of the General Partner, such Ineligible Holder shall be admitted as a Limited Partner and shall no longer constitute an Ineligible Holder, and the General Partner shall cease to be deemed to be the owner in respect of such Ineligible Holder’s Limited Partner Interests.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1 Organizational Contributions. In connection with the formation of the Partnership under the Delaware Act, the General Partner was admitted as the General Partner of the Partnership, and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $2,000.00 for a 100% Limited Partner Interest in the Partnership and was admitted as a Limited Partner of the Partnership. As of the Closing Date, pursuant to the Contribution Agreement and subsequent to the issuances described in Section 5.2(a), the Limited Partner Interest initially issued to the Organizational Limited Partner upon the formation of the Partnership shall be redeemed in exchange for the return of the initial Capital Contribution of the Organizational Limited Partner, and 100% of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contribution shall be allocated and distributed to the Organizational Limited Partner. The Organizational Limited Partner hereby continues as a limited partner of the Partnership with respect to the interests issued to it pursuant to Section 5.2(a).

Section 5.2 Contributions by the Limited Partners.

(a) On the Closing Date, pursuant to and as described in the Contribution Agreement, (i) HEP contributed to the Partnership, as a Capital Contribution, all of the Contributed Interests (as defined in the Contribution Agreement) and $[•] million in cash in exchange for (A) [•] Common Units, (B) [•] Subordinated Units and (C) the assumption by the Partnership of the Term Loan (as defined in the Contribution Agreement), (ii) the Partnership issued the Incentive Distribution Rights to the General Partner and (iii) (A) HEP transferred [•] Common Units to AIMCo and (B) AIMCo was admitted as a limited partner of the Partnership in respect of such Units.

(b) On the Closing Date and pursuant to the IPO Underwriting Agreement, each IPO Underwriter paid or contributed cash to AIMCo and the Partnership, respectively, in exchange for the sale by AIMCo and the issuance by the Partnership of Common Units to each IPO Underwriter, all as set forth in the IPO Underwriting Agreement.

(c) Upon each exercise, if any, of the Over-Allotment Option, each IPO Underwriter shall pay or contribute cash to the Partnership on the applicable Option Closing Date in exchange for the sale and issuance by the Partnership of Common Units to each IPO Underwriter, all as set forth in the IPO Underwriting Agreement. Any Common Units subject to the Over-Allotment Option that are not purchased by the IPO Underwriters pursuant to the Over-Allotment Option, if any (the “Deferred Issuance”), will be issued to HEP at the expiration of the Over-Allotment Option period for no additional consideration, all as set forth in the IPO Underwriting Agreement. Notwithstanding any other provision of this Agreement, but subject to the last sentence of Section 6.3(a), the Partnership is hereby authorized to distribute to HEP any net cash proceeds from the sale of Common Units in connection with the underwriters’ exercise of the Over-Allotment Option.

(d) Any assignment of Common Units by AIMCo pursuant to the Underwriting Agreement is hereby permitted notwithstanding any transfer restrictions set forth in Article IV hereof.

(e) Except for the Capital Contributions made or to be made pursuant to Section 5.2(a) through Section 5.2(c) and for Capital Contributions required to be made by or on behalf of a Person acquiring Partnership Interests or Derivative Partnership Interests in connection with future issuances in accordance with Section 5.5, no Limited Partner will be required to make any additional Capital Contribution to the Partnership pursuant to this Agreement.

Section 5.3 Interest and Withdrawal.

No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution and liquidation of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section  17-502(b) of the Delaware Act.

Section 5.4 Capital Accounts.

(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee, agent or representative in any case in which such nominee, agent or representative has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). The initial Capital Account balance attributable to the Common Units and Subordinated Units issued to HEP pursuant to Section 5.2(a) and, to the extent applicable, Section 5.2(c) shall equal the respective Net Agreed Value of the Capital Contributions specified in Section 5.2(a) or Section 5.2(c), as applicable, which shall be deemed to equal the product of the number of Common Units and Subordinated Units issued to HEP pursuant to Section 5.2(a) or Section 5.2(c), as applicable, and the Initial Unit Price for each such Common Unit and Subordinated Unit (and the initial Capital Account balance attributable to each such Common Unit and Subordinated Unit shall equal its Initial Unit Price). The initial Capital Account balance attributable to the Common Units issued and sold to the IPO Underwriters pursuant to Section 5.2(b) and, to the extent applicable, Section 5.2(c) shall equal the product of the number of Common Units so issued and sold to the IPO Underwriters and the Initial Unit Price for each Common Unit (and the initial Capital Account balance attributable to each such Common Unit shall equal its Initial Unit Price). The initial Capital Account attributable to the General Partner Interest and the Incentive Distribution Rights shall be zero. Thereafter, the Capital Account shall in respect of each such Partnership Interest be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.4(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.4(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose); provided, that:

(i) Solely for purposes of this Section 5.4, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement or governing, organizational or similar documents) of all property owned by (x) any other Group Member that is classified as a partnership or disregarded entity for U.S. federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership or disregarded entity for U.S. federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

(ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii) The computation of all items of income, gain, loss and deduction shall be made, except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), without regard to any election under Section 754 of the Code that may be made by the Partnership. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv) In the event the Carrying Value of Partnership property is adjusted pursuant to Section 5.4(d), any Unrealized Gain resulting from such adjustment shall be treated as an item of gain, and any Unrealized Loss resulting from such adjustment shall be treated as an item of loss.

(v) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(vi) An item of income of the Partnership that is described in Section 705(a)(1)(B) of the Code (with respect to items of income that are exempt from tax) shall be treated as an item of income for the purpose of this Section 5.4(b), and an item of expense of the Partnership that is described in Section 705(a)(2)(B) of the Code (with respect to expenditures that are not deductible and not chargeable to capital accounts), shall be treated as an item of deduction for the purpose of this Section 5.4(b).

(vii) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.4(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

(viii) The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

(c) (i) Except as otherwise provided in this Section 5.4(c), a transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(ii) Subject to Section 6.7(b), immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.6 by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.4(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or Common Units resulting from the conversion of Subordinated Units will (A) first, be allocated to the Subordinated Units or Common Units resulting from the conversion of Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or Common Units resulting from the conversion of Subordinated Units to be transferred and (y) the Per Unit Capital Amount for an Initial Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Common Units resulting from the conversion of Subordinated Units (“Retained Converted Subordinated Units”) or Subordinated Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Subordinated Units or Retained Converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred Subordinated Units or Common Units resulting from the conversion of Subordinated Units will have a balance equal to the amount allocated under clause (A) hereinabove.

(iii) Subject to Section 6.8(b), immediately prior to the transfer of an IDR Reset Common Unit by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.4(c)(iii) apply), the Capital Account maintained for such Person with respect to its IDR Reset Common Units will (A) first, be allocated to the IDR Reset Common Units to be transferred in an amount equal to the product of (x) the number of such IDR Reset Common Units to be transferred and (y) the Per Unit Capital Amount for an Initial Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any IDR Reset Common Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained IDR Reset Common Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred IDR Reset Common Units will have a balance equal to the amount allocated under clause (A) hereinabove.

(d) (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of a Noncompensatory Option, the issuance of Partnership Interests as consideration for the provision of services, the issuance of IDR Reset Common Units pursuant to Section 5.10, or the conversion of the General Partner’s Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of each Partner and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance and had been allocated among the Partners at such time pursuant to Section 6.1(c) and Section 6.1(d) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated; provided, however, that in the event of the issuance of a Partnership Interest pursuant to the exercise of a Noncompensatory Option where the right to share in Partnership capital represented by such Partnership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Partnership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); provided further, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. If, upon the occurrence of a Revaluation Event described in this Section 5.4(d), a Noncompensatory Option of the Partnership is outstanding, the Partnership shall adjust the Carrying Value of each Partnership property in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2). In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or, in the case of a Revaluation Event resulting from the exercise of a Noncompensatory Option, immediately after the issuance of the Partnership Interest acquired pursuant to the exercise of such Noncompensatory Option if required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(1)) shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may first determine an aggregate value for the assets of the Partnership that takes into account the current trading price of the Common Units, the fair market value of all other Partnership Interests at such time, and the amount of Partnership Liabilities. The General Partner may allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate). Absent a contrary determination by the General Partner, the aggregate fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a Revaluation Event shall be the value that would result in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value.

(ii) In accordance with Treasury Regulation Section 1.704- 1(b)(2)(iv)(f), immediately prior to any distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance and had been allocated among the Partners at such time pursuant to Section 6.1(c) and Section 6.1(d) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of a distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined in the same manner as that provided in Section 5.4(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

Section 5.5 Issuances of Additional Partnership Interests and Derivative Partnership Interests.

(a) The Partnership may issue additional Partnership Interests and Derivative Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b) Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.5(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may, or shall be required to, redeem the Partnership Interest; (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by Certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

(c) The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and Derivative Partnership Interests pursuant to this Section 5.5, including Common Units issued in connection with the Deferred Issuance, (ii) the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) the issuance of Common Units pursuant to Section 5.10, (iv) reflecting admission of such additional Limited Partners in the Partnership Register as the Record Holders of such Limited Partner Interests and (v) all additional issuances of Partnership Interests and Derivative Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests or Derivative Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or Derivative Partnership Interests or in connection with the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.

(d) No fractional Units shall be issued by the Partnership.

Section 5.6 Conversion of Subordinated Units.

(a) All of the Subordinated Units shall convert into Common Units on a one-for-one basis on the expiration of the Subordination Period.

(b) A Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section  6.7.

Section 5.7 Limited Preemptive Right. Except as provided in this Section 5.7 and Section 5.10 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created. Other than with respect to the issuance of Partnership Interests in connection with the Initial Public Offering, the General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests.

Section 5.8 Splits and Combinations.

(a) Subject to Section 5.8(d), Section 6.6 and Section 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units (including the number of Subordinated Units that may convert prior to the end of the Subordination Period) are proportionately adjusted.

(b) Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice (or such shorter periods as required by applicable law). The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Interests to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of Partnership Interests represented by Certificates, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.5(d) and this Section 5.8(d), each fractional Unit shall be rounded to the nearest whole Unit, with fractional Units equal to or greater than a 0.5  Unit being rounded to the next higher Unit.

Section 5.9 Nature of Limited Partner Interests. All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be validly issued, and, to the fullest extent permitted by, and except as otherwise provided in, the Delaware Act, recipients of such Limited Partner Interests will have (a) no obligation to make further payments for such Limited Partner Interests or contributions to the Partnership solely by reason of their ownership of such Limited Partner Interests, and (b) no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being a Limited Partner.

Section 5.10 Issuance of Common Units in Connection with Reset of Incentive Distribution Rights.

(a) Subject to the provisions of this Section 5.10, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, at any time when there are no Subordinated Units Outstanding and the Partnership has made a distribution pursuant to Section 6.4(b)(v) for each of the four most recently completed Quarters and the amount of each such distribution did not exceed Adjusted Operating Surplus for such Quarter, to make an election (the “IDR Reset Election”) to cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.10(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their respective proportionate share of a number of Common Units (the “IDR Reset Common Units”) derived by dividing (i) the average amount of the aggregate cash distributions made by the Partnership for the two full Quarters immediately preceding the giving of the Reset Notice in respect of the Incentive Distribution Rights by (ii) the average of the cash distributions made by the Partnership in respect of each Common Unit for the two full Quarters immediately preceding the giving of the Reset Notice (the number of Common Units determined by such quotient is referred to herein as the “Aggregate Quantity of IDR Reset Common Units”). If at the time of any IDR Reset Election the General Partner and its Affiliates are not the holders of a majority in interest of the Incentive Distribution Rights, then the IDR Reset Election shall be subject to the prior written concurrence of the General Partner that the conditions described in the immediately preceding sentence have been satisfied. The making of the IDR Reset Election in the manner specified in this Section 5.10 shall cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.10(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive IDR Reset Common Units on the basis specified above, without any further approval required by the General Partner or the Unitholders other than as set forth in this Section 5.10(a), at the time specified in Section 5.10(c) unless the IDR Reset Election is rescinded pursuant to Section 5.10(d).

(b) To exercise the right specified in Section 5.10(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the “Reset Notice”) to the Partnership. Within 10 Business Days after the receipt by the Partnership of such Reset Notice, the Partnership shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Partnership’s determination of the Aggregate Quantity of IDR Reset Common Units that each holder of Incentive Distribution Rights will be entitled to receive.

(c) The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of IDR Reset Common Units on the fifteenth Business Day after receipt by the Partnership of the Reset Notice; provided, however, that the issuance of IDR Reset Common Units to the holder or holders of the Incentive Distribution Rights shall not occur prior to the approval of the listing or admission for trading of such IDR Reset Common Units by the principal National Securities Exchange upon which the Common Units are then listed or admitted for trading if any such approval is required pursuant to the rules and regulations of such National Securities Exchange.

(d) If the principal National Securities Exchange upon which the Common Units are then traded has not approved the listing or admission for trading of the IDR Reset Common Units to be issued pursuant to this Section 5.10 on or before the 30th calendar day following the Partnership’s receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR

Reset Election or elect to receive other Partnership Interests having such terms as the General Partner may approve, with the approval of the Conflicts Committee, that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of IDR Reset Common Units would have had at the time of the Partnership’s receipt of the Reset Notice, as determined by the General Partner, and (ii) for the subsequent conversion of such Partnership Interests into Common Units within not more than 12 months following the Partnership’s receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).

(e) The Minimum Quarterly Distribution and the Target Distributions shall be adjusted at the time of the issuance of IDR Reset Common Units or other Partnership Interests pursuant to this Section 5.10 such that (i) the Minimum Quarterly Distribution shall be reset to equal the average cash distribution amount per Common Unit for the two Quarters immediately prior to the Partnership’s receipt of the Reset Notice (the “Reset MQD”), (ii) the First Target Distribution shall be reset to equal 115% of the Reset MQD, (iii) the Second Target Distribution shall be reset to equal 125% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 150% of the Reset MQD.

(f) Upon the issuance of IDR Reset Common Units pursuant to Section 5.10(a), the Capital Account maintained with respect to the Incentive Distribution Rights will (i) first, be allocated to IDR Reset Common Units in an amount equal to the product of (A) the Aggregate Quantity of IDR Reset Common Units and (B) the Per Unit Capital Amount for an Initial Common Unit, and (ii) second, as to any remaining balance in such Capital Account, be retained by the holder of the Incentive Distribution Rights. If there is not sufficient capital associated with the Incentive Distribution Rights to allocate the full Per Unit Capital Amount for an Initial Common Unit to the IDR Reset Common Units in accordance with clause (i) of this Section 5.10(f), the IDR Reset Common Units shall be subject to Sections 6.1(d)(x)(B) and (C).

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.4(b)) for each taxable period shall be allocated among the Partners as provided herein below.

(a) Net Income. Net Income for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated as follows:

(i) First, to the Unitholders to which Net Loss has been allocated pursuant to the proviso in Section 6.1(b)(i), in proportion to the allocations of Net Loss pursuant to the proviso in Section 6.1(b)(i), until the aggregate amount of Net Income allocated pursuant to this Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate amount of Net Loss allocated pursuant to the proviso in Section 6.1(b)(i) for all previous taxable periods; and

(ii) Thereafter, to the Unitholders, Pro Rata.

(b) Net Loss. Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period shall be allocated as follows:

(i) First, to the Unitholders, Pro Rata; provided, however, that Net Losses shall not be allocated pursuant to this Section 6.1(b) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account) and such Net Loss shall instead be allocated to the Unitholders with positive Adjusted Capital Account balances in proportion to such positive balances; and

(ii) Second, the balance, if any, 100% to the General Partner.

(c) Net Termination Gains and Losses. Net Termination Gain or Net Termination Loss (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss) for such taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i) Except as provided in Section 6.1(c)(iv) and subject to the provisions set forth in the last sentence of this Section 6.1(c)(i), Net Termination Gain (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Gain) shall be allocated in the following order and priority:

(A) First, to each Unitholder having a deficit balance in its Adjusted Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Adjusted Capital Accounts of all Unitholders, until each such Unitholder has been allocated Net Termination Gain equal to any such deficit balance in its Adjusted Capital Account;

(B) Second, to all Unitholders holding Common Units, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or Section 6.4(b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter referred to as the “Unpaid MQD”) and (3) any then existing Cumulative Common Unit Arrearage;

(C) Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit into a Common Unit, to all Unitholders holding Subordinated Units, Pro Rata, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price, determined for the taxable period (or portion thereof) to which this allocation of gain relates, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

(D) Fourth, to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Unpaid MQD, (3) any then existing Cumulative Common Unit Arrearage, and (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(iv) and Section 6.4(b)(ii) for such period (the sum of subclauses (1), (2), (3) and (4) is hereinafter referred to as the “First Liquidation Target Amount”);

(E) Fifth, 15% to the holders of the Incentive Distribution Rights, Pro Rata, and 85% to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(v) and Section 6.4(b)(iii) for such period (the sum of subclauses (1) and (2) is hereinafter referred to as the “Second Liquidation Target Amount”);

(F) Sixth, 25% to the holders of the Incentive Distribution Rights, Pro Rata, and 75% to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(vi) and Section 6.4(b)(iv) for such period; and

(G) Finally, 50% to the holders of the Incentive Distribution Rights, Pro Rata, and 50% to all Unitholders, Pro Rata.

Notwithstanding the foregoing provisions in this Section 6.1(c)(i), the General Partner may adjust the amount of any Net Termination Gain arising in connection with a Revaluation Event that is allocated to the holders of Incentive Distribution Rights in a manner that will result (i) in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value and (ii) to the greatest extent possible, the Capital Account with respect to the Incentive Distribution Rights that are Outstanding prior to such Revaluation Event being equal to the amount of Net Termination Gain that would be allocated to the holders of the Incentive Distribution Rights pursuant to this Section 6.1(c)(i) if the Capital Accounts with respect to all Partnership Interests that were Outstanding immediately prior to such Revaluation Event and the Carrying Value of each Partnership property were equal to zero.

(ii) Except as otherwise provided by Section 6.1(c)(iii) or Section 6.1(c)(iv), Net Termination Loss shall be allocated:

(A) First, if Subordinated Units remain Outstanding, to all Unitholders holding Subordinated Units, Pro Rata, until the Adjusted Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

(B) Second, to all Unitholders holding Common Units, Pro Rata, until the Adjusted Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

(C) Third, the balance, if any, 100% to the General Partner.

(iii) Net Termination Loss deemed recognized pursuant to clause (b) of the definition of Net Termination Loss as a result of a Revaluation Event prior to the conversion of the last Outstanding Subordinated Unit and prior to the Liquidation Date shall be allocated:

(A) First, to the Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding equals the Event Issue Value; provided, that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(A) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account);

(B) Second, to all Unitholders holding Subordinated Units, Pro Rata; provided, however, that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(B) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account); and

(C) Third, the balance, if any, to the General Partner.

(iv) If (A) a Net Termination Loss has been allocated pursuant to Section 6.1(c)(iii), (B) a Net Termination Gain or Net Termination Loss subsequently occurs (other than as a result of a Revaluation Event) prior to the conversion of the last Outstanding Subordinated Unit and (C) after tentatively making all allocations of such Net Termination Gain or Net Termination Loss provided for in Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable, the Capital Account in respect of each Common Unit does not equal the amount such Capital Account would have been if Section 6.1(c)(iii) had not been part of this Agreement and all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to

Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable, then items of income, gain, loss and deduction included in such Net Termination Gain or Net Termination Loss, as applicable, shall be specially allocated to all Unitholders in a manner that will, to the maximum extent possible, cause the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable.

(d) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period in the following order:

(i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) and other than an allocation pursuant to Section 6.1(d)(i), Section 6.1(d)(vi) and Section 6.1(d)(vii) with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Priority Allocations.

(A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit for a taxable period exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit within the same taxable period (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution.

(B) After the application of Section 6.1(d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(d)(iii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable period.

(iv) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, however, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

(v) Gross Income Allocation. In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.

(vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners Pro Rata. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that satisfies such requirements.

(vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, the Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated as determined by the General Partner in accordance with any permissible method under Treasury Regulation Section 1.752-3(a)(3); provided, however, that pursuant to Temporary Treasury Regulation Section 1.707-5T(a)(2)(i), liabilities shall be allocated for the purposes of Treasury Regulation Section 1.707-5 in accordance with the Partners’ interest in the Partnership’s profits, as determined by the General Partner.

(ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x) Economic Uniformity; Changes in Law.

(A) At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period (“Final Subordinated Units”) in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount that after taking into account the other allocations of income, gain, loss and deduction to be made with respect to such taxable period will equal the product of (1) the number of Final Subordinated Units held by such Partner and (2) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.4(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

(B) With respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.4(d) during any taxable period of the Partnership ending upon, or after, the issuance of IDR Reset Common Units pursuant to Section 5.10, after the application of Section 6.1(d)(x)(A), any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to such IDR Reset Common Units issued pursuant to Section 5.10 equaling the product of (1) the Aggregate Quantity of IDR Reset Common Units and (2) the Per Unit Capital Amount for an Initial Common Unit.

(C) With respect to any taxable period during which an IDR Reset Common Unit is transferred to any Person who is not an Affiliate of the transferor, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated 100% to the transferor Partner of such transferred IDR Reset Common Unit until such transferor Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such transferred IDR Reset Common Unit to an amount equal to the Per Unit Capital Amount for an Initial Common Unit.

(D) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (1) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (2) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (3) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x)(D) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

(xi) Curative Allocation.

(A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. In exercising its discretion under this Section 6.1(d)(xi)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) of the second sentence of this Section 6.1(d)(xi)(A) to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

(B) The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(xii) Corrective and Other Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

(A) The General Partner shall allocate Additional Book Basis Derivative Items consisting of depreciation, amortization, depletion or any other form of cost recovery (other than Additional Book Basis Derivative Items included in Net Termination Gain or Net Termination Loss) with respect to any Adjusted Property to the Unitholders, Pro Rata, and the holders of Incentive Distribution Rights, all in the same proportion as the Net Termination Gain or Net Termination Loss resulting from the Revaluation Event that gave rise to such Additional Book Basis Derivative Items was allocated to them pursuant to Section 6.1(c).

(B) If a sale or other taxable disposition of an Adjusted Property, including, for this purpose, inventory (“Disposed of Adjusted Property”) occurs other than in connection with an event giving rise to Net Termination Gain or Net Termination Loss, the General Partner shall allocate (1) items of gross income and gain (aa) away from the holders of Incentive Distribution Rights and (bb) to the Unitholders, or (2) items of deduction and loss (aa) away from the Unitholders and (bb) to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items with respect to the Disposed of Adjusted Property (determined in accordance with the last sentence of the definition of Additional Book Basis Derivative Items) treated as having been allocated to the Unitholders pursuant to this Section 6.1(d)(xii)(B) exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. For purposes of this Section 6.1(d)(xii)(B), the Unitholders shall be treated as having been allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders under the Partnership Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this Section 6.1(d)(xii)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

(C) Net Termination Loss in an amount equal to the lesser of (1) such Net Termination Loss and (2) the Aggregate Remaining Net Positive Adjustments shall be allocated in such a manner, as determined by the General Partner, that to the extent possible, the Capital Account balances of the Partners will equal the amount they would have been had no prior Book-Up Events occurred, and any remaining Net Termination Loss shall be allocated pursuant to Section 6.1(c) hereof. In allocating Net Termination Loss pursuant to this Section 6.1(d)(xii)(C), the General Partner shall attempt, to the extent possible, to cause the Capital Accounts of the Unitholders, on the one hand, and holders of the Incentive Distribution Rights, on the other hand, to equal the amount they would equal if (i) the Carrying Values of the Partnership’s property had not been previously adjusted in connection with any prior Book-Up Events, (ii) Unrealized Gain and Unrealized Loss (or, in the case of a liquidation, actual gain or loss) with respect to such Partnership Property were determined with respect to such unadjusted Carrying Values, and (iii) any resulting Net Termination Gain had been allocated pursuant to Section 6.1(c)(i) (including, for the avoidance of doubt, taking into account the provisions set forth in the last sentence of Section 6.1(c)(i)).

(D) In making the allocations required under this Section 6.1(d)(xii), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xii). Without limiting the foregoing, if an Adjusted Property is contributed by the Partnership to another entity classified as a partnership for U.S. federal income tax purposes (the “lower tier partnership”), the General Partner may make allocations similar to those described in Sections 6.1(d)(xii)(A) through (C) to the extent the General Partner determines such allocations are necessary to account for the Partnership’s allocable share of income, gain, loss and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(d)(xii).

(xiii) Special Curative Allocation in Event of Liquidation Prior to Conversion of the Last Outstanding Subordinated Unit. Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if (A) the Liquidation Date occurs prior to the conversion of the last Outstanding Subordinated Unit and (B) after having made all other allocations provided for in this Section 6.1 for the taxable period in which the Liquidation Date occurs, the Capital Account in respect of each Common Unit does not equal the amount such Capital Account would have been if Section 6.1(c)(iii) and Section 6.1(c)(iv) had not been part of this Agreement and all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable, then items of income, gain, loss and deduction for such taxable period shall be reallocated among all Unitholders in a manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable. For the avoidance of doubt, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the Capital Account balances described above, (x) items of income and gain that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs, shall be reallocated from Unitholders holding Subordinated Units to Unitholders holding Common Units and (y) items of deduction and loss that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs shall be reallocated from Unitholders holding Common Units to Unitholders holding Subordinated Units. In the event that (i) the Liquidation Date occurs on or before the date (not including any extension of time prescribed by law) for the filing of the Partnership’s U.S. federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs and (ii) the reallocation of items for the taxable period in which the Liquidation Date occurs as set forth above in this Section 6.1(d)(xiii) fails to achieve the Capital Account balances described above, items of income, gain, loss and deduction that would otherwise be included in the Net Income or Net Loss, as the case may be, for such prior taxable period shall be reallocated among all Unitholders in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 6.1(d)(xiii), cause the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable.

(xiv) Equalization of Capital Accounts With Respect to Privately Placed Units. Net Termination Gain or Net Termination Loss deemed recognized as a result of a Revaluation Event shall first be allocated to the (A) Unitholders holding Privately Placed Units or (B) Unitholders holding Common Units, Pro Rata, as applicable, to the extent necessary to cause the Capital Account in respect of each Privately Placed Unit then Outstanding to equal the Capital Account in respect of each Common Unit (other than Privately Placed Units) then Outstanding.

Section 6.2 Allocations for Tax Purposes.

(a) Except as otherwise provided herein, for U.S. federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for U.S. federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined to be appropriate by the General Partner (taking into account the General Partner’s discretion under Section 6.1(d)(x)(D)); provided, however, that the General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) in all events.

(c) The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(d) In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(e) All items of income, gain, loss, deduction and credit recognized by the Partnership for U.S. federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(f) Each item of Partnership income, gain, loss and deduction, for U.S. federal income tax purposes, shall be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided, however, that such items for the period beginning on the Closing Date and ending on the last day of the month in which the last Option Closing Date or the expiration of the Over-Allotment Option occurs shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the next succeeding month; provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such gain or loss is recognized for U.S. federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder or for the proper administration of the Partnership.

(g) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee, agent or representative in any case in which such nominee, agent or representative has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

(h) If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

Section 6.3 Requirement and Characterization of Distributions; Distributions to Record Holders.

(a) Within 45 days following the end of each Quarter commencing with the Quarter ending on [•], 2017, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. The Record Date for the first distribution of Available Cash shall not be prior to the final closing or expiration of the Over-Allotment Option or the Deferred Issuance, as applicable. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be “Capital Surplus.” Distributions and redemption payments, if any, by the Partnership shall be subject to the Delaware Act notwithstanding any other provision of this Agreement.

(b) Notwithstanding Section 6.3(a) (but subject to the last sentence of Section 6.3(a)), in the event of the dissolution and liquidation of the Partnership, all cash received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c) [Reserved].

(d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

(e) Notwithstanding anything to the contrary in this Agreement, but subject to Sections 17-607 and 17-804 of the Delaware Act, the General Partner may cause the Partnership to make special distributions of cash or cash equivalents in connection with contributions of assets by Partners or by Persons who shall become Partners by virtue of such contribution. Such distributions shall not be subject to, or considered as distributions under Section 6.3(a), Section 6.4 or Section  6.5.

Section 6.4 Distributions of Available Cash from Operating Surplus.

(a) During the Subordination Period. Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall be distributed as follows, except as otherwise required in respect of additional Partnership Interests or Derivative Partnership Interests issued pursuant to Section 5.5(b):

(i) First, to the Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, to the Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

(iii) Third, to the Unitholders holding Subordinated Units, Pro Rata, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(iv) Fourth, to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(v) Fifth, 15% to the holders of the Incentive Distribution Rights, Pro Rata, and 85% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(vi) Sixth, 25% to the holders of the Incentive Distribution Rights, Pro Rata, and 75% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(vii) Thereafter, 50% to the holders of the Incentive Distribution Rights, Pro Rata, and 50% to all Unitholders, Pro Rata;

provided, however, that if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

(b) After the Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed as follows, except as otherwise required in respect of additional Partnership Interests issued pursuant to Section 5.5(b):

(i) First, to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iii) Third, 15% to the holders of the Incentive Distribution Rights, Pro Rata, and 85% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv) Fourth, 25% to the holders of the Incentive Distribution Rights, Pro Rata, and 75% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(v) Thereafter, 50% to the holders of the Incentive Distribution Rights, Pro Rata, and 50% to all Unitholders, Pro Rata;

provided, however, that if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

Section 6.5 Distributions of Available Cash from Capital Surplus. Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall be distributed, unless the provisions of Section 6.3 require otherwise, (a) to the Unitholders, Pro Rata, until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price and (b) to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

Section 6.6 Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.

(a) The Minimum Quarterly Distribution, Target Distributions, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Interests in accordance with Section 5.8. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution and Target Distributions shall be adjusted proportionately downward in the same proportion that the distribution had to the fair market value of the Common Units immediately prior to the announcement of the distribution. If the Common Units are publicly traded on a National Securities Exchange, then the fair market value will be the Current Market Price before the ex-dividend date, and if the Common Units are not publicly traded, then the fair market value for the purposes of the immediately preceding sentence will be determined by the Board of Directors.

(b) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall also be subject to adjustment pursuant to Section 5.10 and Section  6.9.

Section 6.7 Special Provisions Relating to the Holders of Subordinated Units.

(a) Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.6, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder with respect to such converted Subordinated Units, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Sections 5.4(c)(ii), 6.1(d)(x)(A), 6.7(b) and 6.7(c).

(b) A Unitholder shall not be permitted to transfer a Subordinated Unit or a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.6 (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained Subordinated Units or Retained Converted Subordinated Units would be negative after giving effect to the allocation under Section 5.4(c)(ii)(B).

(c) The holder of a Common Unit that has resulted from the conversion of a Subordinated Unit pursuant to Section 5.6 shall not be issued a Common Unit Certificate pursuant to Section 4.1 (if the Common Units are represented by Certificates) and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and U.S. federal income tax characteristics, in all material respects, to the intrinsic economic and U.S. federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(c), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Sections 5.4(c)(ii), 6.1(d)(x) and 6.7(b); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

Section 6.8 Special Provisions Relating to the Holders of Incentive Distribution Rights.

(a) Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (1) shall (x) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (y) have a Capital Account as a Partner pursuant to Section 5.4 and all other provisions related thereto and (2) shall not (x) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided by law, (y) be entitled to any distributions other than as provided in Sections 6.4(a)(v), (vi) and (vii), Sections 6.4(b)(iii), (iv) and (v), and Section 12.4 or (z) be allocated items of income, gain, loss or deduction other than as specified in this Article VI; provided, however, that for the avoidance of doubt, the foregoing shall not preclude the Partnership from making any other payments or distributions in connection with other actions permitted by this Agreement.

(b) A Unitholder shall not be permitted to transfer an IDR Reset Common Unit (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained IDR Reset Common Units would be negative after giving effect to the allocation under Section 5.4(c)(iii).

(c) A holder of an IDR Reset Common Unit that was issued in connection with an IDR Reset Election pursuant to Section 5.10 shall not be issued a Common Unit Certificate pursuant to Section 4.1 (if the Common Units are evidenced by Certificates) or evidence of the issuance of uncertificated Common Units, and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of such holder, until such time as the General Partner determines, based on advice of counsel, that each such IDR Reset Common Unit should have, as a substantive matter, like intrinsic economic and U.S. federal income tax characteristics, in all material respects, to the intrinsic economic and U.S. federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.8(c), the General Partner may take whatever steps are required to provide economic uniformity to such IDR Reset Common Units in preparation for a transfer of such IDR Reset Common Units, including the application of Section 5.4(c)(iii), Section 6.1(d)(x)(B), or Section 6.1(d)(x)(C); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

Section 6.9 Entity-Level Taxation. If legislation is enacted, the official interpretation of existing legislation is modified by a governmental authority or action is taken by the General Partner under Section 15.1, which after giving effect to such enactment, modification or action, results in a Group Member becoming subject to federal, state or local or non-U.S. income or withholding taxes in excess of the amount of such taxes due from the Group Member prior to such enactment, modification or action (including, for the avoidance of doubt, any increase in the rate of such taxation applicable to the Group Member), then the General Partner may, in its sole and absolute discretion, reduce the Minimum Quarterly Distribution and the Target Distributions by the amount of income or withholding taxes that are payable by reason of any such new legislation, interpretation or action (the “Incremental Income Taxes”), or any portion thereof selected by the General Partner, in the manner provided in this Section 6.9. If the General Partner elects to reduce the Minimum Quarterly Distribution and the Target Distributions for any Quarter with respect to all or a portion of any Incremental Income Taxes, the General Partner shall estimate for such Quarter the Partnership Group’s aggregate liability (the “Estimated Incremental Quarterly Tax Amount”) for all (or the relevant portion of) such Incremental Income Taxes; provided that any difference between such estimate and the actual liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the General Partner, be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.9 times (b) the quotient obtained by dividing (i) Available Cash with respect to such Quarter by (ii) the sum of Available Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, Available Cash with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Management.

(a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner, in its capacity as such, shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into or exchangeable for Partnership Interests, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);

(iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi) the distribution of cash held by the Partnership;

(vii) the selection and dismissal of officers, employees, agents, internal and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

(xiii) the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of Derivative Partnership Interests;

(xiv) the undertaking of any action in connection with the Partnership’s participation in the management of any Group Member;

(xv) the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership; and

(xvi) the undertaking of any action to effectuate the provisions of Section 14.3(f) or Section 15.1.

(b) Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each Record Holder and each other Person who may acquire an interest in a Partnership Interest or that is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member, the IPO Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement and the other agreements described in or filed as exhibits to the IPO Registration Statement that are related to the transactions contemplated by the IPO Registration Statement (collectively, the “Transaction Documents”) (in each case other than this Agreement, without giving effect to any amendments, supplements or restatements thereof entered into after the date such Person becomes bound by the provisions of this Agreement); (ii) agrees that the General Partner (on its own or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the IPO Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Interests or are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this

Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded under Article XV or Article XVI) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

Section 7.2 Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership or other entity in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.3(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3 Restrictions on the General Partner’s Authority to Sell Assets of the Partnership Group.

Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination or sale of ownership interests of the Partnership’s Subsidiaries) without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section 7.4 Reimbursement of and Other Payments to the General Partner.

(a) Except as provided in this Section 7.4, and elsewhere in this Agreement or in the Omnibus Agreement, the General Partner shall not be compensated for its services as a general partner or member of any Group Member.

(b) Except as may be otherwise provided in the Omnibus Agreement, the General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group) and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner or its Affiliates in connection with managing and operating the Partnership Group’s business and affairs (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7. Any allocation of expenses to the Partnership by the General Partner in a manner consistent with its or its Affiliates’ past business practices shall be deemed to have been made in good faith.

(c) The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Interests or Derivative Partnership Interests), or cause the Partnership to issue Partnership Interests or Derivative Partnership Interests in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of officers, employees, consultants and directors of the General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests or Derivative Partnership Interests that the General Partner or such Affiliates are obligated to provide to any officers, employees, consultants and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests or Derivative Partnership Interests purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

(d) The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment of such management fee or fees exceeds the amount of such fee or fees.

(e) The General Partner and its Affiliates may enter into an agreement to provide services to any Group Member for a fee or otherwise than for cost.

Section 7.5 Outside Activities.

(a) The General Partner, for so long as it is the General Partner of the Partnership, (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a Limited Partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the IPO Registration Statement, (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member, (C) the guarantee of, and mortgage, pledge or encumbrance of any or all of its assets in connection with, any indebtedness of any Group Member or (D) the performance of its obligations under the Omnibus Agreement.

(b) Each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise to any Group Member or any Partner; provided, that such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement or the partnership relationship established hereby in any business ventures of any Unrestricted Person.

(c) Subject to the terms of Section 7.5(a) and Section 7.5(b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any duty or any other obligation of any type whatsoever of the General Partner or any other Unrestricted Person for the Unrestricted Persons (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the Unrestricted Persons shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise to present business opportunities to the Partnership. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or in equity, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). No Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership shall have any duty to communicate or offer such opportunity to the Partnership, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person bound by this Agreement for breach of any duty by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership; provided, that such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person.

(d) The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units and/or other Partnership Interests acquired by them. The term “Affiliates” when used in this Section 7.5(d) with respect to the General Partner shall not include any Group Member.

Section 7.6 Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

(a) The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by such Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.

(b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member), except for short-term cash management purposes.

(c) No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty, expressed or implied, of the General Partner or its Affiliates to the Partnership or the Limited Partners existing hereunder, or existing at law, in equity or otherwise, by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (i) enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner’s Percentage Interest of the total amount distributed to all Partners or (ii) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.

Section 7.7 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Partnership; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to any Affiliate of the General Partner (other than a Group Member), or to any other Indemnitee, with respect to any such Affiliate’s obligations pursuant to the Transaction Documents. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under this Agreement or any other agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the IPO Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, executors and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates, the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners or any other Persons who are bound by this Agreement for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.

(b) The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, to the Partners or to any such other Persons who are bound by this Agreement, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to such Partners or to any such other Persons who are bound by this Agreement for its good faith reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Standards of Conduct; Resolution of Conflicts of Interest and Replacement of Duties.

(a) Whenever the General Partner makes a determination or takes or declines to take any action, or any Affiliate of the General Partner causes the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless a lesser standard is provided for in this Agreement, or the determination, action or omission has been approved as provided in Section 7.9(b)(i) or Section 7.9(b)(ii), the General Partner, or such Affiliate causing it to do so, shall make such determination or take or decline to take such action in good faith. Whenever the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee) or any Affiliate of the General Partner makes a determination or takes or declines to take any action, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless a lesser standard is provided for in this Agreement or the determination, action or omission has been approved as provided in Section 7.9(b)(i) or Section 7.9(b)(ii), the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee) or any Affiliate of the General Partner shall make such determination or take or decline to take such action in good faith. The foregoing and other lesser standards governing any determination, action or omission provided for in this Agreement are the sole and exclusive standards governing any such determinations, actions and omissions of the General Partner, the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee) and any Affiliate of the General Partner, and no such Person shall be subject to any fiduciary duty or other duty or obligation, or any other, different or higher standard (all of which duties, obligations and standards are hereby eliminated, waived and disclaimed), under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, or under the Delaware Act or any other law, rule or regulation or at equity. Any such determination, action or omission by the General Partner, the Board of Directors of the General Partner or any committee thereof (including the Conflicts Committee) or any Affiliate of the General Partner will for all purposes be presumed to have been in good faith. In any proceeding brought by or on behalf of the Partnership, any Limited Partner or any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement challenging such determination, action or omission, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or omission was not in good faith. In order for a determination or the taking or declining to take an action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such action must subjectively believe that the determination or other action is in the best interests of the Partnership. In making such determination or taking or declining to take such other action, such Person or Persons may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to the Partnership.

(b) Unless a lesser standard is otherwise provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, on the other hand, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, any Group Member Agreement, any agreement contemplated herein or therein or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval or (ii) approved by the vote of a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Unitholder approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Unitholder approval. If the General Partner does not submit the resolution or course of action in respect of such conflict of interest as provided in either clause (i) or clause (ii) of the first sentence of this Section 7.9(b), then any such resolution or course of action shall be governed by Section 7.9(a). Whenever the General Partner makes a determination to refer any potential conflict of interest to the Conflicts Committee for Special Approval, to seek Unitholder approval or to adopt a resolution or course of action that has not received Special Approval or Unitholder approval, then the General Partner shall be entitled, to the fullest extent permitted by law, to make such determination free of any duty or obligation whatsoever to the Partnership or any Limited Partner, and when making such determination, the General Partner shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard or duty imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or otherwise or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in making such determination shall be permitted to do so in its sole and absolute discretion. Subject to Section 7.10(b), if Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, or if the Board of Directors determines that a director satisfies the eligibility requirements to be a member of the Conflicts Committee, then it shall be presumed that, in making its determination, the Board of Directors acted in good faith. In any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership or by or on behalf of any Person who acquires an interest in a Partnership Interest challenging any action or decision by the Conflicts Committee with respect to any matter referred to the Conflicts Committee for Special Approval, or challenging any determination by the Board of Directors that a director satisfies the eligibility requirements to be a member of the Conflicts Committee, the Person bringing or prosecuting such proceeding shall have the burden of overcoming the presumption that the Conflicts Committee or the Board of Directors, as applicable, acted in good faith. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the conflicts of interest described in the IPO Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement or any such duty.

(c) Whenever the General Partner makes a determination or takes or declines to take any action, or any Affiliate of the General Partner causes the General Partner to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then (i) the General Partner, or such Affiliate causing it to do so, is entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such action free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership, any Limited Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, (ii) the General Partner, or such Affiliate causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or otherwise or under the Delaware Act or any other law, rule or regulation or at equity and (iii) the Person or Persons making such determination or taking or declining to take such action shall be permitted to do so in their sole and absolute discretion. By way of illustration and not of limitation, whenever the phrases “at its option,” “its sole and absolute discretion” or some variation of those phrases, are used in this Agreement, they indicate that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity.

(d) The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a general or limited partnership.

(e) Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of, or approve the sale or disposition of, any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by either the General Partner or any of its Affiliates to enter into such contracts shall, in each case, be at its option.

(f) The Limited Partners, any other Person who acquires an interest in a Partnership Interest and any other Person bound by this Agreement hereby authorize the General Partner, on behalf of the Partnership as a general partner or member of a Group Member, to approve actions by the general partner or member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

(g) For the avoidance of doubt, whenever the Board of Directors, any member of the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee) and any member of any such committee, the officers of the General Partner or any Affiliates of the General Partner (including any Person making a determination or acting for or on behalf of such Affiliate of the General Partner) make a determination on behalf of or recommendation to the General Partner, or cause the General Partner to take or omit to take any action, whether in the General Partner’s capacity as the General Partner or in its individual capacity, the standards of care applicable to the General Partner shall apply to such Persons, and such Persons shall be entitled to all benefits and rights (but not the obligations) of the General Partner hereunder, including eliminations, waivers and modifications of duties (including any fiduciary duties) to the Partnership, any of its Partners or any other Person who acquires an interest in a Partnership Interest or any other Person bound by this Agreement, and the protections and presumptions set forth in this Agreement.

Section 7.10 Other Matters Concerning the General Partner and Other Indemnitees.

(a) The General Partner and any other Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner or such Indemnitee, respectively, reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been taken or omitted to be taken in good faith and in accordance with such advice or opinion, notwithstanding any other provision of this Agreement.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership or any Group Member.

Section 7.11 Purchase or Sale of Partnership Interests. The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests or Derivative Partnership Interests; provided that, except as permitted pursuant to Section 4.9 or approved by the Conflicts Committee, the General Partner may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Article IV and Article X.

Section 7.12 Registration Rights of the General Partner and Its Affiliates.

(a) Demand Registration. Upon receipt of a Notice from any Holder at any time after the 180th day after the Closing Date, the Partnership shall file with the Commission as promptly as reasonably practicable a registration statement under the Securities Act (each, a “Registration Statement”) providing for the resale of the Registrable Securities identified in such Notice, which may, at the option of the Holder giving such Notice, be a Registration Statement that provides for the resale of the Registrable Securities from time to time pursuant to Rule 415 under the Securities Act. The Partnership shall use commercially reasonable efforts to cause such Registration Statement to become effective as soon as reasonably practicable after the initial filing of the Registration Statement and to remain effective and available for the resale of the Registrable Securities by the Selling Holders named therein until the earlier of (i) six months following such Registration Statement’s effective date and (ii) the date on which all Registrable Securities covered by such Registration Statement have been sold. In the event one or more Holders request in a Notice to dispose of a number of Registrable Securities that such Holder or Holders reasonably anticipates will result in gross proceeds of at least $30 million in the aggregate pursuant to a Registration Statement in an Underwritten Offering, the Partnership shall retain underwriters that are reasonably acceptable to such Selling Holders in order to permit such Selling Holders to effect such disposition through an Underwritten Offering; provided, however, that the Partnership shall have the exclusive right to select the bookrunning managers. The Partnership and such Selling Holders shall enter into an underwriting agreement in customary form that is reasonably acceptable to the Partnership and take all reasonable actions as are requested by the managing underwriters to facilitate the Underwritten Offering and sale of Registrable Securities therein. No Holder may participate in the Underwritten Offering unless it agrees to sell its Registrable Securities covered by the Registration Statement on the terms and conditions of the underwriting agreement and completes and delivers all necessary documents and information reasonably required under the terms of such underwriting agreement. In the event that the managing underwriter of such Underwritten Offering advises the Partnership and the Holder in writing that in its opinion the inclusion of all or some Registrable Securities would adversely and materially affect the timing or success of the Underwritten Offering, the amount of Registrable Securities that each Selling Holder requested be included in such Underwritten Offering shall be reduced on a Pro Rata basis to the aggregate amount that the managing underwriter deems will not have such material and adverse effect. Any Holder may withdraw from such Underwritten Offering by notice to the Partnership and the managing underwriter; provided, such notice is delivered prior to the launch of such Underwritten Offering.

(b) Piggyback Registration. At any time after the 180th day after the Closing Date, if the Partnership shall propose to file a Registration Statement (other than pursuant to a demand made pursuant to Section 7.12(a)) for an offering of Partnership Interests for cash (other than an offering relating solely to an employee benefit plan, an offering relating to a transaction on Form S-4 or an offering on any registration statement that does not permit secondary sales), the Partnership shall notify all Holders of such proposal at least five Business Days before the proposed filing date. The Partnership shall use commercially reasonable efforts to include such number of Registrable Securities held by any Holder in such Registration Statement as each Holder shall request in a Notice received by the Partnership within two Business Days of such Holder’s receipt of the notice from the Partnership. If the Registration Statement for which the Partnership gives notice under this Section 7.12(b) is for an Underwritten Offering, then any Holder’s ability to include its desired amount of Registrable Securities in such Registration Statement shall be conditioned on such Holder’s inclusion of all such Registrable Securities in the Underwritten Offering; provided, that, in the event that the managing underwriter of such Underwritten Offering advises the Partnership and the Holder in writing that in its opinion the inclusion of all or some Registrable Securities would adversely and materially affect the timing or success of the Underwritten Offering, the amount of Registrable Securities that each Selling Holder requested be included in such Underwritten Offering shall be reduced on a Pro Rata basis to the aggregate amount that the managing underwriter deems will not have such material and adverse effect. In connection with any such Underwritten Offering, the Partnership and the Selling Holders involved shall enter into an underwriting agreement in customary form that is reasonably acceptable to the Partnership and take all reasonable actions as are requested by the managing underwriters to facilitate the Underwritten Offering and sale of Registrable Securities therein. No Holder may participate in the Underwritten Offering unless it agrees to sell its Registrable Securities covered by the Registration Statement on the terms and conditions of the underwriting agreement and completes and delivers all necessary documents and information reasonably required under the terms of such underwriting agreement. Any Holder may withdraw from such Underwritten Offering by notice to the Partnership and the managing underwriter; provided, such notice is delivered prior to the launch of such Underwritten Offering. The Partnership shall have the right to terminate or withdraw any Registration Statement or Underwritten Offering initiated by it under this Section 7.12(b) prior to the effective date of the Registration Statement or the pricing date of the Underwritten Offering, as applicable.

(c) Sale Procedures. In connection with its obligations under this Section 7.12, the Partnership shall:

(i) furnish to each Selling Holder (A) as far in advance as reasonably practicable before filing a Registration Statement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing a Registration

Statement or supplement or amendment thereto and (B) such number of copies of such Registration Statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement; provided, however, that the Partnership will not have any obligation to provide any document pursuant to clause (B) hereof that is available on the Commission’s website;

(ii) if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by a Registration Statement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the managing underwriter, shall reasonably request; provided, however, that the Partnership shall not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any jurisdiction where it is not then so subject;

(iii) promptly notify each Selling Holder and each underwriter, at any time when a prospectus is required to be delivered under the Securities Act, of (A) the filing of a Registration Statement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective and (B) any written comments from the Commission with respect to any Registration Statement or any document incorporated by reference therein and any written request by the Commission for amendments or supplements to a Registration Statement or any prospectus or prospectus supplement thereto;

(iv) immediately notify each Selling Holder and each underwriter, at any time when a prospectus is required to be delivered under the Securities Act, of (A) the occurrence of any event or existence of any fact (but not a description of such event or fact) as a result of which the prospectus or prospectus supplement contained in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the prospectus contained therein, in light of the circumstances under which a statement is made), (B) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement, or the initiation of any proceedings for that purpose or (C) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, subject to Section 7.12(f), the Partnership agrees to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and to take such other reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto; and

(v) enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of the Registrable Securities, including the provision of comfort letters and legal opinions as are customary in such securities offerings.

(d) Suspension. Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in Section 7.12(c)(iv), shall forthwith discontinue disposition of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by such subsection, or until it is advised in writing by the Partnership that the use of the prospectus may be resumed, and receipt of copies of any additional or supplemental filings incorporated by reference in the prospectus.

(e) Expenses. Except as set forth in an underwriting agreement for the applicable Underwritten Offering or as otherwise agreed between a Selling Holder and the Partnership, all costs and expenses of a Registration

Statement filed or an Underwritten Offering that includes Registrable Securities pursuant to this Section 7.12 (other than underwriting discounts and commissions on Registrable Securities and fees and expenses of counsel and advisors to Selling Holders) shall be paid by the Partnership.

(f) Delay Right. Notwithstanding anything to the contrary herein, if the General Partner determines that the Partnership’s compliance with its obligations in this Section 7.12 would be detrimental to the Partnership because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone compliance with such obligations for a period of not more than six months; provided, however, that such right may not be exercised more than twice in any 24-month period.

(g) Indemnification.

(i) In addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, but subject to the limitations expressly provided in this Agreement, indemnify and hold harmless each Selling Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(g) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, preliminary prospectus, final prospectus or issuer free writing prospectus under which any Registrable Securities were registered or sold by such Selling Holder under the Securities Act, or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus or issuer free writing prospectus in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(ii) Each Selling Holder shall, to the fullest extent permitted by law, indemnify and hold harmless the Partnership, the General Partner, the General Partner’s officers and directors and each Person who controls the Partnership or the General Partner (within the meaning of the Securities Act) and any agent thereof to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in a Registration Statement, preliminary prospectus, final prospectus or free writing prospectus relating to the Registrable Securities held by such Selling Holder.

(iii) The provisions of this Section 7.12(g) shall be in addition to any other rights to indemnification or contribution that a Person entitled to indemnification under this Section 7.12(g) may have pursuant to law, equity, contract or otherwise.

(h) Specific Performance. Damages in the event of breach of Section 7.12 by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each party, in addition to and without limiting any other remedy or right it may have, will have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives, to the fullest extent permitted by law, any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such party from pursuing any other rights and remedies at law or in equity that such party may have.

Section 7.13 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer or representative of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer or representative as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer or representative in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or representative be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or representative. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or such officer or representative shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

Section 7.14 Replacement of Fiduciary Duties. Notwithstanding any other provision of this Agreement, to the extent that, at law or in equity, the General Partner or any other Indemnitee would have duties (including fiduciary duties) to the Partnership, to another Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties or standards expressly set forth herein. The elimination of duties (including fiduciary duties) to the Partnership, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein are approved by the Partnership, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.3(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the Partnership Register, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books maintained on a cash basis, and the General Partner shall be permitted to calculate cash-based measures, including Operating Surplus and Adjusted Operating Surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

Section 8.2 Fiscal Year. The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3 Reports.

(a) Whether or not the Partnership is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 90 days after the close of each fiscal year of the Partnership (or such shorter period as required by the Commission), the General Partner shall cause to be mailed or made available, by any reasonable means (including by posting on or making accessible through the Partnership’s or the Commission’s website), to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner, and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(b) Whether or not the Partnership is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 45 days after the close of each Quarter (or such shorter period as required by the Commission) except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including by posting on or making accessible through the Partnership’s or the Commission’s website), to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Returns and Information. The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable period or year that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal, state and local income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable period ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal income tax purposes.

Section 9.2 Tax Elections.

(a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.

(b) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3 Tax Controversies. Subject to the provisions hereof, the General Partner shall designate the Organizational Limited Partner or such other Partner as the General Partner shall determine as the “tax matters partner” (as defined in Section 6231(a)(7) of the Code) (the “Tax Matters Partner”), and such Person is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct such proceedings. Each Partner agrees that notice of or updates regarding tax controversies shall be deemed conclusively to have been given or made by the Tax Matters Partner if the Partnership has either (a) filed the information for which notice is required with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such information is publicly available on such system or (b) made the information for which notice is required available on any publicly available website maintained by the Partnership, whether or not such Partner remains a Partner in the Partnership at the time such information is made publicly available.

With respect to tax returns filed for taxable years beginning on or after December 31, 2017, the General Partner (or its designee) will be designated as the “partnership representative” in accordance with the rules prescribed pursuant to Section 6223 of the Code (the “Partnership Representative”) and shall have the sole authority to act on behalf of the Partnership in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. The General Partner (or its designee) shall exercise, in its sole discretion, any and all authority of the Partnership Representative under the Code, including, without limitation, (i) binding the Partnership and its Partners with respect to tax matters and (ii) determining whether to make any available election under Section 6226 of the Code. The General Partner shall, without the consent of any other Partner, amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Treasury Regulations implementing the partnership audit, assessment and collection rules adopted by the Bipartisan Budget Act of 2015, including any amendments to those rules.

Section 9.4 Withholding.

(a) The General Partner may treat taxes paid by the Partnership on behalf of, all or less than all of the Partners, either as a distribution of cash to such Partners or as a general expense of the Partnership, as determined appropriate under the circumstances by the General Partner.

(b) Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code, or established under any foreign law. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 or Section 12.4(c) in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1 Admission of Limited Partners.

(a) Upon the issuance by the Partnership of Common Units, Subordinated Units and Incentive Distribution Rights to the General Partner, HEP and the IPO Underwriters in connection with the Initial Public Offering as described in Article V and the sale and transfer of Common Units by AIMCo to the IPO Underwriters in connection with the Initial Public Offering as described in Article V, such Persons shall, by acceptance of such Limited Partner Interests, and upon becoming the Record Holders of such Limited Partner Interests, be admitted to the Partnership as Initial Limited Partners in respect of the Common Units, Subordinated Units or Incentive Distribution Rights issued or transferred to them and be bound by this Agreement, all with or without execution of this Agreement by such Persons.

(b) By acceptance of any Limited Partner Interests transferred in accordance with Article IV or acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger, consolidation or conversion pursuant to Article XIV, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee, agent or representative acquiring such Limited Partner Interests for the account of another Person or Group, who shall be subject to Section 10.1(c) below) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when such Person becomes the Record Holder of the Limited Partner Interests so transferred or acquired, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) shall be deemed to represent that the transferee or acquirer has the capacity, power and authority to enter into this Agreement and (iv) shall be deemed to make any consents, acknowledgements or waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and becoming the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.9.

(c) With respect to any Limited Partner that holds Units representing Limited Partner Interests for another Person’s account (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such Limited Partner shall, in exercising the rights of a Limited Partner in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, take all action as a Limited Partner by virtue of being the Record Holder of such Units at the direction of the Person who is the beneficial owner, and the Partnership shall be entitled to assume such Limited Partner is so acting without further inquiry.

(d) The name and mailing address of each Record Holder shall be listed in the Partnership Register maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the Partnership Register from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).

(e) Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(b).

Section 10.2 Admission of Successor General Partner. A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to (a) the withdrawal or removal of the predecessor or transferring General Partner pursuant to Section 11.1 or Section 11.2 or (b) the transfer of the General Partner Interest pursuant to Section 4.6; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor is hereby authorized to and shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3 Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the Partnership Register to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1 Withdrawal of the General Partner.

(a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):

(i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii) The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

(iii) The General Partner is removed pursuant to Section 11.2;

(iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A) through (C) of this Section 11.1(a)(iv) or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi) (A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) if the General Partner is a natural person, his death or adjudication of incompetency and (E) otherwise upon the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Limited Partners, such withdrawal to take effect on the date specified in such notice or (ii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal (other than as a result of a withdrawal pursuant to Section 11.1(a)(ii)), a successor is not elected by the Unitholders as provided herein or the Partnership does not receive an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed), the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

Section 11.2 Removal of the General Partner. The General Partner may not be removed unless such removal is both (i) for Cause and (ii) approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the Outstanding Common Units, voting as a separate class, and Unitholders holding a majority of the Outstanding Subordinated Units (if any Subordinated Units are then Outstanding), voting as a separate class, including, in each case, Units held by the General Partner and its Affiliates. Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3 Interest of Departing General Partner and Successor General Partner.

(a) In the event of withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement, if a successor General Partner is elected in accordance with the terms of Section 11.1, then the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal of such Departing General Partner, to require such successor General Partner to purchase such Departing General Partner’s General Partner Interest and its or its Affiliates’ general partner interests (or equivalent interests), if any, in the other Group Members and all of its or its Affiliates’ Incentive Distribution Rights (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of the Departing General Partner’s withdrawal. If the General Partner is removed by the Unitholders pursuant to Section 11.2 or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement and (i) if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, as applicable, or (ii) if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner, then such successor General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In any event described in the preceding sentences of this Section 11.3(a), the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner, the value of the Incentive Distribution Rights and the General Partner Interest and other factors it may deem relevant.

(b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

(c) If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing General Partner and (y) the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest.

Section 11.4 Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1 Dissolution. The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal or removal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, Section 11.2 or Section 12.2, to the fullest extent permitted by law, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and a Withdrawal Opinion of Counsel is received as provided in Section 11.1(b) or Section 11.2 and such successor is admitted to the Partnership pursuant to Section 10.2;

(b) an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

(c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d) at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2 Continuation of the Business of the Partnership After Dissolution. Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Unitholders to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then, to the maximum extent permitted by law, within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii) if the successor General Partner is not the Departing General Partner, then the interest of the Departing General Partner shall be treated in the manner provided in Section 11.3; and

(iii) the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;

provided, however, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner under the Delaware Act and (y) except in connection with action taken by the General Partner under Section 15.1, neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3 Liquidator. Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner (or in the event of dissolution pursuant to Section 12.1(a), the holders of a Unit Majority) shall select one or more Persons to act as Liquidator. The

Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, if any, voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, if any, voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, if any, voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4 Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to satisfy liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with the date of such occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

Section 12.5 Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6 Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7 Waiver of Partition. To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8 Capital Account Restoration. No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1 Amendments to be Adopted Solely by the General Partner. Each Limited Partner agrees that the General Partner, without the approval of any Limited Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

(d) a change that the General Partner determines (i) does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect (except as otherwise permitted by this Section 13.1); provided that for purposes of determining whether an amendment satisfies the requirements of this Section 13.1(d)(i), the General Partner may, in its sole discretion, disregard any adverse effect on any class or classes of Partnership Interests the holders of which have approved such amendment pursuant to Section 13.3(c), (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.8 or Section 15.1 or (iv) is required to effect the intent expressed in the IPO Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that (i) sets forth the designations, preferences, rights, powers and duties of any class or series of Partnership Interests or Derivative Partnership Interests issued pursuant to Section 5.5 or (ii) the General Partner determines to be necessary, appropriate or advisable in connection with the authorization or issuance of any class or series of Partnership Interests or Derivative Partnership Interests pursuant to Section 5.5;

(h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone, including any amendment made pursuant to Section 9.2(b);

(i) an amendment effected, necessitated or contemplated by a Merger Agreement or a Plan of Conversion approved in accordance with Section 14.3 or Section 15.1;

(j) an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or Section 7.1(a);
(k) an amendment that the General Partner determines to be necessary or appropriate in connection with a merger, conveyance, conversion or other transaction or action pursuant to Section 14.3(d), Section 14.3(e), Section 14.3(f) or Section 15.1; or

(l) any other amendments substantially similar to the foregoing.

Section 13.2 Amendment Procedures. Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so free of any duty or obligation whatsoever to the Partnership, any Limited Partner or any other Person bound by this Agreement, and, in declining to propose or approve an amendment to this Agreement, to the fullest extent permitted by law, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or otherwise or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to propose or approve any amendment to this Agreement shall be permitted to do so in its sole and absolute discretion. An amendment to this Agreement shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or Section 13.3, the holders of a Unit Majority, unless a greater or different percentage of Outstanding Units is required under this Agreement. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has posted or made accessible such amendment through the Partnership’s or the Commission’s website.

Section 13.3 Amendment Requirements.

(a) Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage or (ii) in the case of Section 11.2 or Section 13.4, increasing such percentages, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute (x) in the case of a reduction as described in subclause (a)(i) hereof, not less than the voting requirement sought to be reduced, (y) in the case of an increase in the percentage in Section 11.2, not less than 90% of the Outstanding Units or (z) in the case of an increase in the percentage in Section 13.4, not less than a majority of the Outstanding Units.

(b) Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without the General Partner’s consent, which consent may be given or withheld at its option.

(c) Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Limited Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(f), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

(e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4 Special Meetings. All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the specific purposes for which the special meeting is to be called and the class or classes of Units for which the meeting is proposed. No business may be brought by any Limited Partner before such special meeting except the business listed in the related request. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send or cause to be sent a notice of the meeting to the Limited Partners. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 17.1. Limited Partners shall not be permitted to vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business. If any such vote were to take place, to the fullest extent permitted by law, it shall be deemed null and void to the extent necessary so as not to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5 Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 17.1.

Section 13.6 Record Date. For purposes of determining the Limited Partners who are Record Holders of the class or classes of Outstanding Limited Partner Interests entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11, the General Partner shall set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which such Limited Partners are requested in writing by the General Partner to give such approvals.

Section 13.7 Postponement and Adjournment. Prior to the date upon which any meeting of Limited Partners is to be held, the General Partner may postpone such meeting one or more times for any reason by giving notice to each Limited Partner entitled to vote at the meeting so postponed of the place, date and hour at which such meeting would be held. Such notice shall be given not fewer than two days before the date of such meeting and otherwise in accordance with this Article XIII. When a meeting is postponed, a new Record Date need not be fixed unless such postponement shall be for more than 45 days. Any meeting of Limited Partners may be adjourned by the General Partner one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No Limited Partner vote shall be required for any adjournment. A meeting of Limited Partners may be adjourned by the General Partner as to one or more proposals regardless of whether action has been taken on other matters. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8 Waiver of Notice; Approval of Meeting. The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except (i) when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened and (ii) that attendance at a meeting is not a waiver of any right to disapprove of any matters submitted for consideration or to object to the failure to submit for consideration any matters required to be included in the notice of the meeting, but not so included, if such objection is expressly made at the beginning of the meeting.

Section 13.9 Quorum and Voting. Except as otherwise provided by this Agreement or required by the rules or regulations of any National Securities Exchange on which the Common Units are admitted to trading, or applicable law or pursuant to any regulation applicable to the Partnership or its Partnership Interests, the presence, in person or by proxy, of holders of a majority in voting power of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) entitled to vote at the meeting shall constitute a quorum at a meeting of Limited Partners of such class or classes. Abstentions and broker non-votes in respect of such Units shall be deemed to be Units present at such meeting for purposes of establishing a quorum. For all matters presented to the Limited Partners holding Outstanding Units at a meeting at which a quorum is present for which no minimum or other vote of Limited Partners is required by any other provision of this Agreement, the rules or regulations of any National Securities Exchange on which the Common Units are admitted to trading, or applicable law or pursuant to any regulation applicable to the Partnership or its Partnership Interests, a majority of the votes cast by the Limited Partners holding Outstanding Units shall be deemed to constitute the act of all Limited Partners (with abstentions and broker non-votes being deemed to not have been cast with respect to such matter). On any matter where a minimum or other vote of Limited Partners holding Outstanding Units is provided by any other provision of this Agreement or required by the rules or regulations of any National Securities Exchange on which the Common Units are admitted to trading, or applicable law or pursuant to any regulation applicable to the Partnership or its Partnership Interests, such minimum or other vote shall be the vote of Limited Partners required to approve such matter (with the effect of abstentions and broker non-votes to be determined based on the vote of Limited Partners required to approve such matter; provided that if the effect of abstentions and broker non-votes is not specified by such applicable rule, regulation or law, and there is no prevailing interpretation of such effect, then abstentions and broker non-votes shall be deemed to not have been cast with respect to such matter; provided further, that, for the avoidance of doubt, with respect to any matter on which this Agreement requires the approval of a specified percentage of the Outstanding Units, abstentions and broker non-votes shall be counted as votes against such matter). The Limited Partners present at a duly called or held meeting at which a quorum has been established may continue to transact business until adjournment, notwithstanding the exit of enough Limited Partners to leave less than a quorum.

Section 13.10 Conduct of a Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the submission and revocation of approvals in writing.

Section 13.11 Action Without a Meeting. If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Outstanding Units held by such Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Outstanding Units that were not voted. If approval of the taking of any permitted action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) approvals sufficient to take the action proposed are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are first deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12 Right to Vote and Related Matters.

(a) Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b) With respect to Units that are held for a Person’s account by another Person that is the Record Holder (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), such Record Holder shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume such Record Holder is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

(c) Notwithstanding anything in this Agreement to the contrary, the Record Holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter.

ARTICLE XIV

MERGER, CONSOLIDATION OR CONVERSION

Section 14.1 Authority. The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability limited partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America or any other country, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2 Procedure for Merger, Consolidation or Conversion.

(a) Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner; provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to consent to any merger, consolidation or conversion of the Partnership shall be permitted to do so in its sole and absolute discretion.

(b) If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i) the name and state or country of domicile of each of the business entities proposing to merge or consolidate;

(ii) the name and state of domicile of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of, their interests, securities or rights and (B) in the case of equity interests represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, however, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

(c) If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:

(i) the name of the converting entity and the converted entity;

(ii) a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

(iii) a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv) the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity;

(v) in an attachment or exhibit, the certificate of limited partnership of the Partnership;

(vi) in an attachment or exhibit, the certificate of limited partnership, articles of incorporation or other organizational documents of the converted entity;

(vii) the effective time of the conversion, which may be the date of the filing of the certificate of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such certificate of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of conversion and stated therein); and

(viii) such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

Section 14.3 Approval by Limited Partners.

(a) Except as provided in Section 14.3(d), Section 14.3(e) and Section 14.3(f), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger

Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent and, subject to any applicable requirements of Regulation 14A pursuant to the Exchange Act or successor provision, no other disclosure regarding the proposed merger, consolidation or conversion shall be required.

(b) Except as provided in Section 14.3(d), Section 14.3(e) and Section 14.3(f), the Merger Agreement or the Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement or the Plan of Conversion, as the case may be, effects an amendment to any provision of this Agreement that, if contained in an amendment to this Agreement adopted pursuant to Article XIII, would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.

(c) Except as provided in Section 14.3(d) and Section 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or the Plan of Conversion, as the case may be.

(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of limited liability under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) of any Limited Partner as compared to its limited liability under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed), (ii) the primary purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the General Partner determines that the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially similar rights and obligations to the rights and obligations that are herein contained.

(e) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is further permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another limited liability entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) as compared to its limited liability under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed), (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Unit Outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation and (v) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests (other than Incentive Distribution Rights) Outstanding immediately prior to the effective date of such merger or consolidation.

(f) Notwithstanding anything else contained in this Agreement, the General Partner is further permitted, without Limited Partner approval, to convert or otherwise reorganize the Partnership into a new limited liability entity, or to merge the Partnership with or into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations immediately prior to such conversion, merger, reorganization or conveyance if (i) the General Partner has determined that the conversion, merger, reorganization or conveyance would not result in the loss of limited liability of any Limited Partner (if that jurisdiction is not Delaware) as compared to such Limited Partner’s limited liability under the Delaware Act, and (ii) the primary purpose of the conversion, merger, reorganization or conveyance is to effectuate the provisions of Section 15.1.

(g) Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger, consolidation or reorganization approved in accordance with this Article XIV may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4 Certificate of Merger or Certificate of Conversion. Upon the required approval by the General Partner and the Unitholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion or other filing, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware or the appropriate filing office of any other jurisdiction, as applicable, in conformity with the requirements of the Delaware Act or other applicable law.

Section 14.5 Effect of Merger, Consolidation or Conversion.

(a) At the effective time of the merger or consolidation:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b) At the effective time of the conversion:

(i) the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii) all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii) all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv) all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

(v) a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior Partners without any need for substitution of parties; and

(vi) the Partnership Interests that are to be converted into partnership interests, shares, evidences of ownership or other securities in the converted entity as provided in the Plan of Conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV

CORPORATE TREATMENT

Section 15.1 Corporate or Entity Treatment. The General Partner shall take such actions as it determines are necessary or appropriate to preserve the status of the Partnership as a partnership for federal (or applicable state and local) income tax purposes. Notwithstanding the foregoing, if, in connection with the enactment of federal income tax legislation or a change in the official interpretation of existing federal income tax legislation by a governmental authority, the General Partner determines that the Partnership should no longer be characterized as a partnership for federal or applicable state and local income tax purposes, or that the Common Units held by Persons who are not Affiliates of the General Partner should be converted into or exchanged for interests in a newly formed entity taxed as a corporation or an entity taxable at the entity level for federal (or applicable state and local) income tax purposes whose sole asset is Partnership Interests, then the General Partner may, without Limited Partner approval, take such steps, if any, as it determines are necessary or appropriate to (a) cause the Partnership to be treated as, or confirm that the Partnership will be treated as, an entity taxable as a corporation or as an entity taxable at the entity level for federal (or applicable state and local) income tax purposes, whether by election of the Partnership or conversion of the Partnership or by any other means or methods, or (b) cause Common Units held by Persons who are not Affiliates of the General Partner to be converted into or exchanged for interests in a newly formed entity taxable as a corporation or an entity taxable at the entity level for federal (or applicable state and local) income tax purposes whose sole asset is Partnership Interests (whether or not Common Units held by the General Partner and Affiliates of the General Partner are also so converted or exchanged) and, in either case, the first sentence of this Section 15.1 shall no longer apply; provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to make such determination or take such steps and may decline to do so free of any duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to do so, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. In making any determination provided for in the immediately preceding sentence, the General Partner shall take into account the immediate and long-term tax consequences to the Limited Partners in general. Each Limited Partner does hereby irrevocably constitute and appoint the General Partner, with full power of substitution, the true and lawful attorney-in-fact and agent of such Limited Partner, to execute, acknowledge, verify, swear to, deliver, record and file, in its or its assignee’s name, place and stead, all instruments, documents and certificates, and take any other actions, that may from time to time be necessary or appropriate to effectuate a transaction permitted by this Section 15.1 or Section 14.3(f). The foregoing power of attorney shall be irrevocable and is a power coupled with an interest and shall survive and not be affected by the subsequent death, disability, incapacity, dissolution, termination of existence or bankruptcy of, or any other event concerning, a Limited Partner.

ARTICLE XVI

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 16.1 Right to Acquire Limited Partner Interests.

(a) Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General

Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three Business Days prior to the date that the notice described in Section 16.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 16.1(b) is mailed.

(b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 16.1(a), the General Partner shall deliver to the applicable Transfer Agent or exchange agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent or exchange agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner), together with such information as may be required by law, rule or regulation, at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be filed and distributed as may be required by the Commission or any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 16.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests, in the case of Limited Partner Interests evidenced by Certificates, or instructions agreeing to such redemption in exchange for payment, at such office or offices of the Transfer Agent or exchange agent as the Transfer Agent or exchange agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at such Record Holder’s address as reflected in the Partnership Register shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent or exchange agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 16.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate or redemption instructions shall not have been surrendered for purchase or provided, respectively, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Article IV, Article V, Article VI and Article XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 16.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent or exchange agent of the Certificates representing such Limited Partner Interests, in the case of Limited Partner Interests evidenced by Certificates, or instructions agreeing to such redemption, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the Partnership Register, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the Record Holder of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the Record Holder of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Article IV, Article V, Article VI and Article XII).

(c) In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 16.1 may surrender such holder’s Certificate evidencing such Limited Partner Interest to the Transfer Agent or exchange agent in exchange for payment of the amount described in Section 16.1(a) therefor, without interest thereon, in accordance with procedures set forth by the General Partner.

ARTICLE XVII

GENERAL PROVISIONS

Section 17.1 Addresses and Notices; Written Communications.

(a) Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Except as otherwise provided herein, any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at such Record Holder’s address as shown in the Partnership Register, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 17.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing in the Partnership Register is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in such Record Holder’s address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b) The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of email and other forms of electronic communication.

Section 17.2 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 17.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 17.4 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 17.5 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 17.6 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 17.7 Third-Party Beneficiaries. Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

Section 17.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(a) or Section 10.1(b) without execution hereof.

Section 17.9 Applicable Law; Forum; Venue and Jurisdiction; Attorneys’ Fee; Waiver of Trial by Jury.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b) Each of the Partners and each Person or Group holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a duty (including any fiduciary duty) owed by any director, officer or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims; provided, however, that any claims, suits, actions or proceedings over which the Court of Chancery of the State of Delaware does not have jurisdiction shall be brought in any other court in the State of Delaware having jurisdiction;

(ii) irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware in connection with any such claim, suit, action or proceeding;

(iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the courts of the State of Delaware or of any other court to which proceedings in the courts of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum or (C) the venue of such claim, suit, action or proceeding is improper;

(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding;

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, however, that nothing in this clause (v) shall affect or limit any right to serve process in any other manner permitted by law;

(vi) agrees that if such Partner, Person or Group does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought in any such claim, suit, action or proceeding sought by such Partner, Person or Group, then such Partner, Person or Group shall be obligated to reimburse the Partnership and its Affiliates for all fees, costs and expenses of every kind and description, including but not limited to all reasonable attorneys’ fees and other litigation expenses, that the Partnership and its Affiliates may incur in connection with such claim, suit, action or proceeding; and

(vii) IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING.

Section 17.10 Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby, and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision and/or part of a provision shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 17.11 Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 17.12 Facsimile and Email Signatures. The use of facsimile signatures and signatures delivered by email in portable document format (.pdf) or other similar electronic format affixed in the name and on behalf of the Transfer Agent on Certificates representing Common Units is expressly permitted by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

HOWARD MIDSTREAM GP, LLC

By:

Name:
Title:

ORGANIZATIONAL LIMITED PARTNER:

HOWARD MIDSTREAM ENERGY PARTNERS, LLC

By:

Name:
Title:

Signature Page to First Amended and Restated Agreement of

Limited Partnership of Howard Midstream Partners, LP

EXHIBIT A

to the First Amended and Restated

Agreement of Limited Partnership of

Howard Midstream Partners, LP

Certificate Evidencing Common Units

Representing Limited Partner Interests in

Howard Midstream Partners, LP

No. Common Units

In accordance with Section 4.1 of the First Amended and Restated Agreement of Limited Partnership of Howard Midstream Partners, LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), Howard Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), hereby certifies that              (the “Holder”) is the registered owner of Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable in the records of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 16211 La Cantera Parkway, Suite 202, San Antonio, Texas 78256. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF HOWARD MIDSTREAM PARTNERS, LP THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF HOWARD MIDSTREAM PARTNERS, LP UNDER THE LAWS OF THE STATE OF DELAWARE OR (C) EXCEPT IN CONNECTION WITH ANY ACTION TAKEN BY THE GENERAL PARTNER UNDER SECTION 15.1 OF THE PARTNERSHIP AGREEMENT, CAUSE HOWARD MIDSTREAM PARTNERS, LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). THE GENERAL PARTNER OF HOWARD MIDSTREAM PARTNERS, LP MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO (A) AVOID A SIGNIFICANT RISK OF HOWARD MIDSTREAM PARTNERS, LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED) OR (B) PRESERVE THE UNIFORMITY OF THE LIMITED PARTNER INTERESTS IN HOWARD MIDSTREAM PARTNERS, LP (OR ANY CLASS OR CLASSES THEREOF). THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL EXECUTIVE OFFICES OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement and (iii) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

Dated:	HOWARD MIDSTREAM PARTNERS, LP

	By:	HOWARD MIDSTREAM GP, LLC,
its general partner

By:

By:

Countersigned and Registered by:

[ ]

as Transfer Agent

By:
Authorized Signature

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM —	as tenants in common

TEN ENT —	as tenants by the entireties

JT TEN —	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT/ TRANSFERS MIN ACT —	under Uniform Gifts/Transfers to CD Minors Act

(Cust) —	Custodian

(Minor)

(State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS OF

HOWARD MIDSTREAM PARTNERS, LP

FOR VALUE RECEIVED,                      hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                      as its attorney-in-fact with full power of substitution to transfer the same in the records of Howard Midstream Partners, LP.

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

(Signature)

(Signature)

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15

No transfer of the Common Units evidenced hereby will be registered in the records of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.

APPENDIX B GLOSSARY OF TERMS

Bbl or barrel: One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to crude oil, NGLs or other liquid hydrocarbons.

Bbl/d: Bbl per day.

BBoe: One billion barrels of oil equivalent.

Bcf: Billion cubic feet.

Bcf/d: Bcf per day.

Bcfe: One billion cubic feet of natural gas equivalent with one barrel of crude oil or NGLs converted to six thousand cubic feet of natural gas.

BTU: British thermal units.

condensate: A natural gas liquid with a low vapor pressure, mainly composed of propane, butane, pentane and heavier hydrocarbon fractions.

CPI: The Consumer Price Index – All Urban Customers.

Estimated Ultimate Recovery or EUR: The sum of reserves remaining as of a given date and cumulative production as of that date.

field: The general area encompassed by one or more crude oil or natural gas reservoirs or pools that are located on a single geologic feature, that are otherwise closely related to the same geologic feature (either structural or stratigraphic).

hydrocarbon: An organic compound containing only carbon and hydrogen.

Lean Gas: Natural gas that is primarily methane without NGLs.

LNG: Liquefied natural gas, a product of natural gas consisting primarily of methane (CH4) that is in liquid form at near atmospheric pressure.

MBbl: one thousand barrels.

MBbl/d: MBbl per day.

MBoe: One thousand barrels of oil equivalent with 6,000 cubic feet of natural gas being equivalent to one barrel of oil.

MBoe/d: MBoe per day.

Mcf: One thousand cubic feet.

Mcf/d: Mcf per day.

MMBbl: One million barrels.

MMBtu: One million British thermal units.

B-1

MMcf/d: One million cubic feet per day.

natural gas: Hydrocarbon gas found in the earth, composed of methane, ethane, butane, propane and other gases.

NGLs: Natural gas liquids, which consist primarily of ethane, propane, isobutane, normal butane and natural gasoline.

Off-spec: Condensate or NGL products which do not pass the specifications required for the product to be transported on a pipeline transporting raw NGL mix. Failure to meet pipeline specifications can be due to water content, corrosive content or product color.

On-spec: Condensate or NGL products which pass the specifications required for the product to be transported on a pipeline transporting raw NGL mix.

Rich gas: Natural gas having higher concentrations of NGLs and a higher heating value than lean gas.

Tcf: Trillion cubic feet.

throughput: The volume of product transported or passing through a pipeline, plant, terminal or other facility.

B-2

Howard Midstream Partners, LP

Common Units

Representing Limited Partner Interests

Prospectus

                    , 2017

Barclays

RBC Capital Markets

Tudor, Pickering, Holt & Co.

BofA Merrill Lynch

Citigroup

MUFG

SunTrust Robinson Humphrey

Wells Fargo Securities

Capital One Securities

ING

Stifel

Through and including                     , 2017 (the 25th day after the date of this prospectus), federal securities laws may require all dealers that effect transactions in these securities, whether or not participating in this offering, to deliver a prospectus. This requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Part II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

Set forth below are the expenses (other than underwriting discounts and commissions and the structuring fee) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the FINRA filing fee and the NYSE listing fee, the amounts set forth below are estimates.

SEC registration fee		$23,180
FINRA filing fee		29,850
NYSE listing fee			*
Printing and engraving expenses			*
Fees and expenses of legal counsel			*
Accounting fees and expenses			*
Transfer agent and registrar fees			*
Miscellaneous			*

Total	$		*

*	To be filed by amendment

Item 14. Indemnification of Directors and Officers

The section of the prospectus entitled “Our Partnership Agreement—Indemnification” discloses that we will generally indemnify officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Reference is also made to the underwriting agreement to be filed as an exhibit to this registration statement in which Howard Midstream Partners, LP and certain of its affiliates will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that may be required to be made in respect of these liabilities. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

Item 15. Recent Sales of Unregistered Securities

On November 2, 2016, in connection with the formation of the partnership, Howard Midstream Partners, LP issued to (i) Howard Midstream GP, LLC a non-economic general partner interest in the partnership and (ii) our sponsor a 100% limited partner interest in the partnership for $2,000 in an offering exempt from registration under Section 4(2) of the Securities Act. There have been no other sales of unregistered securities within the past three years.

Item 16. Exhibits

The following documents are filed as exhibits to this registration statement:

Exhibit number	Description

1.1	Form of Underwriting Agreement (including form of Lock-Up Agreement)

3.1	Certificate of Limited Partnership of Howard Midstream Partners, LP

3.2	Certificate of Amendment to the Certificate of Limited Partnership of Howard Midstream Partners, LP

3.3	Form of First Amended and Restated Agreement of Limited Partnership of Howard Midstream Partners, LP (included as Appendix A to the prospectus included in this Registration Statement)

3.4	Certificate of Amendment to the Certificate of Limited Partnership of Howard Midstream Partners, LP

5.1	Form of Opinion of Latham & Watkins LLP as to the legality of the securities being registered

8.1	Form of Opinion of Latham & Watkins LLP relating to tax matters

10.1	Form of Contribution, Conveyance and Assumption Agreement

10.2#	Form of Howard Midstream Partners, LP 2017 Long-Term Incentive Plan

10.3	Form of Omnibus Agreement

10.4	Form of Revolving Credit Facility

10.5	Form of Agreement of Limited Partnership of Howard Midstream OpCo, LP

10.6#	Form of Phantom Unit Award Agreement

21.1	List of Subsidiaries of Howard Midstream Partners, LP

23.1	Consent of Grant Thornton LLP

23.2	Consent of Grant Thornton LLP

23.3	Consent of Grant Thornton LLP

23.4	Consent of PricewaterhouseCoopers LLP

23.5	Consent of Wood Mackenzie Inc.

23.6	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

23.7	Consent of Latham & Watkins LLP (contained in Exhibit 8.1)

23.8	Consent of Director Nominee (Ivey)

24.1	Powers of Attorney (contained on the signature page to this Registration Statement)

#	Compensatory plan, contract or arrangement.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that,

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(c) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(d) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(e) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant undertakes to send to each common unitholder, at least on an annual basis, a detailed statement of any transactions with Howard Midstream GP, LLC, our general partner, or its affiliates and of fees, commissions, compensation and other benefits paid, or accrued to Howard Midstream GP, LLC or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the common unitholders the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on September 12, 2017.

Howard Midstream Partners, LP

By: Howard Midstream GP, LLC, its General Partner

By:	/s/ J. Michael Howard
J. Michael Howard
Chief Executive Officer

Each person whose signature appears below appoints Brett E. Braden and Scott W. Archer, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ J. Michael Howard J. Michael Howard	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	September 12, 2017

/s/ C. Bradley Bynum C. Bradley Bynum	Director and President	September 12, 2017

/s/ Scott W. Archer Scott W. Archer	Director, Senior Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	September 12, 2017

/s/ David N. Perl David N. Perl	Director	September 12, 2017

/s/ Alexander W.F. Black Alexander W.F. Black	Director	September 12, 2017

/s/ James M. Metcalfe James M. Metcalfe	Director	September 12, 2017

Exhibit Index

Exhibit number	Description

1.1	Form of Underwriting Agreement (including form of Lock-Up Agreement)

3.1	Certificate of Limited Partnership of Howard Midstream Partners, LP

3.2	Certificate of Amendment to the Certificate of Limited Partnership of Howard Midstream Partners, LP

3.3	Form of First Amended and Restated Agreement of Limited Partnership of Howard Midstream Partners, LP (included as Appendix A to the prospectus included in this Registration Statement)

3.4	Certificate of Amendment to the Certificate of Limited Partnership of Howard Midstream Partners, LP

5.1	Form of Opinion of Latham & Watkins LLP as to the legality of the securities being registered

8.1	Form of Opinion of Latham & Watkins LLP relating to tax matters

10.1	Form of Contribution, Conveyance and Assumption Agreement

10.2#	Form of Howard Midstream Partners, LP 2017 Long-Term Incentive Plan

10.3	Form of Omnibus Agreement

10.4	Form of Revolving Credit Facility

10.5	Form of Agreement of Limited Partnership of Howard Midstream OpCo, LP

10.6#	Form of Phantom Unit Award Agreement

21.1	List of Subsidiaries of Howard Midstream Partners, LP

23.1	Consent of Grant Thornton LLP

23.2	Consent of Grant Thornton LLP

23.3	Consent of Grant Thornton LLP

23.4	Consent of PricewaterhouseCoopers LLP

23.5	Consent of Wood Mackenzie Inc.

23.6	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

23.7	Consent of Latham & Watkins LLP (contained in Exhibit 8.1)

23.8	Consent of Director Nominee (Ivey)

24.1	Powers of Attorney (contained on the signature page to this Registration Statement)

#	Compensatory plan, contract or arrangement.